                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                             PRISM SOLUTIONS, INC.
                (Name of Registrant as Specified In Its Charter)


                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[ ] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                                  [PRISM LOGO]

                   MERGER PROPOSED -- YOUR VOTE IS IMPORTANT

Dear Stockholder:

     The boards of directors of Prism Solutions, Inc. and Ardent Software, Inc. have agreed to a merger of their companies because they believe the resulting combination will create an opportunity to achieve significant operating synergies and better exploit the individual companies' complementary products in the data warehouse market. The merger agreement provides that Prism will become a wholly owned subsidiary of Ardent. The combined company will be headquartered in Westboro, Massachusetts.

     If the merger is completed, Prism stockholders will receive 0.13124 of a share of Ardent common stock in exchange for each share of Prism common stock that they own. The shares of Ardent stock to be issued to Prism stockholders will represent approximately 15.7% of the outstanding stock of Ardent after the merger, with the remainder being held by Ardent's existing stockholders. In addition, each outstanding option to purchase Prism common stock will be converted into the right to purchase Ardent common stock based on the same
0.13124 exchange ratio.

     The merger cannot be completed unless Prism's stockholders adopt the merger agreement. Prism has scheduled a special meeting of its stockholders to vote on the merger. We encourage you to exercise your voting rights. However, several significant stockholders of Prism, representing approximately 54% of the outstanding common stock, have agreed to vote their shares in favor of the merger. Therefore, regardless of other votes, the adoption of the merger agreement is assured.

     THE BOARD OF DIRECTORS OF PRISM HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF ITS STOCKHOLDERS AND RECOMMENDS THAT ITS STOCKHOLDERS VOTE IN FAVOR OF ADOPTING THE MERGER AGREEMENT.

     If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you do not return your proxy card, the effect in most cases will be a vote against the merger.

     The date, time and place of the meeting is as follows:

    April 26, 1999
    10:00 a.m.
    Prism Solutions, Inc.
    1000 Hamlin Court
    Sunnyvale, CA 94089

     This proxy statement/prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully.
/s/ Warren M. Weiss
Warren M. Weiss
President and Chief Executive Officer

     THE MERGER INVOLVES RISKS TO PRISM STOCKHOLDERS. SEE "RISK FACTORS," BEGINNING ON PAGE 12.

     Neither the Securities and Exchange Commission nor any state securities regulators have approved the Ardent common stock to be issued under this proxy statement/prospectus or determined whether this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

     This proxy statement/prospectus is dated April 5, 1999 and is first being mailed to stockholders on or about April 5, 1999.

                             PRISM SOLUTIONS, INC.
                               1000 HAMLIN COURT
                              SUNNYVALE, CA 94089
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 26, 1999
                            ------------------------

To Our Stockholders:

     A special meeting of stockholders of Prism Solutions, Inc. will be held at the offices of Prism located at 1000 Hamlin Court, Sunnyvale, CA 94089, on April 26, 1999, commencing at 10:00 a.m., local time, for the following purposes:

          1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger and Reorganization dated as of November 19, 1998 between Ardent Software, Inc., a Delaware corporation, and Prism. Adoption of the merger agreement and its implementation would effect the following actions, among other matters:

             (a) a wholly owned subsidiary of Ardent will be merged into Prism, resulting in Prism becoming a wholly owned subsidiary of Ardent,

             (b) each share of Prism common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive, and become exchangeable for, 0.13124 of a share of Ardent common stock, and

             (c) each outstanding option to purchase Prism common stock will become an option to purchase Ardent common stock based on the same exchange ratio.

          2. To transact such other business as may properly come before the meeting.

     Stockholders of record as of the close of business on March 19, 1999 will be entitled to vote at the meeting and any adjournment or postponement of it.

     The merger and other important matters are explained in this proxy statement/prospectus, which you are urged to read carefully. A copy of the merger agreement is attached as Annex I.

                                          By order of the board of directors,

                                          Earl C. Charles
                                          Chief Financial Officer and Secretary

Sunnyvale, California
April 5, 1999

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE FILL IN, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              -----
Questions and Answers About the Ardent/Prism Merger.........    iii
Additional Questions and Answers About the Merger for Prism
  Employees.................................................     iv
Who Can Help Answer Your Questions..........................     iv
Summary.....................................................      1
  The Companies.............................................      1
  Prism Stockholders' Meeting...............................      1
  Prism's Recommendations to Stockholders...................      1
  Record Date; Voting Power.................................      2
  Prism Vote Required.......................................      2
  The Merger................................................      3
  Summary Historical Financial Data -- Preamble.............      6
  Summary Historical Financial Data of Ardent...............      6
  Summary Historical Financial Data of Prism................      7
  Summary Unaudited Pro Forma Financial Data................      8
  Comparative Per Share Data................................      9
  Market Price Information..................................     10
Risk Factors................................................     12
The Prism Special Meeting...................................     16
  Purpose of the Meeting....................................     16
  Voting Rights.............................................     16
  Independent Accountants...................................     17
The Proposed Merger.........................................     18
  Summary...................................................     18
  Background of the Merger..................................     19
  Recommendation of the Prism Board and Reasons for the
     Merger.................................................     21
  Ardent Board's Reasons for the Merger.....................     23
  Opinion of Financial Advisor -- FAC/Equities..............     23
  Interests of Executive Officers and Directors of Prism in
     the Merger.............................................     28
  The Merger Agreement......................................     29
  Nondisclosure Agreement...................................     34
  Stockholder Support Agreement.............................     34
  Regulatory Filings and Approvals..........................     34
  Accounting Treatment of the Merger........................     35
  Listing of New Shares of Ardent Common Stock on The Nasdaq
     Stock Market...........................................     35
Federal Income Tax Considerations...........................     35
  Federal Income Tax Consequences to Prism Stockholders.....     35
  Federal Income Tax Consequences to Prism and Ardent.......     37
  Other Tax Issues..........................................     37
Unaudited Pro Forma Condensed Combining Financial
  Statements................................................     38
The Business of Ardent......................................     43
Selected Consolidated Historical Financial Data of Ardent...     49
Ardent Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................     50
Ownership of Ardent Capital Stock...........................     62
The Business of Prism.......................................     64
Selected Consolidated Historical Financial Data of Prism....     70
Prism Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................     71

                                                              PAGE
                                                              -----
Ownership of Prism Capital Stock............................     77
Relationships and Related Transactions of Prism.............     79
Management of Ardent Following the Merger...................     80
Ardent Executive Officer Compensation.......................     82
Pro Forma Ownership of Ardent Capital Stock.................     84
Comparison of Rights of Holders of Prism Common Stock and
  Ardent Common Stock.......................................     86
Legal Matters...............................................     87
Experts.....................................................     87
Expenses of Solicitation....................................     87
Other Matters...............................................     87
Where You Can Find More Information.........................     88
Financial Information of Ardent and Subsidiaries............    F-1
Financial Information of Prism and Subsidiaries.............   F-28
Annex I:  Agreement and Plan of Merger and Reorganization
  dated as of November 19, 1998.............................    I-1
Annex II: Fairness Opinion of FAC/Equities..................   II-1

              QUESTIONS AND ANSWERS ABOUT THE ARDENT/PRISM MERGER

Q:   WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A: Our companies are proposing to merge because we believe the resulting combination will create an opportunity to achieve significant operating synergies and better exploit the individual companies' complementary products in the data warehouse market.

Q:   WHAT WILL I RECEIVE IN THE MERGER?

A: Prism stockholders will receive 0.13124 of a share of Ardent common stock in exchange for each share of Prism common stock they own. Ardent will not issue fractional shares. Prism stockholders who would otherwise be entitled to receive a fractional share will instead receive cash based on the market value of the fractional share of Ardent stock. Each share of Ardent common stock currently outstanding will be unaffected by the merger.

Example:

     If you currently own 100 shares of Prism common stock, then after the merger you will be entitled to receive 13 shares of Ardent common stock and a check for the market value of the 0.124 fractional share.

     Although the ratio of Ardent shares to which you are entitled for your Prism shares will not change, the dollar value of the shares you receive in the exchange will vary depending on the price of Ardent shares at the completion of the merger.

Example:

     As stated in the previous example, if you own 100 shares of Prism common stock, you would be entitled to receive 13 shares of Ardent common stock and a check for the residual fractional amount. If the trading price of Ardent's common stock at the time of the merger is $15 per share, your 13 new Ardent shares will be worth $195. If the trading price of Ardent's common stock at the time of the merger instead is $12 per share, you will still be entitled to receive 13 new Ardent shares, but they will then be worth $156.

Q:   WHAT DO I NEED TO DO NOW?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares will be counted at the special meeting of Prism's stockholders.

Q:   DOES PRISM'S BOARD RECOMMEND VOTING IN FAVOR OF THE MERGER?

A: Yes. The board of directors of Prism unanimously recommends voting in favor of the adoption of the merger agreement.

Q:   IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, HOW DO I VOTE MY
     SHARES?

A: Your broker should have forwarded this proxy statement/prospectus and instructions on how to vote your shares. Your broker will vote your shares only if you provide the broker with instructions as to how to vote your shares. If you do not instruct your broker to vote your shares, your shares will not be voted. You should follow the directions provided by your broker regarding how to vote your shares.

Q:   CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this three different ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Prism stockholders choosing either of these options should send their revocation letter or new proxy card to the Prism corporate secretary at the address provided on page iv. The third way you may change your vote is to attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions provided by your broker to change those instructions.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, Ardent's exchange agent will send Prism stockholders written instructions for exchanging their share certificates.

Q:   WHEN WILL I RECEIVE MY ARDENT SHARES?

A: If the stockholders of Prism vote to adopt the merger agreement at its special meeting on April 26, 1999, we expect the merger will be completed on that date. Upon the completion of the merger, Ardent's exchange agent will send Prism stockholders written instructions for exchanging their share certificates.

     ADDITIONAL QUESTIONS AND ANSWERS ABOUT THE MERGER FOR PRISM EMPLOYEES

Q:   WHAT WILL HAPPEN TO STOCK OPTIONS HELD BY PRISM EMPLOYEES?

A: The outstanding options will become options to purchase Ardent common stock, at the same 0.13124 exchange ratio that applies to Prism common stock. Thus, for each share of Prism common stock on which you have an option, you will receive an option to purchase 0.13124 shares of Ardent common stock, rounded down to the nearest whole share. In addition, the exercise price per share will be adjusted by dividing the current exercise price by 0.13124.

Example:

     An option to purchase 1,000 shares of Prism common stock at an exercise price of $3.00 per share will convert to an option to purchase 131 shares of Ardent common stock (1,000 x 0.13124) at an exercise price of $22.86 per share ($3.00/0.13124).

Q: MAY I EXERCISE STOCK OPTIONS AND SELL PRISM COMMON STOCK BETWEEN NOW AND THE COMPLETION OF THE MERGER?

A: Yes, subject to the timing limitations included in the Prism insider trading policy, the restrictions on repriced stock options and limitations on trading under the federal securities laws.

Q:   WHAT WILL HAPPEN TO PRISM'S EMPLOYEE STOCK PURCHASE PLAN?

A: The current payment period under the Prism Employee Stock Purchase Plan will continue after the merger until its scheduled termination on July 30, 1999. The funds that are accumulated through payroll deductions up until that time will be applied to purchase shares of Ardent common stock. Under the provisions of the plan, participants whose employment terminates prior to the end of the payment period under the plan will not have the right to purchase shares and will be repaid all payroll deductions that have been taken.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

     If you have more questions about the merger or would like additional copies of this proxy statement/ prospectus, you should contact:

     Prism Solutions, Inc.
     1000 Hamlin Court
     Sunnyvale, CA 94089
     Attention: Corporate Secretary
     (408) 752-1888

                                    SUMMARY

     This summary only highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 88.

                                 THE COMPANIES

ARDENT SOFTWARE, INC.
50 Washington Street
Westboro, MA 01581-1021
(508) 366-3888

     Ardent designs, develops, markets and supports computer software and services for developing, deploying and maintaining business applications and data warehouse solutions. Its primary products are as follows:

          1. Data warehouse products which allow users to extract and organize data from different database management systems, and

          2. Database management systems which allow users to build and run business software applications.

     Ardent products are employed by over two million users worldwide.

PRISM SOLUTIONS, INC.
1000 Hamlin Court
Sunnyvale, CA 94089
(408) 752-1888

     Prism designs, develops, markets and supports data warehouse management software that assists its customers in implementing data warehouse applications at the enterprise or department level. Prism's products are delivered through an information architecture of data warehouses, data marts, and/or operational data stores. Prism's primary products are the Prism(R) Warehouse Executive(TM) and the Prism Warehouse Directory(TM).

                            ------------------------

                     PRISM STOCKHOLDERS' MEETING (PAGE 16)

THE PRISM SPECIAL MEETING

     The Prism special meeting will be held at Prism's offices at 1000 Hamlin Court, Sunnyvale, CA 94089, at 10:00 a.m., local time, on April 26, 1999. At the Prism special meeting, Prism stockholders will be asked to adopt the merger agreement.

                     PRISM'S RECOMMENDATION TO STOCKHOLDERS

     The Prism board believes that the merger is fair to you and in your best interest and unanimously recommends that you vote FOR the proposal to adopt the merger agreement. For more information on why the Prism board recommends the merger and possible conflicts of interest of the Prism directors, see pages 21 and 28, respectively.

                           RECORD DATE; VOTING POWER

     You are entitled to vote at the special meeting if you owned shares of Prism as of the close of business on March 19, 1999, which is the record date.

     On the record date, there were 18,772,256 shares of Prism common stock entitled to vote at the Prism special meeting. Prism stockholders will have one vote for each share of Prism common stock they owned on the record date.

                              PRISM VOTE REQUIRED

     In order to approve the merger, a majority of the outstanding shares of Prism common stock must vote in favor of adopting the merger agreement. Several Prism stockholders, which together hold a total of 10,247,554 shares of Prism common stock, representing over 54% of the outstanding shares of Prism common stock, have agreed to vote their shares in favor of the merger. Accordingly, adoption of the merger agreement by Prism stockholders is assured. For more information on the Prism special meeting, see page 16. No vote of the Ardent stockholders is required.

                                   THE MERGER

     THE MERGER AGREEMENT IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX I. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT CAREFULLY, AS IT IS THE LEGAL DOCUMENT WHICH GOVERNS THE MERGER OF ARDENT AND PRISM.

OWNERSHIP OF ARDENT FOLLOWING THE MERGER

     Immediately following the merger, former Prism stockholders will own approximately 15.7% of the combined company.

MANAGEMENT AND BOARD OF DIRECTORS OF ARDENT FOLLOWING THE MERGER (PAGE 80)

     If the merger is completed, the current directors and executive officers of Ardent will continue to be the directors and executive officers of Ardent. None of the Prism directors will serve as a director of Ardent after the merger.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF PRISM IN THE MERGER (PAGE 28)

     In considering the Prism board's recommendation that you vote in favor of the merger, you should be aware that officers of Prism have benefits that provide them with interests in the merger that are different from the interests of Prism stockholders. Please refer to pages 28 and 29 for more information.

CONDITIONS TO THE MERGER (PAGE 32)

     The completion of the merger depends upon meeting a number of conditions, including the following:

- Prism's stockholders shall have voted in favor of the merger;

- at the closing, the representations and warranties of each of Ardent and Prism shall be true in all material respects and each of the companies shall have performed their covenants in the merger agreement;

- there shall have been no governmental action which prohibits the merger or limits the rights of Ardent because of the merger; and

- each company has received letters from their respective legal counsel regarding significant possible federal income tax consequences of the merger.

     Each of the conditions to the merger may be waived by the company entitled to assert the condition.

TERMINATION OF THE MERGER AGREEMENT (PAGE 32)

     Prism and Ardent can mutually agree to terminate the merger agreement without completing the merger, and either of them can terminate the merger agreement if any of the following events occur:

- the merger is not completed by April 30, 1999;

- a court or other governmental authority permanently prohibits the merger;

- the stockholders of Prism do not approve the merger;

- the other company breaches or fails to comply with any of its material representations or warranties or obligations under the merger agreement, unless (1) such breach or failure to comply can be cured prior to April 30, 1999 and (2) the other company continues to use its reasonable efforts to remedy such breach or failure to comply; or

- the board of directors of Prism

     - withdraws or modifies in any adverse manner its recommendation of the merger;

     - fails to reconfirm its recommendation upon written request from Ardent after it receives a proposal to be acquired by a third party;

     - recommends an alternative transaction;

     - approves or recommends any tender offer for shares of its capital stock by a third party; or

     - fails to hold its special stockholder meeting by April 30, 1999.

TERMINATION FEES (PAGE 33)

     The merger agreement requires Prism to pay Ardent a termination fee of $5 million if the merger agreement terminates under one of the following circumstances:

- Prism or Ardent terminates the merger agreement because the Prism stockholders fail to adopt the merger agreement after the announcement of an alternative transaction for the sale of Prism and Prism agrees to or completes that alternative transaction within 18 months;

- Ardent terminates the merger agreement because the Prism board failed, in one of several ways, to promote or support the merger with Ardent or favors a similar transaction with another company; or

- Prism or Ardent terminates the merger agreement because the Prism stockholders fail to adopt the merger agreement.

     Please refer to page 33 for a more detailed explanation of these termination circumstances or refer to the merger agreement attached as Annex I.

WHEN THE MERGER TAKES EFFECT (PAGE 18)

     The merger will become effective when all necessary documentation has been filed in Delaware. Ardent plans on filing these documents immediately after the satisfaction or waiver of the conditions to the merger.

EXCHANGE OF STOCK CERTIFICATES (PAGE 18)

     After completion of the merger, Prism stockholders will no longer have any rights as Prism stockholders. Prism stockholders who turn in their Prism stock certificates will receive Ardent stock certificates from the exchange agent as quickly as is feasible.

OPINION OF FINANCIAL ADVISOR (PAGE 23)

     In deciding to approve the merger, the Prism board considered the opinion of FAC/Equities, its financial advisor, as to the fairness to the Prism stockholders from a financial point of view of the consideration to be paid to the Prism stockholders. The fee payable to FAC/Equities is not contingent upon completion of the merger. FAC/ Equities' opinion is attached as Annex II to this proxy statement/prospectus, and we encourage you to read it.

COMPARISON OF RIGHTS UNDER APPLICABLE LAWS (PAGE 86)
     Each company is organized in the State of Delaware. Therefore, the rights of each company's stockholders under Delaware law are the same. After the merger, however, the rights of Prism stockholders will be governed by Ardent's certificate of incorporation and bylaws. There are important differences between Ardent's and Prism's governing documents of which you should be aware.

ACCOUNTING TREATMENT (PAGE 35)

     We intend to account for the merger as a purchase transaction. This means that for financial accounting purposes Ardent will allocate the value of the shares it is issuing to the fair value of the assets of Prism, including goodwill and other intangible assets. Ardent anticipates that the value it will allocate to goodwill and other intangible assets will be approximately $34 million. This amount will be amortized over the next 3 to 10 years, depending on the particular asset. This amortization will reduce Ardent's earnings during those years.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 35)

     We have structured the merger so that Ardent, Prism and their stockholders should not recognize any gain or loss for federal income tax purposes as a result of the merger, except for taxes on cash received by Prism stockholders for fractional shares.

     TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

APPRAISAL RIGHTS

     Under Delaware law, Prism stockholders have no right to an appraisal of the value of their shares in connection with the merger.

LISTING OF ARDENT COMMON STOCK (PAGE 35)

     Prior to the merger, Ardent will obtain approval to have the shares of Ardent stock to be issued in the merger listed on The Nasdaq Stock Market.

TRADEMARKS

     UniData, DataStage, RedBack, and the O2 System are registered trademarks and Ardent, UniVerse and wIntegrate are trademarks of Ardent. Prism and Iterations are registered trademarks and Prism Executive Suite, Prism Warehouse Executive, Prism Warehouse Directory, Prism Quality Manager, Prism Schedule Manager, Prism Web Access, FastLoad, FastUpdate, Changed Data Capture and Campaign Advisor are trademarks of Prism.

                       SUMMARY HISTORICAL FINANCIAL DATA

     Ardent and Prism are providing the following financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the historical financial statements and related notes contained elsewhere in this proxy statement/ prospectus and in the annual reports and other information that Ardent and Prism have filed with the SEC. See "Where You Can Find More Information" on page 88.

     Each of Ardent and Prism prepares its financial statements on the basis of a fiscal year ending on December 31. The financial data of Ardent for each of the five years ended December 31, 1998 are derived from consolidated financial statements of Ardent audited by Deloitte & Touche LLP. The financial data of Prism for each of the five years ended December 31, 1998 are derived from consolidated financial statements of Prism audited by PricewaterhouseCoopers LLP.

     Ardent's financial information reflects the effects of recent acquisitions, non-recurring charges, extraordinary losses and a renegotiation of its primary headquarters lease. Prism's financial information also reflects several recent acquisitions. For more details in each case, please refer to each company's complete financial statements and the related notes beginning on page F-1 of this proxy statement/prospectus.

                  SUMMARY HISTORICAL FINANCIAL DATA OF ARDENT
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    YEAR ENDED DECEMBER 31,
                                                       --------------------------------------------------
                                                         1998       1997       1996      1995      1994
                                                       --------   --------   --------   -------   -------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue..............................................  $119,260   $102,728   $110,499   $92,721   $81,888
Other charges........................................    14,895      3,642     12,758     7,381     5,562
Income (loss) from operations........................     4,578     (5,788)    (7,615)   (3,019)    2,525
Income (loss) before extraordinary item..............     1,637     (8,921)    (7,611)   (2,626)     (148)
Net income (loss)....................................     1,637     (8,921)    (9,993)   (2,626)     (148)
Diluted income (loss) per share:
  Income (loss) before extraordinary item............  $   0.10   $  (0.65)  $  (0.58)  $ (0.21)  $ (0.01)
  Net income (loss)..................................      0.10      (0.65)     (0.76)    (0.21)    (0.01)
  Shares used in calculation.........................    16,724     13,751     13,071    12,623    12,474
CONSOLIDATED BALANCE SHEET DATA:
Cash and short-term investments......................  $ 24,167   $ 24,155   $ 15,545   $12,654   $16,293
Working capital......................................    13,087     12,531     18,314    18,873    24,800
Total assets.........................................    82,804     94,043     94,516    79,833    78,779
Total long-term liabilities..........................        --     21,190     21,704    12,085    12,091
Stockholders' equity.................................    43,790     32,082     35,851    41,134    41,983

                   SUMMARY HISTORICAL FINANCIAL DATA OF PRISM
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        YEAR ENDED DECEMBER 31,
                                                           -------------------------------------------------
                                                             1998       1997      1996      1995      1994
                                                           --------   --------   -------   -------   -------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue..................................................  $ 52,090   $ 51,391   $36,167   $21,401   $ 8,227
Other charges............................................        --      8,558        --        --        --
Loss from operations.....................................   (18,785)   (17,445)   (3,848)   (2,957)   (2,497)
Net loss.................................................   (18,651)   (16,184)   (2,437)   (2,914)   (2,538)
Basic and diluted net loss per share:....................  $  (1.01)  $  (0.94)  $ (0.17)  $ (0.45)  $ (0.90)
  Shares used in calculation.............................    18,485     17,291    14,640     6,467     2,814
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents and short-term investments.....  $  5,069   $ 21,706   $34,915   $ 2,068   $ 3,205
Working capital..........................................     5,420     22,252    35,562     1,355     3,247
Total assets.............................................    21,512     43,185    48,894    12,487     7,257
Total long-term liabilities..............................       329        364       193       438        --
Stockholders' equity.....................................    10,566     27,604    38,022     2,767     3,623

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Ardent and Prism intend that the merger be accounted for as a purchase transaction, which means that Ardent will allocate the value of the stock it is issuing to the assets acquired for financial accounting purposes in accordance with generally accepted accounting principles. For a more detailed description of purchase transactions, see "The Proposed Merger -- Accounting Treatment of the Merger" at page 35. Ardent and Prism have presented below the summary unaudited pro forma financial data that reflects the purchase method of accounting.

     Each of Ardent and Prism prepares its financial statements on the basis of a fiscal year ending on December 31. The unaudited pro forma financial statement data below combines Ardent's and Prism's respective audited results of operations for their fiscal year ended December 31, 1998, giving effect to the merger as if it had occurred as of January 1, 1998. The pro forma balance sheet data combines Ardent's and Prism's unaudited financial positions as of December 31, 1998 and gives effect to the acquisition of Prism as if it occurred on December 31, 1998.

     The unaudited pro forma condensed combined financial data set forth below does not purport to represent what the consolidated results of operations or financial position of Ardent would actually have been if the Prism acquisition had in fact occurred on such dates or to project the future consolidated results of operations or financial condition of Ardent. See "Unaudited Pro Forma Condensed Combining Financial Statements" on page 38.

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                    1998
                                                                ------------
STATEMENT OF OPERATIONS:
Revenue.....................................................      $166,191
Other charges...............................................        14,895
Loss from operations........................................       (19,034)
Net loss....................................................       (21,511)
Basic loss per share........................................      $  (1.25)
Basic shares used in calculation............................        17,216

BALANCE SHEET:
Cash and short-term investments.............................      $ 29,236
Working capital.............................................        18,871
Total assets................................................       145,972
Total long-term liabilities.................................           329
Stockholders' equity........................................        88,401

                           COMPARATIVE PER SHARE DATA

     The following table sets forth selected per share data of Ardent and Prism on a historical, pro forma combined and pro forma equivalent basis. Each of Ardent and Prism prepares its financial statements on the basis of a fiscal year ending on December 31. This table combines Ardent's and Prism's respective audited results of operations for fiscal year ended December 31, 1998, adjusted for the effects of the merger. The information presented in this table is derived from the financial information of Ardent and Prism. The information set forth below is only a summary and you should read it in conjunction with the complete financial statements of Ardent and Prism. This table is not necessarily indicative of the results of future operations of Ardent or actual results that would have occurred if the merger had taken place prior to the period indicated. See "Where You Can Find More Information" on page 88.

                                                                                            PRO FORMA
                                               HISTORICAL    HISTORICAL     PRO FORMA         PRISM
                                                 ARDENT        PRISM        COMBINED       EQUIVALENT
                                               ----------    ----------    -----------    -------------
Book value per common share:
December 31, 1998............................    $ 2.78        $ 0.56        $ 4.85          $ 0.64
  Cash dividends per common share............        --            --            --              --
Loss per common share before extraordinary
  items:
  Year ended December 31, 1998...............    $ 0.11        $(1.01)       $(1.25)         $(0.16)
  Year ended December 31, 1997...............     (0.65)        (0.94)
  Year ended December 31, 1996...............     (0.58)        (0.17)
  Year ended December 31, 1995...............     (0.21)        (0.45)

---------------
     To assist you in understanding the table above, we used the following methods:

     1. We computed historical book value per share by dividing Ardent's total stockholders' equity as of December 31, 1998 by the number of common shares outstanding as of that date and Prism's total stockholders' equity as of December 31, 1998 by the number of common shares outstanding as of that date.

     2. We computed the Pro Forma Combined book value per share amounts by dividing pro forma stockholders' equity, including pro forma adjustments, by the pro forma number of shares of Ardent common stock which would have been outstanding had the merger been completed as of December 31, 1998, without including outstanding options. For more detailed information, refer to the Unaudited Pro Forma Condensed Combining Balance Sheet on page 39.

     3. We calculated the pro forma number of shares of common stock by totalling all Ardent shares outstanding and Prism shares outstanding as adjusted for the exchange ratio of 0.13124.

     4. We computed the Pro Forma Prism Equivalent per share amounts by multiplying the Pro Forma Combined per share amounts by the exchange ratio of 0.13124.

     5. We computed the pro forma combined net loss per share using the weighted average number of shares of common stock outstanding after the issuance of Ardent common stock to acquire the outstanding shares of Prism common stock.

     6. We excluded dilutive options from the computation during these loss periods as their effect is anti-dilutive.

                            MARKET PRICE INFORMATION

     The table below sets forth the high and low sales prices of Ardent common stock as reported on The Nasdaq Stock Market for the calendar periods indicated. Ardent has never paid any cash dividends on its common stock, and it has a line of credit agreement with a bank which limits its ability to pay cash dividends.

                                                               $PER SHARE OF
                                                                   ARDENT
                                                                COMMON STOCK
                                                              ----------------
                                                               HIGH      LOW
                                                              ------    ------
1997:
  First Quarter.............................................    7.88      5.76
  Second Quarter............................................    8.63      5.88
  Third Quarter.............................................   10.88      7.76
  Fourth Quarter............................................   11.76      6.63
1998:
  First Quarter.............................................   15.13      7.00
  Second Quarter............................................   15.88     10.25
  Third Quarter.............................................   15.38     10.00
  Fourth Quarter............................................   23.88      9.50
1999:
  First Quarter (through April 1, 1999).....................   28.00     13.25

     On November 18, 1998, the last trading day prior to the public announcement of the merger agreement, the reported high and low sales prices per share of Ardent common stock on The Nasdaq Stock Market were $18.125 and $17.25, respectively. On April 1, 1999, the last practicable trading date for which results were available for inclusion in this proxy statement/prospectus, the reported high and low sales prices per share of Ardent common stock on The Nasdaq Stock Market were $16.13 and $15.00, respectively.

     The market price of Ardent common stock is subject to fluctuation. Therefore, the market value of the shares of Ardent common stock which Prism stockholders will receive in the merger may increase or decrease prior to the merger.

     As of April 1, 1999, there were approximately 340 stockholders of record of Ardent.

     The table below sets forth the high and low sales prices of Prism common stock as reported on The Nasdaq Stock Market for the calendar periods indicated. Prism has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. The merger agreement prohibits the payment of cash dividends by Prism to its stockholders.

                                                               $PER SHARE OF
                                                                   PRISM
                                                                COMMON STOCK
                                                              ----------------
                                                               HIGH      LOW
                                                              ------    ------
1997:
  First Quarter.............................................   10.38      4.88
  Second Quarter............................................    7.88      4.38
  Third Quarter.............................................    7.50      4.38
  Fourth Quarter............................................    7.06      3.50
1998:
  First Quarter.............................................    6.25      3.75
  Second Quarter............................................    9.00      4.50
  Third Quarter.............................................    5.50      1.50
  Fourth Quarter............................................    3.88      0.75
1999:
  First Quarter (through April 1, 1999).....................    3.31      1.75

     On November 18, 1998, the last trading day prior to the public announcement of the merger agreement, the reported high and low sales prices per share of Prism common stock on The Nasdaq Stock Market were $3.75 and $2.31, respectively. On April 1, 1999, the last practicable trading date for which results were available for inclusion in this proxy statement/prospectus, the reported high and low sales prices per share of Prism common stock on The Nasdaq Stock Market were $1.88 and $1.81, respectively.

     As of April 1, 1999, there were approximately 115 stockholders of record of Prism.

                                  RISK FACTORS

     In addition to general investment risks and those factors set forth elsewhere herein, the following risks should be considered by Prism stockholders in deciding whether to adopt the merger agreement and thereby become stockholders of Ardent.

RISKS RELATING TO THE MERGER

     THE INTEGRATION OF THE OPERATIONS OF THE TWO COMPANIES MAY BE MORE DIFFICULT AND COSTLY THAN WE ANTICIPATE. We cannot guarantee that the integration of Ardent and Prism will be completed in a manner that is efficient, effective and timely enough to achieve the anticipated benefits of the merger. Integrating our companies will require the timely combination of sales and marketing and research and development teams that are in different geographic locations. Integration of the companies also will require the combination of complex software technology, product lines and software development plans. Additionally, the time-consuming task of integrating our companies may distract attention from the day-to-day business of the combined company.

     THE DOLLAR VALUE OF ARDENT SHARES YOU WILL RECEIVE WILL VARY WITH THE MARKET PRICE OF ARDENT COMMON STOCK. Prism stockholders will receive 0.13124 of a share of Ardent common stock for each share of Prism common stock that they own at the time of the merger. This fraction of a share of Ardent stock, also known as the exchange ratio, is fixed and will not change regardless of any fluctuation in the market price of either company's common stock. Accordingly, the value of the Ardent shares to be issued to Prism stockholders will depend on the market price of Ardent common stock at the time of the merger.

RISKS RELATING TO THE BUSINESS OF THE COMBINED COMPANY

     SUCCESS IN OUR INDUSTRY REQUIRES A CONSTANT SUPPLY OF NEW AND ENHANCED PRODUCTS THAT THE COMBINED COMPANY MAY NOT BE ABLE TO DEVELOP OR
COMMERCIALIZE. Technological developments, customer requirements and industry standards change frequently in the data warehouse and database market. As a result, the combined company's success will depend upon its ability to enhance current products and to develop or acquire new products which meet customer needs and comply with industry standards. The possibility exists that the combined company's products will be rendered obsolete by technological advances, or that the combined company will not be able to develop and market the products required to continue to be competitive. Our planned products are in various stages of development. It is possible that such products will prove not to be commercially viable or that we will experience operational problems with such products after commercial introduction that could delay or defeat the ability of such products to generate revenue. The product lines to which the combined company intends to devote substantial resources in the foreseeable future are data warehouse and database management. There is no assurance that products in either of these two areas will continue to be commercially successful. Ardent and Prism have experienced product delays and undetected errors or bugs in their products in the past. Although these delays and bugs have not materially affected either company's results in the past, these types of problems may materially affect the combined company in the future.

     THE COMBINED COMPANY FACES LARGE COMPETITORS WITH GREATER FINANCIAL AND TECHNICAL RESOURCES. The combined company will face intense competition in the market for data warehouse and database management systems and related software from many companies which offer alternative solutions to the needs addressed by our products and services. Many of the combined company's direct competitors, such as Oracle Corporation, Sybase, Inc., Platinum technology, inc. and Informix Software, Inc., as well as other large computer software companies that could compete directly against the combined company in the future, have far greater resources than Ardent and Prism combined. Our competitors also may be able to adapt more quickly to new or emerging technologies and standards or changes in customer requirements or devote greater resources to the promotion and sale of their products. There can be no assurance that the combined company will be able to compete successfully in its markets against such competitors.

     ARDENT AND PRISM ARE DEFENDANTS IN LAWSUITS WHICH COULD RESULT IN SIGNIFICANT LIABILITY TO THE COMBINED COMPANY. Ardent is a defendant in a lawsuit brought by one of its licensees which claims that Ardent violated such licensee's purported exclusive license to a product it licenses from Ardent in Asia. Ardent is also a party to a lawsuit brought by a former partner in a joint venture in which the partner is claiming Ardent is obligated to provide additional financial support to the joint venture. Prism is a defendant in litigation with stockholders who allege that members of Prism's management artificially inflated the demand for Prism common stock prior to and after Prism's initial public offering in March 1996. Ardent and Prism deny the allegations against them and intend to vigorously contest these lawsuits. Nonetheless, it is possible that one or more of these matters could subject the combined company to substantial liability and thereby adversely affect the combined company's financial performance.

     ARDENT AND PRISM DEPEND ON ATTRACTING AND RETAINING SKILLED EMPLOYEES. Our businesses are led by a number of key, highly skilled technical, managerial and marketing personnel, the loss of which could adversely affect the combined company. Competition for qualified personnel in the software industry is intense. The success of the combined company will depend in large part upon its ability to hire and retain such personnel. Many employees are compensated in part with options to purchase Ardent's common stock. Any significant decreases in the market price of Ardent's common stock after the merger may make it more difficult to retain and attract qualified employees.

     THE MARKET PRICE OF ARDENT'S COMMON STOCK MAY BE VOLATILE PRINCIPALLY BECAUSE ITS BUSINESS CAN BE SUBJECT TO SHARP FLUCTUATIONS IN QUARTERLY
RESULTS. The market price of Ardent common stock has been, and the market price of Ardent common stock after the merger may continue to be, highly volatile. Factors that are difficult to predict such as quarterly revenue, statements and ratings by financial analysts and overall market performance may have a significant impact on the price for shares of Ardent common stock. Except for long-term service and maintenance contracts, both Ardent and Prism operate with an insignificant backlog of orders and the bulk of customer purchase orders are received at the end of quarterly periods. As a result, our operating results can vary substantially from period to period and the results of individual quarters are extremely uncertain.

     ARDENT EXPERIENCED UNPROFITABLE OPERATIONS IN THE YEARS 1994 THROUGH 1997. Although Ardent operated profitably in 1998, it incurred losses from operations in each of the four prior years.

     INTERNATIONAL OPERATIONS SUBJECT THE COMPANIES TO POTENTIAL PROBLEMS AND COSTS. Approximately 36% of each of Ardent's and Prism's revenues for 1998 were derived from sales outside the United States. These revenues were derived principally from sales in the United Kingdom, France and Australia. We expect that a substantial portion of the combined company's total revenue will continue to come from international operations. In addition to currency fluctuations and the European Union currency conversion discussed below, there are several other risks associated with international operations. Large movements in foreign currency exchange rates and economic turmoil, as seen recently in the Far East, can make the combined companies' products more expensive, and therefore less competitive, in the markets affected. Other potential risks inherent in the combined company's international business generally include longer payment cycles, greater difficulties in collecting accounts receivable, the burdens of complying with a wide variety of foreign laws and regulations, political and financial uncertainties, and differences in business practices.

     FINANCIAL RESULTS MAY BE AFFECTED BY CHANGES IN CURRENCY FLUCTUATIONS. The value of the United States dollar relative to foreign currencies is constantly fluctuating. These fluctuations expose companies engaged in international operations to the risks that accounts receivable or other assets denominated in foreign currencies may be devalued or that accounts payable or other liabilities denominated in foreign currencies may increase in value. Ardent has two protections against the risks of such transaction exposures.

     - Although products and services furnished to foreign locations are generally invoiced in local currencies, the risk that the receivables will be devalued by currency fluctuations is mitigated to the extent that Ardent has payables in the same local currency.

     - Ardent hedges its currency risk on intercompany billings to some of its foreign subsidiaries through foreign exchange forward contracts. Subsidiaries are billed in local currencies and contracts are matched accordingly. Refer to the section of this prospectus/proxy statement "Ardent Management's Discussion and Analysis of Financial Condition and Results of Operations" starting on page 50.

     Currency fluctuations have not to date materially affected the results of operations or financial results of either Ardent or Prism. It is possible, however, that the combined company may be materially affected by currency fluctuations in the future if its revenues and expenses denominated in a foreign currency are not substantially matched, or if its hedging against billings to its foreign subsidiaries is not successfully continued. For 1998, approximately 36% of Ardent's revenues and 39% of its expenses were denominated in foreign currencies, principally in British pounds sterling and French francs. At December 31, 1998, approximately 28% of Ardent's assets were denominated in foreign currencies, principally in British pounds sterling, French francs and Australian dollars.

     THE USE OF A NEW COMMON CURRENCY BY ELEVEN EUROPEAN COUNTRIES MAY AFFECT ARDENT'S FINANCIAL RESULTS AND PERFORMANCE OF ITS PRODUCTS. On January 1, 1999, eleven member nations of the European Economic and Monetary Union began using a common currency, the Euro. For a three-year transition period ending June 30, 2002, the existing national currencies of those nations will also continue in use, subject to a fixed exchange rate. After the transition period, the Euro will be the sole legal tender for those countries. The adoption of the Euro will affect many financial systems and business applications. Of the eleven countries currently using the Euro, the combined company will have subsidiary operations in two and distributor relationships in the other nine. Refer to page 59 for a more detailed discussion.

     OUR INTELLECTUAL PROPERTY RIGHTS ARE DIFFICULT AND POTENTIALLY COSTLY TO PROTECT. Where applicable, Ardent and Prism each regard its respective technologies as proprietary and rely on a combination of patent, copyright, trademark and trade secret laws and contractual provisions to establish and protect its proprietary rights. These steps may not be sufficient to prevent or deter others from copying or stealing such proprietary rights and do not prevent competitors from independently developing technology that is equivalent or superior to Ardent's and/or Prism's technology. In addition, while neither Ardent nor Prism believes that its respective products, trademarks or other proprietary rights infringe upon the proprietary rights of others, it is possible that others will assert that they do. The cost of responding to such an assertion may be significant, even if the assertion is false. The software market has traditionally experienced widespread unauthorized reproduction of products in violation of intellectual property rights. Such activity is difficult to detect and legal proceedings to enforce intellectual property rights are often burdensome and involve a high degree of uncertainty and costs.

     OUR SOFTWARE PRODUCTS, THE THIRD PARTY SOFTWARE THAT WE USE INTERNALLY, AND THE SOFTWARE AND SYSTEMS THAT OUR CUSTOMERS AND SUPPLIERS USE MAY FAIL TO PROPERLY PROCESS DATES IN AND BEYOND 1999. Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities. Despite the diagnosis and preventive efforts of Ardent and Prism, these kinds of software failures in their products or the software on which they depend could have a significant negative financial impact on the combined company. Refer to page 60 for a more detailed discussion.

     WITHOUT STOCKHOLDER APPROVAL, THE ARDENT BOARD MAY ISSUE SHARES OF PREFERRED STOCK WHICH COULD MAKE A TAKE-OVER OF ARDENT MORE DIFFICULT. Ardent's certificate of incorporation authorizes Ardent's board of directors to issue up to 10,000,000 shares of its preferred stock. Subject to the reservation of 15,000 shares of preferred stock for issuance under Ardent's Rights Plan, Ardent may issue shares of preferred stock without stockholder approval and upon terms and conditions, and having such rights, privileges and preferences, as the Ardent board may determine. This could adversely affect the common stockholders. In particular, the issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, voting control of Ardent. Ardent has no current plans to issue any shares of preferred stock.

     FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE. EACH COMPANY HAS MADE FORWARD-LOOKING STATEMENTS IN THIS DOCUMENT THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES. FORWARD-LOOKING STATEMENTS INCLUDE INFORMATION CONCERNING POSSIBLE OR ANTICIPATED FUTURE RESULTS, SUCH AS COST SAVINGS AND SYNERGIES RELATING TO THE MERGER. ALSO, WHEN WE USE WORDS SUCH AS "BELIEVES," "EXPECTS," "ANTICIPATES" OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD-LOOKING STATEMENTS. YOU SHOULD NOTE THAT MANY FACTORS COULD AFFECT THE FUTURE FINANCIAL RESULTS OF ARDENT AND PRISM AND COULD CAUSE THESE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN OUR FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE THE VARIOUS RISKS DESCRIBED ABOVE.

                           THE PRISM SPECIAL MEETING

PURPOSE OF THE MEETING

     At the Prism special meeting, the holders of Prism common stock outstanding as of the Prism record date will be asked to consider and vote upon the proposal to adopt the merger agreement. The merger agreement would effect the following actions, among other matters:

     - a wholly owned subsidiary of Ardent will be merged into Prism, resulting in Prism becoming a wholly owned subsidiary of Ardent,

     - each share of Prism common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive, and become exchangeable for, 0.13124 of a share of Ardent common stock, and

     - each outstanding option to purchase Prism common stock will become an option to purchase Ardent common stock based on the same exchange ratio.

However, cash will be paid in lieu of any fractional share of Ardent common stock which a stockholder of Prism may otherwise be entitled to receive. A copy of the merger agreement is attached as Annex I to this proxy statement/prospectus and is incorporated herein by reference.

     The Prism board has approved the merger agreement and unanimously recommends that the holders of Prism common stock vote "FOR" adoption of the merger agreement. See "The Proposed Merger -- Recommendation of the Prism Board and Reasons for the Merger" and "The Proposed Merger -- Interests of Executive Officers and Directors of Prism in the Merger" and "-- Stockholder Support Agreement".

VOTING RIGHTS

     As required by Delaware law, the affirmative vote of the holders of at least a majority of the shares of Prism common stock outstanding as of the Prism record date is required to adopt the merger agreement. The presence, either in person or by proxy, of the holders of a majority of the shares of Prism common stock outstanding as of the Prism record date is required to constitute a quorum at the Prism special meeting. At the Prism record date, there were 18,772,256 shares of Prism common stock outstanding. Holders of record of Prism common stock outstanding as of the Prism record date are entitled to one vote per share at the Prism special meeting. Nine significant stockholders of Prism, who collectively hold approximately 54% of the outstanding shares of Prism common stock, have agreed, among other things, to vote their shares in favor of the proposal to adopt the merger agreement. Therefore, stockholder adoption of the merger agreement is assured. See "The Proposed Merger -- Stockholder Support Agreement".

     The Prism board is soliciting proxies so that each holder of Prism common stock on the Prism record date has the opportunity to vote on the merger proposal to be considered at the Prism special meeting. When a proxy card is returned properly signed and dated, the shares the proxy card represents will be voted in accordance with the instructions on the proxy card. If a stockholder does not return a signed proxy card, that stockholder's shares will not be voted and thus will have the effect of a vote against adoption of the merger agreement. Shares which are represented at the meeting but as to which the holder abstains from voting or has no voting authority in respect of a particular matter will not be deemed to be voted on such matter. One example of this is in the case of a broker non-vote, where a broker will not vote the matter without the approval of the beneficial owner. Since adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Prism common stock, abstentions and broker non-votes will have the effect of negative votes. Stockholders are urged to mark the box on the proxy card to indicate how their shares are to be voted. IF A STOCKHOLDER RETURNS A SIGNED PROXY CARD, BUT DOES NOT INDICATE HOW HIS OR HER SHARES ARE TO BE VOTED, THE SHARES REPRESENTED BY THE PROXY CARD WILL BE VOTED "FOR" ADOPTION OF THE MERGER AGREEMENT. The proxy card also gives the individuals appointed by the

Prism board and named on the proxy card discretion to vote the shares represented thereby on any other matter that is properly presented for action at the Prism special meeting.

     It is currently expected that on the scheduled date of the Prism special meeting, votes will be taken and the polls closed on the proposal to adopt the merger agreement. It is possible, however, that there could be proposals for one or more adjournments or postponements of the meeting in order to permit further solicitation of proxies. The affirmative vote of a majority of the shares voted is necessary for approval of any adjournment or postponement proposal. An instruction to vote a proxy for adoption of the merger agreement will also be deemed to give the holder of the proxy the discretion to vote upon an adjournment or postponement proposal.

     Any holder of Prism common stock who executes and returns a proxy card may revoke such proxy at any time before it is voted by:

     - Notifying in writing the Corporate Secretary of Prism at 1000 Hamlin Court, Sunnyvale, CA 94089,

     -  Granting a subsequent proxy, or

     - Appearing in person and voting at the Prism special meeting. Attendance at the Prism special meeting will not in and of itself constitute revocation of a proxy.

INDEPENDENT ACCOUNTANTS

     Representatives of PricewaterhouseCoopers LLP, independent accountants for Prism, are expected to be present at the meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

                              THE PROPOSED MERGER

     The following description of selected aspects of the merger does not purport to be complete and is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement/prospectus as Annex I and is incorporated herein by reference.

                                    SUMMARY

GENERAL

     At the effective time of the merger, a wholly owned subsidiary of Ardent will be merged into Prism, the separate existence of this subsidiary will cease and Prism, as the surviving corporation, will become a wholly owned subsidiary of Ardent.

     Upon the completion of the merger, each then outstanding share of Ardent's subsidiary's common stock will be converted into one share of Prism common stock. Immediately after that, each outstanding share of Prism common stock will be converted into the right to receive, and become exchangeable for, 0.13124 of a share of Ardent common stock. We refer to this ratio in this proxy statement/prospectus as the exchange ratio. Each outstanding share of Prism common stock will entitle its holder to a pro rata right under the current version of the Ardent Rights Agreement dated as of June 12, 1996 between Ardent and State Street Bank and Trust Company. No fractional shares of Ardent common stock will be issued in the merger, and holders of Prism common stock whose shares are converted in the merger will be entitled to a cash payment in lieu of fractional shares of Ardent common stock. See "-- No Fractional Shares". For a description of the treatment of the Prism employee stock option plans and other rights to acquire Prism common stock in the merger, see "-- The Merger
Agreement -- Additional Agreements -- Prism Common Stock Options and Prism Stock Option Plans" and "-- Prism Employee Stock Purchase Plan". Ardent common stock is currently listed on The Nasdaq Stock Market. None of the shares of Ardent common stock issued and outstanding immediately prior to the effective time of the merger will be converted or otherwise modified in the merger and all such shares will continue to be outstanding capital stock of Ardent after the completion of the merger.

     A description of key differences between the rights of holders of Ardent common stock and Prism common stock, is set forth under the section of this document entitled "Comparison of Rights of Holders of Prism Common Stock and Ardent Common Stock".

CLOSING; EFFECTIVE TIME

     The closing of the merger will take place no later than two days after the last of the conditions set forth in the merger agreement is satisfied or waived. The closing may be deferred until such other time as Ardent and Prism agree. After all the conditions in the merger agreement have been satisfied or waived, the merger will become effective when the certificate of merger required under the Delaware corporation law is filed with the Secretary of State of Delaware, unless the certificate of merger states that the merger shall become effective at a later time. Ardent and Prism currently expect that the certificate of merger will be filed and the merger will be effected as soon as practicable after the Prism special meeting.

EXCHANGE OF STOCK CERTIFICATES

     Holders of shares of Prism common stock immediately prior to the time the merger becomes effective will be entitled to receive 0.13124 of a share of Ardent common stock in exchange for each share of Prism common stock that they held immediately prior to the merger. Notwithstanding the exchange ratio, no fractional shares of Ardent common stock will be issued. As soon as practicable after the merger becomes effective, State Street Bank and Trust Company, the exchange agent for the merger, will mail instructions and a letter of transmittal to each person who was a holder of Prism common stock immediately prior to the merger. The instructions will describe the procedures for surrendering certificates that prior to the merger represented Prism common stock in exchange for the certificates evidencing Ardent common stock. The letter of transmittal will specify that delivery is effective, and risk of loss to the Prism stock certificates passes, only upon actual delivery of the Prism stock certificates to the exchange agent. Upon surrender of the Prism stock certificates for cancellation to the exchange agent, together with a signed letter of transmittal and such other documents as the exchange agent may reasonably require, the Prism stock certificates will be canceled and the holder of a Prism stock certificate will receive an Ardent stock certificate representing that number of whole shares of Ardent common stock to which the former Prism stockholder is entitled by the provisions of the merger agreement. The Ardent stock certificate will be delivered together with payment in cash for any fractional share of Ardent common stock. Holders of Prism common stock should not submit their Prism certificates for exchange unless and until they have received the transmittal instructions and a letter of transmittal from the exchange agent.

     Holders of Prism common stock will not be entitled to receive any dividends or other distributions on Ardent common stock until the merger is completed and they have exchanged their Prism stock certificates for Ardent stock certificates. Subject to applicable laws, any dividends and distributions after the merger, if any, will be accumulated and, at the time a former Prism stockholder surrenders his or her Prism stock certificates to the exchange agent, all such accrued and unpaid dividends and distributions, together with any cash payments in lieu of fractional shares of Ardent common stock, will be paid without interest. It is not anticipated that there will be any accrued and unpaid dividends or distributions at the time of the merger.

     If any Ardent stock certificates are to be issued in a name other than that in which the corresponding Prism stock certificate is registered, it is a condition to the exchange of the Prism stock certificate that the former Prism stockholder requesting such exchange comply with applicable transfer requirements and pay any applicable transfer or other taxes. Alternatively, the Prism stockholder may establish to the satisfaction of Ardent that such tax has been paid or does not apply. Any associated costs and expenses will be the responsibility of the Prism stockholder. No transfers of Prism common stock will be made on the stock transfer books of Prism after the close of business on the date before the merger.

     Neither the exchange agent nor any party to the merger agreement will be liable to any former Prism stockholder for any shares of Ardent common stock delivered to state authorities as required by applicable abandoned property, escheat or other similar laws. At any time following 180 days after the merger, Ardent may require the exchange agent to return all Ardent common stock and cash deposited with the exchange agent which has not been disbursed to former Prism stockholders. After that, any holders that have not remitted their Prism stock certificates to the exchange agent may look to Ardent only as a general creditor with respect to those shares.

NO FRACTIONAL SHARES

     No certificates for fractional shares of Ardent common stock will be issued upon the surrender for exchange of Prism stock certificates in the merger. No Ardent common stock dividend, reclassification, stock split or interest will be paid with respect to any fractional share of Prism common stock, and such fractional interests will not entitle the owner of the shares to vote or to any of the other rights of a holder of Ardent common stock. Instead, each former beneficial owner of Prism common stock who would otherwise have been entitled to a fraction of a share of Ardent common stock upon surrender of Prism stock certificates for exchange will be entitled to receive from the exchange agent a cash payment, without interest, based on the closing price of Ardent common stock on The Nasdaq Stock Market on the date the merger becomes effective.

                            BACKGROUND OF THE MERGER

     Ardent began to develop and market a data warehouse product in 1996. By the beginning of 1998, although Ardent was generally meeting its goals for establishing itself in the data warehouse market, its management believed that consideration should be given to acquiring products and technology in that market which were complementary to its DataStage product. Accordingly, Mr. Gyenes, the chief executive officer of Ardent, contacted Mr. Weiss, the chief executive officer of Prism, and arranged for a meeting.

The two met in Sunnyvale, California on February 24, 1998 and discussed the possibility of merging the two companies.

     Following the initial meeting between Messrs. Gyenes and Weiss, the companies entered into a mutual non-disclosure agreement effective on March 11, 1998. The companies then exchanged financial and other information, including product plans and market data. After that exchange on April 16, Messrs Gyenes and Weiss again met in Sunnyvale and discussed a number of matters in connection with a possible merger, including product and marketing strategy and the relative valuations of the two companies. This meeting was followed by a telephone conversation between the two on April 21, in which they determined not to continue discussions primarily due to significantly different views as to relative valuation.

     On August 10, 1998, Messrs. Gyenes and Weiss met in Woodside, California and discussed the possibility of a partnering arrangement in which the two companies would become resellers of each other's products. No partnering arrangements were agreed upon and there was no discussion of a merger of the companies.

     On August 19, 1998, Prism received a proposed term sheet from another company ("Company B") regarding a proposed acquisition of Prism. On August 21, the Prism directors met to discuss the term sheet. On August 24, Prism received a revised term sheet from Company B. The Prism directors met again and authorized management to go forward with merger negotiations and sign a letter with Company B agreeing not to negotiate with other parties. This exclusivity letter would expire on September 11, 1998. The letter was signed and Company B conducted due diligence on Prism from August 25 to August 28. On or about September 4, Prism and Company B ended merger discussions because they could not reach agreement on material terms, and the exclusivity letter with Company B expired on September 11.

     On October 20, 1998, Mr. Gyenes contacted Mr. Weiss to attempt to resume merger discussions between Ardent and Prism. There followed over the next ten or so days a series of meetings involving management of both companies, during which Ardent conducted due diligence and proposed preliminary merger terms.

     On October 28, the chairman of Company B contacted Mr. Weiss by telephone and proposed terms for the acquisition of Prism by Company B. Ardent was notified on the same day that a proposal had been made by another company, but Ardent was not informed of the identity of Company B or the proposed terms.

     The Prism directors met on November 2 to review merger proposals from Ardent and Company B. Because of timing concerns and the fact that Company B was further along in the due diligence process, the Prism directors believed that there was more risk in proceeding with Ardent and instructed management to sign a second exclusivity letter with Company B. This exclusivity letter was signed on November 2 with an expiration date of November 13, 1998. Ardent was informed of the Prism board's decision.

     By November 5, Prism was becoming concerned that it could not reach an agreement with Company B by November 13 due to several unacceptable terms proposed by Company B in the negotiations, and on November 6 Prism terminated negotiations with Company B. On November 12, the President of Company B called Mr. Weiss and proposed the resumption of merger negotiations with Prism. Prism agreed to resume negotiations with Company B, but refused to extend the exclusivity letter.

     Knowing that the exclusivity letter between Prism and Company B expired on November 13, Mr. Gyenes contacted Mr. Weiss by telephone on November 14 and was told that, although Prism was still in negotiations with the other company, the exclusivity letter had not been extended and Prism was open to a merger proposal from Ardent. Ardent management made a merger proposal during a telephone conference call on November 15 which included both Messrs. Gyenes and Weiss, and Ardent furnished Prism a draft of a proposed definitive merger agreement on November 17.

     On November 17, the Prism board of directors met to review the two merger proposals, and during November 17 and 18 Prism continued to negotiate with both Ardent and Company B. By the end of the day on November 18, the management of Prism and Ardent had reached agreement on substantially all terms for a merger, whereas Prism and Company B had not reached agreement on several important issues.

     The Ardent board of directors met in the evening on November 18 and unanimously authorized the execution of a definitive merger agreement with Prism on substantially the terms which had been negotiated by management.

     The Prism board of directors met on the morning of November 19 and unanimously authorized the execution of a definitive merger agreement with Ardent on substantially the terms which had been negotiated. Following this meeting, the merger agreement was signed by both parties.

          RECOMMENDATION OF THE PRISM BOARD AND REASONS FOR THE MERGER

     The Prism board has unanimously approved the merger agreement, has unanimously determined that the merger is fair to and in the best interests of Prism and its stockholders and unanimously recommends that the holders of shares of Prism's common stock vote for adoption of the merger agreement.

     The Prism board's decision to approve the merger agreement and the merger was based in significant part upon its assessment of the trends developing in the data warehouse market, Prism's performance over the last two quarters, and the additional demands which would be placed on Prism as a result of increasing competition, consolidation and customer demands. The Prism board compared the benefits and associated risks of the merger with those of continuing as a stand-alone company and attempting to raise additional capital or accepting the merger proposal of Company B. The merger with Ardent was viewed by the Prism board as being preferable to either alternative for a number of reasons.

     Prism has experienced financial difficulties, as reflected by its performance over the past two quarters and resulting limited capital resources. Prism's board decided that, given Prism's capital resources and the risks associated with raising equity in the market environment at that time as well as the risks associated in attaining profitability on an independent basis, the sale of the company was a better alternative for the Prism stockholders.

     The Prism board also considered the offer made by Company B to buy Prism. The Prism board believed that the Ardent offer was a better alternative after considering each suitor's market strategy and overall fit and the fact that Company B's financial offer and other offered contractual terms were less desirable. In particular, Prism's board noted that Ardent's proposal for the acquisition of Prism was approximately 15% higher in valuation than Company B's proposal. In addition, the Prism board believes that Ardent's prospects on a going-forward basis are superior to those of Company B, in terms of its position for future business growth and management's ability to execute its operating plan. Prism believes that the Ardent offer represented the best alternative available to it to maximize stockholder value.

     A potential merger with Ardent was also considered to be complementary with Prism's long-term objectives and to provide an opportunity to attain the following potential strategic benefits:

     - The combination of Ardent's and Prism's complementary data warehouse technologies provides an opportunity for the combined company to offer a more complete line of products.

     - The broader and more complete product offering that will be available from the combined company will provide potentially increased leverage with Prism's customers.

     - Given the technology of the two companies, the combined company will be able to better address customer needs by creating new product offerings for data warehouse projects that neither company could have created on its own.

     - The combined company will have the opportunity to benefit from sales of Prism's products through Ardent's strong value added reseller and original equipment manufacturer arrangements with companies such as Sybase, Inc., Informix Software, Inc., Compaq Computer and Computer Sciences Corporation.

     - The combined entity could streamline overhead and eliminate duplicative functions.

     - The combined entity could benefit from the systems and personnel that the combined entity could bring to bear in the data warehouse market.

     - The combination of Prism and Ardent would create a combined company with significantly greater resources and greater sales and marketing capabilities than those of Prism alone and might enable Prism's products to compete more effectively with products of competitors in the consolidating and rapidly changing data warehouse market.

     - Ardent's market presence, large customer base and broad sales and distribution network offer expanded sales and marketing opportunities for Prism's products.

     - The combined entity could leverage Prism's technological expertise and international distribution network to market and sell a broader array of products and services.

     The Prism board further evaluated the merits of an investment in Ardent common stock and concluded that Ardent common stock has appreciation potential in the long term. Further, since Ardent is a larger company with more widely traded stock, it should represent a more liquid investment than the Prism common stock.

     In the course of its deliberations, the Prism board reviewed with Prism's management a number of other factors relevant to the merger. In particular, the Prism board considered:

     - The financial and other terms of the proposed merger agreement, which the Prism board determined was reasonable after consultation with its legal and financial advisors.

     - The likelihood of realizing superior benefits through alternative business strategies, including remaining a stand-alone company or the offer from Company B.

     - An analysis of the relative value that Prism might contribute to the future business and prospects of the combined organization.

     - The compatibility of the management and businesses of Prism and Ardent and the benefits described earlier that management hopes to attain through the merger.

     - The detailed financial analysis presented by FAC/Equities, including the opinion of FAC/Equities dated November 19, 1998 that the exchange ratio was fair, from a financial point of view, to the holders of Prism common stock, as of the date of that opinion.

     The Prism board also considered a number of risks that could potentially arise in connection with the merger, including:

     - The potential disruption of Prism's business that might result from employee, distributor and customer uncertainty and lack of focus following announcement of the merger in connection with integrating the operations of Prism and Ardent.

     - Prism's lack of autonomy with respect to management decisions following the merger.

     - The possibility that the merger might not be consummated.

     - The effects of the public announcement of the merger on Prism's sales and operating results and its ability to attract and retain key management, sales, marketing and technical personnel.

     - The risk that the announcement of the merger could result in decisions by customers to defer purchases of products or services of Prism or Ardent.

     - Given the volatility that the price of Ardent common stock had experienced, with market prices closing within a range of $10.25 to $
       18.625 per share over the period from March 11 to

       November 18, 1998, the risk that the price of Ardent common stock might decline prior to the closing of the merger, thus reducing the value per share to be received by Prism's stockholders.

     - The risk that the combined companies would not successfully integrate their products and operations.

     - The risk that the other benefits sought to be achieved by the merger would not be achieved.

     - The other risks set forth in Prism's and Ardent's independent filings with the SEC.

     The discussion above of the information and factors considered by the Prism board is not intended to be exhaustive but is believed to include all material factors considered by the Prism board. In view of the wide variety of factors, both positive and negative, considered by the Prism board, the Prism board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. After taking into consideration all of the factors set forth above, the Prism board believes that the merger is in the best interests of Prism and its stockholders and recommends adoption of the merger agreement.

                     ARDENT BOARD'S REASONS FOR THE MERGER

     The approval of the merger agreement by the Ardent board was based upon its conclusion that the terms of the agreement are fair to Ardent and its stockholders and that the acquisition of Prism on such terms are in the best interest of Ardent. In reaching such conclusion, the Ardent board, in consultation with its management and its financial and legal advisors and consultants, considered and relied upon a number of facts, including the following:

     - Expanded Data Warehouse Capability. The benefit to Ardent's data warehouse business of Prism's complementary products, sales and consulting resources, customer base, and recognized position as a pioneer and technological leader in the data warehouse industry.

     - Cost Savings. The cost savings potentially realizable in the consolidation of duplicative sales, marketing, service, administration and other functions. Ardent estimated that such savings would be in the $18 million to $22 million range annually, pre-tax. This estimate excludes one-time costs associated with the integration of Prism into Ardent.

     The Ardent board also considered a variety of negative factors associated with the merger, primarily those described above under "Risk Factors" beginning on page 12. It did not consider those factors in the aggregate to outweigh the merits of the transaction.

     The Ardent board did not find it practical to, and did not, quantify or otherwise assign relative values to the specific factors associated with the merger. The Ardent board recognized that Ardent's stock price could fluctuate and thus change the nominal value of the consideration to be paid for Prism and accordingly did not establish any range of value for Prism but focused on the exchange ratio and the ranges of the exchange ratio in which the merger would be accretive to Ardent's earnings.

                  OPINION OF FINANCIAL ADVISOR -- FAC/EQUITIES

     By executing an engagement letter dated September 2, 1998, Prism engaged First Albany Corporation, through its FAC/Equities division, to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by Prism stockholders based on the terms and conditions set forth in the merger agreement.

     At the November 19, 1998 meeting of the Prism board, FAC/Equities delivered its oral opinion, later confirmed in writing, that the consideration to be received by Prism's stockholders in the merger is fair to Prism's stockholders from a financial point of view. Prism and Ardent determined the amount of consideration to be paid through negotiations, not from recommendations of FAC/Equities. Prism did not impose any limitations on FAC/Equities with respect to the investigations made or procedures followed in rendering its opinion.

     The full text of the FAC/Equities opinion to the Prism board, which sets forth the assumptions made, matters considered and limitations of review by FAC/Equities, is attached to this proxy/statement prospectus as Annex II, and is incorporated by reference. You should read it carefully and in its entirety in connection with this proxy statement/prospectus. The following summary of the FAC/Equities opinion is qualified in its entirety by reference to the full text of the opinion. The FAC/Equities opinion is addressed to the Prism board only and does not constitute a recommendation to any Prism stockholders as to how any stockholder should vote at the Prism special meeting. In furnishing its opinion, FAC/Equities did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act of 1933 and its related rules and regulations, or that its opinion is a report or valuation within the meaning of
Section 11 of the Securities Act. These disclaiming statements are included in the FAC/Equities opinion. FAC/Equities has not assumed responsibility for performing the level of diligence or independent verification that would be required for it to render a report or valuation for purposes of the Securities Act. Accordingly, FAC/Equities believes that the FAC/Equities opinion should not be accorded the degree of reliance placed on such reports and valuations.

     FAC/Equities has informed Prism that in arriving at its opinion, FAC/Equities, among other activities:

     - Reviewed publicly available financial and other data with respect to Prism and Ardent, including the consolidated financial statements for the years ended December 31, 1997 and 1996, financial statements for the quarters ended September 30, 1998, June 30, 1998 and March 31, 1998 for Prism and Ardent, and other relevant financial and operating data relating to Prism and Ardent made available to FAC/Equities from published sources and from the internal records of Prism;

     - Reviewed the financial terms and conditions of the merger agreement;

     - Reviewed publicly available information concerning the trading of, and the trading market for, the Prism common stock and Ardent common stock;

     - Compared Prism and Ardent from a financial point of view with other companies in the data warehouse software industry which it deemed to be comparable;

     - Considered the financial terms, to the extent publicly available, of selected recent business combinations of data warehouse software companies and the larger software sector which it deemed to be comparable;

     - Reviewed and discussed with representatives of the management of Prism and Ardent information of a business and financial nature regarding Prism and Ardent, including financial forecasts; and

     - Performed such other analyses and examinations that it deemed appropriate.

     In preparing the FAC/Equities opinion, FAC/Equities did not assume any obligation independently to verify the financial and other information reviewed by it for purposes of its opinion and relied on its accuracy and completeness in all material respects. With respect to the financial forecasts for Prism provided to FAC/Equities by the Prism management, FAC/Equities assumed for purposes of its opinion that the forecasts, including the assumptions regarding potential operational efficiencies, were reasonably prepared on bases reflecting the best available estimates and judgments by management at the time of preparation. FAC/Equities also assumed that these forecasts provided FAC/Equities a reasonable basis upon which FAC/Equities could form its opinion. FAC/Equities assumed that there had been no material changes in Prism's or Ardent's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to FAC/Equities. FAC/Equities relied upon the advice of counsel and independent accountants to Prism as to all legal and financial reporting matters with respect to Prism, the merger and the merger agreement, including the legal status and financial reporting of litigation involving Prism.

     FAC/Equities also assumed that the merger will be consummated:

     - in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations, and

     - in accordance with the terms described in the merger agreement, without any further amendments thereto, and without waiver by Prism of any of the conditions to its obligations thereunder.

     In addition, FAC/Equities did not make an independent evaluation, appraisal or physical inspection of any of the assets or liabilities, whether contingent or otherwise, of Prism or Ardent, and was not furnished with any such appraisals. Finally, the FAC/Equities opinion is based on economic, financial and securities market and other conditions as in effect on, and the information made available to it as of November 16, 1998.

     Set forth below is a brief summary of material financial analyses performed by FAC/Equities in connection with rendering the FAC/Equities opinion.

     COMPARABLE PUBLIC COMPANY ANALYSIS. Using public and other available information, FAC/Equities analyzed and compared selected data and ratios for Prism to the corresponding data and ratios of other software companies. These software companies were selected because they have publicly traded securities and, FAC/Equities believes, they have operating, market and trading valuations that are similar to those that might be expected of Prism. The companies against whose data and ratios Prism's data and ratios were compared include:

      Brio Technology,
      Business Objects,
      Cognos,
      Comshare,
      Gentia Software,
      Hyperion Solutions,
      Information Advantage,
      Informix,
      Oracle,
      Pervasive Software,
      Red Brick Systems, and
      Sybase.

     From among these comparable companies, FAC/Equities then selected the following three companies:

      Comshare,
      Red Brick Systems, and
      Sybase.

     These three companies were selected because each faced market conditions which resulted in declining license revenues in recent periods. Primary multiples, data and ratios compared by FAC/Equities included:

     - revenue multiples, which were derived by dividing each company's market valuation by its latest twelve-month revenues and also by its estimated forward twelve month revenues, and

     - price-to-earnings multiples, which were derived by dividing each company's stock price by its estimated 1998 and 1999 calendar year earnings per share.

     The multiples for Prism were based on the implied equity value of Prism given the exchange ratio and Ardent's closing stock price as of November 16, 1998. All multiples for the three selected companies were based on closing stock prices as of November 16, 1998 and, with respect to estimates of future performance for those companies, on analyst reports and other publicly available information. FAC/ Equities relied on revenue multiples because Prism and most of the three selected companies do not have positive earnings per share estimates, rendering meaningless a price-to-earnings multiple comparison.

     FAC/Equities observed that Prism is valued at 0.8x latest twelve month revenues, compared to a range of 0.6x to 0.9x for the three selected companies. FAC/Equities also observed that Prism is valued at 0.7x forward twelve month revenues, compared to a range of 0.6x to 1.1x for the three selected companies. Applying the range of latest twelve month revenue multiples for the three selected companies resulted in an equity reference range for Prism of $1.71 to $2.76 per share. Applying the range of forward twelve month revenue multiples for the three selected companies resulted in an equity reference range for Prism of $1.82 to $3.24 per share. FAC/Equities compared these equity references to the equity value implied by the exchange ratio of approximately $2.27 per share based on the closing price of Ardent common stock on November 16, 1998. While the three selected companies demonstrate a wide range of values, the value implied by the Prism-to-Ardent exchange ratio is within this range. Based on this comparable public company analysis, FAC/Equities believed that the terms of the merger agreement were fair.

     PRECEDENT TRANSACTION ANALYSIS. FAC/Equities examined the consideration paid, to the extent publicly available, in a number of acquisitions of publicly traded software companies. The transactions reviewed for this analysis included 38 acquisitions completed or announced between December 1, 1997 and November 16, 1998. Among other variables, FAC/Equities compared the percentage premiums represented by the consideration paid in such transactions over the market price for Prism common stock at one week prior to announcement and four weeks prior to announcement. The premiums for Prism were calculated based on Ardent's closing stock price on November 16 and Prism's closing stock prices on November 9, 1998 and October 18, 1998. The Ardent premium offered for Prism for this merger was approximately 35% over Prism's stock price one week prior, compared to a median premium of 34% for the precedent transactions. The premium offered for Prism in this transaction was approximately 128% over Prism's stock price four weeks prior, compared to a median premium of 39% for the precedent transactions.

     FAC/Equities believes the most comparable precedent transaction from a financial point of view is the pending acquisition of Red Brick Systems by Informix, which was announced on October 7, 1998. It believes this to be so for the following reasons:

     - Red Brick Systems and Prism are both focused on the data warehouse market,

     - both companies sell products designed to construct specific aspects of a data warehouse infrastructure,

     - the two companies are close in size, as measured by total revenues,

     - both companies experienced declines in quarterly license revenue during the year prior to announcing the acquisitions, and

     - both companies were projected to incur significant operating losses in 1998.

     Based on publicly available and other information, FAC/Equities observed that the Informix acquisition implies a valuation, after subtracting cash balances, of 0.4x latest twelve month revenues for Red Brick Systems. In comparison, the Ardent-to-Prism exchange ratio implies a valuation, after subtracting cash balances, of 0.7x latest twelve month revenues for Prism.

     Based on this precedent transaction analysis, FAC/Equities believed that the terms of the merger agreement were fair.

     EXCHANGE RATIO ANALYSIS. FAC/Equities reviewed the ratios of the prices of Prism common stock to Ardent common stock over the one-month and two-month periods ended November 16, 1998, and it computed the premium over these ratios represented by the exchange ratio. On average, the closing price of Prism common stock has been 0.11238 and 0.12249 that of Ardent common stock for the one-month and two-month periods, respectively. The exchange ratio of 0.13124 represents a premium of approximately 17% and 7% to the one-month and two-month historical trading ratios, respectively.

     Based on this exchange ratio analysis, FAC/Equities believed that the terms of the merger agreement were fair.

     DISCOUNTED CASH FLOW ANALYSIS. FAC/Equities performed a discounted cash flow analysis for Prism based on estimates of Prism's financial results for the fiscal years 1999 through 2003. These estimates were based on publicly available estimates for 1999 and on FAC/Equities' estimates of those results, based on its knowledge of Prism's historical financial performance and on guidance provided to it by Prism management. The analysis aggregated:

     (a) the net present value of the projected earnings before interest and taxes -- commonly known as the EBIT -- from 1999 through 2002, and

     (b) the net present value of the estimated terminal value of the EBIT for the year 2003.

     The terminal value for Prism was determined by taking the current year price-to-earnings ratio for the larger group of comparable companies, which, at 20x, is between the low and average values, and, after adjusting that ratio for income taxes, implies an EBIT multiple of 13x. FAC/Equities determined an appropriate annual discount rate of 18% for the discounted cash flow analysis. Such analysis indicated a net present value of approximately $30.8 million for Prism common stock, compared to the $42.5 million implied equity value of Prism given the exchange ratio and Ardent's closing stock price as of November 16, 1998.

     Based on this discounted cash flow analysis, FAC/Equities believed that the terms of the merger agreement were fair.

     PRO FORMA FINANCIAL ANALYSIS. FAC/Equities analyzed pro forma effects resulting from the merger, including, among other things, the impact of the merger on the projected earnings per share and the rate of revenue growth of the combined company for the fiscal year 1999. Such analysis included the effect of cost savings that the combined company may realize in its operations, based on guidance provided by the managements of Prism and Ardent. The pro forma analysis suggested that the combined companies would have earnings in 1999, as opposed to losses projected for Prism, and they also suggested that the revenue of the combined companies would grow at a more rapid rate then had been estimated for Prism in 1999.

     Based on this pro forma financial analysis, FAC/Equities believed that the terms of the merger agreement were fair.

     While the previous summary describes all analyses and examinations that FAC/Equities deems material to its opinion, it is not a comprehensive description of all analyses and examinations actually performed by FAC/Equities. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial or summary description. FAC/Equities believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all such analysis and factors, would create an incomplete view of the evaluation process underlying the FAC/ Equities opinion. Several analytical methodologies were used and no one method of analysis should be regarded as critical to the overall conclusion reached by FAC/Equities. The conclusions reached by FAC/ Equities are based on all analyses and factors taken as a whole and also on application of FAC/Equities' own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. In addition, FAC/Equities may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis should not be taken to be FAC/Equities' view of the actual value of Prism, Ardent or the combined company.

     In performing its analyses, FAC/Equities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Prism or Ardent. The analyses performed by FAC/Equities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of FAC/Equities' analysis of the fairness of the merger to Prism's stockholders from a financial point of view and were provided to the Prism board in connection with the delivery of the FAC/Equities opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. FAC/Equities used in its analyses various projections of future results prepared by the management of Prism and by securities analysts. The projections are based on numerous variables and assumptions which are inherently unpredictable. Accordingly, actual results could vary significantly from those set forth in the projections.

     As described above, the FAC/Equities opinion and presentation to the Prism board were among the many factors taken into consideration by the Prism board in making its determination to approve, and to recommend that its stockholders adopt, the merger agreement.

     In its engagement letter with FAC/Equities, Prism has agreed to pay FAC/Equities a fee of $200,000 for the delivery of the FAC/Equities opinion to the Prism board. Prism has also agreed to reimburse FAC/Equities for its reasonable out-of-pocket expenses up to $25,000. Pursuant to a separate indemnification agreement, Prism has agreed to indemnify FAC/Equities, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with FAC/ Equities, which Prism and FAC/Equities believe are customary in transactions of this nature, were negotiated at arm's length between Prism and FAC/Equities, and the Prism board was aware of such fee arrangements. FAC/Equities served as financial advisor in connection with Prism's acquisition of QDB Solutions in July 1997, for which FAC/Equities received advisory fees. In addition, FAC/Equities was a member in the underwriting group for Prism's initial public offering of Prism common stock in March 1996.

     FAC/Equities was retained based on its experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as FAC/Equities' investment banking relationship and familiarity with Prism.

     FAC/Equities is a nationally recognized investment banking firm. As part of its investment banking activities, FAC/Equities is regularly engaged in the valuation of businesses and their securities in connection with merger and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. FAC/Equities may trade the equity securities of Prism and Ardent for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

      INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF PRISM IN THE MERGER

     ARDENT'S ASSUMPTION OF STOCK OPTIONS. The merger agreement provides that the obligation to issue shares upon the exercise of Prism stock options, including options held by directors and executive officers, will be assumed by Ardent as described under "-- The Merger Agreement -- Additional Agreements -- Prism Common Stock Options and Prism Stock Option Plans". It is expected that, immediately prior to the merger, the six outside directors and the Chairman of the Board of Prism will hold options to purchase an aggregate of 160,000 shares of Prism common stock at prices ranging from $7.56 to $17.00 per share, with a weighted average price of $13.46 per share, and the executive officers of Prism will hold options to purchase an aggregate of 1,654,585 shares of Prism common stock at prices ranging from $ 0.75 to $ 0.875 per share, with a weighted average price of $0.868 per share.

     ACCELERATION OF VESTING OF OFFICER AND DIRECTOR OPTIONS. Of the options for the 160,000 shares of Prism common stock expected to be held by outside directors and the Chairman of the Board immediately prior to the merger, options for approximately 102,498 will then be vested, and the remainder will be subject to vesting over periods of up to four years from the date the options were granted. As required by the terms of the plan under which the options are issued, all the unvested options held by the outside directors and the Chairman of the Board will become vested upon the effectiveness of the merger.

     Of the options for 1,654,858 shares of Prism common stock expected to be held by executive officers immediately prior to the merger, options for approximately 186,995 shares will then be vested, and the remainder will be subject to vesting over periods of up to four years from the date the options were granted. As required by the terms under which the options were issued, it is expected that options held by several executive officers for the purchase of an aggregate of 1,123,957 shares will immediately vest upon the effectiveness of the merger, as follows:

                                                              UNVESTED SHARES    WEIGHTED AVERAGE
                                                                  TO VEST         EXERCISE PRICE
                     EXECUTIVE OFFICER                          UPON MERGER         PER SHARE
                     -----------------                        ---------------    ----------------
Earl C. Charles (Chief Financial Officer)...................      215,250             $0.875
Stacey Cooper (Vice President, North American Sales)........       24,500             $0.875
Michael Hunt (Vice President, International)................       87,500             $ 0.75
Christopher Hyrne (Vice President, Marketing)...............       24,500             $0.875
Warren M. Weiss (Chief Executive Officer)...................      772,207             $0.875

     SEVERANCE ARRANGEMENTS. Messrs. Weiss, Charles and Hunt are each party to an employment agreement with Prism which provides that, if Prism is acquired by another company and the employee does not continue his employment, the employee will receive severance compensation equal to current base salary for a period of twelve months or until he commences other employment, if sooner. It is not expected that Mr. Weiss, Charles or Hunt will continue employment with Prism or Ardent following the merger, and they will therefore be entitled to severance compensation under the employment agreements. Messrs. Cooper and Hyrne are each party to an employment agreement with Prism which provides that, if Prism is acquired by another company and the employee does not continue his employment, the employee will receive severance compensation equal to current base salary for a period of six months or until he commences other employment, if sooner. It is not expected that Mr. Cooper or Hyrne will continue employment with Prism or Ardent following the merger, and they will therefore be entitled to severance compensation under their employment agreements.

                              THE MERGER AGREEMENT

     GENERAL. The merger agreement provides the legal framework for the merger between Ardent and Prism. It specifies the terms under which the merger will take place, including but not limited to:

     - the terms under which the Prism shares will be converted and exchanged;

     - the procedures for the conversion and exchange of the shares;

     - representations and warranties of the parties that specific circumstances exist or that each party has complied with specific requirements;

     - restrictions on the conduct of Ardent and Prism pending the merger;

     - additional agreements relating to matters such as stock option and stock purchase plans, tax and accounting treatment, and actions to facilitate the consummation of the merger;

     - conditions that must be satisfied before each party is obligated to effect the merger; and

     - the circumstances under which the merger agreement can be terminated, the merger can be abandoned, or requirements under the merger agreement can be waived.

     The following sections briefly summarize each of the above categories other than the first two, which are described in the summary section of this proxy statement/prospectus. For a more complete understanding of the contents of the merger agreement, please see the summary section and the merger agreement itself.

     REPRESENTATIONS AND WARRANTIES. The merger agreement contains various representations and warranties of the parties. The representations and warranties, which are not the same for each party, relate to a variety of matters. The following is a non-inclusive list of categories of those representations and warranties:

     - corporate power and standing

     - capital structure

     - litigation

     - labor and employment

     - tax

     - insurance

     - intellectual property

     - interested party transactions

     - restrictions on business

     - liens and encumbrances

     - environmental matters

     - Year 2000 compliance

     - the fairness opinion

     - compliance with state anti-takeover statutes

Other representations and warranties involve the authority of the parties to enter the merger agreement, the enforceability of the agreement and Prism's stockholder vote and board of directors approval.

     The merger agreement also contains representations and warranties of Prism relating to its financial statements for the three most recent fiscal years and the accuracy of the information they contain in accordance with generally accepted accounting principles.

     RESTRICTIONS ON THE CONDUCT OF ARDENT AND PRISM PENDING THE MERGER. The merger agreement contains several restrictions on the conduct of both parties pending the merger. In general, the merger agreement provides that Ardent and Prism will operate their businesses in accordance with their ordinary course of business and in a manner consistent with past practices, use reasonable efforts to preserve substantially intact their respective business organizations, keep available the services of their present officers, key employees and consultants, and preserve their present relationships with persons with whom they have significant business relationships, except as otherwise consented to or approved in advance by the other party.

     The merger agreement lists several particular actions that Ardent and Prism and their respective subsidiaries have agreed not to take, pending consummation of the merger, without the prior written consent of the other party. Examples of these restricted actions include the following:

     - changing or amending organizational documents or, in the case of Ardent, the Ardent Rights Plan;

     - taking actions with respect to the ownership interests of the parties, such as issuing, pledging, or encumbering the ownership interests or splitting, combining, or reclassifying any of their capital stock;

     - taking actions with respect to the assets of the parties, such as selling, pledging, disposing of or encumbering the assets or authorizing major capital expenditures or purchases of fixed assets;

     - declaring, setting aside, making, or paying any dividends or distributions with respect to their common stock except for intracompany distributions;

     - amending the terms of, repurchasing, redeeming, or otherwise acquiring any of their securities or any securities of their subsidiaries;

     - selling, transferring, licensing or otherwise disposing of, or amending or modifying existing agreements with respect to, their intellectual property;

     - acquiring any business organization or division thereof;

     - incurring indebtedness, issuing debt securities, making loans, or assuming, guaranteeing or otherwise becoming responsible for the obligations of any person;

     - increasing compensation, entering into severance agreements or granting severance pay, or entering collective bargaining, employment or employee benefit agreements with or for the benefit of any current or former directors, officers, or employees; and

     - taking any action to change accounting policies or procedures.

     The merger agreement also provides that Ardent and Prism shall not directly or indirectly solicit, encourage, negotiate, approve, or recommend any inquiries or proposals regarding any merger, sale of assets or stock, or similar transaction involving that party or any of its subsidiaries before the effective time of the merger or the termination of the merger agreement. This restriction is subject to the applicable fiduciary duties of the respective directors of Prism and Ardent.

     ADDITIONAL AGREEMENTS. The merger agreement also contains provisions in which the parties agree to take, or not to take, actions relating to a variety of matters following the date of the merger agreement.

     Prism Common Stock Options and Prism Stock Option Plans. At the effective time of the merger, Ardent will assume the obligation to issue shares under each outstanding option to purchase Prism common stock granted under Prism's 1992 Stock Option Plan, 1996 Equity Incentive Plan and 1996 Directors Stock Option Plan. As of the effective time of the merger, each Prism stock option shall be vested and exercisable to the same extent as it would be prior to the effective time of the merger. However, instead of being an option to acquire Prism common stock, at the effective time of the merger each Prism stock option will be converted into an option to acquire the whole number of shares of Ardent common stock that the Prism option holder would have been entitled to receive in the merger had the holder exercised his or her option in full just before the effective time of the merger. The price per share for those options shall be equal to the aggregate exercise price for Prism common stock otherwise purchasable under the option, divided by the number of shares of Ardent common stock deemed purchasable under the option. Notwithstanding this, the exercisability or the vesting of these stock options and the underlying stock will continue to be determined by reference to stock option agreements executed pursuant to Prism's stock option plans. In addition, references in any Prism stock option plan to Prism, the Prism board of directors or any board committee, and any Prism stock option plan shall, as of the effective time, be to Ardent, the Ardent board of directors or board committee, and Ardent's 1995 Non-Statutory Option Plan, as amended, unless those changes would be inconsistent with the context.

     Prism Employee Stock Purchase Plan. The current payment period under this plan began on February 1, 1999 and will end on July 30, 1999. Ardent will assume the obligation to issue stock under this plan at the end of the current payment period. Funds that are credited to a participant's payroll withholding account will be applied to purchase shares of Ardent common stock at a purchase price equal to the lesser of 85% of the average market price of Prism common stock on the first day of the payment period, adjusted by the exchange ratio to the equivalent Ardent common stock price, and 85% of the average market price of Ardent common stock on the last day of the payment period. It is expected that approximately 12,000 shares of Ardent common stock will be issued to participants in the current payment period.

     Tax and Accounting Treatment. The merger agreement provides that the parties will make reasonable efforts to take all necessary actions to cause the merger to qualify as a tax free reorganization. Conversely, the parties will not take any actions, either before or after completion of the merger, which could prevent the merger from qualifying for such tax treatment. Subsequent to the execution of the merger agreement, the companies have determined that the merger will be accounted for as a purchase transaction for financial accounting purposes. Refer to "-- Accounting Treatment of the Merger" for more details. For further descriptions on the tax treatment of the merger, see "Federal Income Tax Considerations."

     Facilitating the Merger. The merger agreement also provides that Ardent and Prism will take or cause to be taken, or use reasonable efforts to take or cause to be taken, actions to facilitate the completion of the merger. Examples of such actions include obtaining necessary consents, making necessary filings, affording reasonable access to the other party, and taking any other actions that are necessary, proper, or advisable to complete the transaction and make the merger effective as promptly as practicable.

     Other. The merger agreement provides that the parties will take a variety of other actions, some of which relate to the indemnification rights of directors and officers of Prism, the service credit of Prism employees, Prism's obligation to call a stockholder's meeting and solicit proxies to vote upon the approval of the merger, and the parties' obligations to prepare and file this proxy statement/prospectus and a registration statement on Form S-4 with the SEC.

     CONDITIONS TO THE MERGER. The merger agreement provides that completion of the merger is subject to the satisfaction or waiver of various conditions. Neither party currently intends to waive any of the conditions to the merger. Examples of these conditions include the following:

     - the registration statement filed with the SEC will be declared effective and no stop order will be issued or proceedings seeking a stop order will be initiated relating to the registration statement;

     - the merger agreement will be adopted by the requisite vote of Prism stockholders;

     - the applicable government agencies have terminated or allowed to expire the waiting period for premerger antitrust review;

     - no restraining orders, injunctions, prohibitions, statutes, rules, regulations or other legal restraints will prevent completion of the merger;

     - no governmental authority will bring proceedings seeking to make completion of the merger illegal or to prohibit or limit Ardent from exercising its material rights and privileges pertaining to its ownership of the business or assets of Prism, Ardent, or any of their respective subsidiaries due to the completion of the merger;

     - the shares of Ardent common stock to be issued in the merger will be approved for quotation on The Nasdaq Stock Market;

     - the parties will receive certificates and opinions from each other and their respective legal and tax advisors regarding the merger; and

     - no event shall have occurred, or would occur as a result of the merger, that has or would result in the triggering of any right or entitlement of Ardent stockholders under the Ardent Rights Plan.

     TERMINATION OF THE MERGER AGREEMENT, ABANDONMENT OF THE MERGER, AND WAIVER. The merger agreement provides that the merger agreement may be terminated and the merger may be abandoned prior to the effective time upon the occurrence of one of several contingencies.

     Ardent and Prism, jointly, can authorize termination and abandonment prior to the effective time by mutual written consent of their boards of directors.

     Ardent or Prism, each individually, can terminate the agreement and abandon the merger prior to the effective time of the merger if one of the following circumstances takes place:

     - if the merger is not completed by April 30, 1999 and the terminating party has not caused this failure by its willful unfulfillment of any of its obligations under the merger agreement,

     - if a court or a governmental, regulatory, or administrative agency has issued a non-appealable final order, decree, or ruling or taken any other action that permanently prohibits the merger and the terminating party has complied with its obligations under the merger agreement,

     - if the stockholders of Prism fail to approve the merger agreement, or

     - if the non-terminating party has breached any representation, warranty, covenant or agreement set forth in the merger agreement that would have a material adverse effect on the terminating party or result in a failure to comply in any material respect with the merger agreement, unless the breach or failure to perform is curable by the exercise of reasonable efforts by the non-terminating party before April 30, 1999 and that party continues to exercise such efforts.

     Ardent alone may terminate the merger agreement and abandon the merger prior to the effective time if one of the following circumstances takes place:

     - the Prism board of directors fails to recommend the merger, or withdraws, modifies, or changes its recommendation of the merger in a manner adverse to Ardent, or resolves to do the same,

     - Ardent requests that the Prism board of directors reconfirm its recommendation of the merger after Prism receives an inquiry or proposal regarding any merger, sale of assets or capital stock, or similar transaction involving Prism or its subsidiaries, and the Prism board of directors fails to do so within 10 days after receiving such request,

     - the Prism board recommends to the Prism stockholders a transaction with a third party involving the third party's acquisition of a significant percentage of the capital stock or assets of Prism,

     - a tender offer or exchange offer for 20% or more of the outstanding Prism common stock is commenced and the Prism board of directors recommends that the Prism stockholders tender their shares in such tender or exchange offer, or

     - Prism fails to call and hold the Prism special meeting by April 30, 1999 and Prism is not otherwise entitled to terminate the merger agreement due to a breach by Ardent of any representation, warranty, covenant, or agreement.

     At any time prior to the completion of the merger, Ardent and Prism may extend the time for the performance by the other party of any of the obligations under the merger agreement, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any documents delivered pursuant to the merger agreement, and waive compliance with any of the agreements or conditions of the other party contained in the merger agreement. The merger agreement may be amended by an agreement in writing among the parties prior to the completion of the merger. However, after approval of the merger by the Prism stockholders, no amendment may be made which by law requires further approval of such stockholders without securing such further approval.

     The merger agreement provides that all fees and expenses incurred in connection with the agreement will be paid by the party incurring such expenses if the merger is not completed and by Ardent if the merger is completed, subject to two exceptions. The first exception is that if the merger is not completed, Ardent and Prism will share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing of this proxy statement/prospectus, the registration statement and any amendments or supplements to those documents. The second exception is that Prism has agreed to pay Ardent a termination fee of $5 million if the merger agreement is terminated due to the one of the following circumstances:

     - the Prism stockholders fail to adopt the merger agreement, a proposal for a transaction with a third party involving the third party's acquisition of more than 20% of the capital stock or assets of Prism has been publicly announced prior to the Prism stockholders' meeting, and such a transaction involving Prism and a third party is entered into or consummated within eighteen months of such termination;

     - Ardent has terminated the merger agreement by right under the terms of the agreement; or

     - the Prism stockholders fail to adopt the merger agreement, one or more stockholders of Prism that is a party to the stockholder support agreement has failed to approve the merger or otherwise breached the stockholder support agreement, and if such stockholder had voted for the merger or not otherwise breached the agreement, the merger would have been approved by the Prism stockholders.

                            NONDISCLOSURE AGREEMENT

     Ardent and Prism entered into a nondisclosure agreement dated March 11, 1998. Each party agreed to keep confidential information provided by the other party with respect to the business, properties and personnel of the party furnishing such information. The nondisclosure agreement contains terms restricting the disclosure and use of confidential information exchanged between the two parties in evaluating the merger and otherwise for a period of two years from the date the confidential information was disclosed.

                         STOCKHOLDER SUPPORT AGREEMENT

     Concurrent with the execution and delivery of the merger agreement, Ardent entered into a stockholder support agreement with 23 stockholders of Prism dated as of November 19, 1998.

     Each Prism stockholder who signed the stockholder support agreement has agreed to use reasonable efforts to cause the stockholders of Prism to approve the merger.

     The stockholder support agreement also provides that each Prism stockholder who signed the stockholder support agreement will not, and will not permit any entity under his or her control to:

     - Solicit proxies or become a participant in a solicitation as such terms are defined in Regulation 14A under the Exchange Act with respect to a transaction that would prevent the completion of the merger, or otherwise encourage or assist any party in any action that would interfere with the timely completion of the merger;

     - Initiate a stockholders' vote or action by written consent of stockholders with respect to a transaction that would prevent the completion of the merger; or

     - Act in concert with other Prism stockholders to vote for any transaction that would prevent the completion of the merger.

     The Prism stockholders who signed the stockholder support agreement also agreed not to sell their Ardent shares in violation of federal securities laws if they are considered affiliates of Ardent after they receive Ardent stock.

     Nine of these stockholders that entered into the stockholder support agreement also agreed:

          1. To vote all shares of Prism common stock held or to be acquired by each of them in favor of the merger agreement and the merger and any matter that could reasonably be expected to facilitate the merger; and

          2. To execute an irrevocable proxy appointing Ardent and Ardent's Chairman of the Board as proxy to vote all shares of Prism common stock held or to be acquired by each of them in favor of the merger and the merger agreement.

                        REGULATORY FILINGS AND APPROVALS

     The companies filed a premerger notification regarding the merger with the Federal Trade Commission as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. This notification is required under that act so that government agencies may assess whether the merger poses any potential antitrust issues. The waiting period in which the federal regulatory agencies may review the merger has been terminated.

     Other than the above filing, Ardent and Prism are not aware of any governmental or regulatory requirements for completion of the merger other than compliance with applicable state corporate laws and federal and state securities laws.

                       ACCOUNTING TREATMENT OF THE MERGER

     The merger will be accounted for as a purchase transaction for financial accounting purposes in accordance with generally accepted accounting principles. Under this method of accounting, Ardent will allocate the value of the stock it is issuing in the merger to the assets it acquires, including goodwill and other intangible assets. In connection with the merger, Ardent anticipates that it will take a one-time charge consisting of a write-off of in-process research and development, estimated to be approximately $7.0 million. The purchase price allocation, including the one-time charge for write-off of in-process research and development, is subject to revision when Ardent obtains additional information concerning asset valuation.

    LISTING OF NEW SHARES OF ARDENT COMMON STOCK ON THE NASDAQ STOCK MARKET

     Prior to the merger, Ardent will obtain approval to list on The Nasdaq Stock Market the shares of Ardent common stock to be issued in the merger and upon the exercise of the Prism stock options. This listing is a condition to the completion of the merger.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material federal income tax consequences of the merger under the Internal Revenue Code of 1986, existing IRS regulations (including final, temporary or proposed), and current administrative rulings and court decisions. All of these regulations, rulings and decisions are subject to change. This discussion is based on the qualified opinions and advice of Choate, Hall & Stewart and Fenwick & West LLP, tax counsel for Ardent and Prism, respectively. These opinions, and the consequences described in these tax sections, assume that the merger will be completed on the terms described in the merger agreement. The following discussion is intended only as a summary of selected principal U.S. federal income tax consequences of the merger and does not purport to be a complete analysis or listing of all of the potential tax effects of the merger. The tax opinions and this discussion are based on important assumptions and representations concerning the merger and the actions of the corporations and stockholders involved. Also, the following discussion does not address tax consequences arising under state, local, or foreign laws, and does not address the circumstances of special cases or individual circumstances of taxpayers. By way of example, it does not address special cases involving foreign persons, Prism stockholders who acquired their Prism common stock from the exercise of stock options or otherwise as compensation, holders of Prism stock options, dealers in securities, banks, insurance companies, and tax-exempt organizations. ACCORDINGLY, EACH HOLDER OF PRISM COMMON STOCK SHOULD CONSULT A TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THE HOLDER'S OWN SITUATION, INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, OR FOREIGN INCOME AND OTHER TAX LAWS. The following discussion is based upon federal income tax laws as in effect on the date of this proxy statement/prospectus, which are subject to change, possibly retroactively. Future legislation, regulations, administrative rulings, or court decisions may affect these expectations as to federal income tax consequences.

             FEDERAL INCOME TAX CONSEQUENCES TO PRISM STOCKHOLDERS

     The merger has been structured with the intent that it qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Section 368(a) defines the categories of transactions that will qualify as reorganizations for purposes of the Internal Revenue Code. If the merger qualifies as a reorganization under Section 368(a), then:

     - neither Ardent nor Prism will recognize any gain or loss as a result of the merger;

     - Prism stockholders will not recognize any gain or loss on the receipt of Ardent common stock in exchange for their Prism common stock in the merger; and

     - the aggregate tax basis of the Ardent common stock received by the Prism stockholders in exchange for their Prism common stock in the merger will equal the aggregate tax basis of the Prism common stock surrendered in exchange therefor. This result excludes any basis allocable to fractional shares of Ardent common stock for which cash is received.

     It is a condition to the obligations of Prism and Ardent to complete the merger that Prism and Ardent receive opinions from their respective counsel, Fenwick & West LLP and Choate, Hall & Stewart, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a). Those tax opinions will be based on and subject to assumptions and limitations as well as representations to be received from Prism and Ardent. An opinion of counsel only represents counsel's best legal judgment, and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court. Neither Ardent nor Prism has requested or will request a ruling from the IRS with regard to any of the U.S. federal income tax consequences of the merger. Upon the advice of its counsel, Fenwick & West LLP, provided that the merger qualifies as a reorganization within the meaning of Section 368(a), Prism believes that its stockholders will not recognize gain or loss as a result of the exchange of shares of Prism common stock solely for voting shares of Ardent common stock in the merger. This result does not apply to any cash received in lieu of a fractional share of Ardent common stock. Subject to the same qualifications, Prism also believes that the aggregate tax basis of the Ardent common stock received by Prism stockholders in the merger will be the same, in each instance, as the aggregate tax basis of the Prism common stock surrendered, excluding any basis allocable to fractional shares of Ardent common stock for which cash is received. In addition, provided that the merger qualifies as a reorganization within the meaning of Section 368(a), the holding period of the shares of Ardent common stock received in the merger by Prism stockholders will include the period during which the shares of Prism common stock surrendered in exchange therefor were held, provided that such shares of Prism common stock were held as capital assets at the time of the merger.

     Either company may waive the condition to receive its respective counsel's tax opinion and proceed with the merger without such opinion. If Prism waives the receipt of such opinion, it will resolicit proxies from its stockholders after informing them about Prism's expectations of changes in the tax consequences to its stockholders or material changes in tax consequences to it, if any, as a result of the merger.

     Holders of Prism common stock who receive cash in the merger in lieu of fractional shares of Ardent common stock will be treated, in each instance, as having received the fractional share and then as having received the cash in redemption of such fractional share. This kind of redemption will generally result in the recognition of gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the tax basis of the holder's share of Prism common stock allocable to such fractional share.

     Section 302 of the Internal Revenue Code provides general rules regarding the federal income tax treatment of corporate redemptions of stock. Section 302 treats cash or property distributed in specific qualifying redemptions of corporate stock as distributed in exchange for such stock. Distributions in redemption of corporate stock that do not qualify under Section 302 may be treated as dividends and taxed at ordinary income rates. Among the categories of redemptions that are treated as exchanges under Section 302 are those redemptions that are not essentially equivalent to a dividend. A redemption of shares held by a minority stockholder in a publicly held corporation who exercises no control with respect to corporate affairs is generally considered to be not essentially equivalent to a dividend if such redemption results in any actual reduction of the minority stockholder's percentage stock ownership.

     Assuming that the deemed redemption of any fractional shares meets the test under Section 302, the holders of Prism common stock will recognize gain or loss on the deemed redemption of any fractional shares of Ardent common stock. That gain or loss generally will be capital gain or loss, provided that the holder's Prism common stock was held as a capital asset at the time of the merger, and will be long-term capital gain or loss if the Prism common stock has been held for more than one year. Long-term capital gain realized by an individual U.S. holder is generally subject to a maximum tax rate of 20%.

              FEDERAL INCOME TAX CONSEQUENCES TO PRISM AND ARDENT

     Upon the advice of its counsel, Fenwick & West LLP, and provided that the merger qualifies as a reorganization within the meaning of Section 368(a), Prism will not recognize any gain or loss as a result of the merger. Upon the advice of its counsel, Choate, Hall & Stewart, and provided that the merger qualifies as a reorganization within the meaning of Section 368(a), Ardent also will not recognize any gain or loss as a result of the merger. Additionally, Prism's tax basis in its assets after the merger will be equal to Prism's tax basis in such assets immediately prior to the completion of the merger. Provided that the merger qualifies as a reorganization within the meaning of Section 368(a), Prism's holding period in its assets after the merger will include the period during which Prism held such assets prior to the merger.

                                OTHER TAX ISSUES

     A successful IRS challenge to the status of the merger as a reorganization under Section 368(a) would result in the Prism stockholders being treated as if they sold their Prism shares in a taxable transaction. If that happened, each Prism stockholder would be required to recognize all of his or her realized gain or loss on the disposition of each of his or her Prism shares equal to the difference between the Prism stockholder's basis in such shares and the fair market value, as of the date the merger becomes effective, of the Ardent shares received in exchange for Prism shares, plus any cash received for fractional shares. That gain or loss would be treated as capital gain or capital loss for a stockholder if he or she held his or her Prism shares as a capital asset at the time of the merger. In such event, a Prism stockholder's aggregate basis in the Ardent shares would equal their fair market value as of the effective time of the merger, and the Prism stockholder's holding period for such Ardent shares would begin the day after the merger.

     Even if the merger qualifies as a reorganization under Section 368(a), a recipient of the Ardent shares at the time of the merger would recognize gain to the extent that those shares were considered to be received in exchange for services or property. This may not apply if it was solely in exchange for Prism voting shares. Gain would also have to be recognized to the extent that a Prism stockholder was treated as receiving, directly or indirectly, consideration other than Ardent voting shares in exchange for Prism shares. All or a portion of those gain amounts may be taxable as ordinary income.

          UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Condensed Combining Statements of Operations for the year ended December 31, 1998 give effect to the acquisition of the Prism common stock as if it occurred on January 1, 1998. The Unaudited Pro Forma Condensed Combining Balance Sheet as of December 31, 1998 set forth below gives effect to the acquisition of Prism as if it occurred on December 31, 1998. Upon the completion of the merger, each holder of Prism common stock will be entitled to receive shares of Ardent common stock based on an exchange ratio of 0.13124 of a share of Ardent common stock for each share of Prism common stock. Each of Ardent and Prism prepares its financial statements on the basis of a fiscal year ending on December 31. The Pro Forma Condensed Combining Balance Sheet combines Ardent's audited balance sheet as of December 31, 1998 with Prism's audited balance sheet as of December 31, 1998. The Pro Forma Condensed Combining Statements of Operations combine Ardent's audited results of operations for its fiscal year ended December 31, 1998 with Prism's audited results of operations for the year ended December 31, 1998. The Pro Forma Condensed Combining Statements of Operations and the Pro Forma Condensed Combining Balance Sheet set forth below reflect several material adjustments, including among others, adjustments to reflect the amortization of the portion of the purchase price allocated to goodwill and other intangible assets.

     These statements should be read in conjunction with the consolidated financial statements of Ardent and Prism appearing elsewhere in this proxy statement/prospectus. The statements are presented for comparative purposes only and are not intended to be indicative of actual results had the transactions occurred as of the dates indicated above or of results which may be attained in the future.

     The purchase price allocation is preliminary and subject to change. Any changes to the allocation could have a material impact on the pro forma financial statements.

             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                                 (IN THOUSANDS)
                            AS OF DECEMBER 31, 1998

                                           ARDENT     PRISM     COMBINED   ADJUSTMENTS   COMBINED
                                          --------   --------   --------   -----------   --------
Current assets:
  Cash and equivalents..................  $ 24,167   $  5,069   $ 29,236                 $ 29,236
  Accounts receivable -- net............    21,238      9,994     31,232                   31,232
  Prepaid expenses and other............     5,062        974      6,036                    6,036
  Deferred income taxes.................     1,634         --      1,634                    1,634
  Assets held for sale(1)(4)............        --         --         --    $  7,975        7,975
                                          --------   --------   --------    --------     --------
     Total current assets...............    52,101     16,037     68,138       7,975       76,113
                                          --------   --------   --------    --------     --------
Property and equipment -- net...........     6,587      3,620     10,207      (1,164)       9,043
                                          --------   --------   --------    --------     --------
Other long-term assets:
  Intangible assets(1)..................    14,633         --     14,633      33,151       47,784
  Other long-term assets................     5,085      1,855      6,940                    6,940
  Deferred income taxes(1)..............     4,398         --      4,398       1,694        6,092
                                          --------   --------   --------    --------     --------
     Total long-term assets.............    24,116      1,855     25,971      34,845       60,816
                                          --------   --------   --------    --------     --------
TOTAL ASSETS............................  $ 82,804   $ 21,512   $104,316    $ 41,656     $145,972
                                          ========   ========   ========    ========     ========
Current liabilities:
  Accounts payable......................  $  5,476   $  2,214   $  7,690                 $  7,690
  Accrued compensation..................     4,289      3,041      7,330                    7,330
  Accrued expenses and other current
     liabilities........................    13,101      1,382     14,483                   14,483
  Accrued merger and restructuring
     costs(1)...........................     2,112         --      2,112    $  7,611        9,723
  Deferred revenue......................    14,036      3,980     18,016                   18,016
                                          --------   --------   --------    --------     --------
     Total current liabilities..........    39,014     10,617     49,631       7,611       57,242
                                          --------   --------   --------    --------     --------
  Non-current debt and other long-term
     liabilities........................        --        329        329                      329
                                          --------   --------   --------    --------     --------
                                                                                  25)
  Capital stock(1)(2)...................       157         19        176         (19          182
                                                                              48,956)
  Capital in excess of par(1)(2)........    68,774     59,822    128,596     (59,822      117,730
                                                                              (4,370)
  Accumulated deficit(1)(2).............   (21,883)   (49,275)   (71,158)     49,275      (26,253)
  Cumulative translation adjustment,
     treasury stock and other equity....    (3,258)        --     (3,258)                  (3,258)
                                          --------   --------   --------    --------     --------
     Total stockholders' equity.........    43,790     10,566     54,356      34,045       88,401
                                          --------   --------   --------    --------     --------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY................................  $ 82,804   $ 21,512   $104,316    $ 41,656     $145,972
                                          ========   ========   ========    ========     ========

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                          YEAR ENDED DECEMBER 31, 1998

                                                  ARDENT      PRISM      ADJUSTMENTS    COMBINED
                                                 --------    --------    -----------    --------
Revenue:
  License(4)...................................  $ 70,200    $ 22,166     $ (2,864)     $ 89,502
  Services(4)..................................    49,060      29,924       (2,295)       76,689
                                                 --------    --------     --------      --------
Total revenue..................................   119,260      52,090       (5,159)      166,191
                                                 --------    --------     --------      --------
  Cost of software(3)..........................     7,953       1,031        4,576        13,560
  Cost of services(4)..........................    22,511      21,410       (2,188)       41,733
  Selling and marketing(4).....................    41,761      27,355       (1,436)       67,680
  Research development(4)......................    17,576      14,492       (1,171)       30,897
  General administrative(4)....................     9,986       6,587         (113)       16,460
  Other charges................................    14,895          --           --        14,895
                                                 --------    --------     --------      --------
     Total costs and expenses..................   114,682      70,875         (332)      185,225
                                                 --------    --------     --------      --------
Income (loss) from operations..................     4,578     (18,785)      (4,827)      (19,034)
Other income...................................       190         383                        573
                                                 --------    --------     --------      --------
Income (loss) before income taxes..............     4,768     (18,402)      (4,827)      (18,461)
Provision for income taxes(3)..................     3,131         249         (330)        3,050
                                                 --------    --------     --------      --------
Net income (loss)..............................  $  1,637    $(18,651)    $ (4,497)     $(21,511)
                                                 ========    ========     ========      ========
  Basic net income (loss) per share(3).........  $   0.11    $  (1.01)                  $  (1.25)
  Basic shares used for calculation(3).........    14,790      18,485                     17,216

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

(1) Reflects the preliminary allocation of the purchase price. The preliminary allocation is summarized as follows (in 000's):

Value of Ardent shares to be issued for Prism outstanding
  shares....................................................  $42,372
Value of Prism options to be exchanged for Ardent options...    6,609
Book value of Prism liabilities at December 31, 1998........   10,946
Estimated merger liabilities................................    7,611
Estimated tax liabilities...................................    2,306
                                                              -------
          Total consideration and liabilities assumed.......  $69,844
                                                              =======
Prism assets at December 31, 1998...........................  $21,512
Less estimated disposal of fixed assets.....................   (1,164)
Less net book value Prism intangibles at December 31,
  1998......................................................     (878)
Estimated tax assets associated with net operating loss
  carryforwards.............................................    4,000
In-process technology.......................................    4,370
Existing technology.........................................    6,072
Prism workforce.............................................    3,363
Prism customer list.........................................    1,283
Assets held for sale, net of tax............................    7,975
Goodwill....................................................   23,311
                                                              -------
          Total asset allocation............................  $69,844
                                                              =======

    This allocation is subject to change pending a final analysis of the value of the assets acquired and the liabilities assumed and divestiture of Prism's Customer Relationship Management Software business. (see note 4 below). The impact of such changes could be material. If the estimate of allocation were to change such that total intangible assets increase or decrease by $3 to $6 million, it is estimated that amortization of the related intangibles would increase or decrease accordingly by between approximately $300,000 to $1,000,000 annually, depending on the individual intangibles affected and their estimated useful lives.

    The tangible assets acquired consist of cash, accounts receivable, prepaid expenses, property and equipment and other assets including principally deposits, goodwill and prepaid royalties. The fixed assets have been reduced in the purchase price allocation for estimated disposals of $1,000,000 and the remaining fixed assets consist principally of computer equipment whose fair value would not be expected to be materially different from its book value. The book value of goodwill of $878,000 has been reduced to zero in the purchase price allocation, as all acquired intangibles have been assigned new values. The book value of prepaid expenses and prepaid royalties approximates fair value. The book value of the remaining financial instruments including cash, accounts receivable, other receivables and deposits approximates fair value as disclosed in footnote 2 to the accompanying Prism financial statements.

    The value of intangible assets was estimated based on a preliminary estimate of fair value which included estimated values of four products which are currently in-process. The first in-process product provides an interface between the Prism Warehouse Executive (PWE) product and SAP applications. This product is expected to be approximately 88% complete as of the acquisition date and is expected to be released in June 1999. Also in process are the next three releases of the PWE product; version 2.1, version 2.01, and version 3.0. PWE 2.1 allows the user to manipulate the flow of data from multiple sources of data into a target data warehouse through a simple to use point-and-click interface. Version 2.1 differs from the previous version as it offers a common interface that facilitates desktop management based on Java scripts. The new version will readily inter-operate with other sources as the common language, Java, will be more open and flexible. Performance enhancements are also scheduled in this release. It is expected to be approximately 80% complete at the acquisition date and is expected to be completed in September 1999. Version 2.01 is a version of the PWE software that is adapted to the Kanji language. It is expected to be approximately 71% complete at the acquisition date and is expected to be completed in September 1999. PWE 3.0 is a version of the product which enables data warehouse users to extract data from a COBOL environment. It is expected to be approximately 25% complete at the acquisition date and is expected to be completed in

    September 1999. Working models of the products were not completed as of the date of the acquisition. The preliminary valuation was based on the assumption that the estimated cost to complete all products under development, measured as of the anticipated acquisition date, would be approximately $2.9 million and that the products would generate revenue through the year 2004 with growth rates of approximately 12% in the years following the acquisition, trailing to (50)% in the later years. Margin assumptions used in estimating future cash flows ranged from 6% -- 11%. It is the nature of the business to be constantly developing new software for future product releases. A reasonable expectation of return on the incomplete technology would be higher than that of completed technology due to these inherent risks. As a result, the earnings associated with the incomplete technology were discounted at a rate of 29%.

    While there is no certainty that the products will be successfully completed, Ardent management does not anticipate any problems in the remaining portion of the development cycle at this time. It is anticipated that the combined company will benefit from the new products within the first quarter following their release. The inability of Ardent to complete this technology within the expected timeframe could materially impact future revenues and earnings, which could have a material adverse effect on Ardent's business, financial condition and results of operations.

    The preliminary purchase price allocation does not give effect to any synergies expected to be achieved from combining the operations of the two companies nor any benefits from the actions expected to be taken by Ardent upon consummation of the merger.

    The estimated merger liabilities of $7,611,000 include $2,425,000 of financial advisor, legal and accounting fees related to the merger, $1,889,000 of costs to close 12 Prism sales offices as a result of consolidation of offices, and $3,297,000 of severance costs in connection with the termination of 35 Prism employees, principally finance and administrative and sales and marketing positions which overlapped with Ardent positions.

(2) Adjustments reflect the elimination of Prism's equity accounts in connection with the purchase price allocation.

(3) Pro forma net loss reflects the estimated amortization associated with the intangible assets detailed above and the related tax benefit, using lives ranging from three to ten years. Pro forma basic and diluted net loss per share is computed using the weighted-average number of shares of common stock outstanding after the issuance of Ardent common stock in exchange for the outstanding shares of Prism common stock. Dilutive options are excluded from the computation during the loss periods as their effect is antidilutive.

(4) Upon completion of the merger between Ardent and Prism, Ardent plans to dispose of assets of Prism related to the Customer Relationship Management Software, or CRMS, products and services. As of the date of this proxy statement/prospectus, Ardent was in the early stages of pursuing potential acquirors of the assets and, for purposes of pro forma presentation, has estimated the value of the assets to be disposed at $12.2 million ($7.975 million net of estimated taxes on the sale). This estimate is based on a combination of factors. A preliminary business enterprise valuation was obtained and initial discussions with potential acquirors are consistent with the estimated value. Additionally, Prism acquired CRMS through a pooling-of-interests transaction only one year preceding the anticipated close of the merger with Ardent. The value of the shares issued by Prism totaled approximately $12 million. The disposal of the assets is expected to be completed by the end of June 1999. Prism's basis in the assets held for sale consist only of fixed assets totaling approximately $164,000. This amount has been deducted from the total fixed assets in the pro forma purchase price allocation. The remaining assets to be sold are intangible, for which Prism has no basis due to the pooling-of-interests accounting which was applied in connection with Prism's acquisition of CRMS. The estimated selling price is preliminary and is subject to change prior to the close of the transaction with Prism. Changes in the actual or estimated value of the total assets to be disposed will result in a reallocation of the purchase price of Prism at the time the change is identified. The results of operations for CRMS for the years ended December 31, 1997 and 1998 have been excluded from the pro forma condensed combining statements of operations for the same periods.

                             THE BUSINESS OF ARDENT

GENERAL

     Ardent is a data management software company. Ardent designs, develops and markets easy-to-use and highly compatible products that enable businesses to get the most out of their data. Ardent's products help businesses store, sort, retrieve, manipulate and analyze their ever increasing stores of information. Ardent's principal products include DataStage, a software product that simplifies the creation of large storage units of data known as data marts and data warehouses, and two extended relational database management systems known as UniVerse and UniData. Ardent markets and sells its products worldwide and provides technical support, consulting and education services to its customers.

BUSINESS STRATEGY

     Ardent was founded in the mid-1980s to develop and market extended relational database management systems. Initially, these database systems were licensed to users to enable business applications developed on a particular operating system to be easily converted to run on the UNIX operating system. Beginning in the early 1990s, the database systems were also licensed to users as an embedded part of business applications. In 1996, Ardent began to develop and market data warehouse products. In February, 1998, Ardent merged with Unidata, Inc., a relational database, object database, and software tools developer and marketer. The purpose of this merger was to combine the strengths of two leaders in the extended relational database marketplace.

     Ardent currently has two business units which are based on two general product areas: data warehouses and databases. Ardent maintains 68 sales/distribution offices in 52 countries around the world. In addition to direct sales, Ardent has established relationships with more than 1,000 value added resellers. These value added resellers market Ardent's products in connection with other products and services which, as a combined package, provide business solutions for all phases of a company's operations.

     Ardent's strives to support and expand its existing customer and reseller base while expanding its presence in the data warehouse and database markets.

Key Features of Ardent's Strategy Are:

  - Improved Developer and User Productivity

    Ardent promotes increased productivity of both software application developers and software users by offering products and services that make it easier to manage today's most complex business applications.

  - Cost Containment and Compatibility

    Ardent's products are designed to operate uniformly across a broad range of computer systems, including PCs, workstations and servers. This ensures that customers do not bear unnecessary costs for application re-deployment or user retraining.

  - Client/Server Technologies

    Ardent's products provide a safe and efficient means for sharing database information in a multi-user environment.

  - Worldwide Distribution

    In addition to its value added reseller relationships, Ardent also distributes its products through strategic original equipment manufacturer agreements and system integrating technicians who utilize Ardent's products and services when building solutions for their customers. Ardent has a worldwide direct sales force of distributors in key markets around the world.

  - International Presence

    Ardent maintains engineering and sales subsidiaries in three strategic regions outside the United States: the United Kingdom, France, and Asia Pacific. Additionally, Ardent has established subsidiary and distributor operations in emerging markets, including New Zealand, South America, Germany, Japan, and Canada.

  - Recurring Revenue

    Ardent's distribution and pricing strategies are intended to generate recurring revenue. The sale of a development license generally leads to follow-on sales as applications are deployed and expanded. Ardent also receives maintenance fees and revenues from consulting assignments and training courses.

  - Worldwide Customer Service

    Ardent offers installation assistance, telephone and on-line support, consulting services, and training both at worldwide Ardent locations and at value added reseller and customer locations.

PRODUCTS

     Ardent's many products enable it to serve the current and changing needs of its growing customer base.

  Ardent's Data Warehouse Products

     As businesses rapidly accumulate data, they need better ways to manage, manipulate and analyze that data. To meet this need, Ardent has created products called data warehouses, which store and integrate data to be used in various applications, and data marts, which contain a subset of information from a data warehouse. The primary product in Ardent's Data Warehouse business unit is DataStage.

  - DataStage

    DataStage addresses what has historically been the most difficult and time-consuming portion of a data mart or data warehouse implementation: extracting and organizing data from different database management systems. Through an easy to use point and click interface, DataStage allows developers to quickly create easy to use and maintain data marts and data warehouses. This gives businesses ready access to the data they need to make faster, smarter business decisions. Its compatibility with popular databases such as Oracle, Microsoft SQL Server, UniVerse, Sybase, Informix, legacy databases and others, makes it a cost-effective and flexible solution for businesses.

  Ardent's Database Products

     The traditional portion of Ardent's business is represented by its database business unit. This collection of relational database technology and tools has long enabled customers to manage the most complex business data. Products sold through the database business unit include:

  - UniVerse and UniData extended relational database management systems

    With these products developers can build, enhance and run high performance business applications using the popular UNIX and Windows NT operating systems. UniVerse and UniData are leading technologies for processing a large volume of data involving complex data structures and relationships.

  - RedBack

    RedBack is a product that simplifies the integration of Web-based systems with existing data and applications both on the Internet and corporate intranets.

  - wIntegrate

    wIntegrate is a product that helps to transform applications that are based on alphabetical or numerical characters into graphical applications based on a Windows style, point-and-click, drag-and-drop format.

  - System Builder

    A powerful application developer, System Builder allows developers to transform existing applications to graphical user interfaces and multi-tier deployment architectures, while maintaining the original functions of the application.

  - O2 Object Database System

    The O2 database system enables object developers to build high performance database applications. O2 makes object development simpler because it is compatible with both the popular Java and C++ data models. The O2 System incorporates a complete set of application development tools tailored to the evolving needs of today's application developers. O2 also provides interfaces to other databases, the Web and the Common Object Request Broker Architecture, a system which enables communication between diverse and remote applications.

     In addition to these products, the database business unit offers a variety of middleware products which interconnect existing programs that run separately, a COBOL migration solution, and a set of data analysis and reporting tools.

SERVICES

     In addition to its product-focused business units, Ardent provides customers worldwide with a full spectrum of services. These services include technical support for customers who purchase maintenance contracts, education and consulting services.

SALES AND MARKETING

     Ardent sells its products and services throughout the world to a broad range of customers through direct sales, value added resellers, and systems integrators.

     In the United States, Ardent's sales and support staff are located at its Westboro, Massachusetts headquarters and the following field offices:

     Arlington, Texas
     Bellevue, Washington
     Bridgewater, New Jersey
     Cary, North Carolina
     Denver, Colorado
     Irvine, California
Palo Alto, California
Princeton, New Jersey
Reston, Virginia
Rosemont, Illinois
Tampa, Florida

     Internationally, Ardent has seven wholly-owned international subsidiaries located in the United Kingdom, France, Canada, Germany, South Africa, Australia and Japan. Ardent also has exclusive distributors in Argentina, Brazil, Ecuador and Spain. Revenue derived from outside the United States was approximately 36%, 38%, and 35%, of total revenue for the years ended December 31, 1998, 1997, and 1996, respectively. Ardent intends to continue making investments in international activities. See page 13 for a description of various risks involved in international transactions.

     Ardent implements a variety of marketing programs to assist in the sale of its products and services, including advertising and public relations campaigns, regional seminars, reseller and end-user group meetings, and cooperative programs. In addition, Ardent participates in various trade shows, and provides catalogs, visual aids, newsletters, and product sales literature, both in printed form and on the Web.

CUSTOMERS

     Ardent's products are used by over two million end-users in a broad range of industries. Its end-users include:

Aetna
Anheuser-Busch
Bankers Trust
Cabletron
Chase Manhattan
  Corporation
Eurotunnel
France Telecom
Fujitsu Lab
GE Aerospace
Hyatt International
Hewlett Packard
IBM
John Deere
Kaiser Permanente
Lucent Technologies
Motorola
New York City
  Library
Sears, Roebuck &
  Company
Sony Corporation
Stanford University
Travelers Insurance
U.S. Sprint
Wells Fargo
Xerox

PRODUCT DEVELOPMENT

     Ardent believes that its future success depends, in part, on its ability to maintain and improve its current technologies, enhance its existing products and develop new products that meet an expanding range of customer requirements. Ardent intends to expand its existing product offerings and introduce new products to maintain its competitive position.

     In 1998, Ardent began shipping commercially UniVerse version 9.5.1; UniData version 5.0; UniData version 5.0/NT; RedBack version 2.3; wIntegrate version 4.01; System Builder 4.4; DataStage version 3.1/UNIX; and DataStage version 3.5/NT.

     Throughout 1998, Ardent invested in the further development of these existing products and established new technology sharing relationships to begin work on new products. Ardent's development efforts are focused on enhancing the features of and adding new functionality to all of its products.

     In the years ending December 31, 1998, 1997, and 1996, Ardent's expenses relating to product development were $17,526,000, $16,924,000 and $16,649,000, respectively. Ardent has experienced little turnover in its product development personnel and believes that the experience, stability, and depth of its product development staff are important factors in Ardent's success.

     The market for database and data warehouse software products changes rapidly due to improvements in computer hardware and software. Ardent's success will depend upon its ability to develop and market competitive technologies, enhance its current products and bring forth new products in a timely and cost-effective manner. Ardent may not be able to develop and market product enhancements or new products that respond to changing market conditions or that will be accepted by customers. Ardent previously experienced delays in the development and introduction of new products and product enhancements. The length of these delays has varied depending upon the size and scope of the project and the nature of the problems encountered. If Ardent fails to anticipate or to respond adequately to changing market conditions, or encounters significant delays in product development and introduction, its customers could delay or decide against purchases of Ardent's products. Any of these circumstances could substantially harm Ardent's business, operating results and financial condition.

COMPETITION

     The computer software and service industry is intensely and increasingly competitive. Because of the breadth of its overall product offering, Ardent competes with many companies offering alternative solutions. Many of these firms have greater financial, marketing and technical resources than Ardent. They may be able to adapt more quickly to new or emerging technologies and standards or changes in customer requirements, or they may be able to devote greater resources to the promotion and sale of their products than can Ardent.

     Ardent believes that the principal competitive factors affecting the database and data warehouse markets include technical performance and product attributes such as functionality, portability, reliability, ease of use, adaptability and scaleability, product reputation, quality, customer service and support, price, ability to integrate with products produced by other vendors, the effectiveness of sales and marketing efforts and company reputation. There can be no assurance that Ardent will be successful in competing in the future with respect to these or other factors.

EMPLOYEES

     As of December 31, 1998, Ardent had a total of 623 employees worldwide, consisting of 363 in sales, support and marketing, 181 in engineering, and 79 in finance and administration. Ardent's success is highly dependent on its ability to attract and retain qualified employees. Competition for employees is intense in the software industry, and an inability to attract and retain qualified development and sales personnel, in particular, could postpone product release schedules and adversely affect Ardent's ability to generate revenue.

     None of Ardent's employees is represented by a labor union or is the subject of a collective bargaining agreement with respect to his or her employment with Ardent. Ardent has never experienced a work stoppage and believes its relations with its employees are good.

PROPRIETARY RIGHTS AND LICENSES

     Ardent depends upon a combination of copyrights and restrictions on access to its trade secrets to protect its proprietary rights. Ardent distributes its products under software license agreements which grant customers a perpetual, non-exclusive license to Ardent's products and contain terms and conditions prohibiting the unauthorized reproduction or transfer of Ardent's products. Generally, Ardent's products are furnished to customers only in object code form. In the limited cases where Ardent makes its source codes available to third parties, it does so only under an obligation of confidentiality. In addition, Ardent generally enters into confidentiality agreements with management and programming staff and limits access to and distribution of its proprietary information.

     While Ardent has not registered any of its copyrights, it generally includes copyright notices in its software. Despite these precautions, it may be possible for unauthorized third parties to copy aspects of Ardent's products or to obtain information that Ardent regards as proprietary. Unregistered copyrights are still protected under both federal and state law, although a copyright holder must first register a copyright to sue another person for infringement of that copyright under federal law. This may be done immediately prior to bringing a suit. Obtaining registered copyrights on software often requires disclosure of the underlying software code. In addition, software code changes so frequently that constant updates would be required to keep a useful copyright current. Therefore, Ardent has elected not to register its copyrights at this time, although it is free to do so at any time.

     Ardent believes that, due to the rapid pace of innovation within the software industry, factors such as the technological and creative skills of its personnel and ongoing reliable product maintenance and support are more important in establishing and maintaining a leadership position within the industry than are the various legal protections of its technology.

     All trademarks and registered trademarks used herein are the property of their respective owners.

PROPERTIES

     Ardent's principal administrative, marketing, product development and support facilities are located in Westboro, Massachusetts, where Ardent occupies approximately 90,000 square feet of office space under a lease that expires in 2008. Ardent also leases office space for its twenty US and foreign sales and support offices and one foreign product development office. The terms of these leases generally range from one to five years. Ardent believes the current space is adequate for its current needs and that additional space will be available as needed.

LEGAL PROCEEDINGS

     Ardent is a defendant in two actions filed against Unidata prior to its merger into Ardent, one in May 1996 in the U.S. District Court for the Western District of Washington and one in September 1996 in the U.S. District Court for the District of Colorado. The plaintiff, a company controlled by a former stockholder of Unidata and a distributor of its products in Asia, alleges in both actions the improper distribution of Unidata products in the plaintiff's exclusive territory and asserts damages of approximately $30,000,000 under claims for fraud, breach of contract, unfair competition, racketeering and corruption, and trademark and copyright infringement, among other relief. Unidata denied the allegations against it in its answers to the complaints. In the Colorado action, Unidata moved that the matter be resolved by arbitration in accordance with its distribution agreement with the plaintiff. The motion regarding arbitration has been under the court's consideration for approximately two years. No discovery or other activity in either action has occurred pending the court's decision on the motion for arbitration. While the outcome cannot be predicted with certainty, management of Ardent believes that the actions against Ardent are without merit and plans to continue to oppose them vigorously.

     Ardent is a defendant in an action filed in July 1998 in the U.S. District Court for the Southern District of Ohio. The plaintiff, with which Ardent entered into a joint venture in 1996 to develop the Object Studio product, alleges in its complaint that Ardent is obligated to support the joint venture in amounts up to $1,400,000 per year for an aggregate present value liability of up to $8,000,000. While the outcome cannot be predicted with certainty, Ardent believes the allegations are without merit and has denied its alleged liability and filed counterclaims against the plaintiff seeking an amount in excess of $9,000,000 for misrepresentation and breach of fiduciary duty.

           SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF ARDENT
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     YEARS ENDED DECEMBER 31,
                                                        --------------------------------------------------
                                                         1998       1997      1996(1)     1995      1994
                                                        -------   --------    -------    -------   -------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Software............................................  $70,200   $ 58,812    $61,805    $54,218   $52,520
  Services and other..................................   49,060     43,916     48,694     38,503    29,368
                                                        -------   --------    -------    -------   -------
    Total revenue.....................................  119,260    102,728    110,499     92,721    81,888
                                                        -------   --------    -------    -------   -------
Costs and expenses:
  Cost of software....................................    7,953      9,211      8,864      6,449     5,899
  Cost of services and other..........................   22,511     24,825     26,807     21,403    13,987
  Selling and marketing...............................   41,761     40,786     40,116     34,957    30,941
  Product development.................................   17,576     16,924     16,649     14,376    13,538
  General and administrative..........................    9,986     13,128     12,920     11,174     9,436
  Merger, exit and restructuring costs................   14,895         --      7,858      6,882     1,700
  Purchased technology................................       --      3,040      4,900         --     3,212
  Loss on disposal of subsidiary......................       --        602         --         --        --
  Litigation..........................................       --         --         --        499       650
                                                        -------   --------    -------    -------   -------
    Total costs and expenses..........................  114,682    108,516    118,114     95,740    79,363
                                                        -------   --------    -------    -------   -------
Income (loss) from operations.........................    4,578     (5,788)    (7,615)    (3,019)    2,525
                                                        -------   --------    -------    -------   -------
Other income (expense):
  Other income -- net.................................      579        981        461        751       644
  Interest expense....................................     (389)    (2,965)    (2,100)    (1,354)     (333)
  Loss on investment in joint venture.................       --         --       (176)        --        --
                                                        -------   --------    -------    -------   -------
    Total other income (expense)......................      190     (1,984)    (1,815)      (603)      311
                                                        -------   --------    -------    -------   -------
Income (loss) before provision for (benefit from)
  income taxes and extraordinary item.................    4,768     (7,772)    (9,430)    (3,622)    2,836
Provision for (benefit from) income taxes.............    3,131      1,149     (1,819)      (996)    2,984
                                                        -------   --------    -------    -------   -------
Income (loss) before extraordinary item...............    1,637     (8,921)    (7,611)    (2,626)     (148)
Extraordinary loss - loss from disposal of assets
  acquired in a pooling of interests..................       --         --     (2,382)        --        --
                                                        -------   --------    -------    -------   -------
Net income (loss).....................................  $ 1,637   $ (8,921)   $(9,993)   $(2,626)  $  (148)
                                                        =======   ========    =======    =======   =======
Basic income (loss) per common share:
  Before extraordinary item...........................  $  0.11   $  (0.65)   $ (0.58)   $ (0.21)  $ (0.01)
  Net income (loss)...................................  $  0.11   $  (0.65)   $ (0.76)   $ (0.21)  $ (0.01)
                                                        =======   ========    =======    =======   =======
Diluted income (loss) per common share:
  Before extraordinary item...........................  $  0.10   $  (0.65)   $ (0.58)   $ (0.21)  $ (0.01)
  Net income (loss)...................................  $  0.10   $  (0.65)   $ (0.76)   $ (0.21)  $ (0.01)
                                                        =======   ========    =======    =======   =======
Shares for basic computation..........................   14,790     13,751     13,071     12,623    12,474
                                                        =======   ========    =======    =======   =======
Shares for diluted computation........................   16,724     13,751     13,071     12,623    12,474
                                                        =======   ========    =======    =======   =======

CONSOLIDATED BALANCE SHEET DATA:
Cash and equivalents..................................  $24,167   $ 24,155    $15,545    $12,654   $16,293
Working capital.......................................   13,087     12,548     18,314     18,873    24,800
    Total assets......................................   82,804     93,984     94,516     79,833    78,779
Long-term liabilities, less current portion...........       --     21,190     21,704     12,085    12,091
Stockholders' equity..................................   43,790     32,082     35,851     41,134    41,983

---------------

(1) As restated. See Note 13 of notes to the consolidated financial statements

                  ARDENT MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     Subsequent to the issuance of the Company's financial statements for the year ended December 31, 1997, the Company's management determined that certain elements of the extraordinary item recorded for the year ended December 31, 1996, as a result of the disposition of certain product lines present at the date of a pooling-of-interests transaction with Easel Corporation in 1995, should have been recorded as elements of continuing operations. Costs previously included in the extraordinary item, related to the disposition of these product lines included severance costs associated with employees terminated who were employed in these lines of business, costs associated with closure of facilities associated with these lines of business, and committed costs related to a joint venture associated with these lines of business. As a result, the Company has restated its previously issued statement of operations for the year ended December 31, 1996 to reflect these costs as Merger, exit and restructuring costs. Only the costs associated with asset writedowns in connection with exiting these product lines have been included in the extraordinary item. This restatement had no effect on net income in 1996, did not affect the results of operations or cash flows for any other period, nor did it have any effect upon financial position as of December 31, 1996 or any other date. The effects of the restatement have been reflected herein. See Note 13 to the Consolidated Financial Statements.

     On February 10, 1998, Ardent (formerly known as VMARK Software, Inc.) merged with Unidata, Inc. in a transaction accounted for as a pooling-of-interests. The accompanying consolidated financial statements include the accounts of Unidata, Inc. with those of Ardent for all periods prior to the merger.

     The discussion which follows analyzes the results of operations for the year ended December 31, 1998 compared to the year ended December 31, 1997, and for the year ended December 31, 1997 compared to the year ended December 31, 1996.

     The following table sets forth selected items from Ardent's Consolidated Statement of Operations as a percentage of total revenue and the percentage change in dollar amounts of such items.

                                                                             PERIOD-      PERIOD-
                                                                            TO-PERIOD    TO-PERIOD
                                                 YEAR ENDED DECEMBER 31      CHANGE       CHANGE
                                                 -----------------------    1998 VS.     1997 VS.
                                                 1998     1997     1996       1997         1996
                                                 -----    -----    -----    ---------    ---------
Revenue:
  Software.....................................   58.9%    57.3%    55.9%      19.4%       (4.8)%
  Services and other...........................   41.1     42.7     44.1       11.7        (9.8)
                                                 -----    -----    -----      -----        ----
     Total revenue.............................  100.0    100.0    100.0       16.1        (7.0)
                                                 -----    -----    -----      -----        ----
Costs and expenses:
  Costs of software............................    6.7      9.0      8.0      (13.7)        3.9
  Costs of services and other..................   18.9     24.2     24.3       (9.3)       (7.4)
  Selling and marketing........................   35.0     39.7     36.3        2.4         1.7
  Product development..........................   14.7     16.4     15.1        3.9         1.7
  General and administrative...................    8.4     12.8     11.7      (23.9)        1.6
  Merger, exit, and restructuring costs........   12.5       --      7.1          *           *
  Purchased technology.........................     --      3.0      4.4          *           *
  Loss on disposal of subsidiary...............     --       .5       --          *           *
                                                 -----    -----    -----      -----        ----
     Total costs and expenses..................   96.2    105.6    106.9        5.7          .5
                                                 -----    -----    -----      -----        ----
Income (loss) from operations..................    3.8%    (5.6)%   (6.9)%         *%         *%
                                                 =====    =====    =====      =====        ====

---------------
* Not meaningful.

     Ardent's revenue is derived from the licensing of software and the delivery of related services. These services include consulting, training and product maintenance. Ardent generally licenses its software for use on individual computers. Customers may elect to contract with Ardent for product maintenance, which includes product and documentation enhancements, as well as telephone support for product problem resolution, by paying annual or quarterly fees or paying fees based upon usage of such maintenance services.

REVENUE

     Ardent's total revenue increased 16% to $119,260,000 for the year ended December 31, 1998, from $102,728,000 for the year ended December 31, 1997. This increase in revenue is primarily due to the increase in sales of Ardent's data warehouse and embedded database licenses. Data warehouse revenue represented 14% of total revenue in 1998, as compared to 5% in 1997. Total embedded database revenue grew approximately 21%, or $18,000,000. These increases were offset by the decline in revenues associated with the conversion of applications from other operating systems to client server UNIX and NT environments, which decreased from approximately 15% of total revenue in 1997 to 2% in 1998.

     Ardent's total revenue decreased 7% to $102,728,000 in fiscal year 1997, from $110,499,000 in fiscal year 1996. The decline in total revenue is primarily due to Ardent having exited several non-strategic and unprofitable businesses in the fourth quarter of 1996, including the Object Studio product line and related services, and due to an increase in the Unidata allowance for returns in fiscal year 1997 as a result of the fact that several customers had denied full payment of their outstanding balances because of technical or invoicing issues. Prior to the merger, Unidata occasionally experienced technical issues at key value-added resellers and end-user sites for which Unidata accepted product returns or would grant partial credit, even though there was no contractual obligation to provide such credit. These decreases were partially offset by the increase in revenue associated with Ardent's data warehouse product, DataStage, and the System Builder products. DataStage revenue represented 5% of total revenue in 1997. DataStage was released in late January 1997 and, therefore, was not included in the results of operations in 1996. System Builder products' revenue represented approximately 9% of revenue in 1997, as compared to 6% in 1996. System Builder was acquired in fiscal year 1996.

SOFTWARE REVENUE

     Software revenue increased 19% to $70,200,000 in 1998, as compared to $58,812,000 in 1997. This increase is due principally to the increase in DataStage revenue which represented approximately 19% of license revenue for the year ended December 31, 1998, as compared to 7% for the year ended December 31, 1997. Revenue from Ardent's relational database products and the object database product, O2 System, also contributed to the increase in software revenue. The object database product was acquired through the acquisition of O2 Technology on December 31, 1997, and, therefore, was not included in the 1997 results of operations. O2 Systems license revenue represented approximately 4% of Ardent's total software revenue. Software revenue increased to 59% of total revenue for 1998, as compared to 57% for the same fiscal period in 1997.

     Software revenue decreased 5% to $58,812,000 in fiscal year 1997, from $61,805,000 in 1996. This decrease is due to the elimination of sales of the Object Studio product line offset by the impact of revenue associated with Ardent's data warehouse product, DataStage, and application development tool product, SB+. DataStage was released in late January 1997 and represented approximately 7% of revenue for the year ended December 31, 1997. SB+ was acquired through the System Builder acquisition in fiscal year 1996 and contributed a full year of revenue to fiscal year 1997, as compared to eight months of revenue in 1996. Software revenue increased to approximately 57% of total revenue in fiscal year 1997, from 56% in 1996.

SERVICES AND OTHER REVENUE

     Services and other revenue, consisting of consulting, training, and software maintenance increased 12% to $49,060,000 for the year ended December 31, 1998, as compared to the same period in 1997. This increase is due primarily to the services revenue associated with the DataStage and O2 System products. The combined service revenue attributable to these two products represented 11% of total services revenue for the year ended December 31, 1998, as compared to 2% for the comparable period in the prior year.

Services and other revenue decreased to 41% of total revenue in 1998, as compared to 43% for the same fiscal period in 1997.

     Services and other revenue declined 10% to $43,916,000 in 1997, from $48,694,000 in 1996. This decrease is due to the elimination of Object Studio related consulting and maintenance services, which represented approximately 15% of services and other revenue in fiscal year 1996. Ardent also disposed of its third-party education business in 1996 which had represented approximately 45% of Ardent's training revenue. This decline was partially offset by the revenue associated with DataStage consulting projects, and System Builder maintenance revenue, as well as the increase in maintenance revenue consistent with the growth of Ardent's existing, installed license base.

COST OF SOFTWARE

     Costs of software, which consist of amortization of technology licenses and capitalized software, product royalties, product documentation, packaging, media and production costs, decreased 14% to $7,953,000 for the year ended December 31, 1998, from $9,211,000 for same period in 1997. This decrease in cost of software is due to the expiration of several royalty agreements in 1997, therefore resulting in a reduction of approximately $1,540,000 in royalty expense in 1998, and the reduction of approximately $600,000 in amortization costs related to software and other capitalized costs that have been fully amortized. This decrease is also due to Unidata having recorded a $382,000 change in estimate on the useful life of internally developed software, reducing the life from five to three years, increasing costs of software in 1997 over 1998. These decreases were offset by $1,300,000 of amortization expense associated with the intangibles acquired in connection with the acquisition of O2 Technologies in December 1997. Cost of software as a percentage of software revenue decreased in 1998 to 11%, from 16% for the same periods in 1997.

     Costs of software increased 4% to $9,211,000 in 1997, from $8,864,000 in 1996. As a percentage of license revenue, costs of software increased slightly to 16% in 1997, from 14% in 1996. The increase in costs of software for 1997 compared to 1996 is a due to an increase in the amortization of software development costs. This increase resulted from the inclusion of a full twelve months of amortization in 1997 associated with the intangibles acquired in connection with the acquisition of the System Builder group of companies, while the results of operations of 1996 included only seven months of such amortization. The increase was also due to the reduction from five to three years for the estimated useful lives of capitalized software that had been internally developed by Unidata. This change in estimate was made pursuant to management's belief that the three-year life more appropriately matches the development costs with the related revenue streams.

COST OF SERVICES

     Costs of services and other, which consist of consulting, training, and other customer support service costs, decreased 9% to $22,511,000 for the year ended December 31, 1998, as compared to $24,825,000 for the same period in the prior year. The profit margin associated with services and other revenue increased to 54% as compared to 43% for 1997. The decrease in costs, and the resulting increase to profit margins, is due to a higher percentage of customer maintenance support revenue in 1998 which typically has a higher profit margin than training and consulting services revenue. Maintenance represented approximately 67% of services and other revenue in 1998, compared to 64% in 1997. The improvement in margins of services and other revenue in 1998 over 1997 is also due to improved utilization of internal consultants, as compared to the utilization of more expensive third party contractors used to deliver consulting services during 1997.

     Costs of services and other decreased 7% to $24,825,000 in 1997, from $26,807,000 in 1996 due to the elimination of Object Studio related consulting and maintenance costs. This decline was offset by the expansion of the consulting and education staff needed to provide an increased level of consulting services, as the product lines have broadened. As a percentage of service and other revenue, the costs of these services increased to 57% in 1997, from 55% in 1996. This slight decline in margins in 1997 was due to losses incurred on several fixed price consulting projects, as well as a lag between the hiring and training of professional service personnel and the future revenues generated by those individuals.

SELLING AND MARKETING EXPENSES

     Selling and marketing expenses, which consist primarily of sales operating costs and marketing programs, represented 35% of total revenue or $41,761,000 in the year ended December 31, 1998, as compared to 40% of total revenue or $40,786,000 in the comparable period of the prior year. The increase in absolute dollar spending year over year is due to the increase in the investment in the DataStage product offset by the decrease in selling and marketing programs for the relational database technology and tools products. The selling and marketing resources have been reallocated to the data warehouse technology, which represented 54% of spending for selling and marketing in 1998, as compared to 8% in 1997.

     Selling and marketing expenses increased 2% to $40,786,000 in 1997, from $40,116,000 in 1996. As a percentage of total revenue, sales and marketing costs increased to 40% of revenue in 1997, from 36% of revenue in 1996. The increase in the levels of spending in sales and marketing costs as a percentage of revenue is a result of the increase in DataStage and Redback marketing and program activities throughout 1997 and the increase in the data warehouse sales force. This increase was also due to the foreign subsidiaries investing more dollars in their sales and marketing efforts throughout 1997. These increases were offset by savings associated with the elimination of Object Studio marketing activities and planned attrition of overlapping sales personnel acquired in the System Builder acquisition.

PRODUCT DEVELOPMENT EXPENSES

     Product development expenses, which consist primarily of salaries and related benefits of development personnel and facility costs, increased 4% to $17,576,000 in the twelve months ended December 31, 1998, as compared to the same fiscal period of the prior year. Product development expenses as a percentage of revenue slightly decreased to 15% from 16% in the comparable period from the prior year. The increase in spending in absolute dollar terms is due primarily to a shift in the concentration of development efforts dedicated to the DataStage and O2 System products. Ardent allocated 57% of its research and development funds into these new technologies in 1998, as compared to 7% in 1997. Relational database technology and tools development represented 43% of research and development costs in 1998, as compared to 93% in 1997.

     Product development expenses remained relatively constant at $16,924,000 in 1997 and $16,649,000 in 1996. As a percentage of total revenue, product development expenses slightly increased to 16% of revenue in 1997, from 15% in 1996. The relatively flat level of spending, as a percentage of revenue and year over year, is due to the cost savings associated with the elimination of development efforts previously dedicated to the Object Studio product offset by an increase in spending on data warehouse product development and the inclusion of a full year's expense related to engineering staff retained in connection with the System Builder acquisition.

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses include the costs of finance, human resources, legal, information systems, and administrative departments of Ardent. General and administrative expenses decreased 24% to $9,986,000 in the year ended December 31, 1998, from $13,128,000 for the same period in 1997. This decrease is due to the elimination of duplicate positions in human resources and finance, as well as the elimination of duplicate facilities, both in conjunction with the merger of Ardent and Unidata consummated in February 1998.

     General and administrative expenses increased 2% to $13,128,000 in 1997 from $12,920,000 in 1996. As a percentage of total revenue, general and administrative costs increased to 13% in 1997, from 12% in 1996. This increase in expense is primarily due to an increase in legal and accounting costs associated with potential acquisitions and financing activities, an increase in legal costs associated with litigation, and an increase in administrative staff in the Denver and Asia Pacific offices. These increases were offset by the elimination of the administrative costs associated with Ardent's German subsidiary, which is currently inactive as it had previously sold Object Studio products and services.

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

ACQUISITION COSTS AND NONRECURRING CHARGES

     Ardent recorded a one time charge of $14,895,000 associated with the merger with Unidata in the quarter ended March 31, 1998. This amount included $3,910,000 for financial advisor, legal, and accounting fees related to the merger and $10,985,000 for costs associated with combining the operations of the two companies including expenditures of $6,209,000 for severance, benefits and other, $2,170,000 for closure of facilities and $2,606,000 for the write-off of redundant assets. The severance costs related to the termination of 139 Unidata and Ardent employees who held overlapping positions and terminated employment principally within a period of one month prior and one month following the close of the merger. Costs associated with integration activities preceding and following the merger were charged to expense as incurred. The facilities closure costs related to the accrual of future rental obligations for duplicate sales offices which were identified at the time of the merger in California, Georgia, New Jersey, Colorado, Texas, Australia, France, and the United Kingdom. The offices were closed within a period of one month prior and two months following the merger and were either sublet or remained idle until the end of the lease term. Rent costs following the merger until closures were finalized and employees were moved were charged to expense as incurred. The redundant assets which were written off in connection with the merger included the net book value of abandoned leasehold improvements, scrapped computer equipment, scrapped documentation and product inventory with predecessor company names and prepaid license inventory related to a version of the Unidata database product which was no longer sold following the merger. All assets were scrapped or disposed of within two months following the merger. Benefits related to reduced salaries, rent and depreciation began to be realized immediately following the merger. The annual cost reductions resulting from these actions totals approximately $14.7 million, $700,000 of which has no cash flow impact. As of December 31, 1998, $1,312,000 of accrued merger costs remain unpaid comprised principally of future rental obligations on idle facilities and severance associated with longer term arrangements with senior executives.

     In 1996, Ardent recorded non-recurring charges of $4,322,000. These charges related to two separate restructurings undertaken by Ardent in May and December 1996. In May, Ardent recorded a $2,125,000 restructuring charge associated with the downsizing of the ObjectStudio product line and associated development efforts. The charge included approximately $1,900,000 in employee severance and benefits related to the immediate termination of 50 employees, $153,000 for the write-off of capitalized software and $72,000 for facility abandonment. In December, Ardent recorded a $2,197,000 restructuring charge associated with further staff reductions throughout all areas of Ardent, as well as the write-off of intangible assets associated with discontinued product lines. The charge included approximately $1,591,000 in employee severance and benefits related to the immediate termination of 34 employees and $606,000 for the write off of the remaining net book value of technology purchased in 1992, the development of which ceased with the first version of UniVerse Release 9. At December 31, 1998, all amounts provided for in connection with these restructurings had been paid.

     In December 1996, as part of Ardent's ongoing efforts to direct the business towards growth areas, management, at the direction of the board of directors, undertook a review of all existing businesses, including those acquired through a merger with Easel Corporation, which had been accounted for as a pooling-of-interests. Following this review, in December 1996, management recommended, and the board of directors approved, a comprehensive plan to exit businesses which did not fit with Ardent's strategic plan. In general, these businesses represented portions of the business with minimal profitability and lower future growth prospects. Among the product lines and businesses to be discontinued or abandoned were several which were not acquired in the merger with Easel Corporation. Because these dispositions were not contemplated at the date of the merger, and are therefore outside of the normal course of business, they have been presented as an extraordinary item in accordance with Accounting Principles Board Opinion No. 16. The extraordinary item aggregated $2,382,000 and had no associated tax benefit. In addition to the asset impairments recorded, a charge of approximately $3,536,000 (pre-tax) was recorded to merger, exit and restructuring costs representing severance for employees of the affected lines of business ($417,000), closure of facilities used for those lines of business ($1,419,000), and cash commitments made to fund a joint venture related to the affected lines of business ($1,700,000). See Note 9 to the Ardent consolidated

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

financial statements for further discussion. As of December 31, 1998, $800,000 remains unpaid comprised of facility costs.

PURCHASE OF IN-PROCESS SOFTWARE DEVELOPMENT

     The 1997 results of operations include a charge of $3,040,000 for purchased in-process technology associated with the acquisition of O2 Technologies. O2 was a database software company, which developed, marketed, sold, and supported an object database management system. Object databases are databases which allow programmers to change aspects of the database without impacting other segments of the entire software system, thus reducing overall development time. In connection with the acquisition, Ardent issued 248,549 shares of common stock. Some of these products were only partially complete and others were under development. The classification of the technology as complete or under development was made in accordance with the guidelines established by Statement of Financial Accounting Standards No. 86 ("SFAS 86"), Statement of Financial Accounting Standards No. 2 ("SFAS 2") and Financial Accounting Standards Board Interpretation No. 4 ("FIN 4"). At the time of acquisition, O2 had two new software products under development, O2 Database version 5.0 and O2 Database version 5.1. Development of version 5.0 began in early 1997. At the time of the close of the transaction, approximately 65% of version 5.0 was complete, based on a cost-based percentage of completion valuation method. O2 version 5.0 differs from previous version 4.6 in that it offers improved performance for larger databases by providing significant additional ease of integration and adaptability to change in larger environments. This version was also made available on new software platforms. As of the acquisition date, a working model had not been completed for the product. The working model was subsequently completed and the completeness was confirmed through product testing and quality assurance processes. Based on an estimate revenue stream through 2000 with anticipated growth ranging from 45% to (53)%, estimated margins ranging from 25% to 29%, and a 30% discount rate, the acquired in-process development was valued at $1,642,000. Ardent invested an additional $1,300,000 in this product and the product was released in June 1998. Development of version 5.1 also began in early 1997. At the time of the close of the transaction, approximately 15% of this product was complete, based upon a cost-based percentage of completion methodology. O2 version 5.1 differs from 5.0 due to the additional features which increase speed, increase the performance of large data sources and include additional interface features which conform to industry standards. As of the acquisition date, a working model had not been completed for the product. It is expected that a working model will be completed by the end of March 1999. Based on an estimated revenue stream through 2001, anticipated growth ranging from 200% to (23%), estimated margins ranging from 26% to 41%, and a 30% discount rate, the acquired in-process research and development associated with this product was valued at $1,398,000. The discount rate was based on the assumption that a reasonable expectation of return on the incomplete technology would be higher than that of completed technology due to the risk inherent in the constant development of new software for future product releases. Ardent has invested approximately $1,000,000 in this product since the acquisition and expects to invest an additional $1,650,000 in this product before its scheduled release date in March 1999. Both in-process projects continue to progress, in all material respects, consistently with the assumptions that Ardent used for estimating the fair value. The estimates did not consider any synergies expected to be achieved as a result of the acquisition. The inability of Ardent to complete the technology within the expected timeframe could materially impact future revenues and earnings, which could have a material adverse effect on Ardent's business, financial condition and results of operations.

     The 1996 results of operations include a charge of $4,900,000 for purchased in-process technology associated with the acquisition of System Builder. System Builder was a software tools development company. In connection with the acquisition, Ardent issued 572,097 shares of common stock. Some of the products were only partially complete and others were under development. The classification of the technology as complete or under development was made in accordance with the guidelines established by SFAS 86, SFAS 2 and FIN 4. At the date of the acquisition, System Builder had three new software products under development. The first was SB+3.3.2 which is a tool which assists programmers in the development of applications. The second was SBClient 2.2.5 which is a product which provides a consistent visual front end interface between a client personal computer and a server, regardless of the
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

platform on which the server is running. Both of these products were approximately 65% complete at the acquisition date. The third in-process product was SQLator which is a product which assists in the migration of an application to an Oracle database. This product was approximately 40% complete at the acquisition date. Working models were not completed for any of the three products at the acquisition date. The working models were subsequently completed and the completeness was confirmed through product testing and quality assurance procedures. Estimates of fair value considered three traditional approaches to valuation; the cost approach, the market approach, and the income approach. The income approach was used to value the in-process technology and assumed a revenue stream through 2000 with revenue growth ranging from 260% to (55%), and operating margins ranging from (7%) to 54%. It is the nature of the business to be constantly developing new software for future product releases. A reasonable expectation of return on the incomplete technology would be higher than that of completed technology due to these inherent risks. As a result, the earnings associated with the incomplete technology were discounted at a rate of 26%. The estimates did not consider any synergies expected to be achieved as a result of the acquisition. SB+ and SBClient were released in December 1996 and approximately $1,760,000 was incurred to complete the two products. SQLator was released in February 1997 and $1,280,000 was incurred to complete the product. The progression of the projects to completion was substantially consistent with the expectations at the time of the acquisition.

LOSS ON DISPOSAL OF FOREIGN SUBSIDIARY

     In 1997, Ardent sold the stock of its subsidiary in Spain and wrote off its investment in its joint venture in India, and recorded non-recurring charges of $602,000 related to the transactions. Since these charges are of a capital loss nature, for income tax purposes they are deductible only to the extent that they can be offset against capital gains. Because capital transactions of this type occur very infrequently, no tax benefit was recorded for this loss.

OTHER INCOME AND EXPENSE

     Other income was $190,000 for the year ended December 31, 1998, as compared to expense of $1,984,000 for the year ended December 31, 1997. This fluctuation is due to a decrease in debt of approximately $19,000,000 year over year reducing interest expense by approximately $1,200,000. This fluctuation is also due to the change in the treatment of the lease on Ardent's principal operating facility from a capital to an operating lease, the elimination of the associated interest expense of approximately $500,000, and the gain of approximately $600,000 recorded because of the change in classification.

     Other expense increased slightly to $1,984,000 during 1997, as compared to $1,815,000 in 1996. The increase was due to an increase in the balance of the line of credit during 1997 in order to finance a portion of the acquisition of O2 Technologies.

COMMITMENTS

     In the quarter ended March 1998, Ardent renegotiated the lease of its principal operating facility. The lease had been classified as a capital lease. As a result of this renegotiation, the term of the lease was modified and reduced from 20 years to 14 years. As a result of this modification, the lease no longer qualifies as a capital lease and has been reclassified as operating. In connection with this reclassification, Ardent removed the asset and liability from the balance sheet and recorded a net gain of approximately $600,000 as a component of other income (expense).

INCOME TAXES

     Ardent recorded a provision for income taxes of $3,131,000 for the year ended December 31, 1998. This represents an annual effective income tax rate of 36%, excluding the impact of non-deductible merger charges, which caused a 65% effective income tax rate seen in the financial statements. For the year ended December 31, 1997, Ardent recorded a provision for income taxes of $1,149,000, or a 15% annual effective

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

income tax rate. The 1996 effective tax rate of 19% differed from the statutory rate of 35% principally due to the generation of foreign losses for which no tax benefit was recorded.

     Ardent recorded a $1,149,000 tax provision in 1997 on a loss before tax of $7,772,000. The provision included a non-deductible charge for in-process research and development. The 1997 tax provision was a result of the above mentioned non-deductible charges and losses generated in foreign jurisdictions for which future benefit was uncertain. Future effective tax rates will be dependent on a number of factors including, but not limited to, the geographical mix of earnings. Total deferred tax assets, net of liabilities, amount to $12,374,000 against which Ardent has provided a valuation allowance of $5,652,000 at December 31, 1997. Realization of Ardent's net deferred tax assets is dependent upon Ardent generating sufficient taxable income in future years in appropriate tax jurisdictions to obtain benefit from the reversal of temporary differences and from net operating loss carryforwards.

FOREIGN CURRENCY TRANSLATION

     Ardent hedges its exposure to foreign currency fluctuations through foreign exchange forward contracts. As of December 31, 1998, Ardent had foreign exchange forward contracts outstanding used to hedge foreign exchange exposure on billings to its principal international subsidiaries. These contracts are composed of contracts to sell foreign currency aggregating $9,302,000 of notional amount, principally British pounds and French francs. These contracts are short-term in duration, typically 90 days. These contracts have limited market risk, since decreases or increases in the unrealized gain or loss on any position is generally fully offset by corresponding increases or decreases in gains and losses on the intercompany balances being hedged. Credit risk is limited to the risk that counterparties to these contracts fail to deliver at maturity. Ardent deals only with reputable financial institutions in entering into these contracts and therefore believes that credit risk is insignificant. Currency forward contracts are used only to hedge identified foreign currency commitments and are never held for speculative purposes. The gains and losses associated with currency rate changes on these contracts, net of the corresponding gains and losses on the hedged intercompany accounts, are recorded as a component of other income/expense in the period the change occurs. Foreign exchange gains or losses were not material in any period presented.

INFLATION

     Inflation in the economy may increase Ardent's expenses. However, Ardent does not believe that its results of operations have been, or will be, adversely affected by inflation.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Ardent invests cash balances in excess of operating requirements in short-term securities, generally with maturities of 90 days or less. In addition, Ardent's working capital line of credit agreement provides for borrowings which bear interest at a variable rate based on a prime rate. As of December 31, 1998 Ardent had no borrowings outstanding pursuant to the credit agreement. Ardent believes that the effect, if any, of reasonably possible near-term changes in interest rates on Ardent's financial position, results of operations and cash flows should not be material.

     Ardent is exposed to changes in foreign currency exchange primarily in its cash and foreign currency transactions. Ardent holds foreign exchange forward contracts. Derivative instruments used by Ardent in its hedging activities are viewed as risk management tools and are not used for trading or speculative purposes. Analytic techniques are used to manage and monitor foreign exchange risk and include market valuation. Ardent believes that it is managing the foreign exchange exposure through its cash management and hedging policies. This exposure is not considered material to Ardent's financial position, results of operations and cash flows.

LIQUIDITY AND CAPITAL RESOURCES

     Ardent has funded its operations to date primarily through sales of equity securities and positive cash flow from operations, including sales of receivables to finance companies. At December 31, 1998, Ardent
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

had $24,167,000 in cash and equivalents and $13,087,000 in working capital ($27,123,000 excluding deferred revenue, the satisfaction of which will have no significant cash impact). As of December 31, 1997, Ardent had $24,155,000 in cash and equivalents and $12,548,000 in working capital ($25,779,000 excluding deferred revenue, the satisfaction of which will have no significant cash impact).

     Ardent has a working capital line of credit with a bank under which Ardent may borrow, on a secured basis, up to the lesser of $12,500,000 or 70% to 80% of eligible domestic and foreign accounts receivable, conditioned upon meeting financial covenants, including maintaining specified levels of quarterly earnings, tangible net worth and liquidity. The line of credit also prohibits Ardent from paying dividends. Interest on outstanding borrowings is at the bank's prime rate plus 1.25% to 0.25%, depending on Ardent's tangible net worth. At December 31, 1998, the applicable interest rate was 7.75% and there were no borrowings outstanding under the line of credit facility. As of that date $10,200,000 was available to Ardent under the arrangement.

     As of December 31, 1998, Ardent's accounts receivable, net of the allowance for doubtful accounts, were $21,238,000, compared to $21,161,000 at December 31, 1997. Ardent's allowance for doubtful accounts has decreased considerably from $6,129,000 at the end of 1997, to $3,351,000 at the end of 1998. This decrease was due to the utilization of reserves in 1998 for specifically identified Unidata key value-added resellers and end-user sites that had denied full payment in 1997 on their outstanding balances because of technical or invoicing issues. Prior to the merger, Unidata occasionally experienced technical issues at key value-added resellers and end-user sites for which Unidata accepted product returns or would grant partial credit, even though there was no contractual obligation to provide such credit. Ardent has experienced a 16% increase in revenues and has been able to maintain its strong collection efforts, reducing the outstanding accounts receivable balance from approximately $27,290,000 at the end of 1997 to $24,589,000 at the end of 1998.

     In 1998, Ardent generated approximately $8,900,000 through the sale of securities and approximately $18,900,000 through operations. Ardent used approximately $8,000,000 in the acquisition of fixed assets, software development costs capitalized, and expenditures made on the cash surrender value of officers' life insurance. Throughout 1998, Ardent paid down debt of approximately $19,800,000, most of which was represented by Unidata's outstanding line of credit, stockholder's notes, and subordinated note. Current liabilities were $39,014,000 at December 31, 1998, comprised principally of deferred revenue and accrued expenses.

     Ardent believes that its available cash, anticipated cash generated from operations based upon its operating plan, and amounts available under its credit facility will be sufficient to finance Ardent's operations and meet its foreseeable cash requirements at least for the next twelve months.

     During the year ended December 31, 1998, Ardent transferred its rights to accounts receivable from some of its customers to finance companies in exchange for cash payments. Receivables sold under these arrangements aggregated $13,200,000 and $7,150,000 in the years ended December 31, 1998 and 1997, respectively.

     Ardent, together with a third-party leasing company, offers a leasing program available to current and potential customers. Under the program, customers are able to purchase Ardent products through operating and capital leases with a third-party lessor. All sales under this program are subject to Ardent's normal revenue recognition policies and are made without recourse to Ardent. Sales under the program in the years ended December 31, 1998 and December 31, 1997, totaled approximately $1,632,000 and $1,536,000, respectively.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which Ardent will be required to adopt effective January 1, 2000. Statement No. 133 establishes standards for reporting and accounting for derivatives instruments, and conforms the requirements for treatment of hedging activities

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

across the different types of exposures hedged. Ardent has not yet completed its evaluation of Statement No. 133, and is, therefore, unable to disclose the impact adoption will have on its consolidated financial position or results of operations.

     In December 1998, the AICPA released Statement of Position 98-9, or SOP 98-9, Modification of SOP 97-2, "Software Revenue Recognition," with Respect to Certain Transactions. SOP 98-9 amends SOP 97-2 to require that an entity recognize revenue for multiple element arrangements by means of the "residual method" when the following conditions exist:

     - there is vendor-specific objective evidence, or VSOE, of the fair values of all the undelivered elements that are not accounted for by means of long-term contract accounting;

     - VSOE of fair value does not exist for one or more of the delivered elements; and

     - all revenue recognition criteria of SOP 97-2, other than the requirement for VSOE of the fair value of each delivered element, are satisfied.

     The provisions of SOP 98-9 that extend the deferral of specific provisions of SOP 97-2 became effective December 15, 1998. These paragraphs of SOP 97-2 and SOP 98-9 will be effective for transactions that are entered into in fiscal years beginning after March 15, 1999. Retroactive application is prohibited. Ardent does not expect the adoption of SOP 98-9 to have a material effect on its consolidated financial position or results of operations.

EUROPEAN UNION CURRENCY CONVERSION

     On January 1, 1999, eleven member nations of the European Economic and Monetary Union began using a common currency, the Euro. For a three-year transition period ending on June 30, 2002, both the Euro and the national currencies of those members will continue in use. After June 30, 2002, the Euro will be the sole legal tender for those countries. The adoption of the Euro will affect many financial systems and business applications as the commerce of those countries will be transacted in both the Euro and the existing national currency during the transition period. Of the eleven countries currently using the Euro, Ardent has subsidiary operations in two and distributor relationships in the other nine.

     Ardent has assessed the potential impact of the Euro conversion in a number of areas, particularly including marketing and product development. For instance, Ardent has considered whether the common currency will adversely affect its pricing strategies for individual European countries. Although Ardent does not currently expect that the conversion, either during or after the transition period, will adversely affect its operations or financial condition, the conversion has only recently been implemented and there can be no assurance that it will not have some unexpected adverse impact.

PROTECTION OF INTELLECTUAL PROPERTY RIGHTS

     Ardent regards most of its technologies as proprietary and relies on a combination of patent, copyright, trademark and trade secret laws and contractual provisions to establish and protect its proprietary rights. These steps may not be sufficient to prevent or deter others from copying or stealing such proprietary rights and do not prevent competitors from independently developing technology that is equivalent or superior to Ardent's technology. In addition, while Ardent does not believe that its products, trademarks, or other proprietary rights infringe upon the proprietary rights of others, it is possible that others will assert that they do. The cost of responding to such an assertion may be significant, even if the assertion is false. The software market has traditionally experienced widespread unauthorized reproduction of products in violation of intellectual property rights. Such activity is difficult to detect and legal proceedings to enforce intellectual property rights are often burdensome and involve a high degree of uncertainty and costs.

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

RISK OF SYSTEM FAILURE; YEAR 2000 READINESS DISCLOSURE

     Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

     State of Readiness -- Ardent has made assessments of the Year 2000 readiness of its internal information technology systems, system services provided by third-party software, and the software solutions that Ardent provides to its customers. These assessments include:

     - quality assurance testing of Ardent's internally developed proprietary software;

     - contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to Ardent's business;

     - contacting third-party suppliers of material systems; and

     - assessment and implementation of repair or replacement requirements.

     Ardent has prepared and made available to its customers a Year 2000 readiness statement addressing its products. Ardent has been informed by most of its vendors of material hardware and software components that the products of these vendors used by Ardent are currently Year 2000 compliant. Ardent has also performed testing on its internally developed systems. Ardent expects to complete all such testing and assessment by May 31, 1999.

     Costs -- To date, Ardent has not incurred material incremental expenditures in connection with identifying or evaluating Year 2000 compliance issues. Most of the expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters. At this time, Ardent does not possess the information necessary to estimate the potential costs of the replacement of third-party software, hardware or services that are determined not to be Year 2000 compliant. Based on testing to date, Ardent does not anticipate that such expenses will be material. Such expenses, if higher than anticipated, could have a material adverse effect on Ardent's business, results of operations and financial condition.

     Risks -- Ardent is not aware of any Year 2000 compliance problems relating to its proprietary products or systems that would, despite efforts to avoid or fix such problems, have a material adverse effect on Ardent's business, results of operations and financial condition. There can be no assurance that Ardent will not discover Year 2000 compliance problems in its proprietary products that will require substantial revisions. In addition, there can be no assurance that third-party software, hardware or services incorporated into its material systems will not need to be revised or replaced, all of which could be time consuming and expensive. The failure of Ardent to fix its proprietary products, if necessary, or to fix or replace third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on Ardent's business, results of operations and financial condition. Moreover, failure to adequately address Year 2000 compliance issues in its products and its systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

     Contingency Plans -- Pending completion of its testing and assessment procedures, Ardent has not developed any plans for likely scenarios involving Year 2000 failures. If, when its testing and assessment is complete, it appears reasonably likely that such a failure may occur, Ardent intends to develop appropriate plans to deal with such contingencies.

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

CAUTIONARY STATEMENT

     When used anywhere in this Proxy Statement and Prospectus and in future filings by Ardent with the SEC, in Ardent's press releases and in oral statements made with the approval of an authorized executive officer of Ardent, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimated", "project", "outlook" or similar expressions (including confirmations by an authorized executive officer of Ardent of any such expressions made by a third party with respect to Ardent) are intended to identify "forward-looking statements," which speak only as of the date made. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. These risks and uncertainties are discussed generally below, in Part II of Ardent's Annual Report on Form 10-K for the year ended December 31, 1998 and in the Risk Factors section of this proxy statement/prospectus. Ardent specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

FACTORS AFFECTING FUTURE RESULTS

     Ardent operates in a rapidly changing environment that involves a number of risks, many of which are beyond Ardent's control. The following discussion highlights some of these risks which are in addition to those already discussed elsewhere in this proxy statement/prospectus.

     Ardent's future operating results may vary substantially from period to period. The timing and amount of Ardent's license fee revenues are subject to a number of factors that make estimation of revenues and operating results prior to the end of the quarter extremely uncertain. Quarterly fluctuations may be caused by several factors including but not limited to, timing of customer orders, adjustments of delivery schedules to accommodate customer or regulatory requirements, timing and level of international sales, mix of products sold, and timing of level of expenditures for sales, marketing and new product development. Ardent generally ships its products upon receipt of orders and maintains no significant backlog. Ardent has experienced a pattern of recording 45% to 55% of its quarterly revenues in the third month of the quarter, with a concentration of such revenues in the last two weeks of that third month. Ardent's operating expenses are based on projected annual and quarterly revenue levels and a substantial portion of Ardent's costs and expenses, including costs of personnel and facilities, cannot be easily reduced. As a result, if projected revenues are not achieved in the expected time frame, Ardent's results of operations for that quarter would be adversely affected. Accordingly, the results of any one period may not be indicative of the operating results for future periods.

                       OWNERSHIP OF ARDENT CAPITAL STOCK

     The following table sets forth, as of March 1, 1999, information as to the number of shares of Ardent common stock that are owned by:

     - each director of Ardent,

     - the Chief Executive Officer of Ardent,

     - each of the four other most highly compensated executive officers of Ardent based on Ardent's fiscal year 1998 compensation,

     - all of the executive officers and directors of Ardent, as a group, and

     - each person or entity (or group of affiliated persons) known by Ardent to beneficially own 5% or more of the outstanding shares of Ardent common stock.

     For purposes of this table, beneficial ownership of securities is defined according to the rules of the SEC and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, Ardent believes that the beneficial owners of shares of Ardent common stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable. In addition, for purposes of this table, a person or group is deemed to have beneficial ownership of any shares which such person has the right to acquire within 60 days after March 1, 1999. For purposes of calculating the percentage of outstanding shares held by each person named above, any shares which such person has the right to acquire within 60 days after March 1, 1999 are deemed to be outstanding, but such shares are not deemed to be outstanding for the purpose of calculating the percentage ownership of any other person.

     The third column shows separately shares which may be acquired by exercise of stock options within sixty days after March 1, 1999 by the directors and executive officers individually and as a group as shown. These shares are included in the numbers expressed in the first column. Of those shares, 766,094 would be fully vested as to all directors and executive officers within that sixty day period, and the holders would have investment and voting powers; the remaining shares would be subject to vesting, and the holders would have voting but not investment power until the shares vested.

     The shares held by James T. Dresher, Jr. and Virginia Dresher Meoli include, for each of them, 1,785,362 shares held by Glenangus Holdings Corp., a private investment company, and 736,278 shares held by The Dresher Foundation, a private charity. Mr. Dresher and Mrs. Meoli each have shared investment and voting powers with respect to, but no economic interest in, the shares held by those entities.

                                                     BENEFICIAL OWNERSHIP
                                                      OF SHARES OF ARDENT        OPTIONS
                                                         COMMON STOCK          EXERCISABLE
                                                    -----------------------      WITHIN
             NAME OF BENEFICIAL OWNER                NUMBER      PERCENTAGE      60 DAYS
             ------------------------               ---------    ----------    -----------
DIRECTORS AND OFFICERS
Peter Gyenes......................................    514,990        3.1%         471,804
David W. Brunel...................................    586,671        3.6          344,765
Robert G. Claussen................................    125,219          *            9,374
Martin T. Hart....................................     50,000          *            1,667
Robert M. Morrill.................................    337,234        2.1          154,000
Charles F. Kane...................................    126,943          *          122,917
Cornelius P. McMullan.............................    122,500          *          122,500
James D. Foy......................................    154,287          *          133,446
Peter L. Fiore....................................    124,802          *          123,751
All executive officers and directors as a group
  (12 persons)....................................  2,475,081       14.0        1,722,611
5% STOCKHOLDERS
James T. Dresher, Jr. ............................  2,690,249       16.9
  1400 Muirfield Close
  Bel Air, MD 21015
Virginia Dresher Meoli ...........................  2,730,688       17.2
  1208 East MacPhail Road
  Bel Air, MD 21015

---------------
*  Less than 1%

                             THE BUSINESS OF PRISM

     Prism Solutions, Inc. pioneered the data warehouse market and today provides a wide range of products and services to help companies understand, manage and use information effectively. Through the end of 1992, Prism was engaged primarily in research and development and the establishment of a sales and marketing infrastructure. From 1992 to 1995, Prism began shipping the first generation of its principal products, Prism(R) Warehouse Manager(TM) and Prism Directory Manager(TM). In December 1996, Prism replaced those products with its next generation software, Prism Warehouse Executive(TM) and Prism Warehouse Directory(TM). Since then, Prism has introduced many new products and services. With each new product and service offering Prism has enhanced its core products and expanded its sales into new industry sectors.

PRODUCTS AND SERVICES

  THE PRISM EXECUTIVE SUITE

     The Prism Warehouse Executive is an integrated set of software tools which allows users to manipulate the flow of data from multiple sources into a target data warehouse through a simple to use point-and-click interface. With Prism Warehouse Executive, the user can create reports and documents that provide an overview of a project's structure and help the user to see the data warehouse or data mart construction process. Prism Warehouse Executive extracts and integrates data from mainframes and databases which are utilized in the UNIX operating system. Built-in features allow users to convert and summarize data and to develop a consistent historical perspective of their information.

     Prism Warehouse Executive has many unique features and is widely adaptable to various uses. One feature of Prism Changed Data Capture(TM), allows users to detect changes to information in various applications and to transform and load these changes into the data warehouse. Another feature, Prism Schedule Manager, provides support for planning, scheduling and managing the processes of converting and loading data into the data warehouse. Two other features, Prism FastLoad and FastUpdate(TM), allow the reproduction and movement of data between databases to prevent an imbalance of data among various data sources and to allow for the creation of data marts.

     Prism Warehouse Executive's components share common data, known as meta data. Sharing this meta data enables users to move quickly and easily from planning and design to actual warehouse implementation. Once the warehouse is constructed, the meta data serves as the basis for generating programs to integrate, transform and move particular data to the appropriate warehouse database.

     The meta data collected by Prism Warehouse Executive is stored in the Prism Warehouse Directory, which integrates and manages information about warehouse changes across the computing enterprise. Developers use this meta data to manage construction of data warehouses, while users rely on meta data to help them navigate and access business information. Prism Warehouse Directory's meta data can be read by a variety of software packages and industry-standard Web browsers, giving users a choice as to how to access to warehoused information.

     Complementing Prism Warehouse Executive and Directory, Prism offers Prism Quality Manager. This product allows customers to analyze and manage the accuracy of data as it moves from one application to another and to monitor the quality of data in the warehouse. Prism Quality Manager shortens the warehouse development cycle and improves overall information accuracy. Prism Quality Manager can also be used to improve quality in application conversions or overhauls of existing operational systems.

  SUPPORT OF SAP PRODUCTS

     Prism offers a host of products and services targeted to the needs of customers of SAP, a German software company that markets enterprise resource information systems. One common problem SAP customers often face is the difficulty of converting data from legacy databases for SAP R/3 applications. To meet this need, Prism offers Prism Warehouse Executive Target Module. Prism also offers Quality Manager, a product that evaluates, cleans and prepares data for SAP R/3 implementations. Prism offers its Warehouse Executive Source Module for R/3 that allows users to move information from SAP R/3 systems into a data warehouse. Finally, Prism offers its Warehouse Executive Target Module for SAP's Business Warehouse that allows users to migrate legacy data into SAP's Business Warehouse.

CUSTOMER RELATIONSHIP MANAGEMENT SOLUTIONS FOR THE FINANCIAL SERVICES INDUSTRY

     Prism's Customer Relationship Management System is a product which allows businesses to maintain complete customer profiles containing demographic, product and service information. Customer Relationship Management System is the only product in the industry which combines customer relationship management and marketing automation applications. The system collects and standardizes information which can then be analyzed or used to support customer service functions. Ultimately, the system enables financial institutions to take specific steps to improve customer service, sales performance, customer retention and profitability. Campaign Advisor(TM) is a product which enables financial institutions to implement appropriate product and service portfolios for their customers. Campaign Advisor allows financial institutions to analyze and predict future profitability.

IMPLEMENTATION AND CONSULTING SERVICES

     Prism designs and installs its products and offers long-term consulting services to its customers. Product design and installation are a standard component of the license and delivery process. This on-site contact enhances the likelihood that customers will be satisfied with Prism's products. The design and installation process lasts approximately two weeks and is delivered by a systems engineering team familiar to the customer. The process includes an on-site planning session, product training, a detailed design session and implementation of a prototype or limited-scope data warehouse.

     Prism guides its users through the process of implementing and utilizing its data warehouse products and services through Iterations(R), its consulting methodology. Iterations shows customers the various steps and time required to build effective data warehouses. Iterations guides users through all phases of the process of implementing the data warehouse, from the startup phase to analysis and design; to construction, testing and implementation; then returning to evaluation and management of the subsequent version.

     Prism offers executive briefings, technical publications and seminars worldwide to educate the market about the benefits and payback of data warehousing. Additionally, Prism publishes a series of newsletters that provide in-depth information on data warehousing strategy and implementation.

PRODUCT DEVELOPMENT

     Prism intends to expand its existing product offerings and to introduce new data warehouse software products. To date, Prism has relied primarily on internal development of its products, but expects that it will also license or acquire technology or products from third parties or consultants. Prism intends to continue to support industry standard operating environments, client-server architectures and databases.

     Prism is currently rewriting its software code base and plans to incrementally incorporate the new code into its products over the next two years. The first product element to incorporate the new code base was the point-and-click user interface, which was introduced as part of Prism Warehouse Executive in the fourth quarter of 1996. Prism believes that the new code base will add functionality and ease of use to its products.

     As of December 31, 1998, Prism's product development staff consisted of 61 full-time equivalent employees. Prism's total expenses for product development for 1996, 1997 and 1998 were $6,974,000, $11,068,000 and $14,492,000, respectively. Prism anticipates that it will continue to commit substantial resources to product development in the future. To date, Prism has not capitalized any software development costs as such costs required to be capitalized have been immaterial.

     The market for data warehouse software products changes rapidly due to constant improvements in computer hardware and software. Prism's success in the future will depend upon its ability to deliver its new code base, maintain competitive technologies, enhance its current products and develop new products in a timely and cost-effective manner. Prism may not be able to develop and market product enhancements or new products. Even if Prism develops and markets those products, they may not be accepted by customers. In the past, Prism has experienced delays in the development and introduction of new products and product enhancements. The length of these delays has varied depending upon the size and scope of the project and the nature of the problems encountered. If Prism fails to anticipate or to respond adequately to changing market conditions, or if significant delays in product development or introduction occur, customers could decide to delay or decide against purchases of Prism's products. That could have a substantial negative impact on Prism's business, operating results and financial condition.

SALES, MARKETING AND CUSTOMER SUPPORT

     Prism markets its software and services primarily through a direct sales organization and, to a lesser extent, through third-party distributors and other indirect sales channels. Prism employs skilled engineers and technically proficient salespersons capable of serving the needs of its customers. In addition to its direct sales efforts, Prism utilizes advertising, direct mail and public relations programs, participates in numerous industry trade shows and, individually or with others, organizes seminars and conferences to promote the adoption of its products and methodologies. Prism currently has domestic offices in the metropolitan areas of Atlanta, Boston, Chicago, Dallas, as well as Orange, California, Little Falls, New Jersey and Washington, D.C. In addition, Prism has offices in Reading, United Kingdom; Paris, France; Munich, Germany; Madrid, Spain; Toronto, Canada; Hoofddorp, Netherlands; Auckland, New Zealand; Melbourne, Australia; and Singapore. Field offices are staffed with both sales and technical pre-sales representatives.

     Prism has also developed indirect distribution and marketing channels with vendors whose products fit strategically with those of Prism. Prism believes that in order to provide the most comprehensive and competitive data warehouse management solutions, it will be necessary to develop, maintain and enhance close associations with software and hardware vendors. Prism currently has marketing relationships with over 20 software and hardware vendors and several systems integrators. However, Prism may not be able to maintain these existing relationships or enter into new relationships, which could adversely affect the compatibility of Prism's products with other software and hardware. The failure to maintain or enter into these relationships could also have a negative impact on the timing of bringing new and enhanced products into the marketplace and could affect Prism's ability to use third party distribution channels and decrease its market presence.

     Prism engages distributors to serve international markets in which Prism typically does not have a direct sales presence. Prism's current distributors sublicense Prism's products in Belgium, Brazil, Denmark, Israel, Italy, Japan, Korea, Luxembourg, the Netherlands, New Zealand, Portugal, South Africa, Spain, Sweden and Venezuela. These distributors license Prism's products and relicense them to third parties at a discount. These distributors may also provide training and consulting services to users. Prism intends to expand its operations in Europe, North America, Latin America and Asia, which will require significant management attention and financial resources. Prism commits significant resources to developing international sales and support channels and opening international sales offices. The failure of those efforts could substantially harm Prism's business, operating results and financial condition.

     Prism believes that its customer service and technical support are crucial to its marketing efforts and to the establishment of long-term customer relationships. Prism offers its licensees periodic product updates and post-sales technical assistance via telephone hotline, Web and fax. Almost all of Prism's licensees opt for annual maintenance contracts at the time they enter into their initial license agreement. Annual maintenance fees generally account for 15% of all fees for a given license agreement. Prism also offers installation, consulting, education and training services on a fee basis to assist customers implement their data warehouses. Prism's distributors offer first-level customer support to their customers, while relying on Prism for any additional support, as needed.

     Prism generally ships its products as orders are received. As a result, Prism has relatively little backlog at any given time. Therefore, backlog is not a meaningful indicator of future performance. Prism's sales cycle ranges from three months to over a year, depending on the size of the transaction, the length of the customer relationship, the timing of new product releases, the level of sales management activity and general economic conditions.

     Historically, a substantial majority of Prism's revenues in a given quarter have been recorded in the third month of that quarter, with a concentration of such revenues in the last two weeks of the third month. Because of the relatively large dollar size of Prism's typical software license, any delay in the closing of a transaction can have a significant impact on Prism's operating results for a particular period.

     At December 31, 1998, Prism had more than 400 active customers, some with multiple installations. No customer accounted for more than 10% of Prism's total revenues in fiscal 1996, 1997 or 1998.

COMPETITION

     The data warehouse market is intensely competitive and subject to rapid change. Competitors vary in size and scope of the products and services they offer. Prism encounters competition from a number of sources, including internal information systems departments of customers and potential customers. The most active competitors to Prism's data warehouse products and services are Evolutionary Technologies International, Apertus Carleton Corporation, and PLATINUM technology, inc. The most active competitors to the Prism data mart products and services are Informatica and several other small, private companies. Prism expects to experience additional competition from other established and emerging software companies, including some of Prism's current marketing partners. Due to increased competition, Prism has had to lengthen sales cycles and reduce prices. These circumstances could result in reduced transaction sizes, fewer customer orders, reduced gross margins and loss of market share. The end result could be a negative impact on Prism's business, operations and financial condition.

     Prism believes that the principal competitive factors affecting the data warehouse market include technical performance, company reputation, reliability and compatibility of products, customer service and price. Prism may not be successful in competing in the future with respect to these or other factors.

     Some of Prism's competitors have significantly greater financial, technical, marketing and other resources than Prism. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion, sale and support of their products than Prism. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of Prism's prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly gain significant market share. Prism may not be able to compete successfully against these types of competitors. Competitive pressures faced by Prism could have a negative impact on its business, operating results and financial condition.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     Prism relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary technology. For example, Prism requires its customers to sign license agreements which impose restrictions on the licensees' ability to utilize the software. Prism also seeks to prevent disclosure of its trade secrets by requiring those persons with access to Prism's proprietary information to execute confidentiality agreements. These agreements restrict the access to Prism's source code. Prism protects its software, documentation and other written materials through trade secret and copyright laws. These laws, however, afford only limited protection. Prism presently has no patents or patent applications pending.

     Despite Prism's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of Prism's products or to obtain and use information that Prism regards as proprietary. Policing unauthorized use of Prism's products is difficult. Prism is unable to determine the extent to which piracy of its software products exists, and software piracy is expected to be a persistent problem in the future. In addition, the laws of many countries do not protect Prism's proprietary rights to as great an extent as the laws of the United States. Prism's means of protecting its proprietary rights may not be adequate, and Prism's competitors may independently develop similar technology.

     To date, Prism has not been notified that its products infringe the proprietary rights of third parties. However, third parties in the future could claim infringement by Prism with respect to current or future products. Prism expects that data warehouse software product developers will increasingly be subject to infringement claims as the number of products and competitors in Prism's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require Prism to enter into royalty or licensing agreements. Such royalty or licensing agreements may not be available on terms acceptable to Prism or at all. This could substantially harm Prism's business, operating results and financial condition.

EMPLOYEES

     As of December 31, 1998, Prism employed 285 full-time equivalent persons, including 86 in sales, presales technical support, marketing and related activities, 61 in product development and support, 114 in consulting services, and 24 in management, administration and finance. Prism's success is highly dependent on its ability to attract and retain qualified employees. Competition for employees is intense in the software industry, and an inability to attract and retain qualified development and sales personnel, in particular, could postpone product release schedules and adversely affect Prism's ability to generate revenue.

     None of Prism's employees is represented by a labor union or is the subject of a collective bargaining agreement with respect to his or her employment by Prism. Prism has never experienced a work stoppage and believes that its employee relations are good.

PROPERTIES

     Prism's sales, marketing, support and product development facility is located in approximately 38,000 square feet of space in Sunnyvale, California. The lease on this office space expires in April 2005. Prism also leases approximately 7,200 square feet of space in the United Kingdom under two lease agreements that expire in November 2000 and February 2003, respectively. Prism currently leases small field offices in seven United States cities, as well as in France, Germany, Spain, the Netherlands, Canada, Australia, New Zealand and Singapore. Prism believes that suitable additional or alternative space will be available in the future on commercially reasonable terms, as needed.

LEGAL PROCEEDINGS

     On March 5, 1997, a class action complaint called Adler et al., v. Prism Solutions, Inc. et al., Case No. CV764547, was filed by the law firm of Milberg Weiss Bershad Hynes & Lerach LLP, in Superior Court of the State of California, County of Santa Clara, against Prism, several of its current and former officers and directors and the underwriters of its initial public offering. The complaint was filed on behalf of those persons who purchased or otherwise acquired the common stock of Prism from March 14 through October 14, 1996, and alleged that the defendants artificially inflated the demand for the common stock prior to and after the initial public offering. The complaint sought damages in an unspecified amount.

     On August 6, 1997, the Court entered an order that agreed with the defendants that the plaintiffs failed to present sufficient facts to proceed with three claims under the corporation law of the State of California, one claim under the civil code of the State of California, and two claims under the federal securities laws. This order provided that the plaintiffs could amend the state corporation law and civil code claims but not the federal securities law claims. On December 12, 1997, the plaintiff filed a first amended complaint that included a claim under the corporation law of the State of California and claims under the federal securities laws against Prism and several of its current and former officers and directors. On March 2, 1998, the Court agreed with the assertions of the individual officer and director defendants that the plaintiffs failed to present sufficient facts to proceed with the claims against these individuals, but provided that the plaintiffs could amend all of the claims. The Court disagreed with the assertions of Prism that the plaintiffs failed to present sufficient facts to proceed with the claims against the company.

     On December 24, 1997, Milberg Weiss filed an additional class action complaint in the United States District Court for the Northern District of California. This federal court action named Prism and several current and former officers and directors as defendants, and was based on the same allegations as the previously filed state court action. Like the state court action, this complaint was filed on behalf of those persons who purchased or otherwise acquired the common stock of Prism from March 14 through October 14, 1996. In April 1998, the federal court action was dismissed.

     In March 1998, a new judge was assigned to the state court action. On March 12, 1998, the plaintiffs filed a second amended state court complaint against Prism and several of its officers and directors. In response, Prism filed a motion that asked the Court to reconsider its prior assertion that the plaintiffs had failed to present sufficient facts to proceed with the claims against the company. The individual officer and director defendants also filed a motion in response that argued that the plaintiffs had failed to present sufficient facts to proceed with the claims against these individuals. On June 4, 1998, the Court agreed with the individual defendants that the plaintiffs had failed to present sufficient facts to proceed with the claims, and provided the plaintiffs the ability to amend the claims filed under federal securities laws but not the claims filed under the corporation law of the State of California. The Court also denied Prism's motion.

     On June 30, 1998, the plaintiffs filed a third amended complaint that brought claims against Prism under the corporation law of the State of California and the federal securities laws, and claims against all but one of the same officer and director defendants under the federal securities laws. On August 3, 1998, the individual defendants filed a motion that argued that the plaintiffs had failed to present sufficient facts to proceed with the claims against these individuals. The Court overruled this motion on September 29, 1998. On October 30, 1998, Prism and the four remaining individual defendants filed a joint answer to the third amended complaint. Prism believes the third amended complaint's claims have no merit and intends to vigorously defend the state court action. Prism is also involved in other ongoing legal matters incidental to its business.

            SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF PRISM

     The following selected consolidated financial data of Prism as of and for each of the five fiscal years ended December 31, 1998 are derived from the consolidated financial statements of Prism. The financial statements for the five fiscal years ended December 31, 1998 have been audited by PricewaterhouseCoopers LLP, independent accountants. This data is qualified in its entirety by, and should be read in conjunction with, the Prism Financial Statements and related notes thereto appearing elsewhere herein. See "Financial Information of Prism and Subsidiaries" and "Prism Management's Discussion and Analysis of Financial Condition and Results of Operations".

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        YEAR ENDED DECEMBER 31,
                                                           -------------------------------------------------
                                                             1998       1997      1996      1995      1994
                                                           --------   --------   -------   -------   -------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  License................................................  $ 22,166   $ 23,823   $19,586   $12,868   $ 6,295
  Services and other.....................................    29,924     27,568    16,581     8,533     1,932
                                                           --------   --------   -------   -------   -------
    Total revenue........................................    52,090     51,391    36,167    21,401     8,227
                                                           --------   --------   -------   -------   -------
Costs and expenses:
  Cost of license........................................     1,031      1,338       847       402       113
  Cost of services and other.............................    21,410     16,046     9,684     5,159     1,654
  Selling and marketing..................................    27,355     24,712    18,462    11,604     5,632
  Research and development...............................    14,492     11,068     6,974     3,987     2,436
  General and administrative.............................     6,587      7,114     4,048     3,206       889
  Purchased in process technology........................        --      8,558        --        --        --
                                                           --------   --------   -------   -------   -------
    Total costs and expenses.............................    70,875     68,836    40,015    24,358    10,724
                                                           --------   --------   -------   -------   -------
Loss from operations.....................................   (18,785)   (17,445)   (3,848)   (2,957)   (2,497)
                                                           --------   --------   -------   -------   -------
Other income (expenses):
Other income (expense)-net...............................        13         --       (21)      (67)      (21)
Interest income-net......................................       370      1,352     1,453       119        43
                                                           --------   --------   -------   -------   -------
    Total other income...................................       383      1,352     1,432        52        22
                                                           --------   --------   -------   -------   -------
Loss before provision for income taxes...................   (18,402)   (16,093)   (2,416)   (2,905)   (2,475)
Provision for income taxes...............................       249         91        21         9        63
                                                           --------   --------   -------   -------   -------
Net loss.................................................  $(18,651)  $(16,184)  $(2,437)  $(2,914)  $(2,538)
                                                           ========   ========   =======   =======   =======
Basic net loss per common share:.........................  $  (1.01)  $  (0.94)  $ (0.17)  $ (0.45)  $ (0.90)
Diluted net loss per common share:.......................  $  (1.01)  $  (0.94)  $ (0.17)  $ (0.45)  $ (0.90)
Basic weighted average number of common shares
  outstanding............................................    18,485     17,291    14,640     6,467     2,814
                                                           ========   ========   =======   =======   =======
Diluted weighted average number of common and common
  equivalent shares outstanding..........................    18,485     17,291    14,640     6,467     2,814
                                                           ========   ========   =======   =======   =======

CONSOLIDATED BALANCE SHEET DATA:
Cash and equivalents and short-term investments..........  $  5,069   $ 21,706   $34,915   $ 2,068   $ 3,205
Working capital..........................................     5,420     22,252    35,562     1,355     3,247

Total assets.............................................    21,512     43,185    48,894    12,487     7,257
Long term debt, less current portion.....................       329        364       179       438        --
Stockholders' equity.....................................    10,566     27,604    38,022     2,767     3,623

            PRISM MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Incorporated in California in March 1991 and reincorporated in Delaware in January 1996, Prism Solutions, Inc. pioneered the data warehouse market to help companies understand, manage and use information effectively. Today, Prism provides comprehensive solutions to deliver data warehouse applications. Through the end of 1992, Prism was in the development stage and was engaged primarily in research and development and the establishment of a sales and marketing infrastructure. Prism began shipping its principal products, Prism Warehouse Manager and Prism Directory Manager in December 1992 and April 1995, respectively. In December 1996, Prism Warehouse Manager and Prism Directory Manager were replaced with Prism Warehouse Executive and Prism Warehouse Directory, respectively, as Prism's next generation software. In the fourth quarter of 1996, Prism also completed the first transactions for Iterations, its consulting methodology. Over the course of 1997 Prism introduced additional components to its core products. These included Prism Schedule Manager for operational planning and deployment, Prism Quality Manager for auditing and improving data quality, Prism FastLoad for replication offerings and Prism Web Access for warehouse navigation and data delivery. In the first quarter of 1998, Prism complemented its Warehouse development solutions by offering its Customer Relationship Management System (through the acquisition of Customer Focus International). This offering consists of comprehensive data models and analytical and sales development applications for customer relationship management in the financial services industry. In April 1998, Prism introduced the Prism Executive Suite which consists of Prism Warehouse Executive, Prism Warehouse Directory and Prism Quality Manager. Most recently, through the acquisition of Systems Techniques, Inc., Prism enhanced its ability to deliver greater business value to customers through vertical data warehouse solutions by establishing a data warehouse Center of Excellence for the healthcare industry. Prism's total revenues to date have been derived from software license revenues and consulting services revenues. Software license revenue accounted for 54%, 46% and 43% of total revenues in 1996, 1997 and 1998, respectively. Services and other revenues accounted for the remaining revenues in 1996, 1997 and 1998. Prism's core data warehouse products are primarily enterprise related and they require a significant amount of consulting and implementation time from qualified personnel. Because many companies are experiencing increased demands for other information technology projects, most companies are outsourcing the implementation of data warehouse projects. Accordingly, Prism believes that the consulting services component of its business will continue to be a significant portion of total revenues, with the balance derived from license fees and the related maintenance revenue.

RESULTS OF OPERATIONS

     The following table sets forth selected consolidated statement of operations data as a percentage of total revenues for the periods indicated:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1998     1997     1996
                                                              -----    -----    -----
Revenues:
  License...................................................   42.6%    46.4%    54.2%
  Services and other........................................   57.4     53.6     45.8
                                                              -----    -----    -----
     Total revenues.........................................  100.0    100.0    100.0
                                                              -----    -----    -----
Cost of revenues:
  License...................................................    2.0      2.6      2.3
  Services and other........................................   41.1     31.2     26.8
                                                              -----    -----    -----
     Total cost of revenues.................................   43.1     33.8     29.1
                                                              -----    -----    -----
     Gross margin...........................................   56.9     66.2     70.9
                                                              -----    -----    -----
Costs and expenses:
  Sales and marketing.......................................   52.5     48.1     51.0
  Research and development..................................   27.8     21.5     19.3
  General and administrative................................   12.6     13.8     11.2
  Purchased-in-process technology...........................     --     16.7       --
                                                              -----    -----    -----
     Total operating expenses...............................   92.9    100.1     81.5
                                                              -----    -----    -----
  Loss from operations......................................  (36.0)   (33.9)   (10.6)
Interest income, net........................................    0.7      2.6      4.0
Other expense, net..........................................     --       --     (0.1)
                                                              -----    -----    -----
  Loss before income taxes..................................  (35.3)   (31.3)    (6.7)
                                                              -----    -----    -----
Provision for income taxes..................................    0.5      0.2       --
                                                              -----    -----    -----
  Net loss..................................................  (35.8)%  (31.5)%   (6.7)%
                                                              =====    =====    =====

REVENUES

     Total revenues were $52,090,000, $51,391,000 and $36,167,000 in 1998, 1997 and 1996, respectively, representing increases of 42.1% from 1996 to 1997 and 1.4% from 1997 to 1998. Prism's revenues are derived from license fees for its software products and fees for services complementing its products, including software maintenance and support, implementation, consulting and training.

     License Revenues. License revenues decreased $1,657,000, or 7.0%, for the year ended December 31, 1998 compared to the same period of 1997. Sales to new customers accounted for 70% of revenues during 1998 compared to 73% for 1997. The lower sales volume in 1998 compared to the same period of 1997 is primarily the result of lower than expected new product sales, and, to a lesser extent, lower than expected sales in the Pacific Rim territory due to the economic downturn in that region.

     Revenues from software licenses were $22,166,000, $23,823,000 and $19,586,000 in 1998, 1997 and 1996, respectively, representing an increase of 21.6% from 1996 to 1997 and a decrease of 7.0% from 1997 to 1998. The increase in license revenues from 1996 to 1997 was primarily attributable to growing acceptance of Prism's products and an increase in the number and tenure of direct sales personnel, which led to increases in the number of units licensed. The decrease in license revenues from 1997 to 1998 was primarily the result of lower than expected sales in the North American and Asian Pacific market places. License revenues in 1997 and 1998 were favorably affected by Prism's acquisitions completed during fiscal 1997 and 1998, in addition to the expansion and development of the sales force into the European and Asia Pacific regions.

     Services and Other Revenues. Services and other revenues increased $2,356,000, or 8.5%, for the year ended December 31, 1998 compared to the same period of 1997. The growth in service and other revenue during 1998 compared to 1997 was primarily the result of an increase in the number and scope of consulting engagements. Additionally, Prism's consulting organization has continued to grow to meet customer demand. The majority of services and other revenues in both periods came from consulting revenues.

     Services and other revenues were $29,924,000, $27,568,000 and $16,581,000 in 1998, 1997 and 1996, respectively, representing increases of 66.3% from 1996 to 1997 and 8.5% from 1997 to 1998. The growth from 1996 to 1998 was primarily due to an increase in the number and size of consulting engagements and, to a lesser extent, licensing activity and maintenance renewals. As a percentage of total revenues, services and other revenue comprised 57.4%, 53.6% and 45.8% in 1998, 1997 and 1996, respectively. A majority of services and other revenues in 1998, 1997 and 1997 came from consulting revenues.

COST OF REVENUES

     Cost of License Revenues. Cost of license revenues consists primarily of the costs of royalties paid to third-party vendors, product media and duplication, shipping expenses, manuals and packaging materials. Cost of license revenues decreased $307,000, or 23.0%, for the year ended December 31, 1998 compared to the same period of 1997. Approximately 72% of the decrease in cost of license revenue for the year was the result of decreases in royalty payments with the remainder due to decreases in distribution costs. Prism expects that the cost of license revenues will increase in absolute dollars as Prism licenses technology and products from third parties for which royalties are owed.

     Cost of license revenues was $1,031,000, $1,338,000 and $847,000 in 1998,
1997 and 1996, respectively, representing 2.0%, 2.6% and 2.3% of total revenues for those years. The increase both in absolute dollars and as a percentage of revenues from 1996 to 1997 was primarily attributable to increased royalties and commissions paid to third party vendors as license revenues continued to increase. The decrease both in absolute dollars and as a percentage of revenues from 1997 to 1998 was primarily attributable to decreased royalties and commissions payable to third parties as license revenues continued to decrease.

     Cost of Services and Other Revenues. Cost of services and other revenues consists primarily of personnel-related costs incurred in providing consulting and implementation services, telephone support and training to customers. Cost of services and other revenues increased $5,364,000, or 33.4%, for the year ended December 31, 1998 compared to the same period of 1997. The increase in cost of service and other revenues was primarily due to increased costs related to growth of the consulting organization and the use of contractors in Prism's consulting, customer support and training organizations. Prism expects that the cost of services and other revenues will increase in absolute dollars as Prism continues to add customers.

     Cost of services and other revenues was $21,410,000, $16,046,000 and $9,684,000 in 1998, 1997 and 1996, respectively, representing 41.1%, 31.2% and
26.8% of total revenues for those years. The dollar amount of cost of services and other revenues increased significantly from 1996 to 1998 primarily because of increases in the infrastructure required to expand the consulting organization both domestically and worldwide.

OPERATING EXPENSES

     The growth in operating expenses during the years ended December 31, 1998 and 1997, when compared to the earlier periods presented, occurred primarily as a result of increases in salaries and benefits resulting from higher staffing levels and the expansion of facilities. Prism has recently conducted a reduction in force which should result in lower operating expenses in subsequent periods. However, should Prism's revenues grow substantially, staff levels may be higher and operating expenses may increase.

     Prism's operating expenses were $48,434,000, $51,452,000 and $29,484,000, or 93.0%, 100.1% and 81.5% of total revenues, in 1998, 1997 and 1996, respectively. The growth in operating expenses in absolute dollars from 1996 to 1997 occurred primarily as a result of increases in salaries and benefits, resulting from higher staffing levels, and the expansion of facilities. The decrease in operating expenses as a percentage of revenues from 1997 to 1998 resulted from economies of scale associated with Prism's growing revenues. The increase in operating expenses as a percentage of revenues from 1996 to 1997 was primarily the result of the one time charge of $8,558,000 associated with the write-off of the purchased in-process technology related to acquisitions made during the 1997 fiscal year.

     Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and bonuses paid to sales and marketing personnel and promotional expenses. Sales and marketing expenses increased $2,643,000, or 11.0%, for the year ended December 31, 1998 compared to the same period of 1997. The percentage increase from 1997 to 1998 in sales and marketing expenses resulted primarily as a result of increases in salaries and benefits, resulting from higher staffing levels and the expansion of sales office facilities.

     Sales and marketing expenses were $27,355,000, $24,712,000 and $18,462,000, or 52.5%, 48.1% and 51.0% of total revenues, in 1998, 1997 and 1996, respectively. The increases in dollar amounts in sales and marketing expenses were primarily due to the expansion of Prism's sales operations and increased marketing activities, including trade shows and promotional expenses. The decrease in sales and marketing expenses as a percentage of total revenues from 1996 to 1997 resulted primarily from increases in productivity as newly hired sales personnel and system engineers became more experienced, and was also due to the benefits of economies of scale associated with the increase in total revenues.

     Research and Development. Research and development expenses consist primarily of salaries paid to the engineering staff. Research and development expenses increased $3,424,000, or 31.0%, for the year ended December 31, 1998 compared to the same period of 1997. The increase in research and development expenses in absolute dollars and as a percentage of revenues from 1997 to 1998 was primarily attributable to increased staffing and associated support for software engineers required to expand and develop Prism's most recent product offerings. Software development costs have been expensed in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." To date, costs incurred after establishment of technological feasibility have been immaterial and, as a result, all research and development costs have been expensed as incurred. Prism believes that a significant level of investment for research and development is required to remain competitive.

     Research and development expenses were $14,492,000, $11,068,000 and $6,974,000, or 27.8%, 21.5% and 19.3% of total revenues, in 1998, 1997 and 1996, respectively. The increases in dollar amounts in research and development expenses since 1996 were primarily attributable to increased staffing and associated support for software engineers required to expand and enhance Prism's product line.

     General and Administrative. General and administrative expenses consist primarily of salary expenses for administrative and executive staff. General and administrative expenses decreased $527,000, or 7.4%, for the year ended December 31, 1998 compared to the same period of 1997. These expenses decreased due to workforce reductions undertaken by Prism during 1998. Prism expects that its general and administrative expenses will be lower in absolute dollars and decrease as a percentage of revenues if Prism's total revenues increase.

     General and administrative expenses were $6,587,000, $7,114,000, and $4,048,000 or 12.6%, 13.8% and 11.2% of total revenues, in 1998, 1997 and 1996, respectively. These expenses increased in absolute dollars from 1996 to 1997 primarily as a result of increases in staffing and an expansion of facilities. The decrease in absolute dollars from 1997 to 1998 was primarily the result of decreases in headcount as part of Prism's workforce reduction undertaken during the third quarter of 1998.

     Purchased-in-process technology. During the third quarter of 1997, Prism incurred a one time charge of $8,558,000 for the write-off of purchased-in-process technology.

     In connection with its acquisition of QDB Solutions, Inc. and the purchase of technology from Peregrine/Bridge Transfer Corporation, as further discussed below, Prism acquired in-process technology which was expensed in accordance with Interpretation 4 to Statement of Financial Accounting Standards

No. 2 "Accounting for Research and Development Costs." Such in-process technologies along with other acquired net assets were valued at fair value.

     In July 1997, Prism acquired QDB Solutions, Inc. for 1,143,613 shares of Prism common stock and cash of $1.25 million. The acquisition was treated as a purchase transaction for financial accounting purposes. The allocation of the purchase price was based on appraised values, of which $7.2 million was identified as purchased in-process technology for three projects that were completed in 1998 and which had no alternative future use. The development activities of QDB Solutions, Inc. were planned to be integrated to existing Prism in-process development projects. The same core in-process technology of QDB Solutions, Inc. would be integrated into all three planned Prism products. The nature of the technology acquired allows analysis and management of data, monitors data quality and shortens the data warehouse development cycle. The three products were:

                                                                      %
PRODUCT                       DESCRIPTION                         COMPLETE     VALUE ASSIGNED
-------                       -----------                         --------     --------------
PQM 1.0  Data quality, 16 bit architecture....................       90%        $3.4 million
PQM 2.0  Data quality, 32 bit architecture, additional data
         filters and user interface enhancements..............       75%        $2.8 million
PWE/PQM  Integrated product to use data quality filters in
         data transformations and in the metadata model.......       40%        $1.0 million

     Working models of the products were not complete at the date of acquisition. The working models were completed subsequent to the acquisition date. Completeness was confirmed through product testing and quality assurance processes. At the time of acquisition, additional development activities were required to be performed to develop the in-process technology for use in the three Prism products. Approximately $1,000,000 was anticipated to complete the work on the existing in-process QDB Solutions, Inc. technology by mid-1998. All projects were successfully completed. Estimated costs to complete the projects and the completion dates for the projects did not differ materially from the assumptions used in the appraisal, although revenues were below those expected. Revenue from these projects was approximately 6% of total revenue for 1998. Although revenues from these products were lower than those expected for 1998, Prism believes that there is customer demand for the products and that the expected return on the acquired technology will be realized. Prism used the income approach in appraising the technology. The significant assumptions used in such approach include estimates for revenue and expenses. The discount rate of 27% was based on an analysis of the cost of capital to Prism. Prism assumed a long-term increase in revenue from this business in the appraisal, with profit margins trending upward over time. There were no cost reductions expected from this acquisition.

     In July 1997, Prism purchased in-process technology from Peregrine/Bridge Transfer Corporation for $1.3 million in pre-paid royalties. Prism expensed this prepayment at the time of purchase as purchased in-process technology because it had not reached technological feasibility and had no alternative future use to Prism. The nature of the technology acquired allows high performance batch and incremental data replication to leverage the investment and reduce cost in the deployment of data warehouses. The two products that Prism developed from the technology, FastLoad and FastUpdate, have ultimately only generated revenue of $86,000 since January 1998, when the products were released. The same core in-process technology was used in both Prism products. The technology underlying the FastLoad and FastUpdate products was approximately 90% complete at the acquisition date. The value assigned to this technology was $1.3 million, the amount of the pre-paid royalties. This technology has also been subsequently deployed by Prism in the roll out of its change data capture products for Oracle and DB2 databases. Working models of these products were not complete at the date of acquisition. The working models were completed subsequent to the acquisition date. Completeness was confirmed through product testing and quality assurance processes. Future revenue from these products is difficult to estimate. Actual estimated costs to complete the projects and the completion dates for the projects did not differ materially from Prism's assumptions, however revenue results were below expectations. Although revenues from these products have been lower than those expected, the products allow Prism to offer a more robust data warehouse solution. Prism believes that the value of the technology will help Prism to deliver more enterprise solution customers, even though demand for the individual products is difficult to predict.

LIQUIDITY AND CAPITAL RESOURCES

     Prism's cash and cash equivalents decreased from $6,351,000 at December 31, 1997 to $5,069,000 as of December 31, 1998. The decrease was attributable primarily to Prism's loss of $18,651,000 during the year ended December 31, 1998, which was offset by collections of accounts receivable of $4,162,000 and depreciation and amortization expense of $3,504,000. The increase in cash used in operating activities was offset by net sales and maturities of short-term investments which provided cash of $15,384,000 from investing activities. As of December 31, 1998, Prism had $5,069,000 in cash and cash equivalents.

     In recognition of the operating losses experienced by Prism in 1998, Prism implemented cost reduction measures which began in the third quarter of 1998. These measures consisted primarily of reductions in headcount and were intended to align operating expenses with projected revenues. To the extent Prism experiences continuing losses in the future as it has in the previous year, Prism will need to obtain additional debt or equity financing which may not be available or, if available, may not be on favorable terms or may be dilutive. In recognition of these factors, the company entered into a merger agreement with Ardent Software, Inc.

     As of December 31, 1998, Prism had no material commitments to make capital expenditures. Prism's principal commitments consisted of non-cancelable operating leases on its facilities.

     To date, Prism has not invested in derivative securities or any other financial instruments that involve a high level of complexity or risk. Management expects that, in the future, cash in excess of current requirements will be invested in short-term, interest-bearing, investment grade securities.

     Prism has planned, based on its current operating levels and cost reduction and containment efforts, to use existing cash resources at December 31, 1998 for operating activities through fiscal 1999. However, if Prism is unable to turn around its financial performance of previous quarters it will require additional resources. There can be no assurance, however, that Prism will obtain additional resources or achieve sufficient cost reductions. In the event that management is unable to achieve its planned revenue levels or complete its merger with Ardent Software, Inc. in a timely manner, operating activities may be significantly curtailed.

                        OWNERSHIP OF PRISM CAPITAL STOCK

     The following table sets forth information, as of March 19, 1999, known to Prism regarding the beneficial ownership of Prism's common stock by:

     - each director of Prism,

     - the Chief Executive Officer for 1998,

     - each of the four other most highly compensated executive officers, and two former executive officers, of Prism based on Prism's fiscal year 1998 compensation,

     - all executive officers and directors as a group, and

     - each person known by Prism to be the beneficial owner of more than 5% of Prism's common stock.

     Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are exercisable at or within 60 days of March 19, 1999 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

     The third column shows separately shares which may be acquired by exercise of stock options within 60 days after March 19, 1999 by the directors and executive officers individually and as a group as shown. The fourth column shows separately shares that are vested within 60 days after March 19, 1999 under the stock options held by the directors and executive officers individually and as a group. The shares in the third and fourth columns are included in the numbers expressed in the first column.

     Mr. Kvamme's beneficial ownership includes 2,048,283 shares held by Kleiner Perkins Caufield & Byers VI. Mr. Kvamme is a general partner of KPCB VI Associates, which is the general partner of Kleiner Perkins Caufield & Byers VI. Mr. Kvamme shares voting and dispositive power of the shares held by Kleiner Perkins Caufield & Byers VI with the other general partners of KPCB VI Associates, including Brook H. Byers, Vinod Khosla, L. John Doerr, Joseph S. Lacob, Bernard Lacroute and James P. Lally. Each of these general partners disclaims beneficial ownership of the shares held by Kleiner Perkins Caufield & Byers VI.

     Mr. Fong's beneficial ownership includes 1,835,796 shares held by Mayfield VI, 130,558 shares held by Mayfield Software Technology Partners and 81,930 shares held by Mayfield Associates. Mr. Fong is a general partner of Mayfield VI Management, which is the general partner of Mayfield VI, which is the general partner of Mayfield Software Technology Partners and a limited partner of Mayfield Associates. Mr. Fong shares voting and dispositive power of the shares held by the Mayfield funds described above with other general and limited partners of the Mayfield funds, including Yogen K. Dalal, F. Gibson Myers, Jr., William D. Unger, Wendell G. Van Auken, Michael J. Levinthal and A. Grant Heidrich, III. Each general and limited partner of the Mayfield funds disclaims beneficial ownership of shares held by the Mayfield funds except as to his proportional ownership interest in those shares.

     Mr. Haque's beneficial ownership includes 1,811,750 shares held by Norwest Equity Partners IV and 6,000 shares held by Norwest Equity Partners V. Mr. Haque is a general partner of Itasca Partners and Itasca Partners V, which are general partners of Norwest Equity Partners IV and Norwest Equity Partners V, respectively. Mr. Haque shares voting and dispositive power of the shares held by the Norwest funds with other general and managing partners of the Norwest funds, including Daniel J. Haggerty and Robert F. Zicarelli. Each general and managing partner of the Norwest funds disclaims beneficial ownership except as to his proportional pecuniary interest in those shares.

     Ms. Schoendorf's beneficial ownership includes 1,130,484 shares held by Mohr, Davidow Ventures III. Ms. Schoendorf is a general partner of WLPJ Partners, the general partner of Mohr, Davidow Ventures III. Ms. Schoendorf shares voting and dispositive power of the shares held by Mohr, Davidow

Ventures III with other general partners of WLPJ Partners, including Lawrence G. Mohr, William H. Davidow and Jonathan D. Feiber. Each of the general partners of WLPJ Partners disclaims beneficial ownership of shares held by Mohr, Davidow Ventures III, except as to his or her proportional ownership interest in those shares.

     Mr. van den Berg's beneficial ownership includes 732,284 shares held by JMI Equity Fund, L.P. Mr. van den Berg is a general partner of JMI Partners, the general partner of JMI Equity Fund. Mr. van den Berg shares voting and dispositive power of the shares held by JMI Equity Fund with the other general partners of JMI Partners, including Charles E. Noell, Harry S. Gruner and Anthony Moores. Each of the general partners of JMI Partners disclaims beneficial ownership of the shares held by JMI Equity Fund.

     Mr. Ashbrook's beneficial ownership includes 547,967 shares held by the James W. Ashbrook and Melba J. Ashbrook Living Trust dated May 2, 1991.

     The beneficial ownership of all of Prism's executive officers and directors as a group does not include shares or options held by Donald Taylor or Philip Sakakihara, as they were not executive officers of Prism as of March 19, 1999.

                                                 AMOUNT AND   PERCENT OF      OPTIONS      OPTIONS
                                                 NATURE OF    OUTSTANDING   EXERCISABLE    VESTED
                                                 BENEFICIAL     COMMON        WITHIN       WITHIN
NAME OF BENEFICIAL OWNER                         OWNERSHIP       STOCK        60 DAYS      60 DAYS
------------------------                         ----------   -----------   -----------   ---------
Thuan D. Phan..................................   2,470,439      13.2%               0            0
  c/o Prism Solutions, Inc.
  1000 Hamlin Court
  Sunnyvale, CA 94089
E. Floyd Kvamme................................   2,228,545      11.9           30,000       30,000
  KPCB VI Associates
  2750 Sand Hill Road
  Menlo Park, CA 94025
Kevin Fong.....................................   2,082,787      11.1           30,000       30,000
  Mayfield Funds
  2800 Sand Hill Road
  Menlo Park, CA 94025
Promod Haque...................................   1,847,750       9.8           30,000       30,000
  Norwest Equity Partners Funds
  245 Lytton Avenue
  Suite 250
  Palo Alto, CA 94301
Nancy Schoendorf...............................   1,160,484       6.2           30,000       30,000
  Mohr Davidow Ventures III
  3000 Sand Hill Road
  Building 1, Suite 240
  Menlo Park, CA 94025
Warren M. Weiss................................     886,811       4.5          862,000      862,000
Norris van den Berg
  JMI Equity Fund, L.P.........................     762,284       4.1           30,000       30,000
James W. Ashbrook..............................     557,967       3.0           10,000       10,000
Mark Rankovic..................................     279,245       1.5           13,750       13,750
Earl C. Charles................................     259,814       1.4          246,000      246,000
Donald N. Taylor...............................      76,536         *           72,605       72,605
Philip M. Sakakihara...........................      82,825         *           73,707       73,707
Stacy Cooper...................................      53,691         *           41,563       41,563
All executive officers and directors as a group
  (14 persons).................................  13,613,501      67.2        1,477,279    1,477,279

---------------
*  Less than 1%

                RELATIONSHIPS AND RELATED TRANSACTIONS OF PRISM

     Since January 1, 1997, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which Prism was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of Prism's common stock or any member of the immediate family of the directors, executive officers and 5% stockholders had or will have a direct or indirect material interest other than normal compensation arrangements, and the items listed below.

     In August 1995, Prism accepted a promissory note secured by a stock pledge agreement (the "Note") from James W. Ashbrook, Chairman of the Board, in the principal amount of $90,000 as partial payment for the exercise of options to purchase 413,408 shares of common stock. The principal balance on the Note accrued interest at a rate of 8% per annum, compounded annually. In 1998, Mr. Ashbrook repaid the full principal balance on the Note and all interest accrued.

     In July 1997, Prism purchased technology from Peregrine/Bridge Transfer Corporation for $1.3 million in prepaid royalties. Additionally, Prism may be obligated to make an additional $2.7 million in royalty payments over time. JMI Equity Fund, L.P., a stockholder of Prism of which Norris van den Berg, a director of Prism, is a general partner, is a shareholder of Peregrine Systems, Inc., which had previously spun off a business unit to Peregrine/Bridge. In connection with the spin-off, Peregrine Systems transferred technology to Peregrine/Bridge which was eventually purchased by Prism from Peregrine/Bridge. The transaction was done at arms-length, and Mr. van den Berg abstained from all discussions of the Board related to approval of the transaction.

                   MANAGEMENT OF ARDENT FOLLOWING THE MERGER

     Following the merger, it is expected that the persons listed below will serve as directors and executive officers of Ardent.

                                              AGE ON
                                           DECEMBER 31,
NAME                                           1998                        POSITION
----                                       ------------                    --------
Peter Gyenes.............................       53         Chief Executive Officer and Chairman of
                                                             the Board
David W. Brunel..........................       43         Director
Robert G. Claussen.......................       62         Director
Martin T. Hart...........................       62         Director
Robert M. Morrill........................       61         Director
John G. Akers............................       50         Vice President, Americas Sales
Peter L. Fiore...........................       41         Vice President, Data Warehousing
James D. Foy.............................       51         Vice President, Engineering
Charles F. Kane..........................       41         Vice President, CFO, and Treasurer
Cornelius P. McMullan....................       58         Vice President, International Operations
Jason E. Silvia..........................       49         Vice President, Services
James K. Walsh...........................       60         Vice President and General Counsel

     PETER GYENES has been an executive officer of Ardent since May 1996, serving as Executive Vice President, International Operations through October 1996, Executive Vice President, Worldwide Sales through March 1997, President and Chief Executive Officer through January 1998, and thereafter as Chairman of the Board and Chief Executive Officer. From May 1995 to May 1996, Mr. Gyenes was President and Chief Executive Officer of Racal InterLan Inc., a supplier of local area networking products. From 1994 to May 1995, he was President of the American Division of Fibronics International, Inc., and from 1990 to 1993, he was Vice President and General Manager of the international operations and minicomputer business unit of Data General Corporation. Mr. Gyenes is a Director of Enteractive, Inc., a supplier of multimedia software.

     DAVID W. BRUNEL has been a business consultant since July 1998. From February to June 1998, he was President and Chief Operating Officer of Ardent. From 1988 until its merger into Ardent in February 1998, he was President, Chief Operating Officer and a founder of Unidata, Inc.

     ROBERT G. CLAUSSEN has been, since 1989, the Chairman of the Board and Chief Executive Officer of Claussen Co., a real estate development company, and managing general partner of several real estate development partnerships affiliated with Claussen Co.

     MARTIN T. HART has been a business advisor and private investor since 1969. He is a director of P.J. America, Inc., a food service company, MassMutual Corporate Investors and MassMutual Participation Investors, Inc., both investment companies, Schuler Homes, Inc., a builder of homes, Optical Securities Group, Inc., a manufacturer of security systems, and T-Netix, Inc., a communications company.

     ROBERT M. MORRILL has been a private investor since 1991. He was Chairman of the Board of Ardent from 1984 until February 1998 and Chief Executive Officer and President of Ardent from March 1996 through March 1997.

     JOHN G. AKERS joined Ardent in February 1998 as Vice President and General Manager, Americas Relational Technology and Tools Sales. From 1989 until its merger into Ardent in February 1998, he was Vice President of America Operations of Unidata, Inc.

     PETER L. FIORE joined the sales and marketing staff of Ardent in 1994 and has been Vice President and General Manager of the Data Warehouse Business Unit since June 1996. From 1993 to 1994, he was senior director of channel marketing at CrossComm Corp., a manufacturer of communications networking products.

     JAMES D. FOY joined the engineering staff of Ardent in 1994 and has been Vice President, Engineering since April 1996. From 1990 until its acquisition by Ardent in 1994, he was Chief Executive Officer and a founder of Constellation Software, Inc., a software development company.

     CHARLES F. KANE joined Ardent in December 1995 and has been Chief Financial Officer since that time. From 1989 through November 1995, he served in several financial and accounting positions with Stratus Computer, Inc., a manufacturer of fault-tolerant computers, most recently as international controller and finance director, mergers and acquisitions.

     CORNELIUS P. MCMULLAN joined Ardent in January 1997, serving as Executive Vice President of North American Sales until April 1997 and thereafter as Vice President and General Manager of International Operations. From 1992 to 1996, he was President and Chief Executive Officer of Sequoia Systems, a manufacturer of fault tolerant computers.

     JASON E. SILVIA joined Ardent in November 1993 and has served in several senior sales and service positions, most recently as Vice President, Services since 1997. From 1979 to October 1993, he served in several management positions with Computervision Corporation, a computer hardware and software company, most recently as Vice President of Worldwide Operations.

     JAMES K. WALSH joined Ardent in 1984 and has served as General Counsel since that time.

                     ARDENT EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

     The following summary compensation table sets forth compensation received by:

     - Ardent's Chief Executive Officer during 1998,

     - the four other most highly compensated executive officers who were serving as such on December 31, 1998, and

     - another individual who served as an executive officer during 1998.

     The table details compensation received for services rendered to Ardent during the fiscal years ended December 31, 1998, 1997 and 1996.

                                                                                 LONG TERM
                                                                                COMPENSATION
                                                                                ------------
                                                         ANNUAL COMPENSATION    SHARES UNDER
                                                         --------------------     OPTIONS       ALL OTHER
                                                         SALARY(1)    BONUS       AWARDED      COMPENSATION
NAME AND PRINCIPAL POSITION ON DECEMBER 31, 1998  YEAR      ($)        ($)          (#)           (1)(2)
------------------------------------------------  ----   ---------   --------   ------------   ------------
Peter Gyenes(3)............................       1998   $300,000    $225,000     400,000        $81,890
  Chief Executive Officer                         1997    233,077    $150,000      75,000         81,613
  and Chairman of the Board                       1996     99,904          --     125,000         77,716
David W. Brunel(4).........................       1998    376,153     166,615     300,000        377,890
  Director                                        1997    185,000      77,083          --          4,625
                                                  1996    162,500          --          --          4,603
Charles F. Kane............................       1998    165,000     150,000      55,000         43,002
  Vice President, Finance and Chief               1997    162,939      50,000          --         41,804
  Financial Officer                               1996    158,675          --      25,000         38,798
Cornelius P. McMullan......................       1998    180,000     120,000      50,000             --
  Vice President, International                   1997    170,827      50,000     100,000             --
  Operations                                      1996         --          --          --             --
James D. Foy...............................       1998    165,000     150,000      55,000         81,875
  Vice President, Engineering                     1997    165,000      50,000      52,351         81,405
                                                  1996    155,000          --      41,000         82,265
Peter L. Fiore.............................       1998    165,000     125,000      55,000         42,775
  Vice President, Data Warehousing                1997    155,000      45,000      24,000         41,576
                                                  1996    130,000          --      68,834         41,761

---------------

(1) Salary includes amounts deferred by the named executive officer, and All Other Compensation includes Ardent's contribution under, its deferred compensation and profit-sharing plan established under Section 401(k) of the Internal Revenue Code. The plan covers substantially all domestic employees of Ardent and allows each participant to contribute up to 15% of his or her base wage up to an amount not to exceed an annual statutory maximum ($10,000 in 1998). Ardent matches contributions in an amount equal to 50% of the contributions of each participant up to 6% of such participant's annual compensation.

(2) All Other Compensation includes, for each of the executive officers except Mr. McMullan, the value, projected on an actuarial basis, of the benefit to the executive of the premium paid by Ardent during the year on an insurance policy on the life of the executive purchased in connection with a split-dollar agreement. Each policy is a whole-life policy to be paid in ten equal annual premiums, which Ardent has agreed to pay so long as the executive continues to be employed by Ardent and, in some circumstances, including the occurrence of a change in control, thereafter. Ardent has limited rights to borrow against each policy and the right to receive an amount equal to all premiums paid by it not later than upon the death of the respective executive. The executives have the right to borrow limited amounts under the policies and to receive the respective death benefits net of premium amounts paid by Ardent. The benefits in 1998 were: Mr. Gyenes, $77,490; Mr. Brunel, $25,292; Mr. Kane, $38,602; Mr. Foy, $77,475; and Mr. Fiore, $38,375. All
    Other Compensation also includes, for Mr. Gyenes, $30,000 which he received in May 1996 as compensation for joining Ardent.

(3) Mr. Gyenes was first employed by and became an executive officer of Ardent in May 1996. Mr. Gyenes became Chief Executive Officer on April 1, 1997.

(4) Mr. Brunel was the President and Chief Operating Officer of Unidata, Inc. prior to its merger with Ardent. Upon completion of the merger, Mr. Brunel became the President, Chief Operating Officer and a Director of Ardent. In June 1998, Mr. Brunel resigned as President and Chief Operating Officer but remains a Director and an employee in a special assignment capacity. All other compensation includes the present value, $347,598, of all compensation due to Mr. Brunel after 1998 in his special assignment capacity.

SEVERANCE ARRANGEMENTS ON CHANGE-IN-CONTROL.

     Ardent has a policy providing that each of its executive officers will, upon termination of their employment within one year following a change-in-control of Ardent, be entitled to severance compensation equal to one year's salary and any applicable planned discretionary bonus. This does not include voluntary termination or termination for cause.

OPTION GRANTS TABLE

     The following option grants table sets forth information with respect to stock options granted by Ardent to the named executive officers and employees in the fiscal year ended December 31, 1998. All of such options were exercisable immediately upon grant but the underlying shares were subject to vesting over at least a three year period beginning on the date of grant, subject to acceleration upon change-in-control events which are defined in the respective plans under which the options were granted. If the options are exercised to purchase unvested shares, such shares, until vested, may not be sold and are subject to repurchase by Ardent at the exercise price.

                                                                INDIVIDUAL GRANTS
                                  ------------------------------------------------------------------------------
                                               % OF TOTAL                            POTENTIAL REALIZABLE VALUE
                                                 OPTIONS                              AT ASSUMED RATES OF STOCK
                                    SHARES     GRANTED TO                              PRICE APPRECIATION FOR
                                    UNDER       EMPLOYEES    EXERCISE                      OPTION TERM(1)
                                   OPTIONS         IN         PRICE     EXPIRATION   ---------------------------
NAME                              GRANTED(#)   FISCAL YEAR   ($/SH.)       DATE         5%($)          10%($)
----                              ----------   -----------   --------   ----------   ------------   ------------
Peter Gyenes....................   300,000           9.2%     $10.00     02/25/08     $1,886,684     $4,781,227
                                   100,000          3.1        18.75     12/15/08      2,054,177      3,863,267
David W. Brunel.................   300,000          9.2        10.00     02/25/08      1,886,684      4,781,227
Charles F. Kane.................    20,000            *        10.00     02/25/08        125,779        318,748
                                    35,000          1.1        18.75     12/15/08        718,962      1,352,143
Cornelius P. McMullan...........    20,000            *        10.00     02/25/08        125,779        318,748
                                    30,000            *        18.75     12/15/08        616,253      1,158,980
James D. Foy....................    20,000            *        10.00     02/25/08        125,779        318,748
                                    35,000          1.1        18.75     12/15/08        718,962      1,352,143
Peter L. Fiore..................    20,000            *        10.00     02/25/08        125,779        318,748
                                    35,000          1.1        18.75     12/15/08        718,962      1,352,143

---------------

 *  less than 1%

(1) As required by the rules of the SEC, potential values are stated based on the prescribed assumption that the common stock of Ardent will appreciate in value from the date of grant to the end of the option term at rates (compounded annually) of 5% and 10%, respectively, and therefore do not reflect past results and are not intended to forecast possible future appreciation, if any, in the price of the common stock.

OPTION EXERCISE AND YEAR-END VALUE TABLE

     The following option exercise and year-end value table sets forth information regarding the exercise of stock options by the named executive officers during the fiscal year ended December 31, 1998 and the number and unrealized value or spread (the difference between the exercise price and the market value) of unexercised options held by these officers on December 31, 1998. All of these options were then exercisable, but some of the underlying shares were subject to vesting over a five year period, subject to acceleration upon defined change-in-control events.

                                                       SHARES UNDER UNEXERCISED        VALUE OF UNEXERCISED IN THE MONEY
                             SHARES                  OPTIONS AT FISCAL YEAR END(#)       OPTIONS AT FISCAL YEAR END($)
                            ACQUIRED      VALUE     -------------------------------   ------------------------------------
NAME                       ON EXERCISE   REALIZED    VESTED    UNVESTED     TOTAL       VESTED      UNVESTED      TOTAL
----                       -----------   --------   --------   ---------   --------   ----------   ----------   ----------
Peter Gyenes.............        --            --   142,975     457,025    600,000    $2,126,175   $5,470,700   $7,596,875
David W. Brunel..........        --            --   244,765     100,000    344,765     3,534,246    1,300,000    4,834,246
Charles F. Kane..........        --            --    63,285      91,715    155,000     1,028,575    1,027,050    2,055,625
Cornelius P. McMullan....        --            --    42,500     107,500    150,000       681,874    1,343,126    2,025,000
James D. Foy.............        --            --    58,061     107,468    165,529       942,592    1,240,530    2,183,122
Peter L. Fiore...........        --            --    54,058     101,776    155,834       768,141    1,091,414    1,859,555

                  PRO FORMA OWNERSHIP OF ARDENT CAPITAL STOCK

     The following table sets forth information as to the number of shares of Ardent common stock that will be owned immediately after giving effect to the merger by:

     - each person expected to be a director of Ardent,

     - the person expected to be the Chief Executive Officer and the persons expected to be the four other most highly compensated executive officers of Ardent,

     - all persons expected to be Ardent directors and executive officers, as a group, and

     - each person or entity (or group of affiliated persons) expected to beneficially own more than 5% of Ardent's common stock, based on such person's or entity's ownership of Prism common stock and Ardent common stock as of March 1, 1999.

     For purposes of this table, beneficial ownership of securities is defined according to the rules of the SEC and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, Ardent and Prism believe that the beneficial owners of shares of Ardent common stock listed below will have sole investment and voting power with respect to such shares, subject to community property laws where applicable. In addition, for purposes of this table, a person or group is deemed to have beneficial ownership of any shares which such person has the right to acquire within 60 days after the date as of which these data are presented. For purposes of calculating the percentage of outstanding shares held by each person named above, any shares which such person has the right to acquire within 60 days after the date as of which these data are presented are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.

     The third column shows separately shares which may be acquired by exercise of stock options within sixty days after March 1, 1999 by the directors and executive officers individually and as a group as shown. These shares are included in the numbers expressed in the first column. Of those shares, 766,094 would be fully vested as to all directors and executive officers as a group, and the holders would have investment and voting powers; the remaining shares would be subject to vesting, and the holders would have voting, but not investment power until the shares vested.

     The shares held by James T. Dresher, Jr. and Virginia Dresher Meoli include, for each of them, 1,785,362 shares held by Glenangus Holdings Corp., a private investment company, and 736,278 shares held by The Dresher Foundation, a private charity. Mr. Dresher and Mrs. Meoli each have shared investment and voting powers with respect to, but no economic interest in, the shares held by those entities.

                                                    BENEFICIAL
                                                    OWNERSHIP
                                                   OF SHARES OF    PERCENTAGE      OPTIONS
                                                      ARDENT       OWNERSHIP     EXERCISABLE
                                                      COMMON           OF          WITHIN
            NAME OF BENEFICIAL OWNER                  STOCK          ARDENT        60 DAYS
            ------------------------               ------------    ----------    -----------
DIRECTORS AND OFFICERS
Peter Gyenes.....................................     514,990          2.7%         471,804
David W. Brunel..................................     586,671          3.1          344,765
Robert G. Claussen...............................     125,219            *            9,374
Martin T. Hart...................................      50,000            *            1,677
Robert M. Morrill................................     337,234          1.8          154,000
Charles F. Kane..................................     126,943            *          122,917
Cornelius P. McMullan............................     122,500            *          122,500
James D. Foy.....................................     154,287            *          133,446
Peter L. Fiore...................................     124,802            *          123,751
All executive officers and directors as a group
  (12 persons)...................................   2,475,081         12.3
5% STOCKHOLDERS
James T. Dresher, Jr. ...........................   2,690,249         14.6
  1400 Muirfield Close
  Bel Air, MD 21015
Virginia Dresher Meoli...........................   2,730,688         14.9
  1208 East MacPhail Road
  Bel Air, MD 21015

---------------

*  Less than 1%

                        COMPARISON OF RIGHTS OF HOLDERS
                 OF PRISM COMMON STOCK AND ARDENT COMMON STOCK

     After completion of the merger, the holders of Prism common stock who receive Ardent common stock in the merger will become stockholders of Ardent. As stockholders of Prism, their rights are presently governed by the Delaware corporation law and by Prism's certificate of incorporation, commonly referred to as its charter, and bylaws. As stockholders of Ardent, their rights will be governed by the Delaware corporation law and by Ardent's charter and bylaws. The following discussion summarizes the material differences between Ardent's charter and bylaws and Prism's charter and bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to Ardent's charter and bylaws and Prism's charter and bylaws.

SPECIAL MEETING OF STOCKHOLDERS

     Ardent's charter provides that special meetings of stockholders may only be called by the chairman of the board, the chief executive officer, the president or, within 10 days after a written request by a majority of the directors, by the secretary. Prism's bylaws provide that special meetings of stockholders may only be called by the chairman of the board, the chief executive officer, the president, the holders of shares of Prism that are entitled to cast not less than ten percent of the total number of votes entitled to be cast by all stockholders at such meeting, or by a majority of the directors. If a special meeting of stockholders is called by any person(s) other than a majority of Prism's directors, then such person(s) shall call such meeting by delivering a written request to call such meeting to each member of the board. Such meeting shall be held not more than 120 days nor less than 35 days after the written request was delivered to each member of the board.

ACTION BY CONSENT OF STOCKHOLDERS

     Ardent's charter provides that, subject to the rights of holders of preferred stock, if any, any action required or permitted to be taken by the stockholders cannot be effected by written consent, but must be effected by vote at a duly called annual or special meeting of stockholders. The bylaws of Prism provide that any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     Ardent's charter provides for three classes of directors with the directors of each class being elected to staggered three year terms. Prism's bylaws do not provide for different classes of directors. Each director of Prism is elected at the annual meeting of stockholders for a one year term.

REMOVAL OF DIRECTORS

     Ardent's charter provides that directors may only be removed for cause and only upon a vote of a majority of outstanding shares of capital stock entitled to vote generally in the election of the directors. Prism's bylaws provide that directors may be removed, with or without cause, only by the holders of a majority of the shares then entitled to vote at an election of directors.

VACANCIES ON THE BOARD OF DIRECTORS

     Ardent's charter provides that vacancies on the board of directors shall be filled only by the affirmative vote of a majority of the remaining directors then in office. Prism's bylaws provide that any vacancy occurring on the board of directors may be filled by the stockholders, by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

AMENDMENTS TO BY-LAWS

     Ardent's charter gives the board of directors the power to make, alter, amend or repeal the bylaws. Prism's bylaws give both the board of directors and the stockholders holding a majority of Prism's outstanding voting stock the power to amend Prism's bylaws.

                                 LEGAL MATTERS

     The validity of the shares of Ardent common stock offered to holders of Prism common stock by this proxy statement/prospectus will be passed upon for Ardent by Choate, Hall & Stewart. The tax consequences of the merger will be passed upon by Fenwick & West LLP with respect to Prism and its stockholders, and by Choate, Hall & Stewart with respect to Ardent. See "Federal Income Tax Considerations".

                                    EXPERTS

     The consolidated financial statements of Ardent Software, Inc. and its subsidiaries as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 (except for the statements of operations, stockholders' equity and cash flows of Unidata, Inc. for the year ended June 30,
1996) included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP as stated in their report appearing herein which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the 1996 statement of operations. The statements of operations, stockholders' equity and cash flows of Unidata, Inc. for the year ended June 30, 1996 (consolidated with those of Ardent Software, Inc. and its subsidiaries for the year ended December 31, 1996) have been audited by PricewaterhouseCoopers LLP as stated in their report included herein. Such financial statements of Ardent Software, Inc. and its consolidated subsidiaries are included herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. Deloitte & Touche LLP and PricewaterhouseCoopers LLP are independent auditors.

     The consolidated balance sheets of Prism as of December 31, 1998 and 1997 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998, included in this proxy statement/prospectus and in the registration statement, have been included herein in reliance on the report, which includes an explanatory paragraph related to Prism's ability to continue as a going concern, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                            EXPENSES OF SOLICITATION

     Ardent shall bear the expenses incurred in connection with the printing of this proxy statement/ prospectus, including the cost of distributing this proxy statement/prospectus to Prism's stockholders, unless the merger is not consummated, in which case such expenses (excluding attorney's fees) shall be borne equally by Ardent and Prism. Stockholder proxies may be solicited by directors, officers or employees of Prism, in person, by letter or by telephone or telegram.

                                 OTHER MATTERS

     The Prism board does not intend to bring any matters before the Prism special meeting other than those specifically set forth in the notice of the meeting and does not know of any matters to be brought before the meeting by others. If any other matters properly come before the Prism special meeting, it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of the Prism board.

                      WHERE YOU CAN FIND MORE INFORMATION

     Both Ardent and Prism file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Ardent and Prism at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. All of Ardent's and Prism's SEC filings are also available to the public from commercial document retrieval services and, for filings filed electronically since 1996, at the Web site maintained by the SEC at "http://www.sec.gov."

     Ardent filed a registration statement on Form S-4 to register with the SEC the Ardent common stock to be issued to Prism stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Ardent in addition to being a proxy statement of Prism for its special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     You should rely only on the information contained in this proxy statement/prospectus to vote on the merger and the other proposals to be voted on at the Prism special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/ prospectus. This proxy statement/prospectus is dated April 5, 1999. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than April 5, 1999, and neither the mailing of the proxy statement/prospectus to stockholders nor the issuance of Ardent common stock in the merger shall create any implication to the contrary.

              INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     Ardent's consolidated financial statements and the related independent auditors' report are presented in the following pages. The consolidated financial statements filed in this Item 8 are as follows:


Independent Auditors' Reports...............................   F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1997......................................................   F-4
Consolidated Statements of Operations for each of the years
  ended December 31, 1998, 1997 and 1996 (Restated).........   F-5
Consolidated Statements of Stockholders' Equity for each of
  the years ended December 31, 1998, 1997 and 1996..........   F-6
Consolidated Statements of Comprehensive Income (Loss) for
  each of the years ended December 31, 1998, 1997 and
  1996......................................................   F-7
Consolidated Statements of Cash Flows for each of the years
  ended December 31, 1998, 1997 and 1996....................   F-8
Notes to Consolidated Financial Statements..................   F-9

                          INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF ARDENT SOFTWARE, INC. :

     We have audited the consolidated balance sheets of Ardent Software, Inc. and its subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of the Company and Unidata, Inc., which has been accounted for as a pooling-of-interests as described in Note 1 to the consolidated financial statements. We did not audit the statement of operations, stockholders' equity and cash flows of Unidata, Inc. for the year ended June 30, 1996, which statements reflect total revenues of $41,233,000 for the year ended June 30, 1996. These statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Unidata, Inc. for 1996 as described above, is based solely on the report of such auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

     As discussed in Note 13 to the consolidated financial statements, the statement of operations for the year ended December 31, 1996 has been restated.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
January 22, 1999 (March 30, 1999 as to Note 13)

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF UNIDATA, INC. AND SUBSIDIARIES:

     In our opinion, the consolidated statements of operations, stockholders' equity and cash flows for the year ended June 30, 1996 of Unidata, Inc. and Subsidiaries (not included separately herein) present fairly, in all material respects, the consolidated results of their operations and cash flows for the year ended June 30, 1996, in conformity with generally accepted accounting principles. These consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Denver, Colorado
October 25, 1996

                             ARDENT SOFTWARE, INC.
                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
                                     ASSETS
Current assets:
     Cash and equivalents...................................  $24,167    $24,155
     Accounts receivable (less allowances for doubtful
      accounts, $3,351 in 1998 and $6,129 in 1997)..........   21,238     21,161
     Prepaid expenses and other current assets..............    5,062      6,101
     Deferred income taxes..................................    1,634      1,843
                                                              -------    -------
          Total current assets..............................   52,101     53,260
                                                              -------    -------
Property and equipment:
     Building under capital lease...........................       --      9,689
     Computer equipment.....................................   14,502     13,378
     Office furnishings and fixtures........................    4,807      6,621
     Leasehold improvements.................................    2,011      1,584
                                                              -------    -------
          Total.............................................   21,320     31,272
     Less accumulated depreciation and amortization.........   14,733     15,356
                                                              -------    -------
          Property and equipment -- net.....................    6,587     15,916
                                                              -------    -------
Other long-term assets:
     Goodwill -- net........................................    7,772      9,073
     Purchased technology -- net............................    3,706      5,507
     Other intangibles -- net...............................    3,155      2,665
     Other long-term assets.................................    5,085      2,743
     Deferred income taxes..................................    4,398      4,820
                                                              -------    -------
          Total other long-term assets......................   24,116     24,808
                                                              -------    -------
Total.......................................................  $82,804    $93,984
                                                              =======    =======
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Line of credit.........................................  $    --    $ 7,357
     Current portion of capital lease obligation............       --        216
     Accounts payable.......................................    5,476      4,995
     Accrued compensation...................................    4,289      2,364
     Accrued expenses.......................................   13,101     11,464
     Accrued merger and restructuring costs.................    2,112      1,068
     Deferred revenue.......................................   14,036     13,248
                                                              -------    -------
          Total current liabilities.........................   39,014     40,712
                                                              -------    -------
Long-term liabilities:
     Non-current debt and other long-term liabilities.......       --     21,190
                                                              -------    -------
Commitments and contingencies
Stockholders' equity:
     Preferred stock, $.01 par value, authorized, 10,000,000
      shares; issued, none..................................
     Common stock, $.01 par value, authorized, 40,000,000
      shares; issued, and outstanding, 15,745,275 in 1998
      and 14,361,844 in 1997................................      157        143
     Additional paid-in capital.............................   68,774     58,653
     Accumulated deficit....................................  (21,883)   (23,520)
     Cumulative translation adjustment......................     (244)      (152)
     Treasury stock at cost, 280,082 shares.................   (2,956)    (2,956)
     Unearned compensation..................................      (58)       (86)
                                                              -------    -------
          Total stockholders' equity........................   43,790     32,082
                                                              -------    -------
Total.......................................................  $82,804    $93,984
                                                              =======    =======

                See notes to consolidated financial statements.

                             ARDENT SOFTWARE, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                                   YEAR ENDED DECEMBER 31,
                                                             -----------------------------------
                                                               1998       1997          1996
                                                               ----       ----          ----
                                                                                     (RESTATED,
                                                                                      SEE NOTE
                                                                                         13)
Revenue:
     Software..............................................  $ 70,200   $ 58,812      $ 61,805
     Services and other....................................    49,060     43,916        48,694
                                                             --------   --------      --------
          Total revenue....................................   119,260    102,728       110,499
                                                             --------   --------      --------
Costs and expenses:
     Cost of software......................................     7,953      9,211         8,864
     Cost of services and other............................    22,511     24,825        26,807
     Selling and marketing.................................    41,761     40,786        40,116
     Product development...................................    17,576     16,924        16,649
     General and administrative............................     9,986     13,128        12,920
     Merger, exit and restructuring costs..................    14,895         --         7,858
     Purchased technology..................................        --      3,040         4,900
     Loss on disposal of subsidiary........................        --        602            --
                                                             --------   --------      --------
          Total costs and expenses.........................   114,682    108,516       118,114
                                                             --------   --------      --------
Income (loss) from operations..............................     4,578     (5,788)       (7,615)
                                                             --------   --------      --------
Other income (expense):
     Other income -- net...................................       579        981           461
     Interest expense......................................      (389)    (2,965)       (2,100)
     Loss on investment in joint venture...................        --         --          (176)
                                                             --------   --------      --------
     Total other income (expense)..........................       190     (1,984)       (1,815)
                                                             --------   --------      --------
Income (loss) before provision for (benefit from) income
  taxes and extraordinary item.............................     4,768     (7,772)       (9,430)
Provision for (benefit from) income taxes..................     3,131      1,149        (1,819)
                                                             --------   --------      --------
Income (loss) before extraordinary item....................     1,637     (8,921)       (7,611)
Extraordinary loss -- disposal of assets acquired in a
  pooling of interests.....................................        --         --        (2,382)
                                                             --------   --------      --------
Net income (loss)..........................................  $  1,637   $ (8,921)     $ (9,993)
                                                             ========   ========      ========
Basic income (loss) per common share:
     Before extraordinary item.............................  $   0.11   $  (0.65)     $  (0.58)
                                                             --------   --------      --------
     Net income (loss).....................................  $   0.11   $  (0.65)     $  (0.76)
                                                             ========   ========      ========
Diluted income (loss) per common share:
     Before extraordinary item.............................  $   0.10   $  (0.65)     $  (0.58)
                                                             --------   --------      --------
     Net income (loss).....................................  $   0.10   $  (0.65)     $  (0.76)
                                                             ========   ========      ========
Shares for basic computation...............................    14,790     13,751        13,071
Shares for diluted computation.............................    16,724     13,751        13,071
                                                             ========   ========      ========

                See notes to consolidated financial statements.

                             ARDENT SOFTWARE, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (in thousands, except share data)

                                    COMMON STOCK       ADDITIONAL                 CUMULATIVE
                                 -------------------    PAID-IN     ACCUMULATED   TRANSLATION   TREASURY     UNEARNED
                                   SHARES     AMOUNT    CAPITAL       DEFICIT     ADJUSTMENT     STOCK     COMPENSATION    TOTAL
                                   ------     ------   ----------   -----------   -----------   --------   ------------    -----
Balance, January 1, 1996.......  12,765,074    $127     $45,194      $ (3,818)       $(188)     $    --       $  --       $41,315
Issuance of stock for cash.....     503,737       5       3,603                                                             3,608
Acquisition of System
  Builder......................     572,097       6       3,828                                                             3,834
Repurchase and retirement of
  common stock.................     (51,480)               (131)         (239)                                               (370)
Repurchase of common stock
  (280,082 shares).............                                                                  (2,956)                   (2,956)
Unearned compensation..........                             140                                                (114)           26
Tax benefit arising from early
  disposition of stock
  options......................                             192                                                               192
Net loss.......................                                        (9,993)                                             (9,993)
Translation adjustment.........                                                        195                                    195
                                 ----------    ----     -------      --------        -----      -------       -----       -------
Balance, December 31, 1996.....  13,789,428     138      52,826       (14,050)           7       (2,956)       (114)       35,851
Adjustment to conform pooled
  entity - Unidata (See Notes 1
  and 10)......................                             281          (549)        (100)                                  (368)
Issuance of stock for cash.....     323,867       3       1,483                                                             1,486
Acquisition of O2
  Technologies.................     248,549       2       3,917                                                             3,919
Unearned compensation..........                                                                                  28            28
Tax benefit arising from early
  disposition of stock
  options......................                             146                                                               146
Net loss.......................                                        (8,921)                                             (8,921)
Translation adjustment.........                                                        (59)                                   (59)
                                 ----------    ----     -------      --------        -----      -------       -----       -------
Balance, December 31, 1997.....  14,361,844     143      58,653       (23,520)        (152)      (2,956)        (86)       32,082
Issuance of stock for cash.....   1,383,431      14       8,877                                                             8,891
Unearned compensation..........                                                                                  28            28
Tax benefit arising from early
  disposition of stock
  options......................                           1,244                                                             1,244
Net income.....................                                         1,637                                               1,637
Translation adjustment.........                                                        (92)                                   (92)
                                 ----------    ----     -------      --------        -----      -------       -----       -------
Balance, December 31, 1998.....  15,745,275    $157     $68,774      $(21,883)       $(244)     $(2,956)      $ (58)      $43,790
                                 ==========    ====     =======      ========        =====      =======       =====       =======

                See notes to consolidated financial statements.

                             ARDENT SOFTWARE, INC.
             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                 (in thousands)

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1998     1997      1996
                                                               ----     ----      ----
Net income (loss)...........................................  $1,637   $(8,921)  $(9,993)
Change in translation adjustment............................     (92)      (59)      195
                                                              ------   -------   -------
  Comprehensive net income (loss)...........................  $1,545   $(8,980)  $(9,798)
                                                              ======   =======   =======

                See notes to consolidated financial statements.

                             ARDENT SOFTWARE, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1998         1997       1996
                                                              --------      -------    -------
Cash flows from operating activities:
     Net income (loss)......................................  $  1,637      $(8,921)   $(9,993)
     Adjustments to reconcile net income (loss) to cash
       provided by operating activities (net of
       acquisitions):
          Cash provided by Unidata operating activities
            during the six months ended December 31, 1996...        --          694         --
          Depreciation and amortization.....................     8,425        9,474      8,759
          Purchased research and development................        --        3,040      4,900
          Equity in loss of joint venture...................        --           --        176
          Deferred income taxes.............................       630           38     (1,984)
          Stock compensation................................        28           28         26
          Write-down of assets in connection with exit of
            businesses......................................        --           --      3,059
          Loss on disposal of assets........................       280        1,515         33
          Increase (decrease) in cash from:
               Accounts receivable..........................       (42)       8,896     (3,371)
               Other current assets.........................     1,115        2,065        642
               Current liabilities..........................     6,800         (244)     5,730
                                                              --------      -------    -------
               Cash provided by operating activities........    18,873       16,585      7,977
                                                              --------      -------    -------
Cash flows from investing activities:
     Expenditures for property and equipment -- net.........    (2,727)        (593)    (3,622)
     Capitalized software costs.............................    (3,024)      (1,158)    (2,323)
     Purchase of a business, net of cash acquired...........        --       (5,318)   (10,512)
     Increase in cash surrender value of officers' life
       insurance and deposits and other.....................    (2,254)      (1,614)      (278)
     Cash used in other Unidata investing activities during
       the six months ended December 31, 1996...............        --       (1,737)        --
                                                              --------      -------    -------
          Cash used in investing activities.................    (8,005)     (10,420)   (16,735)
                                                              --------      -------    -------
Cash flows from financing activities:
     Sale of common stock...................................     8,891        1,486      3,608
     Repurchases of common stock............................        --           --     (3,326)
     Proceeds from issuance of notes payable................        --           --     10,963
     Borrowing (repayments) under line of credit............    (7,368)       1,663      1,112
     Repayments of capital lease and other obligations......   (12,431)        (516)      (438)
     Borrowings (repayments) under Unidata line of credit
       during the six months ended December 31, 1996........        --          600         --
     Sale of Unidata common stock during the six months
       ended December 31, 1996..............................        --          281         --
     Cash used by other Unidata financing activities during
       the six months ended December 31, 1996...............        --         (874)        --
                                                              --------      -------    -------
     Cash (used in) provided by financing activities........   (10,908)       2,640     11,919
                                                              --------      -------    -------
Effect of exchange rate changes on cash.....................        52         (195)      (270)
                                                              --------      -------    -------
Increase in cash and equivalents............................        12        8,610      2,891
Cash and equivalents, beginning of year.....................    24,155       15,545     12,654
                                                              --------      -------    -------
Cash and equivalents, end of year...........................  $ 24,167      $24,155    $15,545
                                                              ========      =======    =======

                See notes to consolidated financial statements.

                             ARDENT SOFTWARE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION, NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation -- In February 1998, Ardent Software, Inc. (formerly known as VMARK Software, Inc.) and subsidiaries (the Company) merged with Unidata, Inc. (Unidata). In connection with the merger, the Company issued 5,749,980 shares of common stock to Unidata shareholders for all of their interest in Unidata. In addition, options outstanding under Unidata's option plans were converted to options under the Company's plans, adjusted only for the impact of the exchange ratio between shares of the two companies. The merger was accounted for as a pooling-of-interests and, accordingly, the Company's financial statements include the accounts of Unidata for all periods prior to the merger.

     Prior to the consummation of the merger, Unidata had a fiscal year ending on June 30 of each year. For purposes of presentation in these consolidated financial statements, the balance sheet of the Company as of December 31, 1997 has been combined with the Unidata balance sheet as of December 31, 1997. The Company's results of operations and cash flows for the year ended December 31, 1997 have been combined with Unidata's results of operations and cash flows for the same period. The Company's results of operations and cash flows for the year ended December 31, 1996 have been combined with the Unidata results of operations and cash flows for the fiscal year ended June 30, 1996. Unidata's summarized statement of operations and cash flows from operations for the six-month period ended December 31, 1996 are included in Note 10 to these consolidated financial statements.

     Information regarding the separate revenue and net income (loss) of the combining companies in 1997 and 1996 is presented below. There were no adjustments required to conform the accounting policies of the companies.

                                                           1997        1996
                                                         --------    --------
                                                            (IN THOUSANDS)
Revenue:
     Ardent (formerly VMARK)...........................  $ 57,554    $ 69,266
     Unidata...........................................    45,174      41,233
                                                         --------    --------
          Combined.....................................  $102,728    $110,499
                                                         ========    ========
Extraordinary item:
     Ardent (formerly VMARK)...........................  $     --    $ (2,382)
     Unidata...........................................        --          --
                                                         --------    --------
          Combined.....................................  $     --    $ (2,382)
                                                         ========    ========
Net income (loss):
     Ardent (formerly VMARK)...........................  $  3,384    $ (7,375)
     Unidata...........................................   (12,305)     (2,618)
                                                         --------    --------
          Combined.....................................  $ (8,921)   $ (9,993)
                                                         ========    ========

     Nature of the Business -- Ardent Software, Inc. designs, develops, markets, sells and supports software for developing, deploying, and maintaining business applications and data warehousing solutions. The Company also provides a comprehensive range of services, including customer maintenance support, training, on-site assistance and consulting. The Company has operations in the United States, Canada, Europe, Australia, Japan and Africa. Selling and marketing activities are conducted through direct selling efforts, value-added resellers, and distributors throughout the world. Research and development efforts are conducted in the United States, the United Kingdom and Australia.

                             ARDENT SOFTWARE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Consolidation -- The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated.

     Use of Estimates -- The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires, out of necessity, the use of estimates to determine the appropriate carrying value of certain assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during each reporting period. Each of these estimates requires the Company to assess past history and to estimate probable outcomes in the future. Actual results could differ from these estimates.

     Foreign Currency Translation -- The functional currency of foreign operations is the local country's currency. Assets and liabilities of operations outside the United States are translated into United States dollars using current exchange rates at the balance sheet date. Results of operations are translated at average exchange rates prevailing during each period. Translation adjustments are accumulated as a separate component of stockholders' equity and are considered a component of other comprehensive income (loss).

     The Company hedges its exposure to foreign currency fluctuations through foreign exchange forward contracts. As of December 31, 1998, the Company had foreign exchange forward contracts outstanding used to hedge foreign exchange exposure on intercompany balances of certain of its international subsidiaries. These contracts are comprised of contracts to sell foreign currency aggregating $9,302,000 of notional amount (principally British pounds and French francs). These contracts are short-term in duration (typically 90 days) and have limited market risk, since decreases or increases in the unrealized gain or loss on any position is generally fully offset by corresponding increases or decreases in gains and losses on the intercompany balances being hedged. Credit risk is limited to the risk that counterparties to these contracts fail to deliver at maturity. The Company deals only with reputable financial institutions in entering into these contracts and commitments and are never held for speculative purposes. The gains and losses associated with currency rate changes on these contracts, net of the corresponding gains and losses on the hedged intercompany accounts, are recorded as a component of other income/expense in the period the change occurs. Foreign exchange gains or losses were not material in any period presented.

     Revenue Recognition -- Prior to 1998, revenue from software license sales was recognized upon shipment of the product. To the extent that insignificant obligations remained after delivery, costs associated with those obligations were accrued at the time that revenue was recognized. Effective January 1, 1998, the Company adopted the provisions of Statement of Position No. 97-2, "Software Revenue Recognition" (SOP 97-2). Since that date, revenue from software license sales continues to be recognized when persuasive evidence of an arrangement exists, delivery of the product has been made, and a fixed fee and collectibility has been determined; to the extent that obligations exist for other services, the Company allocates revenue between the license and the services based upon their relative fair value. Revenue from customer maintenance support agreements is deferred and recognized ratably over the term of the agreements. Revenue from consulting and training services is recognized as those services are rendered. Adoption of the provisions of SOP 97-2 did not have a significant impact on the consolidated results of operations or financial position of the Company.

     Concentration of Credit Risk -- The Company sells its products to various companies in several industries. The Company performs on-going credit evaluations of its customers and maintains allowances for potential credit losses, and such losses have been within management's expectations. The Company generally requires no collateral from its customers.

     Advertising Costs -- Advertising costs, included in selling and marketing expenses, are expensed as incurred and were approximately $1,966,000, $1,045,000 and $1,198,000 in 1998, 1997 and 1996, respectively.

                             ARDENT SOFTWARE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Software Development Costs -- Certain software development costs for products and product enhancements are capitalized after technological feasibility has been established (generally when a working model is complete). Such costs are included in intangible assets and are amortized over the estimated useful lives (two to three years) in an amount equal to the greater of the amount computed using the ratio of current revenues to total expected revenues in a product's expected life or straight line. Related accumulated amortization was approximately $2,387,000 and $2,255,000 at December 31, 1998 and 1997, respectively. Research and development costs and software development costs incurred before technological feasibility has been established are expensed as incurred.

     Property and Equipment -- Purchased property and equipment is recorded at cost. Leased equipment is recorded at the present value of the minimum lease payments required during the lease period. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets or the life of the lease, whichever is shorter. Capitalized cost of the leased assets was $9,689,000 and related accumulated amortization was $1,493,000 at December 31, 1997. The Company renegotiated the lease of its principal operating facility in the first quarter of 1998, and as a result of this renegotiation, the lease no longer qualified as a capital lease. The Company has re-classified the lease as operating, removed the asset and liability from the balance sheet, and recorded a net gain of approximately $600,000 as a component of other income (expense) (see Note 3).

     Intangible Assets -- Intangible assets, other than capitalized software development costs, are principally comprised of purchased technology and goodwill and are recorded at cost. Amortization expense is recorded to costs of software or other operating categories depending on the use of the related intangible asset. Amortization expense is provided on a straight-line method over the estimated life of the asset (two to seven years) and totaled, together with amortization of capitalized software costs described above, $5,062,000, $4,378,000, and $4,381,000 in the years ended December 31, 1998, 1997, and 1996, respectively. The Company periodically reviews the carrying value of intangible assets in relation to expectations of nondiscounted future cash flows attributable to each asset. A permanent impairment in the value of an intangible asset is recognized in operating results in the period the impairment occurs. Accumulated amortization was $10,251,000 and $12,964,000 at December 31, 1998 and 1997, respectively.

     Cash Equivalents -- The Company considers all short-term, highly liquid investments, purchased with a remaining maturity of three months or less, to be cash equivalents.

     Supplemental cash flow information is as follows (in thousands):

                                                     YEAR ENDED DECEMBER 31,
                                                     ------------------------
                                                     1998     1997      1996
                                                     ----    ------    ------
Cash paid for income taxes.........................  $365    $  787    $  672
Cash refunds of income taxes.......................   728     1,913     3,406
Cash paid for interest.............................   389     2,965     2,100
Stock issued in purchase acquisition...............    --     3,919     3,834

     Income Taxes -- Deferred taxes are provided to reflect temporary differences in the basis between book and tax assets and liabilities and certain loss and credit carryforwards. Deferred tax assets and liabilities are measured using currently enacted tax rates (see Note 5).

     Income (Loss) Per Common Share -- Basic income (loss) per common share is computed using the weighted average number of common shares outstanding during each year. Diluted income (loss) per common share reflects the effect of the Company's outstanding options, except where such items would be anti-dilutive.

                             ARDENT SOFTWARE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A reconciliation between shares used for the computation of basic and diluted income (loss) per common share is as follows (in thousands):

                                                                    YEAR ENDED
                                                           ----------------------------
                                                            1998       1997       1996
                                                            ----       ----       ----
Shares for basic computation.............................  14,790     13,751     13,071
Effect of dilutive stock options.........................   1,934         --         --
                                                           ------     ------     ------
     Shares for diluted computation......................  16,724     13,751     13,071
                                                           ======     ======     ======

     Potential shares from option exercises excluded from the diluted calculation due to anti-dilution in the years ended December 31, 1997 and 1996 were 501,000 and 750,000, respectively.

     Fair Value of Financial Instruments -- Financial instruments held or used by the Company include cash and its equivalents, accounts receivable, accounts payable, capital lease obligations and forward foreign currency contracts. The fair values of these instruments, which could change if market conditions change, are based on management's estimates. With the exception of forward contracts, management believes that the carrying value of these instruments approximates fair value. At December 31, 1998 there was an unrealized gain on foreign exchange contracts of approximately $66,000. The unrealized gain on foreign exchange contracts at December 31, 1997 was approximately $107,000.

     Stock-Based Compensation -- Compensation cost associated with awards of stock or options to employees is measured using the intrinsic value method. Tax benefits associated with early exercise of stock options are generally recorded as increases to additional paid-in capital (see Note 4).

     New Accounting Pronouncements -- In June 1998, the Financial Accounting Standards Board (FASB) released Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," (SFAS No.
133), which the Company will be required to adopt effective January 1, 2000. SFAS No. 133 establishes standards for reporting and accounting for derivative instruments, and conforms the requirements for treatment of hedging activities across the different types of exposures hedged. The Company has not yet completed its evaluation of SFAS No. 133, and is, therefore, unable to disclose the impact adoption will have on its consolidated financial position or results of operations.

     In December 1998, the AICPA released Statement of Position No. 98-9, (SOP 98-9) "Modification of SOP 97-2, "Software Revenue Recognition," with Respect to Certain Transactions". SOP 98-9 amends SOP 97-2 to require that an entity recognize revenue for multiple element arrangements by means of the "residual method" when (1) there is vendor-specific objective evidence (VSOE) of the fair values of all the undelivered elements that are not accounted for by means of long-term contract accounting, (2) VSOE of fair value does not exist for one or more of the delivered elements, and (3) all revenue recognition criteria of SOP 97-2 (other than the requirement for VSOE of the fair value of each delivered element) are satisfied.

     The provisions of SOP 98-9 that extend the deferral of certain paragraphs of SOP 97-2 became effective December 15, 1998. These paragraphs of SOP 97-2 and SOP 98-9 will be effective for transactions that are entered into in fiscal years beginning after March 15, 1999. Retroactive application is prohibited. The Company does not expect the adoption of SOP 98-9 to have a material effect on its consolidated financial position or results of operations.

     Changes in Presentation -- Certain prior year amounts have been reclassified to conform to the current year presentation.

                             ARDENT SOFTWARE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  MERGERS AND ACQUISITIONS

     Merger with Unidata, Inc.

     On February 10, 1998, the Company merged with Unidata, Inc. (see Notes 1 and 10).

     Acquisitions

     Agreement to Acquire Prism Solutions, Inc. -- On November 19, 1998 the Company signed a definitive agreement to acquire all of the stock of Prism Solutions, Inc. ("Prism"), a provider of tools and solutions to the data warehousing market. The agreement provides for Prism shareholders to receive
0.13124 shares of Ardent common stock for each share of Prism common stock. The transaction is expected to be completed by April 30, 1999. Total consideration is estimated at approximately $49,000,000; consisting of approximately $42,400,000 representing the value of Ardent shares to be issued for Prism outstanding shares and approximately $6,600,000 representing the value of Ardent stock options exchanged for Prism stock options. Stock options will be exchanged using the same ratio as for common shares. The acquisition will be accounted for as a purchase.

     During the last three years, the Company has made the following additional acquisitions, all of which were accounted for as purchases and the results of operations included with those of the Company from the date of acquisition (amounts in thousands):

                                                       FAIR VALUE OF    NET LIABILITIES           TOTAL
            COMPANY ACQUIRED              CASH PAID    SHARES ISSUED        ASSUMED           CONSIDERATION
            ----------------              ---------    -------------    ---------------       -------------
Integrasoft (June 1998).................   $    --         $   --            $  405              $   405
O2 Technologies (December 1997).........     5,530          3,919             2,090               11,539
FT Technology Institute (January
  1996).................................       360             --                --                  360
Marine, S.A. (July 1996)................       561             --                --                  561
System Builder (November 1995)..........    10,509          3,834                --               14,343

     Integrasoft -- Integrasoft (doing business as Dovetail) was a meta data transformation technology company which developed software to allow for management and re-use of meta data. In connection with the acquisition, the Company assumed approximately $405,000 in liabilities. Of this total consideration paid, $398,000 was allocated to goodwill.

     O2 Technologies -- O2 Technologies ("O2") was a database software company which developed, marketed, sold and supported an object database management system. In connection with the acquisition, the Company issued 248,549 shares of common stock. Of the total consideration paid, $3,040,000 was allocated to research and development in process, for which no alternative use existed, and was charged to expense at the date of consummation. The remainder of the purchase price was allocated to purchased technology and goodwill based upon fair values. At the time of acquisition, O2 had two new software products under development, O2 Database version 5.0 and O2 Database version 5.1. Development of version 5.0 began in early 1997. At the time of the close of the transaction, approximately 65% of version 5.0 was complete, based on a cost-based percentage of completion valuation method. Ardent invested an additional $1,300,000 in this product following acquisition and the product was released in June 1998. Development of version 5.1 also began in early 1997. At the time of the close of the transaction, approximately 15% of this product was complete, based upon a cost-based percentage of completion methodology. Ardent has invested approximately $1,000,000 in this product since the acquisition and expects to invest an additional $1,650,000 in this product before its scheduled release date in March 1999. Both projects have progressed, in all material respects, consistently with the assumptions that Ardent used for estimating the fair value. The inability of Ardent to complete the technology within the expected timeframe could materially impact future revenues and earnings, which could have a material adverse effect on Ardent's business, financial condition and results of operations.

     FT Technology Institute -- FT Technology Institute operated as an education and service training business based in Sydney, Australia. The purchase price was allocated between property and equipment and

                             ARDENT SOFTWARE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

goodwill based upon fair values. In December 1996, the Company decided to withdraw from this line of business. The writedown of the remaining net book value of related assets and employee termination costs are included in the results of operations in 1996 as a component of costs and expenses (See Note 9).

     Marine, S.A. -- Marine, S.A. was a french software distributor known as Patio ("Patio"). The purchase price was allocated between property and equipment and goodwill based upon estimated fair values on the acquisition date.

     System Builder   -- System Builder was a software tools development
company. In connection with the acquisition, the Company issued 572,097 shares of common stock. Of the total consideration paid, $4,900,000 was allocated to research and development in process, for which no alternative use existed, and was charged to expense at the date of consummation. The remainder of the purchase price was allocated to property and equipment, identifiable intangible assets and goodwill based upon fair values. At the time of acquisition, System Builder had three new software products under development, SQLator and new versions of the System Builder development tool, SB+ and the client-based version of the tool, SBClient. SB+ and SBClient were released in December 1996 and approximately $1,760,000 was incurred to complete the two products. SQLator was released in February 1997 and $1,280,000 was incurred to complete the product. The progression of the projects to completion was substantially consistent with the expectations at the time of the acquisition.

     Pro Forma Results of Operations -- The results of operations for the acquired entities were not significant to the Company in either 1998 or 1997. Accordingly, pro forma information has not been presented.

3.  FINANCING AND LEASING ARRANGEMENTS

LEASING ARRANGEMENTS

     The Company leases office facilities, motor vehicles and certain office furnishings under noncancelable operating lease agreements expiring on various dates through 2008. Total rent expense under all operating leases for the years ended December 31, 1998, 1997 and 1996 approximated $4,037,000, $3,271,000 and
$3,071,000, respectively.

     At December 31, 1998, future minimum payments under operating leases are due as follows (in thousands):

                  YEAR ENDED DECEMBER 31,
                  -----------------------
     1999...................................................  $ 4,082
     2000...................................................    3,442
     2001...................................................    2,609
     2002...................................................    1,314
     2003...................................................      997
     Thereafter.............................................    5,096
                                                              -------
                                                              $17,540
                                                              =======

     The Company had a twenty-year capital lease on its principal operating facility which commenced in November 1994. In March 1998, the Company renegotiated this lease. As part of the renegotiation, the term of the lease was modified and reduced from 20 years to 14 years. As a result, the lease no longer qualifies as a capital lease and has been reclassified as operating. In connection with this reclassification, the Company removed the asset and liability from the balance sheet and recorded a net gain of approximately $600,000 as a component of other income (expense) in 1998.

                             ARDENT SOFTWARE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

LINES OF CREDIT

     The Company has a working capital line of credit with a bank under which the Company may borrow, on a secured basis, up to the lesser of $12,500,000 or 70-80% of eligible domestic and foreign accounts receivable, conditioned upon meeting financial covenants, including maintaining specified levels of quarterly earnings, tangible net worth and liquidity. The line of credit also prohibits the Company from paying dividends. Interest on outstanding borrowings under the facility is at the bank's prime rate plus 1.25% -- .25%, depending on the Company's tangible net worth. The applicable interest rate was 7.75% at December 31, 1998 and 8.5% at December 31, 1997. At December 31, 1998 and 1997, there were no borrowings outstanding under the line-of-credit facility; as of each date $10,200,000 and $5,830,000, respectively, were available to the Company under the line of credit.

     The Company had a credit agreement with a bank that provided a revolving line of credit in the amount of $8,000,000 for working capital needs and the purchase of O2 Technologies. Interest accrued at the bank's prime rate (8.5% at December 31, 1997) plus 1%. The agreement provided for a borrowing base in an amount equal to 80% of eligible accounts receivable, as defined, and was collateralized by substantially all of the assets of the Company and a personal guarantee for amounts drawn in excess of the borrowing base. At December 31, 1997, advances of $6,825,000 had been made against the line of credit, with $1,175,000 remaining available. The Company was required to pay a commitment fee at a rate of .25% per annum on the average daily unused portion of the line. The revolving credit agreement included various restrictive covenants, the most restrictive of which prohibited or limited the Company's capacity to incur additional indebtedness, and required maintenance of certain financial requirements including tangible net worth, fixed charge coverage and current ratio, as defined in the agreement. In February 1998, the agreement expired and the Company paid the outstanding balance in full.

STOCKHOLDER NOTES PAYABLE

     The Company had stockholder loans payable totaling $2,350,000 at December 31, 1997. The agreements required quarterly interest payments at a national bank's prime lending rate (8.5% at December 31, 1997) plus 1%. The loans had an original due date of December 31, 1996 and had been extended to December 31, 2003. The loans were not collateralized and had various restrictive covenants which include restrictions on payment of dividends. In April 1998, the Company paid down the remaining outstanding balance.

SUBORDINATED NOTE PAYABLE

     The Company had entered into a $10,000,000 eight-year note with an insurance company that was to mature in December 2003. Interest accrued at a rate of 11.5% per annum, payable semi-annually, with $96,000 accrued at December 31, 1997. The note was subordinated to all senior debt, as defined. Principal payments of $1,500,000 were due each year beginning in December 1998 with the balance due at maturity. The Company had the right to prepay $5,000,000 without a premium. In March 1998, the Company paid the remaining outstanding balance in full and the bank waived the prepayment penalty.

RECEIVABLES FINANCING ARRANGEMENTS

     As part of the Company's management of working capital, certain accounts receivable are periodically sold to financial institutions. Such factoring arrangements are treated as sales in accordance with SFAS No. 125, since the Company relinquishes control and all rights over the accounts that are transferred to the factor. Receivables sold under these arrangements aggregated $13,200,000 in 1998 and $7,150,000 in 1997. These sales are typically done on a limited recourse basis, and any potential losses are evaluated at the time the asset is sold. To date, no losses on factored receivables have been incurred, other than the fee charged to the Company by the factor.

                             ARDENT SOFTWARE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company, together with a third-party leasing company, offers a leasing program to current and potential customers. Under the program, customers are able to purchase Ardent products through operating and capital leases with a third-party lessor. All sales under this program are subject to the Company's normal revenue recognition policies and are made without recourse to the Company. Sales under the program in the years ended December 31, 1998 and December 31, 1997 totaled approximately $1,632,000 and $1,536,000, respectively.

4.  STOCKHOLDERS' EQUITY

     Preferred Stock -- The Board of Directors is authorized to designate one or more series of preferred stock and to establish the voting, dividend, liquidation and other rights and preferences of the shares of each series, and to provide for the issuance of shares of any series. The Board of Directors has designated 15,000 shares of $0.01 par value preferred stock as Series A Junior Preferred Stock. At December 31, 1998, no shares of preferred stock were outstanding.

     Preferred Share Purchase Rights -- On June 6, 1996, the Company's Board of Directors declared a dividend of one purchase right (a "Right") for every outstanding share of the Company's common stock. The Rights were distributed on June 12, 1996 to holders of record as of that date. Each Right entitles the holder to purchase from the Company one one-thousandth of a share of Series A Junior Preferred Stock at a price of $75, subject to adjustments in certain events. The Rights will be exercisable only if a person or group acquires 15% or more of the outstanding shares of the Company's common stock or announces a tender offer, the consummation of which would result in such person or group owning 30% or more of the Company's common stock. If a person or group (other than the Company and its affiliates) acquires 15% or more of the Company's outstanding common stock, each Right (other than Rights held by such person or group) will entitle the holder to receive shares of common stock, or in certain circumstances, cash, property, or other securities of the Company, having a market value of two times the exercise price of the right. In addition if the Company were acquired in a merger or other business combination, or if more than 50% of its assets or earning power were sold, each holder of a Right would be entitled to exercise such Right and thereby receive common stock of the acquiring company with a market value of two times the exercise price of the Right. Furthermore, at any time after a person or group acquires more than 15% of the outstanding stock, but prior to the acquisition of 50% of such stock, the Board of Directors may, at its option, exchange all or a part of the Rights at an exchange ratio of one share of common stock for each Right. The Company will be entitled to redeem the Rights at $.01 per Right, subject to adjustment in certain events, at any time on or prior to the tenth day after public announcement that a 15% or greater position has been acquired by any person or group. The Rights expire on June 12, 2006.

     1986 Stock Option Plan -- The Company's 1986 Stock Option Plan (the 1986
Plan) provides for the issuance of up to an aggregate 4,500,000 shares of common stock upon the exercise of incentive stock options (ISOs) and non-qualified stock options (NSOs) granted to key employees and consultants of the Company and its subsidiaries. The exercise price for ISOs must be at least equal to the fair market value of the underlying shares of common stock at the time of grant, and the exercise price of NSOs may be at any price established by the Board of Directors. The term of each option may not exceed ten years. Options are exercisable either in full immediately, or in installments, as the Board of Directors may determine at the time it grants such options. In general, the shares acquired by exercising the options vest ratably over four to five years from the date the options first become exercisable. As of December 31, 1998, there were 588,946 options available for grant under the 1986 Plan.

     1991 Director Stock Option Plan -- The 1991 Director Stock Option Plan (the Director Plan) provides for the grant of non-qualified stock options to non-employee directors of the Company for the purchase of up to an aggregate of 350,000 shares of common stock. Under the Director Plan, each non-employee director is entitled to receive, when first elected to serve as a director, an option to purchase

                             ARDENT SOFTWARE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

15,000 shares. In addition, each non-employee director is entitled to receive on January 31 of each year an option to purchase 10,000 shares (5,000 shares for 1998 and prior years). The exercise price of the options may not be less than fair market value on the date of grant. Options may only be exercised with respect to vested shares. As of December 31, 1998, there were 91,920 options available for grant under the Director Plan. Options granted under the Director Plan have ten year terms and vest over a three year period.

     1995 Non-Statutory Stock Option Plan -- The Company's 1995 Non-Statutory Stock Option Plan (the 1995 Plan), provides for the grant of non-qualified stock options to key employees (other than executive officers, who are not eligible to participate) and consultants of the Company for the purchase of up to an aggregate of 5,300,000 shares of common stock. The exercise price of the options may be at any price established by the Board of Directors, which administers the 1995 Plan. The term of each option may not exceed ten years. Options are exercisable over periods determined at the discretion of the Board of Directors and are generally subject to vesting on a monthly basis over four to five years. As of December 31, 1998, there were 1,271,343 options available for grant under the 1995 Plan.

     The following is a summary of activity for all of the Company's option plans:

                                                                WEIGHTED AVERAGE
                                                                 EXERCISE PRICE
                                                    SHARES         PER SHARE
                                                  ----------    ----------------
Outstanding at January 1, 1996..................   2,675,827         $ 7.79
     Granted....................................   1,730,525           8.28
     Exercised..................................    (118,983)          4.49
     Canceled...................................    (951,733)         10.42
                                                  ----------         ------
Outstanding at December 31, 1996................   3,335,636           7.26
     Granted....................................   1,143,663           7.13
     Issued pursuant to O2 Technologies
       acquisition..............................     548,585           5.85
     Exercised..................................    (226,786)          5.17
     Canceled...................................    (906,878)          8.49
                                                  ----------         ------
Outstanding at December 31, 1997................   3,894,220           6.93
     Granted....................................   3,275,258          12.71
     Exercised..................................  (1,216,140)          6.37
     Canceled...................................    (326,287)          9.04
                                                  ----------         ------
Outstanding at December 31, 1998................   5,627,051         $10.25
                                                  ==========         ======

     The following table sets forth information regarding options outstanding at December 31, 1998:

                                                                                 OPTIONS EXERCISABLE AND/OR
                                        OPTIONS OUTSTANDING                          SHARES TRANSFERABLE
                        ----------------------------------------------------    -----------------------------
                                       WEIGHTED AVERAGE          WEIGHTED                         WEIGHTED
                         NUMBER      REMAINING CONTRACTUAL       AVERAGE          NUMBER          AVERAGE
       RANGE OF         OF SHARES         LIFE(YEARS)         EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
   EXERCISE PRICES      ---------    ---------------------    --------------    -----------    --------------
$  .16 - $ 2.51.......    168,724             8.3                 $ 2.05           168,187         $2.05
  3.84 -   5.88.......    479,356             8.8                   5.68           418,857          5.66
  6.00 -   7.83.......  1,298,230             7.8                   6.88           615,816          6.89
  8.00 -  10.00.......  2,182,741             8.9                   9.75           624,695          9.41
 10.25 -  12.50.......    390,083             8.3                  10.98           127,711         10.83
 13.00 -  16.00.......    259,785             9.0                  14.13            57,358         14.13
 17.00 -  18.75.......    822,711             9.9                  18.67            11,693         17.23
 20.59 -  23.50.......     25,421             9.5                  24.24             3,728         22.80
                        ---------                                                ---------
                        5,627,051             8.7                 $10.25         2,028,045         $7.55
                        =========                                                =========

                             ARDENT SOFTWARE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     At December 31, 1997 and 1996, 1,440,147 and 948,599, respectively, options were exercisable or the related shares were transferable.

     As described in Note 1, the Company uses the intrinsic value method to measure compensation expense associated with grants of stock options to employees. Had the Company used the fair value method to measure compensation, the Company's net loss and diluted loss per share would have been $(3,326,000) or $(0.22) per share in 1998, $(11,475,000) or $(0.84) per share in 1997, and
$(12,120,000) or $(0.93) per share in 1996.

     The fair value of each stock option is estimated on the date of grant using the Black -Scholes option-pricing model with the following weighted-average assumptions in 1998, 1997 and 1996: expected lives of 4 to 6 years, expected volatility of 64.1% in 1998, 46.9% in 1997, and 64.9% in 1996, a dividend yield of 0% and a risk-free interest rate of 4.75% in 1998, 6% in 1997 and 6.10% in 1996. Stock option grants made by Unidata prior to the merger were measured using the minimum value method as Unidata had been privately held and no data relating to volatility was available. The weighted average fair value of options granted and awarded in 1998, 1997 and 1996 was $7.38, $3.80, and $5.40, respectively.

     The option pricing model used was designed to value readily tradable stock options with relatively short lives. The options granted to employees are not tradable and have contractual lives of ten years. However, management believes that the assumptions used and the model applied to value the awards yields a reasonable estimate of the fair value of the grants made under the circumstances.

     During 1996, a total of 80,000 options were granted to certain officers of the Company at exercise prices which were an aggregate of $140,000 lower than the market value at the date of grant. This amount was recorded as unearned compensation and is being amortized to expense over the five year vesting period of the options. Related compensation expense was approximately $28,000 in 1998 and 1997, and $26,000 in 1996. The weighted average exercise price of the options involved is $6.38 per share.

     In January 1999, an additional 40,000 options were granted under the Directors Plan at an exercise price of $26.88.

     Employee Stock Purchase Plan -- The Company's Employee Stock Purchase Plan (the Purchase Plan) provides for the purchase of common stock at six-month intervals at 85% of the lower of the fair market value on the first day or the last day of each six-month period. The Company issued 114,579, 72,460 and 157,590 shares in 1998, 1997 and 1996, respectively, under the Purchase Plan. At December 31, 1998, 220,188 shares were reserved for future issuance's under the Purchase Plan. The pro forma disclosures presented above include compensation expense related to the Purchase Plan of $168,000, $74,000 and $446,000 in 1998, 1997 and 1996, respectively.

     Warrants -- In connection with obtaining financing in 1996, the Company had issued warrants to existing stockholders to acquire 111,912 shares of its common stock. These warrants were exercised in connection with the repayment of the related obligation. Pursuant to the exercise of the warrants, the Company received $250,000 in proceeds.

     The Company has issued warrants to existing stockholders to acquire 114,151 shares of its common stock. The warrants are exercisable until December 2004 at an exercise price of $8.56.

                             ARDENT SOFTWARE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5.  INCOME TAXES

     The components of income (loss) before income taxes and extraordinary item were comprised of the following (in thousands):

                                                   YEAR ENDED DECEMBER 31,
                                                 ----------------------------
                                                  1998      1997       1996
                                                 ------    -------    -------
     Domestic..................................  $2,574    $(3,304)   $(6,125)
     Foreign...................................   2,194     (4,468)    (3,305)
                                                 ------    -------    -------
                                                 $4,768    $(7,772)   $(9,430)
                                                 ======    =======    =======

     The components of the provision (benefit) for income taxes consists of the following (in thousands):

                                                    YEAR ENDED DECEMBER 31,
                                                  ---------------------------
                                                   1998      1997      1996
                                                  ------    ------    -------
Current:
     Federal....................................  $  889    $  110    $   258
     State......................................     105       103        (20)
     Foreign....................................   1,507       (88)       290
                                                  ------    ------    -------
          Total.................................   2,501       125        528
                                                  ------    ------    -------
Deferred:
     Federal....................................   1,177     1,105     (1,171)
     State......................................     138      (364)      (161)
     Foreign....................................    (685)      283     (1,015)
                                                  ------    ------    -------
          Total.................................     630     1,024     (2,347)
                                                  ------    ------    -------
               Total............................  $3,131    $1,149    $(1,819)
                                                  ======    ======    =======

     Significant components of the Company's deferred income tax assets and liabilities were as follows at December 31 (in thousands):

                                                            1998     1997
                                                            ----     ----
Current assets:
     Accounts receivable.................................  $  749   $1,398
     Accrued expenses and other..........................     885      445
                                                           ------   ------
          Total current assets...........................  $1,634   $1,843
                                                           ======   ======
Long-term assets and liabilities:
     Property and equipment..............................  $ (328)  $  (62)
     Intangible assets...................................   3,050    2,781
     Capitalized software costs..........................    (521)     (67)
     Net operating loss carryforwards -- U.S.............   4,667    5,131
     Net operating loss carryforwards -- foreign.........   2,628    2,125
     Tax credit carryforwards -- U.S.....................   2,487    2,420
     Other...............................................     104      101
     Valuation allowance.................................  (7,689)  (7,609)
                                                           ------   ------
          Total net long-term assets.....................  $4,398   $4,820
                                                           ======   ======

     The valuation allowance for deferred tax assets as of December 31, 1997, was $7,609,000. The net change in the total valuation allowance for the year ended December 31, 1998, was an increase of $80,000 principally due to fully reserved tax benefits of foreign loss carryforwards. A valuation allowance of $7,689,000 remains at December 31, 1998, and is primarily attributable to loss and credit carryforwards that the Company currently evaluates as not being likely to be realized.

     At December 31, 1998, the Company has federal net operating loss carryforwards of approximately $13,726,000, and federal tax credit carryforwards of approximately $2,034,000, that all expire in varying

                             ARDENT SOFTWARE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

amounts beginning in 1999 through 2018. Due to the "change in ownership" provisions of the Internal Revenue Code of 1986, the availability of net operating loss and tax credit carryforwards to offset future federal taxable income is subject to cumulative annual limitations. Restrictions on net operating loss carryforwards expire at a rate of approximately $1,665,000 in 1999, and $1,490,000 for years thereafter through 2005. As of December 31, 1998, $3,022,000 of limited net operating loss carryforwards were not subject to restrictions of future usage. Foreign tax loss carryforwards of $7,147,000 are available for use in reducing future taxable income in certain foreign jurisdictions.

     The difference between the provision (benefit) for income taxes and the amount computed by applying the highest federal statutory income tax rate of 35% to income (loss) before provision (benefit) for income taxes and extraordinary items is explained below:

                                                          YEAR ENDED DECEMBER 31
                                                          -----------------------
                                                          1998     1997     1996
                                                          ----     ----     ----
Statutory tax rate....................................     35%      (35)%    (35)%
State taxes, net of federal benefit...................      3        (5)      (3)
Surtax exemption......................................     (1)        1        1
Nondeductible charges and other.......................      3         3       10
Foreign income taxes..................................     (7)       21       (1)
Change in valuation allowance.........................      9        (4)       8
Tax credits and other.................................     --        (5)       1
Non-deductible in-process research and development....     --        39       --
Non-deductible merger charges.........................     23        --       --
                                                           --       ---      ---
Effective tax rate....................................     65%       15%     (19)%
                                                           ==       ===      ===

6.  SEGMENT INFORMATION

     The Company has identified two distinct and reportable segments: the Database segment and the Data warehouse segment. The Company considers these two segments reportable under SFAS No. 131 criteria as they are managed separately and the operating results of each segment are regularly reviewed and evaluated separately by the Company's chief decision maker and Board of Directors. Evaluations of each segment are done on the basis of revenue and income (loss) from operations excluding any tax effects or interest income or expense.

     The accounting policies of each segment are the same as those described in
Note 1. There are no intercompany transactions between the two business segments. There is no Data warehouse revenue or expense information for the year ended December 31, 1996, as the Data warehouse business unit was not formed until fiscal year 1997. The U.S. Database segment incurred a loss of approximately $176,000 in 1996 on an investment in a joint venture accounted for by the equity method.

                             ARDENT SOFTWARE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Within each operating segment, the Company's operations are conducted throughout the world, with four locations representing individually more than 10% of revenues or income (loss) from operations; the United States of America
(US), the United Kingdom (UK), the Asia Pacific region (principally Australia), and France. The Company also conducts operations in Canada, Germany, South Africa and Japan, however, these operations are individually insignificant and have been included in "Other Foreign" below. The following table presents information about the Company's operating segments:

                                          DATABASE SEGMENT                     DATA WAREHOUSE SEGMENT
                           -----------------------------------------------   --------------------------
                                                ASIA                OTHER                        ASIA
                             US        UK      PACIFIC   FRANCE    FOREIGN     US       UK      PACIFIC
                           -------   -------   -------   -------   -------   ------   -------   -------
1998
Revenue:
    License revenue......  $34,505   $10,772   $ 3,719   $ 6,136   $ 2,013   $8,457   $ 1,530   $1,182
    Services revenue.....   30,136     7,118     3,447     3,332     1,485    2,695       386      275
                           -------   -------   -------   -------   -------   ------   -------   ------
        Total revenue....   64,641    17,890     7,166     9,468     3,498   11,152     1,916    1,457
                           -------   -------   -------   -------   -------   ------   -------   ------
Depreciation and
  amortization...........    5,531       402       258       210        15    1,675       206       69
                           -------   -------   -------   -------   -------   ------   -------   ------
Merger costs.............   11,549     1,281     1,240       705       120       --        --       --
                           -------   -------   -------   -------   -------   ------   -------   ------
Income (loss) from
  operations.............  $(3,620)  $ 6,787   $  (219)  $(1,530)  $ 2,134   $3,063   $(2,170)  $ (257)
                           =======   =======   =======   =======   =======   ======   =======   ======
1997
Revenue:
    License revenue......  $33,239   $ 8,982   $ 5,252   $ 6,078   $   946   $2,680   $   524   $  358
    Services revenue.....   31,267     4,622     3,913     1,772     1,472      755        11      104
                           -------   -------   -------   -------   -------   ------   -------   ------
        Total revenue....   64,506    13,604     9,165     7,850     2,418    3,435       535      462
                           -------   -------   -------   -------   -------   ------   -------   ------
Depreciation and
  amortization...........    6,891       667       459       196       174      872       134       45
                           -------   -------   -------   -------   -------   ------   -------   ------
Income (loss) from
  operations.............  $(2,894)  $ 2,410   $(3,993)  $  (532)  $   280   $ (502)  $(1,467)  $  337
                           =======   =======   =======   =======   =======   ======   =======   ======
1996
Revenue:
    License revenue......  $41,072   $ 9,513   $ 3,968   $ 3,696   $ 3,556       --        --       --
    Services revenue.....   30,788     4,537     3,899     3,124     6,346       --        --       --
                           -------   -------   -------   -------   -------   ------   -------   ------
        Total revenue....   71,860    14,050     7,867     6,820     9,902
                           -------   -------   -------   -------   -------   ------   -------   ------
Depreciation and
  amortization...........    7,226       774       464       175       120       --        --       --
                           -------   -------   -------   -------   -------   ------   -------   ------
Exit and restructuring
  costs..................    5,171         9       574       268     1,836       --        --       --
                           -------   -------   -------   -------   -------   ------   -------   ------
Income (loss) from
  operations.............  $(3,935)  $  (311)  $  (728)  $  (658)  $(1,983)      --        --       --
                           =======   =======   =======   =======   =======   ======   =======   ======

                             DATA WAREHOUSE SEGMENT
                           --------------------------
                                     OTHER     TOTAL
                           FRANCE   FOREIGN    CONS.
                           ------   -------   -------
1998
Revenue:
    License revenue......  $1,436    $ 450    $70,200
    Services revenue.....     175       11     49,060
                           ------    -----    -------
        Total revenue....   1,611      461    119,260
                           ------    -----    -------
Depreciation and
  amortization...........      59       --      8,425
                           ------    -----    -------
Merger costs.............      --       --     14,895
                           ------    -----    -------
Income (loss) from
  operations.............  $  661    $(271)   $ 4,578
                           ======    =====    =======
1997
Revenue:
    License revenue......  $  657    $  96    $58,812
    Services revenue.....      --       --     43,916
                           ------    -----    -------
        Total revenue....     657       96    102,728
                           ------    -----    -------
Depreciation and
  amortization...........      36       --      9,474
                           ------    -----    -------
Income (loss) from
  operations.............  $  507    $  66    $(5,788)
                           ======    =====    =======
1996
Revenue:
    License revenue......      --       --    $61,805
    Services revenue.....      --       --     48,694
                           ------    -----    -------
        Total revenue....                     110,499
                           ------    -----    -------
Depreciation and
  amortization...........      --       --      8,759
                           ------    -----    -------
Exit and restructuring
  costs..................      --       --      7,858
                           ------    -----    -------
Income (loss) from
  operations.............      --       --    $(7,615)
                           ======    =====    =======

     Export sales from the United States did not exceed ten percent of revenue for any year presented.

     Information regarding assets, or cash flows or additions to long-lived assets by segment is not available. Information regarding assets by geographical location as of December 31 is as follows:

                                                          1998      1997
                                                          ----      ----
United States of America...............................  $69,980   $84,862
United Kingdom.........................................   10,976     8,273
Asia Pacific (primarily Australia).....................    3,543     4,137
France.................................................    7,516     8,138
Other foreign..........................................    2,741     1,537
Eliminations...........................................  (11,952)  (12,963)
                                                         -------   -------
          Total assets.................................  $82,804   $93,984
                                                         =======   =======

                             ARDENT SOFTWARE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7.  LITIGATION

     The Company was a defendant in a proceeding in the U.S. District Court in the District of Massachusetts. The plaintiffs alleged that the Company and certain of its officers, during July through October 1995, made certain untrue statements and failed to disclose certain information regarding the Company's prospective financial performance in violation of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder and that such statements and omissions artificially inflated the market prices of the Company's stock. The Company denied the allegations. Following completion of all discovery, the defendants and their insurance carrier reached, in September 1998, an agreement in principle with the plaintiffs to settle the action. The Company has recorded its contribution to the agreed settlement which was not material to the consolidated financial position or results of operations of the Company for the year ended December 31, 1998.

     The Company is a defendant in two actions filed against Unidata prior to its merger into the Company, one in May 1996 in the U.S. District Court for the Western District of Washington and one in September 1996 in the U.S. District Court for the District of Colorado. The plaintiff, a company controlled by a former stockholder of Unidata and a distributor of its products in certain parts of Asia, alleges in both actions the improper distribution of certain Unidata products in the plaintiff's exclusive territory and asserts damages of approximately $30,000,000 under claims for fraud, breach of contract, unfair competition, racketeering and corruption, and trademark and copyright infringement, among other relief. Unidata denied the allegations against it in its answers to the complaints. In the Colorado action, Unidata moved that the matter be resolved by arbitration in accordance with its distribution agreement with the plaintiff. The motion regarding arbitration has been under the Court's consideration for approximately two years. No discovery or other activities in either action has occurred pending the Court's decision on the motion for arbitration. While the outcome cannot be predicted with certainty, management of the Company believes that the actions against the Company are without merit and plans to continue to oppose them vigorously.

     The Company is a defendant in an action filed in July 1998 in the U.S. District Court for the Southern District of Ohio. The plaintiff, with whom the Company entered into a joint venture in 1996 to develop the Object Studio product, alleges in its complaint that the Company is obligated to support the joint venture in amounts up to $1,400,000 per year for an aggregate present value liability of up to $8,000,000. While the outcome cannot be predicted with certainty, the Company believes the allegations are without merit and has denied its alleged liability and filed certain counterclaims against the plaintiff seeking an amount in excess of $9,000,000.

     The Company is also subject to various other legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business. While the outcome of these claims cannot be predicted with certainty, management does not believe that the outcome of any of these legal matters will have a material adverse effect on the Company's consolidated financial position or results of operations.

8.  RETIREMENT PLANS

     The Company provides certain supplemental retirement benefits to its executive officers, which it has funded through life insurance policies in a "split dollar" arrangement. The executive officers are allowed to borrow against the excess cash surrender value in the policy over and above the Company's cumulative paid-in premiums. Upon termination of a policy or the death of the insured executive, the Company will receive proceeds equal to the amount of the cumulative premium paid by the Company. The Company may borrow against its share of the accumulated cash surrender value in the respective policies at any time. The Company accounts for these policies as a defined contribution plan and expenses premiums on the policies as incurred, which represents the compensation element of the plan. In addition, since the Company controls its share of the cash surrender value of the policies at all times, it accounts for any changes in cash surrender value in accordance with the guidance provided in Financial Accounting

                             ARDENT SOFTWARE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Standards Board Technical Bulletin No. 85-4, "Accounting for Purchases of Life Insurance." Accordingly, increases or decreases in cash surrender value are recognized each period and the asset recorded on the Company's books represents the lesser of the Company's share of cash surrender value or the cumulative premiums paid on the policies. This amount is included in other long-term assets and was $2,807,000 and $2,016,000 at December 31, 1998 and 1997, respectively. Total premiums in 1998, 1997, and 1996 were approximately $858,000, $659,000, and $466,000, respectively.

     The Company has 401(k) retirement and savings plans (the Plans) covering substantially all U.S. employees. The Plans allow each participant to contribute up to 15% of his or her base wage up to an amount not to exceed an annual statutory maximum. Effective January 1, 1996, the Company matches 50% of the contributions of each participant in excess of 2% of such participant's annual compensation, up to 4% of such participant's annual compensation. The Company made matching contributions to the Plan of approximately $741,000, $536,000, and $538,000 in 1998, 1997, and 1996, respectively.

9.  MERGER, EXIT AND RESTRUCTURING COSTS

MERGER COSTS

     In connection with the merger with Unidata, the Company recorded a charge of $14,895,000. The charge included $3,910,000 for financial advisor, legal and accounting fees, $6,209,000 for severance and related costs, $2,170,000 for closure of facilities, and $2,606,000 for the write-off of redundant assets. The severance costs related to the termination of 139 Unidata and VMARK employees who held overlapping positions and terminated employment principally within a period of one month prior and one month following the close of the merger. Costs associated with integration activities preceding and following the merger were charged to expense as incurred. The facilities closure costs related to the accrual of future rental obligations for duplicate sales offices which were identified at the time of the merger in California, Georgia, New Jersey, Colorado, Texas, Australia, France, and the United Kingdom. The offices were closed within a period of one month prior and two months following the merger and were either sublet, or remained idle until the end of the lease term. Rent costs following the merger until closures were finalized and employees were moved were charged to expense as incurred. The redundant assets which were written off in connection with the merger included the net book value of abandoned leasehold improvements ($1,300,000), scrapped computer and office equipment ($450,000), scrapped documentation and product inventory with predecessor company names ($500,000) and prepaid license inventory related to a version of the Unidata database product which was no longer sold following the merger ($350,000). All assets were scrapped or disposed of within two months following the merger. Benefits related to reduced salaries, rent and depreciation began to be realized immediately following the merger. As of December 31, 1998, $1,312,000 remains unpaid comprised principally of future rental obligations on idle facilities and approximately $300,000 of severance associated with longer term arrangements with senior executives. All of which is expected to be paid in 1999.

RESTRUCTURING COSTS

     The 1996 results include a $2,125,000 restructuring charge associated with the downsizing of Object Studio -- related activities. The charge was recorded pursuant to a formal plan adopted and announced in May 1996. The charge included approximately $1,900,000 in employee severance and benefits, $153,000 for the write off of capitalized software and $72,000 related to abandonment of facilities. Fifty employees were immediately terminated in this restructuring. As of December 31, 1998, all balances related to this restructuring have been paid.

     The 1996 results also include a $2,197,000 charge associated with a restructuring and reduction in staff from all areas of the Company. Management approved the restructuring plan late in fiscal year 1996 with the intent to bring costs in line with revenues. The charge included $1,591,000 in employee severance and benefits and $606,000 for the write-off of intangible assets. This intangible asset write-off related to

                             ARDENT SOFTWARE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

the impairment of the remaining net book value of technology purchased in 1992, the development of which ceased with the first version of UniVerse Release 9. Thirty-four employees were immediately terminated in this restructuring. As of December 31, 1998, all balances related to this restructuring had been paid.

     In October, 1996, the Company entered into a joint venture with one of its resellers (the "Other Party") to develop and support the ObjectStudio product suite. This joint venture was formed to allow the Company to reduce its ongoing cash cost of continued development of ObjectStudio. The Company's investment consisted of certain product rights. The Company's share of the venture's loss for the quarter ended December 31, 1996 is included as a component of other income and expense.

     In December 1996, as part of the Company's ongoing efforts to direct the business towards growth areas, management, at the direction of the Board of Directors, undertook a review of all existing businesses, including those acquired through the merger with Easel Corporation in 1995 which was accounted for as a pooling-of-interests. Following this review, in December 1996, management recommended and the Board of Directors approved a comprehensive plan to exit certain businesses. In general, these businesses represented portions of the business with minimal profitability and lower future growth prospects. For discussion of certain abandoned businesses and asset write-offs, see above.

     Despite the formation of the joint venture, profitability related to the ObjectStudio product line continued to be below expectation. In addition, certain actions by competitors in the ObjectStudio marketplace led the Company to conclude that it was not in the best interest of the Company to continue to support this product line and that the Company would be best served by focusing its resources on product lines with more favorable prospects. Accordingly, the Company decided to exit the ObjectStudio product line.

     To facilitate exit from the ObjectStudio product line, in December 1996 the Company entered into certain agreements which effectively transferred all of the Company's rights to the product to the Other Party. The Other Party also agreed to take over the operations of the Company's German subsidiary (devoted to ObjectStudio) and to assume all of the Company's obligations related to ObjectStudio in exchange for a one time payment of $300,000. In addition, the Company agreed to maintain its funding commitment to the joint venture for 1997, aggregating $1,400,000, and accepted a significant reduction in its rights in the venture. Because the Company had committed to pay the one time payment and 1997 funding, such costs, totaling $1,700,000 were considered to be exit costs and were accrued at December 31, 1996 as components of continuing operations (merger, exit and restructuring costs).

     As a result of the plan to exit the ObjectStudio business, forty employees were terminated and such costs ($417,000) were accrued at December 31, 1996 and charged to continuing operations. The Company also incurred costs for facility abandonment ($1,419,000) related to the German subsidiary which was also charged to continuing operations (merger, exit and restructuring costs). In addition, it was determined that the Company's investment in the joint venture was worthless, as the Company had transferred all of its rights in the related products and did not expect to recover any of the funds invested. Accordingly, the investment was written down to zero and a loss of $1,845,000 was recorded as component of the extraordinary item (see below).

     In 1997 and 1998, the Company recorded no revenue or expenses associated with ObjectStudio activity or the joint venture. In addition, the Company has paid substantially all amounts described above and the dissolution of the joint venture commenced in 1997, in line with the Company's expectations in 1996. However, as discussed in Note 7, the Other Party has asserted certain claims against the Company regarding the joint venture. At December 31, 1998, approximately $800,000 in facilities costs remains unpaid.

                             ARDENT SOFTWARE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Among the product lines and businesses to be discontinued or abandoned were certain products or lines of business present at the date of the merger with Easel. Because these dispositions were not contemplated at the date of the merger and are therefore outside of the normal course of business, they have been presented as an extraordinary item.

     The components of the extraordinary item recorded in 1996 consist of the following (in thousands):

Net loss on disposition of ASG..............................  $   537
Object Studio asset writedown...............................    1,845
Extraordinary loss..........................................  $ 2,382
                                                              =======

     The Company's US education business, ASG, was sold to a third party for $420,000. The net loss reflected above represents the write-down of the assets of ASG to net realizable value.

     The following is a summary of activity in the various restructurings and merger accrual balances in the years ended December 31, 1998 and 1997 (in thousands):

                                                               DECEMBER
                              1995 MERGER     MAY 1996           1996        EXTRAORDINARY   1998 MERGER
                                ACCRUAL     RESTRUCTURING   RESTRUCTURING        ITEM          ACCRUAL      TOTAL
                              -----------   -------------   --------------   -------------   -----------   -------
Balances as of December 31,
  1995......................    $1,286         $    --         $    --          $    --        $    --     $ 1,286
May 1996 restructure
  charge....................                     2,125                                                       2,125
December 1996 restructure
  charge....................                                     5,733                                       5,733
Extraordinary item..........                                                      2,382                      2,382
Severance payments..........      (701)         (1,481)                                                     (2,182)
Asset impairment............                      (153)           (606)          (2,382)                    (3,141)
Facilities payments.........      (585)            (72)                                                       (657)
                                ------         -------         -------          -------        -------     -------
Balances as of December 31,
  1996......................        --             419           5,127               --             --       5,546
                                ------         -------         -------          -------        -------     -------
Severance payments..........                      (321)         (1,998)              --                     (2,319)
Funding payments............                                    (1,745)              --                     (1,745)
Facilities payments.........                                      (414)              --                       (414)
                                ------         -------         -------          -------        -------     -------
Balances as of December 31,
  1997......................        --              98             970               --             --       1,068
                                ------         -------         -------          -------        -------     -------
Unidata merger charge.......                                                                    14,895      14,895
Severance payments..........                       (98)             (9)                         (5,937)     (6,044)
Asset impairment............                                                                    (2,606)     (2,606)
Professional fees...........                                                                    (3,910)     (3,910)
Facilities payments.........                                      (161)              --         (1,130)     (1,291)
                                ------         -------         -------          -------        -------     -------
Balances as of December 31,
  1998......................    $   --         $    --         $   800          $    --        $ 1,312     $ 2,112
                                ======         =======         =======          =======        =======     =======

10.  RESULTS OF OPERATIONS OF UNIDATA, INC.

     As described in Note 1, the Company consummated the merger with Unidata, Inc. on February 10, 1998. Prior to 1997, Unidata's fiscal year ended on June
30. Therefore, the six months of Unidata's operations and cash flows for the period ending December 31, 1996 were not included in the 1996 consolidated statements of operations and cash flows.

                             ARDENT SOFTWARE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The summarized statement of operations and statement of cash flows for Unidata for the six months ended December 31, 1996 are as follows (in thousands):

                                                              SIX MONTHS ENDED
             SUMMARIZED STATEMENT OF OPERATIONS               DECEMBER 31, 1996
             ----------------------------------               -----------------
Revenue.....................................................       $22,745
Total costs and expenses....................................        22,558
Net loss....................................................          (549)
SUMMARIZED STATEMENT OF CASH FLOWS
Cash provided by operating activities.......................       $   694
Cash used in investing activities...........................        (1,737)
Cash provided from financing activities.....................             7
Effect of exchange rates on cash............................            34
                                                                   -------
Decrease in cash equivalents................................       $(1,002)
                                                                   =======

11.  RELATED PARTY

     During 1996, the Company issued a note payable to an insurance company and affiliates. The insurance company is a stockholder and held warrants to purchase 111,912 shares of common stock (see Note 4). The Company had engaged this insurance company to provide medical and life insurance for employees as well as administer the Company's 401k Plan. During fiscal year 1997 and 1996, payments to the insurance company for interest on the note totaled $1,150,000 and $582,000 respectively, and payments for insurance benefits totaled $809,000 and $251,000, respectively.

     During 1996, the Company issued warrants to purchase 114,151 shares of common stock to a director and an employee, both of whom are stockholders of the Company (see Note 4).

     The Company paid $222,000 and $228,000 in interest to a stockholder and director during fiscal year 1997 and 1996, respectively, on an outstanding loan of $2,350,000. The rate charged is the same as those paid to another unaffiliated bank for working capital loans. In April 1998, the outstanding balance of this loan was paid in full (see Note 3).

     A former director and stockholder of the Company is a partner in a law firm that was engaged by the Company to provide legal services. The Company had paid $279,000 and $298,000 in legal services to this law firm during fiscal year 1997 and 1996, respectively.

12.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED -- IN THOUSANDS)

                                               FIRST     SECOND      THIRD     FOURTH
                    1998                      QUARTER    QUARTER    QUARTER    QUARTER
                    ----                      -------    -------    -------    -------
Revenue.....................................  $25,710    $29,237    $29,734    $34,579
Income (loss) from operations...............  (12,368)     4,711      5,068      7,167
Net income (loss)...........................   (9,357)     2,968      3,321      4,705
Basic net income (loss) per common share....     (.66)       .20        .22        .31
Diluted net income (loss) per common
  share.....................................     (.66)       .18        .20        .27
                    1997
Revenue.....................................  $26,020    $29,108    $23,580    $24,020
Income (loss) from operations...............    1,321      1,583       (595)    (8,097)
Net income (loss)...........................      464        481       (753)    (9,113)
Basic net income (loss) per common share....      .03        .04       (.05)      (.65)
Diluted net income (loss) per common
  share.....................................      .03        .03       (.05)      (.65)

                             ARDENT SOFTWARE, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Quarterly results of operations are affected by a number of factors, primarily seasonality and the impact of acquisitions. Revenues for the third quarter of 1997 declined due to the method of combining the results of Ardent and Unidata; prior to the merger Unidata utilized a June year end. As a result, the reported second quarter of 1997 for the combined company includes the last fiscal quarter of 1997 for Unidata; traditionally, Unidata experienced declines in the revenue in the first quarter of its fiscal years.

     In addition, in the first quarter of 1998 and the fourth quarter of 1997, the Company consummated certain business combinations which required expensing certain amounts related to merger costs and in-process research and development charges.

     During 1998, the Company revised its estimate of the amount allocable to acquired technology related to O2 Technologies. As a result of this revision, an increase of $645,000 in amortization expense was recorded in the fourth quarter of 1998.

13.  RESTATEMENT/RECLASSIFICATION

     Subsequent to the issuance of the Company's financial statements for the year ended December 31, 1997, the Company's management determined that certain elements (aggregating $3,536,000 on a pre-tax basis) of the extraordinary item recorded for the year ended December 31, 1996, as a result of the disposition of certain product lines present at the date of a pooling-of-interests transaction with Easel Corporation in 1995, should have been recorded as elements of continuing operations. Costs previously included in the extraordinary item related to the disposition of these product lines included severance costs associated with employees terminated who were employed in these lines of business, costs associated with closure of facilities associated with these lines of business, and committed costs related to a joint venture associated with these lines of business. As a result, the Company has restated its previously issued statement of operations for the year ended December 31, 1996 to reflect these costs as Merger, exit and restructuring costs. Only the costs associated with asset writedowns in connection with exiting these product lines have been included in the restated extraordinary item. This restatement had no effect on net income in 1996, did not affect the results of operations or cash flows for any other period, nor did they have any effect upon financial position as of December 31, 1996 or any other date. The effects on Ardent's statement of operations for the year ended December 31, 1996 are as follows (in thousands, except per share amounts):

                                                                  AS
                                                              PREVIOUSLY
                                                               REPORTED     AS RESTATED/RECLASSIFIED
                                                              ----------    ------------------------
Merger, exit and restructuring costs........................   $  4,322             $  7,858
Total costs and expenses....................................    114,578              118,114
Loss from operations........................................     (4,079)              (7,615)
Loss before provision for income taxes and extraordinary
  item......................................................     (5,894)              (9,430)
Benefit from income taxes...................................       (635)              (1,819)
Loss before extraordinary item..............................     (5,259)              (7,611)
Extraordinary item..........................................     (4,734)              (2,382)
Net loss....................................................     (9,993)              (9,993)
                                                               --------             --------
Basic and diluted loss per common share before extraordinary
  item......................................................   $  (0.40)            $  (0.58)
Basic and diluted loss per common share.....................   $  (0.76)            $  (0.76)
                                                               ========             ========

                     PRISM SOLUTIONS, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants...........................  F-29
Consolidated Balance Sheets as of December 31, 1998 and
  1997......................................................  F-30
Consolidated Statements of Operations for the three years
  ended December 31, 1998, 1997 and 1996....................  F-31
Consolidated Statements of Stockholders' Equity for the
  three years ended December 31, 1998, 1997 and 1996........  F-32
Consolidated Statements of Cash Flows for the three years
  ended December 31, 1998, 1997 and 1996....................  F-33
Notes to Consolidated Financial Statements..................  F-35

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Prism Solutions, Inc. and Subsidiaries:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Prism Solutions, Inc. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 12 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters, which include the proposed merger with Ardent Software, Inc., are also described in Note 12. The financial statements do not include any adjustments that might result from this uncertainty.

PRICEWATERHOUSECOOPERS LLP

San Jose, California
March 1, 1999

                             PRISM SOLUTIONS, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  5,069    $  6,351
  Short-term investments....................................        --      15,355
  Accounts receivable, net of allowance for doubtful
     accounts of $481 and $649 in 1998 and 1997,
     respectively...........................................     9,994      14,186
  Other receivables.........................................       510         650
  Prepaid expenses and other current assets.................       464         927
                                                              --------    --------
     Total current assets...................................    16,037      37,469
Property and equipment, net.................................     3,620       3,517
Other assets................................................     1,855       2,199
                                                              --------    --------
     Total assets...........................................  $ 21,512    $ 43,185
                                                              ========    ========
LIABILITIES
Current liabilities:
  Notes payable, current portion of long-term debt and
     capital leases.........................................  $    214    $    262
  Accounts payable..........................................     2,214       2,813
  Accrued commissions.......................................       657       1,169
  Accrued payroll and related...............................     2,384       2,335
  Deferred revenue..........................................     3,980       5,221
  Other accrued liabilities.................................     1,168       3,417
                                                              --------    --------
     Total current liabilities..............................    10,617      15,217
Notes payable, long-term debt and capital leases............       329         364
                                                              --------    --------
     Total liabilities......................................    10,946      15,581
                                                              --------    --------
Commitments and contingencies (Note 5)

STOCKHOLDERS' EQUITY
Convertible preferred stock, par value $0.001 per share:
  Authorized 1,000,000; none issued or outstanding..........        --          --
Common stock, par value $0.001 per share:
  Authorized: 50,000,000 shares issued and outstanding:
     18,716,661 in 1998 and 18,182,251 in 1997..............        19          18
Additional paid-in capital..................................    59,822      57,253
Accumulated comprehensive loss..............................        --         (29)
Receivable from stockholder.................................        --         (90)
Accumulated deficit.........................................   (49,275)    (29,548)
                                                              --------    --------
     Total stockholders' equity.............................    10,566      27,604
                                                              --------    --------
     Total liabilities and stockholders' equity.............  $ 21,512    $ 43,185
                                                              ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             PRISM SOLUTIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1998        1997       1996
                                                              --------    --------    -------
Revenues:
  License...................................................  $ 22,166    $ 23,823    $19,586
  Services and other........................................    29,924      27,568     16,581
                                                              --------    --------    -------
     Total revenues.........................................    52,090      51,391     36,167
                                                              --------    --------    -------
Cost of revenues:
  License...................................................     1,031       1,338        847
  Services and other........................................    21,410      16,046      9,684
                                                              --------    --------    -------
     Total cost of revenues.................................    22,441      17,384     10,531
                                                              --------    --------    -------
  Gross margin..............................................    29,649      34,007     25,636
                                                              --------    --------    -------
Costs and expenses:
  Sales and marketing.......................................    27,355      24,712     18,462
  Research and development..................................    14,492      11,068      6,974
  General and administrative................................     6,587       7,114      4,048
  Purchased-in-process technology...........................        --       8,558         --
                                                              --------    --------    -------
     Total costs and expenses...............................    48,434      51,452     29,484
                                                              --------    --------    -------
  Loss from operations......................................   (18,785)    (17,445)    (3,848)
                                                              --------    --------    -------
Interest income, net........................................       370       1,352      1,453
Other income (expense), net.................................        13          --        (21)
                                                              --------    --------    -------
  Loss before income taxes..................................   (18,402)    (16,093)    (2,416)
Provision for income taxes..................................       249          91         21
                                                              --------    --------    -------
  Net loss..................................................   (18,651)    (16,184)    (2,437)
                                                              --------    --------    -------
Unrealized holding gain (loss)..............................        29         (29)        --
                                                              --------    --------    -------
  Comprehensive loss........................................  $(18,622)   $(16,213)   $(2,437)
                                                              ========    ========    =======
  Basic and dilutive loss per share.........................  $  (1.01)   $  (0.94)   $ (0.17)
                                                              ========    ========    =======
  Shares used in per share calculation......................    18,485      17,291     14,640
                                                              ========    ========    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             PRISM SOLUTIONS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                             CONVERTIBLE
                                           PREFERRED STOCK         COMMON STOCK       ADDITIONAL     ACCUMULATED    RECEIVABLES
                                         -------------------   --------------------     PAID-IN     COMPREHENSIVE       FROM
                                           SHARES     AMOUNT     SHARES      AMOUNT     CAPITAL     GAINS (LOSS)    STOCKHOLDERS
                                         ----------   ------   -----------   ------   -----------   -------------   ------------
BALANCE AT JANUARY 1, 1996.............   7,990,817    $  8      6,011,493    $ 6       $14,946           --          $   (129)
Conversion of preferred stock..........  (7,990,817)     (8)     7,990,817      8
Issuance of common stock in initial
  public offering......................                          2,325,500      3        35,610
Issuance of common stock under stock
  option plan..........................                            116,324                   78
Issuance of common stock under stock
  purchase plan........................                             42,751                  491
Issuance of common stock for consulting
  purposes.............................                             11,472                  106
Repurchase of common stock.............                            (63,822)                 (20)
Payment received on receivables from
  stockholder..........................                                                                                     25
Net loss...............................
                                         ----------    ----    -----------    ---       -------         ----          --------
BALANCE AT DECEMBER 31, 1996...........          --      --     16,434,535     17        51,211           --              (104)
Issuance of common stock under stock
  option plan..........................                            267,669                  286
Issuance of common stock under stock
  purchase plan........................                            164,016                  869
Repurchase of common stock.............                           (348,536)              (2,021)
Issuance of common stock related to
  acquisitions.........................                          1,664,567      1         6,908
Payment received on receivables from
  stockholder..........................                                                                                     14
Unrealized holding losses..............                                                                 $(29)
Net loss...............................
                                         ----------    ----    -----------    ---       -------         ----          --------
BALANCE AT DECEMBER 31, 1997...........          --      --     18,182,251     18        57,253          (29)              (90)
Termination of S-corp election for
  CFI..................................                                                   1,053
Issuance of common stock under stock
  option plan..........................                            221,129      1           544
Issuance of common stock under stock
  purchase plan........................                            328,084                  976
Payment received on receivable from
  stockholder..........................                                                                                     90
Realized holding gain..................                                                                   29
Repurchase of common stock.............                            (14,803)                  (4)
Payment of preferred stock dividends of
  acquired companies...................
Net loss...............................
                                         ----------    ----    -----------    ---       -------         ----          --------
BALANCE AT DECEMBER 31, 1998...........          --    $ --     18,716,661    $19       $59,822         $ --          $     --
                                         ==========    ====    ===========    ===       =======         ====          ========


                                         ACCUMULATED
                                           DEFICIT      TOTAL
                                         -----------   --------
BALANCE AT JANUARY 1, 1996.............   $(10,927)    $  3,904
Conversion of preferred stock..........                      --
Issuance of common stock in initial
  public offering......................                  35,613
Issuance of common stock under stock
  option plan..........................                      78
Issuance of common stock under stock
  purchase plan........................                     491
Issuance of common stock for consulting
  purposes.............................                     106
Repurchase of common stock.............                     (20)
Payment received on receivables from
  stockholder..........................                      25
Net loss...............................     (2,437)      (2,437)
                                          --------     --------
BALANCE AT DECEMBER 31, 1996...........    (13,364)      37,760
Issuance of common stock under stock
  option plan..........................                     286
Issuance of common stock under stock
  purchase plan........................                     869
Repurchase of common stock.............                  (2,021)
Issuance of common stock related to
  acquisitions.........................                   6,909
Payment received on receivables from
  stockholder..........................                      14
Unrealized holding losses..............                     (29)
Net loss...............................    (16,184)     (16,184)
                                          --------     --------
BALANCE AT DECEMBER 31, 1997...........    (29,548)      27,604
Termination of S-corp election for
  CFI..................................     (1,053)          --
Issuance of common stock under stock
  option plan..........................                     545
Issuance of common stock under stock
  purchase plan........................                     976
Payment received on receivable from
  stockholder..........................                      90
Realized holding gain..................                      29
Repurchase of common stock.............                      (4)
Payment of preferred stock dividends of
  acquired companies...................        (23)         (23)
Net loss...............................    (18,651)     (18,651)
                                          --------     --------
BALANCE AT DECEMBER 31, 1998...........   $(49,275)    $ 10,566
                                          ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             PRISM SOLUTIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                               -----------------------------
                                                                 1998       1997      1996
                                                               --------   --------   -------
  Cash flows from operating activities:
  Net loss..................................................   $(18,651)  $(16,184)  $(2,437)
  Adjustment to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................      3,455      2,207     1,836
    Provision for doubtful accounts.........................        168        248        44
    Loss on disposal of property and equipment..............         --         41        14
    Purchase of in-process technology.......................         --      8,558        --
    Stock issued for consulting services....................         --        125       106
    Changes in operating assets and liabilities:
       Accounts receivable..................................      4,024     (3,989)   (2,041)
       Other receivables....................................        140       (479)     (250)
       Prepaid expenses and other current assets............        463         42      (687)
       Other assets.........................................         92       (896)      188
       Accounts payable.....................................       (599)     1,386       832
       Accrued commissions..................................       (512)       466       180
       Accrued payroll and related..........................         49      1,112       877
       Deferred revenue.....................................     (1,241)       295      (682)
       Other accrued liabilities............................     (2,249)       320       355
                                                               --------   --------   -------
  Net cash used in operating activities.....................    (14,861)    (6,748)   (1,665)
                                                               --------   --------   -------
  Cash flows from investing activities:
    Purchase of in-process technology and assets, net of
       cash received........................................         --     (2,466)       --
    Purchases of property and equipment.....................     (3,306)    (3,095)   (1,860)
    Purchases of short-term investments.....................     (5,093)        --   (20,052)
    Sale of short-term investments..........................     20,477      4,668        --
                                                               --------   --------   -------
    Net cash provided by (used in) investing activities.....     12,078       (893)  (21,912)
                                                               --------   --------   -------
  Cash flows from financing activities:
  Repayment of equipment lines of credit....................         --         --    (1,238)
    Proceeds from debt......................................         --      3,085        --
    Repayment of debt.......................................        (83)    (3,104)       --
    Proceeds from sale of common stock......................         --         --    35,613
    Proceeds from sale of stock of acquired companies.......         --         --     1,500
    Dividend paid on stock of acquired companies............         --         --       (77)
    Payments received on receivable from stockholder........         90         14        25
    Proceeds from employee stock purchase plan..............        976        869       491
    Proceeds from the exercise of employee stock options....        545        286        78
    Payment of preferred stock dividend of acquired
       company..............................................        (23)        --        --
    Repurchase of common stock..............................         (4)    (2,021)      (20)
                                                               --------   --------   -------
    Net cash provided by (used in) financing activities.....      1,501       (871)   36,372
                                                               --------   --------   -------

  The accompanying notes are an integral part of these consolidated financial statements.

                             PRISM SOLUTIONS, INC.

                                                                 YEARS ENDED DECEMBER 31,
                                                               -----------------------------
                                                                 1998       1997      1996
                                                               --------   --------   -------
Net increase (decrease) in cash and cash equivalents........     (1,282)    (8,512)   12,795
Cash and cash equivalents at beginning of year..............      6,351     14,863     2,068
                                                               --------   --------   -------
Cash and cash equivalents at end of year....................   $  5,069   $  6,351   $14,863
                                                               ========   ========   =======
Supplemental cash flow information:
  Cash paid for income taxes................................   $     89   $     82   $    81
  Cash paid for interest....................................   $     56   $      9   $    22
Supplemental disclosure of noncash transactions:
  Property and equipment included in accounts payable.......   $     --   $     24   $    69
  Issuance of common stock for consulting services..........   $     --   $     --   $   106
  Conversion of preferred stock into common stock in initial
    public offering.........................................   $     --   $     --   $     8
  Effect of acquisitions:
    Termination of S-Corp election for Customer Focus
       International........................................   $  1,053         --        --
    Fair value of assets acquired (see note 11).............   $     --   $  7,374   $    --
    Goodwill................................................   $     --   $  1,275   $    --
    Issuance of common stock................................   $     --   $  6,908   $    --
    Assets acquired, net of $244 cash received..............   $     --   $  2,466   $    --
    Liabilities assumed including expenses incurred.........   $     --   $    464   $    --

  The accompanying notes are an integral part of these consolidated financial statements.

                             PRISM SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1.  NATURE OF BUSINESS

     Nature of Business -- Prism Solutions, Inc. (the "Company") designs, develops, markets and supports data warehouse management software that assists its customers in developing, managing and maintaining data warehouses. The Company currently markets its software products to a wide variety of businesses and other organizations in North and South America, Europe, South Africa, the Middle East, Asia Pacific and Australia. Substantially all of the Company's revenues to date have been attributable to licenses of two of the Company's products and related services.

     On January 30, 1998, the Company completed the acquisition of Customer Focus International, Inc. ("CFI"), which was accounted for as a pooling of interests. All financial data of the Company, including the Company's previously issued financial statements for the periods presented have been restated to include the historical financial information of CFI in accordance with generally accepted accounting principles and pursuant to Securities and Exchange Commission Regulation S-X.

     On May 13, 1998, the Company completed the acquisition of Systems Techniques, Inc. ("STI"), which was accounted for as a pooling of interests. All financial data of the Company, including the Company's previously issued financial statements for the periods presented have been restated to include the historical financial information of STI in accordance with generally accepted accounting principles and pursuant to Securities and Exchange Commission Regulation S-X.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Consolidation

     The Company has established wholly-owned subsidiaries in Mexico, Canada, the United Kingdom, Germany, France and Spain. In 1997, the Company established wholly-owned subsidiaries in the Netherlands, Hong Kong and Singapore, and acquired Object Software in Melbourne, Australia and QDB Solutions, Inc. in Cambridge, Massachusetts. The consolidated financial statements include the financial statements of Prism Solutions, Inc. and its wholly-owned subsidiaries after elimination of intercompany accounts and transactions.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that reflect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash, Cash Equivalents and Short-Term Investments

     The Company considers all highly liquid investments purchased with an original or remaining maturity of three months or less to be cash equivalents. Highly liquid investments with an original or remaining maturity beyond three months, but less than one year, are classified as short-term investments and carried at fair value, which approximates cost.

     Concentration of Credit Risk and Fair Value of Financial Instruments

     The Company's cash and cash equivalents are held in various interest bearing deposit accounts at local and foreign banks. Through December 31, 1998, no material losses had been experienced on such investments.

                             PRISM SOLUTIONS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     As of December 31, 1997, the Company had short-term investments totaling $15,355, which were classified as available for sale. There were no short-term investments as of December 31, 1998. Short-term investments principally consist of municipal securities and corporate bonds. Through December 31, 1998, no material losses had been experienced on such investments. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity, both of which are included in interest income. Realized gains and losses are recorded on the specific identification method.

     The Company markets its software products directly and through resellers, and generally does not require collateral. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts. As of December 31, 1998 and 1997 no one customer accounted for more than 10% of accounts receivable.

     For financial instruments consisting of cash and cash equivalents, accounts receivable, other receivables, deposits, long-term debt, accounts payable, and accrued liabilities included in the Company's consolidated financial statements, the carrying amounts are reasonable estimates of fair value.

     Property and Equipment

     Property and equipment are stated at cost and depreciated on a straight-line basis over their estimated useful lives of two to three years. Leasehold improvements are amortized on a straight-line basis over their estimated useful lives or their lease terms, whichever is less.

     Goodwill

     Goodwill related to the Company's acquisitions (see Note 11 in the notes to the Consolidated Financial Statements) is included in other assets and is being amortized over 5 years on a straight-line basis.

     Revenue Recognition

     The Company has adopted the provisions of Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), as amended by SOP 98-4, "Deferral of the Effective Date of Certain Provisions of SOP 97-2", effective January 1, 1998. SOP 97-2 supercedes Statement of Position 91-1 and delineates the accounting for software product and maintenance revenues. Under SOP 97-2, the Company recognizes product revenues and license fees upon shipment if a signed contract exists, the fee is fixed and determinable, collection of resulting receivables is probable and product returns are reasonably estimable. In addition, for contracts with multiple obligations (e.g. deliverable and undeliverable products, services and maintenance), revenue must be allocated to each component of the contract based on evidence of its fair value which is specific to the Company, or for products not yet being sold separately, the price established by management.

     Revenue allocated to undelivered products is recognized when criteria for product and license revenue set forth above are met. Revenue allocated to maintenance fees for ongoing customer support and product updates is recognized ratably over the period of the maintenance contract. Payments for maintenance fees are generally made in advance and are non-refundable. Revenue allocated to other services is recognized as the related services are performed.

     Prior to January 1, 1998, product revenues were generally recognized after execution of a licensing agreement, a valid purchase order for resellers, and shipment of the product, if no significant vendor obligations remained and collection of the resulting receivables was deemed probable. The Company's license agreements generally did not provide a right of return.

                             PRISM SOLUTIONS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Service revenues from customer maintenance fees for ongoing customer support and product updates were recognized ratably over the term of the service. Payments for maintenance fees were generally received in advance and were generally nonrefundable. Consulting, implementation and training revenues were generally recognized following execution of a contract, performance of the related services and if collection of the resulting receivables was deemed probable.

     Advertising Costs

     Advertising costs, included in sales and marketing expenses, are expensed as incurred and were $251, $260 and $380 in 1998, 1997 and 1996, respectively.

     Research and Development

     Research and development expenditures are expensed as incurred.

     Software Development Costs

     Software development costs have been expensed in accordance with Statement of Financial Accounting Standards No. 86 ("SFAS 86"), "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Under SFAS 86, capitalization of software development costs begins upon the establishment of technological feasibility and ends when a product is available for general release to customers. Such costs have been immaterial to date.

     Income Taxes

     The Company determines its income tax liability in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." Under SFAS 109, the liability method is used to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized.

     Foreign Currency Translation

     All subsidiaries located outside the United States operate with the U.S. dollar as the functional currency. Net nonmonetary assets are translated at historical exchange rates, and net monetary assets are translated at current exchange rates. Transaction and translation gains and losses are included in the determination of the results of operations and were not material.

     Basic and Diluted Loss Per Share

     Basic and diluted net loss per share is computed in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Common equivalent shares are excluded from basic and diluted loss per share as their effect is antidilutive. Common equivalent shares that could potentially dilute earnings per share in the future and that were not included in the computation of diluted loss per

                             PRISM SOLUTIONS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

share because of antidilution were 1,297,508, 868,262 and 1,113,919 for the years ended December 31, 1998, 1997 and 1996, respectively.

                                                                YEARS ENDED
                                                                DECEMBER 31,
                                                   --------------------------------------
                                                      1998          1997         1996
                                                   -----------   ----------   -----------
BASIC EPS:
Net loss.........................................  $   (18,651)  $  (16,184)  $    (2,437)
Denominator: Average common shares outstanding...   18,485,000   17,291,000    14,640,000
                                                   -----------   ----------   -----------
Basic net loss per share.........................  $     (1.01)  $    (0.94)  $     (0.17)
                                                   ===========   ==========   ===========
DILUTED EPS:
Denominator: Average common shares outstanding...   18,485,000   17,291,000    14,640,000
Common equivalent shares outstanding (options)...           --           --            --
                                                   -----------   ----------   -----------
          Total shares...........................   18,485,000   17,291,000    14,640,000
                                                   -----------   ----------   -----------
Dilutive net loss per share......................  $     (1.01)  $    (0.94)  $     (0.17)
                                                   ===========   ==========   ===========

     Recent Pronouncements

     In March 1998, the Accounting Standards Executive Committee, or AcSEC, released Statement of Position 98-1, or SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 requires companies to capitalize certain costs of computer software developed or obtained for internal use, provided that those costs are not research and development. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The Company is evaluating the requirements of SOP 98-1 and the effects, if any, on the Company's current policies on accounting for software costs.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, or SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133 will be effective for fiscal years beginning after June 15, 1999. The Company does not currently hold derivative instruments or engage in hedging activities.

     In December 1998, AcSEC released Statement of Position 98-9, or SOP 98-9, "Modification of SOP 97-2, "Software Revenue Recognition," with Respect to Certain Transactions". SOP 98-9 amends SOP 97-2 to require that an entity recognize revenue for multiple element arrangements by means of the "residual method" when (1) there is vendor-specific objective evidence (VSOE) of the fair values of all the undelivered elements that are not accounted for by means of long-term contract accounting, (2) VSOE of fair value does not exist for one or more of the delivered elements, and (3) all revenue recognition criteria of SOP 97-2 (other than the requirement for VSOE of the fair value of each delivered element) are satisfied.

     The provisions of SOP 98-9 that extend the deferral of certain paragraphs of SOP 97-2 became effective December 15, 1998. These paragraphs of SOP 97-2 and SOP 98-9 will be effective for transactions that are entered into in fiscal years beginning after March 15, 1999. Retroactive application is

                             PRISM SOLUTIONS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

prohibited. The Company does not expect the adoption of SOP 98-9 to have a material effect on its consolidated financial position or results of operations.

     Reclassifications

     Certain prior year balances have been reclassified to conform with the current year financial statement presentation.

3.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
Computers and equipment.....................................  $ 5,973    $ 4,566
Furniture and fixtures......................................    2,100      1,480
Software....................................................    2,015      1,186
Leasehold improvements......................................      984        326
                                                              -------    -------
                                                               11,072      7,558
Less accumulated depreciation and amortization..............   (7,452)    (4,041)
                                                              -------    -------
                                                              $ 3,620    $ 3,517
                                                              =======    =======

4.  NOTES PAYABLE, LONG-TERM DEBT AND CAPITAL LEASES

     Notes payable, long-term debt and capital leases consist of the following at December 31, 1998:

  Notes payable, due March 31, 1999; interest at 7.77%......  $  83
  Advances under line of credit, due through August 2000;
     interest at 5.285%.....................................    220
  Equipment leases, due through 2002, varying rates of
     interest...............................................    240
                                                              -----
                                                                543
          Less: current position............................   (214)
                                                              -----
                                                              $ 329
                                                              =====

     Scheduled repayments are as follows:

                                                            CAPITAL    NOTES AND
                                                            LEASES     ADVANCES     TOTAL
                YEARS ENDING DECEMBER 31,                   -------    ---------    -----
1999......................................................   $122        $131       $253
2000......................................................     74          96        170
2001......................................................     49          65        114
2002......................................................     21          40         61
2003......................................................     --          10         10
                                                             ----        ----       ----
                                                              266         342        608
Less: amounts representing interest.......................    (26)        (39)       (65)
                                                             ----        ----       ----
                                                             $240        $303       $543
                                                             ====        ====       ====

                             PRISM SOLUTIONS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

5.  COMMITMENTS AND CONTINGENCIES

     Operating Leases

     The Company leases its facilities under noncancelable operating leases that expire in February 2002 with renewal options at fair market value for additional periods. The Company is generally responsible for maintenance, property taxes, liability and personal property insurance and utilities relating to its facility leases.

     Rent expense under the operating leases amounted to approximately $2,722, $1,821 and $1,122 in 1998, 1997 and 1996, respectively.

     Future minimum payments to be made under noncancelable operating leases and future payments to be received under a sublease agreement are as follows:

                                                               LEASE      SUBLEASE
                 YEARS ENDING DECEMBER 31,                    PAYMENTS     INCOME
                 -------------------------                    --------    --------
1999........................................................   $1,943        $7
2000........................................................    1,864        --
2001........................................................    1,623        --
2002........................................................    1,514        --
2003........................................................    1,422
Thereafter..................................................    1,477        --
                                                               ------        --
                                                               $9,843        $7
                                                               ======        ==

     Royalty Agreements

     The Company is obligated to pay royalties based on sales from other specified products under certain continuing license agreements. Royalty expense was $141, $351 and $140 for 1998, 1997 and 1996, respectively.

     Contingencies

     On March 5, 1997, a class action complaint was filed by the law firm of Milberg Weiss Bershad Hynes & Lerach LLP in Superior Court of the State of California, County of Santa Clara, against the Company and several of its current and former officers and directors and the underwriters of its initial public offering. The complaint was filed on behalf of those persons who purchased or otherwise acquired the common stock of the Company from March 14 through October 14, 1996 and alleges that the defendants artificially inflated the demand for the common stock prior to and after the initial public offering. The complaint seeks damages in an unspecified amount. The Company believes the complaint has no merit and will vigorously defend itself. At December 31, 1998, no range of loss could be estimated and accordingly, no accrual has been made in the financial statements. The Company is also involved in other ongoing legal matters incidental to its business.

6.  STOCKHOLDERS' EQUITY

     Reincorporation

     On February 2, 1996, the reincorporation of the Company as a Delaware corporation was consummated. The certificate of incorporation provides for 8,990,817 authorized shares of preferred stock with a $0.001 par value per share and for 50,000,000 authorized shares of common stock with a $0.001 par value per share. The consolidated financial statements have been retroactively restated to give effect to the reincorporation.

                             PRISM SOLUTIONS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Common and Convertible Preferred Stock

     On March 15, 1996, the Company sold 2,325,500 shares of common stock in its initial public offering. Net proceeds to the Company, after deducting the underwriting discount and offering expenses, were approximately $35,613. In connection with such offering, all outstanding shares of preferred stock were converted into 7,990,817 shares of common stock and the authorized shares of preferred stock was reduced to 1,000,000 shares of preferred stock with a $0.001 par value.

     Employee Stock Purchase Plan

     In 1996, the Company's stockholders approved the adoption of the Employee Stock Purchase Plan (the "Purchase Plan") wherein 500,000 shares were reserved for issuance pursuant to such plan. In 1998, the Purchase Plan was increased by 600,000 shares, bringing the total shares reserved for issuance pursuant to the Purchase Plan to 1,100,000 shares. The Purchase Plan is administered over offering periods of 24 months each, with each offering period divided into four consecutive six-month purchase periods beginning August 1 and February 1 of each year. Eligible employees may designate not more than 10 percent of their cash compensation to be deducted each pay period for the purchase of common stock under the Purchase Plan. In addition, in an offering period, no employee may purchase more than the number of shares specified by the Board of Directors for any single purchase date or twice the number of shares an employee would be eligible to purchase at 85 percent of the market price of a share on the first business day of the offering period if the market price of a share on the last business day of the purchase period drops to less than one-half of the market price of a share on the first business day of the offering period. On the last business day of each purchase period, shares of common stock are purchased with the employee's payroll deductions accumulated during the six months, generally at a price per share of 85 percent of the market price of the common stock on the employee's entry date of the applicable offering period or the last day of the applicable offering period, whichever is lower. The Purchase Plan will terminate no later than 2006. A total of 164,016 and 42,751 shares were issued under the Purchase Plan in 1997 and 1996, respectively. During 1998, a total of 328,084 additional shares were issued pursuant to the Purchase Plan.

     Stock Option Plan

     In 1996, the Company's stockholders approved an increase in the number of common shares reserved under the 1992 Stock Option Plan (the "1992 Plan") by 400,000 shares. In addition, the Company's stockholders approved the adoption of the 1996 Equity Incentive Plan and the 1996 Directors Stock Option Plan (together known as the "1996 Plans") wherein 2,000,000 and 300,000 shares, respectively, were reserved for issuance pursuant to these plans. The 1992 Plan and the 1996 Plans together are known as "the Plans". In 1997, the 1996 plan was amended to reflect an increase of 5,500,000 shares issuable under the plan. In 1998, the Company's stockholders approved an increase in the number of common shares reserved under the 1996 Plans by 4,000,000 shares.

     The Plans provide for the grant of incentive stock options and nonqualified stock options to employees, directors and consultants of the Company at prices ranging from 85% to 110% (depending on the type of grant and the individual receiving the grant) of the fair market value of the common stock on the date of grant as determined by the Board of Directors.

     The vesting and exercise provisions of the option grants under the Plans are determined by the Board of Directors. Options granted under the Plans are generally immediately exercisable, but any shares acquired pursuant to exercises are subject to repurchase by the Company until they have vested. Options generally vest ratably over a four-year period commencing from the date of grant, subject to one year of employment and expire ten years from date of grant.

                             PRISM SOLUTIONS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Information with respect to the Plans is summarized as follows:

                                                                OUTSTANDING OPTIONS
                                              -------------------------------------------------------
                                                                              WEIGHTED
                                 AVAILABLE      NUMBER         PRICE        AVERAGE PRICE   AGGREGATE
                                 FOR GRANT    OF SHARES      PER SHARE        PER SHARE       PRICE
                                 ----------   ----------   --------------   -------------   ---------
Balance at December 31, 1995...       8,359    1,138,758   $0.20 - $5.50       $ 1.74       $  1,985
  Additional shares reserved...   2,700,000           --               --          --             --
  Granted......................  (1,830,323)   1,830,323    4.88 - 36.00         9.76         17,738
  Canceled.....................     886,641     (886,641)   0.20 - 36.00        12.63        (11,033)
  Exercised....................          --     (116,324)   0.20 - 7.50          0.67            (78)
                                 ----------   ----------                                    --------
Balance at December 31, 1996...   1,764,677    1,966,116                         4.38          8,612
  Additional shares reserved...   5,500,000           --               --          --             --
  Granted......................  (3,417,931)   3,417,931    0.20 - 8.25          5.58         18,774
  Canceled.....................     748,870     (748,870)   0.20 - 8.25          0.96         (3,831)
  Exercised....................          --     (267,669)   0.10 - 5.63          5.12           (286)
                                 ----------   ----------                                    --------
Balance at December 31, 1997...   4,595,616    4,367,508                         5.38         23,269
  Additional shares reserved...   4,000,000           --               --          --             --
  Granted......................  (6,466,969)   6,466,969    0.87 - 7.75          1.12         15,841
  Canceled.....................   5,565,124   (5,565,124)   0.25 - 8.52          5.49        (31,126)
  Exercised....................          --     (221,129)   0.20 - 7.50          2.49           (544)
                                 ----------   ----------                                    --------
Balance at December 31, 1998...   7,693,771    5,048,224                         1.47       $  7,440
                                 ==========   ==========                                    ========

     As of December 31, 1998, the Company had reserved 12,741,995 shares of common stock for future issuance under the Plans. As of December 31, 1998, 776,371 options outstanding under the Plans had vested and 7,619 shares of common stock acquired under the Plans were subject to the Company's right of repurchase.

     In October 1998, the Board of Directors approved a plan for repricing of stock options under which each employee-holder of outstanding options with an exercise price above the closing price of the Company's stock on October 15, 1998 was permitted to elect to exchange the existing options for new options which would vest monthly over a four year period and the exercise price of which was equal to the closing price of the Company's common stock on October 15, 1998. Sale of shares purchased through exercise of these options was prohibited until April 1, 1999.

                             PRISM SOLUTIONS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following information concerning the Company's stock option and employee stock purchase plans is provided in accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." The Company accounts for such plans in accordance with APB No. 25 and related interpretations.

                                   OPTIONS OUTSTANDING                      VESTED OPTIONS
                         ---------------------------------------        -----------------------
                                          WEIGHTED
                                          AVERAGE       WEIGHTED                       WEIGHTED
                           NUMBER        REMAINING      AVERAGE           NUMBER       AVERAGE
RANGE OF                 OUTSTANDING    CONTRACTUAL     EXERCISE        EXERCISABLE    EXERCISE
EXERCISE PRICES          AT 12/31/98    LIFE (YEARS)     PRICE          AT 12/31/98     PRICE
---------------          -----------    ------------    --------        -----------    --------
     $0.20 - $0.87        4,458,543         9.79         $ .87            308,650       $ 0.38
      1.00 -  5.00          252,173         6.80          1.81            227,302         2.95
      5.12 - 17.00          337,508         8.73          8.52            240,419        10.03
                          ---------         ----         -----            -------       ------
      0.20 - 17.00        5,048,224         9.35          1.47            776,371         4.18
                          =========                                       =======

     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1998, 1997 and 1996:

                                                               1998       1997       1996
                                                              -------    -------    -------
Risk-free interest rates....................................     5.2%       5.5%      5.18%
Expected life...............................................  4 years    4 years    4 years
Volatility..................................................      40%        93%        44%
Dividend yield..............................................       0%         0%         0%

     The weighted average expected life was based on the exercise behavior. The weighted average fair value of those options granted in 1998, 1997 and 1996 was $0.65, $5.29 and $10.65 per share, respectively.

     Under SFAS 123, proforma compensation cost is calculated for the fair value of employee's purchase rights under the Company's Employee Stock Purchase Plan, which was estimated using the following assumptions for 1998, 1997 and 1996, respectively:

                                                               1998      1997      1996
                                                              -------   -------   -------
Volatility..................................................      40%       93%       44%
Risk-free interest rates....................................    4.33%     3.57%     3.75%
Expected life...............................................  2 years   2 years   2 years
Dividend yield..............................................       0%        0%        0%

     Based on the above assumptions, the weighted average fair value per share of those purchase rights granted in 1998, 1997 and 1996 was $1.05, $2.03 and $3.36, respectively.

     At December 31, 1998, the Company had two stock-based compensation plans, which are described above. As the Company applies APB Opinion 25 and related interpretations in accounting for its plans, no compensation cost has been recognized for its fixed stock option plans and its stock purchase plan.

                             PRISM SOLUTIONS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Had compensation cost for the Company's two stock-based compensation plans been determined consistent with SFAS 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                                        1998        1997       1996
                                                      --------    --------    -------
Net loss                  as reported.............    $(18,651)   $(16,184)   $(2,437)
                          pro forma...............     (19,105)    (17,004)    (2,670)
Basic and dilutive loss
  per share               as reported.............    $  (1.01)   $  (0.94)   $ (0.17)
                          pro forma...............       (1.03)      (0.98)     (0.18)

     The above pro forma effects on net loss may not be representative of the effects in future years as option grants typically vest over several years and are generally granted each year.

7.  INCOME TAXES

     The components of the provision for income taxes for 1998, 1997 and 1996 were as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                              1998      1997      1996
                                                              -----    ------    ------
Current:
  Federal, state and Other..................................  $ 50     $   5     $(116)
  Foreign...................................................   199        86        95
                                                              ----     -----     -----
                                                              $249     $  91     $  21
                                                              ====     =====     =====

     The principal items accounting for the difference between income taxes computed at the United States statutory rate and the provision for income taxes is as follows:

                                                           YEARS ENDED DECEMBER 31,
                                                          ---------------------------
                                                           1998       1997      1996
                                                          -------    -------    -----
U.S. federal statutory benefit at 34%...................  $(7,110)   $(5,460)   $(821)
State benefit, net of U.S. federal income tax effect....     (201)       (77)     (51)
Tax credits.............................................   (1,090)      (648)      (6)
Foreign withholding taxes...............................      164         57       95
In-process research and development.....................       --      2,328       --
Other...................................................      287        171       43
Unbenefited net operating loss and credits..............    8,199      3,720      761
                                                          -------    -------    -----
                                                          $   249    $    91    $  21
                                                          =======    =======    =====

                             PRISM SOLUTIONS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Significant components of deferred tax assets for federal and state income taxes are as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------    -------
Net operating loss carryforwards............................  $ 13,000    $ 6,449
Research credits............................................     2,592      1,277
Capitalized research and development........................     1,558        368
Other temporary differences.................................      (128)       727
                                                              --------    -------
  Total deferred tax assets.................................    17,022      8,821
Valuation allowance for deferred tax assets.................   (17,022)    (8,821)
                                                              --------    -------
  Net deferred tax assets...................................  $     --    $    --
                                                              ========    =======

     The Company has established a valuation allowance to the extent of its deferred tax assets due to the uncertainty of utilization against future operating income. During the years ended December 31, 1998 and 1997, the Company's valuation allowance increased by $8,201 and $4,483, respectively.

     As of December 31, 1998, the Company, including certain pooled entities, had federal and California net operating loss carryforwards of approximately $37,981 and $3,013, respectively. The Company also had Federal and California research and development tax credit carryforwards of $1,635 and $957, respectively. The net operating loss and credit carryforwards will expire at various dates from 1999 through 2013, if not utilized.

     Utilization of the net operating losses and credits may be subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization. Approximately $1,500 of such operating losses are already subject to such limitations.

8.  EMPLOYEE BENEFIT PLAN

     During 1994, the Company adopted a qualified profit sharing plan and trust under Internal Revenue Service Code 401(k) (the "401(k) Plan"). The 401(k) Plan provides for tax deferred salary deductions. Employees can elect to contribute to the 401(k) Plan up to 20% of their salary, subject to current statutory limits. The Company is not required to contribute to the 401(k) Plan and has made no contributions since the inception of the 401(k) Plan.

9.  RELATED PARTY TRANSACTIONS

     At December 31, 1997, the Company held a note receivable of $90, with interest at 8.0% per annum, from an executive officer issued in connection with the purchase of common stock under incentive and non-qualified stock option plans. The note was repaid during 1998.

10.  INDUSTRY AND GEOGRAPHIC SEGMENT INFORMATION

     The Company has adopted Statement of Financial Accounting Standards No. 131, ("SFAS 131"), "Disclosure about Segments of an Enterprise and Related Information". SFAS 131 supercedes Statement of Financial Accounting Standards No. 14, or SFAS 14, Financial Reporting for Segments of a Business Enterprise. SFAS 131 changes current practice under SFAS 14 by establishing a new framework on which to base segment reporting and also requires interim reporting of segment information.

                             PRISM SOLUTIONS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Management uses one measurement of profitability for its business. The Company's software products and related services are developed and marketed to support data warehouses. The Company markets its products and related services to customers in the United States, Canada, Latin America, Europe and Asia Pacific.

     Revenues and long-lived-asset information by geographic area as of and for the year ended:

                                                                          LONG-LIVED
                                                              REVENUES      ASSETS
                                                              --------    ----------
                                                                  (IN THOUSANDS)
December 31, 1998:
  United States.............................................  $33,404       $4,751
  International.............................................   18,686          724
                                                              -------       ------
  Total.....................................................  $52,090       $5,475
                                                              =======       ======
December 31, 1997:
  United States.............................................  $38,503       $5,013
  International.............................................   12,888          703
                                                              -------       ------
  Total.....................................................  $51,391       $5,716
                                                              =======       ======
December 31, 1996:
  United States.............................................  $26,801       $1,652
  International.............................................    9,366          372
                                                              -------       ------
  Total.....................................................  $36,167       $2,024
                                                              =======       ======

     No customer accounted for more than 10 percent of the Company's total revenues in the years ended December 31, 1998, 1997 and 1996.

11.  ACQUISITIONS

     On July 1, 1997, the Company completed the acquisition of Object Software Pty. Limited ("Object") by issuing an aggregate of 258,621 shares of its Common Stock and $160 in cash. The transaction was completed in connection with the acquisition by a wholly-owned Australian subsidiary of the Company of certain of Object's assets pursuant to an Asset Purchase Agreement entered into on July 1, 1997 between the Company, the Company's wholly-owned Australian subsidiary, Object and Object's major shareholder. The transaction has been accounted for as a purchase and results of operations subsequent to the acquisition date have been consolidated with the Company. At December 31, 1998 and 1997, accumulated amortization of the purchased intangibles, including goodwill was $323, and $108, respectively.

     Consideration for the acquisition was allocated as follows:

Total consideration paid....................................  $    1,240
Fair value of assets acquired (principally cash)............         164
                                                              ----------
Goodwill....................................................  $    1,076
                                                              ==========

     On July 21, 1997, the Company issued an aggregate of 1,143,613 shares of its Common Stock and paid an aggregate of $1,250 in cash in connection with the acquisition by the Company of QDB Solutions, Inc., a Massachusetts corporation ("QDB"). The acquisition was accounted for as a purchase through the

                             PRISM SOLUTIONS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

merger of a wholly-owned subsidiary of the Company with and into QDB pursuant to an Agreement and Plan of Reorganization entered into on July 21, 1997 between the Company, the Company's wholly-owned subsidiary, QDB and the shareholders of QDB. The results of operations subsequent to the acquisition date have been consolidated with the Company. At December 31, 1998 and 1997, accumulated amortization of the purchased goodwill was $74, and $37, respectively.

     Consideration for the acquisition was allocated as follows:

Total consideration paid....................................  $    7,409
Fair value of assets acquired...............................       7,210
                                                              ----------
Goodwill....................................................  $      199
                                                              ==========

     Net assets acquired consisted primarily of in-process technology ($7,200), existing technology and furniture and fixtures, less liabilities assumed.

     Pro-forma results of operations from both acquisitions would not have been material to the Company's 1997 loss.

     On July 22, 1997, the Company purchased certain technology from the Peregrine/Bridge Transfer Corporation for $1,300 in pre-paid royalties. Additionally, the Company may be obligated to make an additional $2,700 in royalty payments not to exceed $4,000 in the aggregate. The royalty payments are payable 45 days after the end of each of the Company's fiscal quarters. Under the terms and conditions of this agreement, the Company has not paid any royalties as of December 31, 1998. Assets acquired consisted almost exclusively of purchased in-process technology.

     On January 30, 1998, the Company completed the acquisition of CFI by issuing approximately 2,877,500 shares of common stock in exchange for all outstanding common stock of CFI. The transaction was accounted for as a pooling of interests. CFI designs, markets, integrates, and supports enterprise customer relationship management software for the financial services industry, primarily banking. All financial data of the Company has been restated to include the historical financial information of CFI. Accumulated earnings for CFI at the time of revocation of its S corporation were reclassified to additional paid-in-capital in accordance with SEC Topic 4-B. Pro-forma tax expense for the year ended December 31, 1997 has not been presented as it was not material.

     Costs associated with the merger were charged to expense as incurred and were not significant.

                             PRISM SOLUTIONS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     On May 13, 1998, the Company completed the acquisition of STI by issuing approximately 544,000 shares of common stock in exchange for all outstanding common stock of STI. The transaction was accounted for as a pooling of interests. STI, a specialist in data warehousing solutions for the healthcare industry, offers application-specific bundled solutions and methodology and consulting services for the healthcare industry. All financial data of the Company has been restated to include the historical financial information of STI.

     The following data includes the revenues and net loss of each of the companies for the years ended December 31, 1997 and 1996.

                                                  YEAR ENDED          YEAR ENDED
                                               DECEMBER 31, 1997   DECEMBER 31, 1996
                                               -----------------   -----------------
Revenues:
  Prism......................................      $ 43,433             $30,424
  CFI........................................         3,514               2,082
  STI........................................         4,444               3,661
                                                   --------             -------
  Combined...................................      $ 51,391             $36,167
                                                   ========             =======
Net Income (loss):
  Prism......................................      $(16,152)            $(1,839)
  CFI........................................            49                 539
  STI........................................           (81)             (1,137)
                                                   --------             -------
  Combined...................................      $(16,184)            $(2,437)
                                                   ========             =======

     Costs associated with the merger were charged to expense as incurred and were not significant.

NOTE 12.  PROPOSED ACQUISITION AND LIQUIDITY

     During the year ended December 31, 1998, the Company utilized cash flows from operations and incurred a net operating loss. In recognition of these matters, the Company undertook a plan in the third quarter to reduce its headcount to balance its expenses with projected revenues. In addition, the Company entered into a merger agreement with Ardent Software, Inc., the closing of which is subject to certain conditions. The accompanying financial statements have been prepared on the basis of a going concern and do not include any adjustments that might result if the Company's plans, consisting principally of the merger with Ardent Software, Inc., are not completed.

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION
                                  BY AND AMONG
                             ARDENT SOFTWARE, INC.,
                          AQUARIUS ACQUISITION CORP.,
                                      AND
                             PRISM SOLUTIONS, INC.

                         DATED AS OF NOVEMBER 19, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I
THE MERGER..................................................   I-1
SECTION 1.01.  Merger; Effective Time.......................   I-1
SECTION 1.02.  Closing......................................   I-1
SECTION 1.03.  Effect of the Merger.........................   I-1
SECTION 1.04.  Certificate of Incorporation; By-laws........   I-2
SECTION 1.05.  Directors and Officers.......................   I-2
SECTION 1.06.  Effect on Capital Stock......................   I-2
SECTION 1.07.  Exchange of Certificates.....................   I-3
SECTION 1.08.  Stock Transfer Books.........................   I-4
SECTION 1.09.  [Intentionally Omitted]......................   I-4
SECTION 1.10.  No Further Ownership Rights in PRISM Common
  Stock.....................................................   I-4
SECTION 1.11.  Lost, Stolen or Destroyed Certificates.......   I-4
SECTION 1.12.  Tax and Accounting Consequences..............   I-4

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PRISM.....................   I-4
SECTION 2.01.  Organization.................................   I-4
SECTION 2.02.  PRISM Capital Structure......................   I-5
SECTION 2.03.  Obligations With Respect to Capital Stock....   I-5
SECTION 2.04.  Authority; No Conflicts......................   I-6
SECTION 2.05.  SEC Filings; PRISM Financial Statements......   I-7
SECTION 2.06.  Absence of Certain Changes or Events.........   I-7
SECTION 2.07.  Liabilities..................................   I-8
SECTION 2.08.  Taxes........................................   I-8
SECTION 2.09.  Restrictions on Business Activities..........   I-9
SECTION 2.10.  Absence of Liens and Encumbrances............   I-9
SECTION 2.11.  Intellectual Property........................   I-9
SECTION 2.12.  Agreements, Contracts and Commitments........  I-11
SECTION 2.13.  No Default...................................  I-13
SECTION 2.14.  Governmental Authorization...................  I-13
SECTION 2.15.  Litigation...................................  I-13
SECTION 2.16.  Insurance....................................  I-13
SECTION 2.17.  Labor Matters................................  I-13
SECTION 2.18.  Employee Benefits............................  I-14
SECTION 2.19.  Relationships with Related Persons...........  I-15
SECTION 2.20.  State "Anti-Takeover" Statutes...............  I-15
SECTION 2.21.  Change of Control Payments...................  I-15
SECTION 2.22.  Registration Statements; Proxy
  Statements/Prospectus.....................................  I-15
SECTION 2.23.  Board Approval...............................  I-16
SECTION 2.24.  Fairness Opinion.............................  I-16
SECTION 2.25.  Brokers' and Finders' Fees...................  I-16
SECTION 2.26.  Environmental Matters........................  I-16
SECTION 2.27.  Year 2000 Compliance.........................  I-17

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ARDENT AND SUB............  I-17
SECTION 3.01.  Organization.................................  I-17
SECTION 3.02.  Absence of Certain Changes or Events.........  I-17
SECTION 3.03.  Capital Structure............................  I-18
SECTION 3.04.  Authority; No Conflict.......................  I-18
SECTION 3.05.  SEC Filings; ARDENT Financial Statements.....  I-19
SECTION 3.06.  Liabilities..................................  I-20
SECTION 3.07.  Intellectual Property........................  I-20
SECTION 3.08.  Litigation...................................  I-20

                                       (i)

                                                              PAGE
                                                              ----
SECTION 3.09.  Employee Benefits............................  I-20
SECTION 3.10.  Registration Statement; Proxy
  Statement/Prospectus......................................  I-21
SECTION 3.11.  Board Approval...............................  I-21
SECTION 3.12.  Brokers' and Finders' Fees...................  I-21
SECTION 3.13.  Operations of SUB............................  I-21

ARTICLE IV
CONDUCT OF BUSINESS PENDING THE MERGER......................  I-21
SECTION 4.01.  Conduct of Business by PRISM and ARDENT
  Pending the Merger........................................  I-21
SECTION 4.02.  No Solicitation by PRISM or ARDENT...........  I-23

ARTICLE V
ADDITIONAL AGREEMENTS.......................................  I-24
SECTION 5.01.  Proxy Statement/Prospectus; Registration
  Statement.................................................  I-24
SECTION 5.02.  Stockholders Meeting.........................  I-25
SECTION 5.03.  Access to Information; Confidentiality.......  I-25
SECTION 5.04.  Consents; Approvals..........................  I-25
SECTION 5.05.  Stock Options................................  I-25
SECTION 5.06.  PRISM Employee Stock Purchase Plan...........  I-26
SECTION 5.07.  Notification of Certain Matters..............  I-26
SECTION 5.08.  Further Action; Tax Treatment................  I-26
SECTION 5.09.  Public Announcements.........................  I-27
SECTION 5.10.  Listing of ARDENT Common Stock on Nasdaq.....  I-27
SECTION 5.11.  Accountant's Comfort Letters.................  I-27
SECTION 5.12.  Pooling Accounting Treatment.................  I-27
SECTION 5.13.  Indemnification; Directors' and Officers'
  Insurance.................................................  I-27
SECTION 5.14.  Employee Benefits............................  I-27
SECTION 5.15.  HSR Act Filings..............................  I-28
SECTION 5.16.  Stockholder Litigation.......................  I-28

ARTICLE VI
CONDITIONS TO THE MERGER....................................  I-28
SECTION 6.01.  Conditions to Obligation of Each Party to
  Effect the Merger.........................................  I-28
SECTION 6.02.  Additional Conditions to Obligation of ARDENT
  and SUB...................................................  I-29
SECTION 6.03.  Additional Conditions to Obligation of
  PRISM.....................................................  I-29

ARTICLE VII
TERMINATION.................................................  I-29
SECTION 7.01.  Termination..................................  I-29
SECTION 7.02.  Effect of Termination........................  I-30
SECTION 7.03.  Fees and Expenses............................  I-30

ARTICLE VIII
GENERAL PROVISIONS..........................................  I-31
SECTION 8.01.  Effectiveness of Representations, Warranties
  and Agreements; Knowledge, Etc............................  I-31
SECTION 8.02.  Notices......................................  I-31
SECTION 8.03.  Certain Definitions..........................  I-32
SECTION 8.04.  Amendment....................................  I-33
SECTION 8.05.  Waiver.......................................  I-33
SECTION 8.06.  Severability.................................  I-33
SECTION 8.07.  Entire Agreement.............................  I-33
SECTION 8.08.  Assignment...................................  I-33
SECTION 8.09.  Parties in Interest..........................  I-33
SECTION 8.10.  Failure or Indulgence Not Waiver; Remedies
  Cumulative................................................  I-33
SECTION 8.11.  Governing Law................................  I-33
SECTION 8.12.  Specific Performance.........................  I-33
SECTION 8.13.  Counterparts.................................  I-34

                                      (ii)

                             TABLE OF DEFINED TERMS

                                                                SECTION
                                                              -----------
Acquisition Proposal........................................  4.02(a)
Affiliate...................................................  8.03(a)
Agreement...................................................  Preamble
Certificate of Merger.......................................  1.01
Alternative Transaction.....................................  7.03(e)
Authorizations..............................................  2.06(b)
Business Day................................................  8.03(c)
Canceled Shares.............................................  1.06(c)
Certificate of Merger.......................................  1.01
Certificates................................................  1.07(b)
Code........................................................  Recitals
Confidentiality Agreement...................................  5.03
Control.....................................................  8.03(c)
Delaware Law................................................  Recitals
Effective Time..............................................  1.01
Embedded Products...........................................  2.11(c)
End-User Licenses...........................................  2.11(b)
ERISA.......................................................  2.18(a)
Exchange Act................................................  2.04(c)
Exchange Agent..............................................  1.07(a)
Exchange Ratio..............................................  1.06(b)
Family......................................................  2.19
Final PRISM Purchase Date...................................  5.06
First Albany................................................  2.24
Government Entity...........................................  2.04(c)
Group Health Plan...........................................  5.14(b)
HSR Act.....................................................  2.04(c)
Injunction..................................................  6.01(c)
Lost Certificate............................................  1.11
Material Adverse Effect.....................................  2.01, 3.01
Merger......................................................  Recitals
Merger Consideration........................................  1.07(b)
Millennial Dates............................................  2.11(h)
Outside Date................................................  7.01(b)
Person......................................................  8.03(d)
Proxy Statement.............................................  2.22
Registration Statement......................................  5.01
Returns.....................................................  2.08(b)(i)
SEC.........................................................  2.05(a)
Securities Act..............................................  2.03
Share.......................................................  1.06(b)
Stock Option................................................  5.05(a)
Sub.........................................................  Preamble
Subsidiary..................................................  8.03(e)
Surviving Corporation.......................................  1.01
Tax.........................................................  2.08(a)
Terminating Breach..........................................  7.01(e)
Third Party Intellectual Property Rights....................  2.11(c)
Year 2000 Compliant.........................................  2.27
PRISM.......................................................  Preamble
PRISM Balance Sheet.........................................  2.05(b)
PRISM Common Stock..........................................  1.06(b)
PRISM Intellectual Property Rights..........................  2.11(a)
PRISM Legal Proceedings.....................................  2.15

                                      (iii)

                                                                SECTION
                                                              -----------
PRISM Material Contracts....................................  2.12
PRISM Permits...............................................  2.14
PRISM Plan..................................................  2.18(d)
PRISM Preferred Stock.......................................  2.02
PRISM Schedules.............................................  Article II
PRISM SEC Reports...........................................  2.05(a)
PRISM Stock Option Plans....................................  5.05(a)
PRISM Stockholder Support Agreement.........................  Recitals
PRISM Stockholders' Meeting.................................  2.22
PRISM Stock Purchase Plan...................................  5.06
ARDENT......................................................  Preamble
ARDENT Balance Sheet........................................  3.05(b)
ARDENT Certificates.........................................  1.07(b)
ARDENT Common Stock.........................................  1.06(b)
ARDENT Intellectual Property Rights.........................  3.07
ARDENT Plan.................................................  3.09(c)
ARDENT Rights Plan..........................................  1.06(b)
ARDENT Schedules............................................  Article III
ARDENT SEC Reports..........................................  3.07(a)
ARDENT Stock Purchase Plan..................................  3.03(b)

                                      (iv)

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of November 19, 1998 (this "Agreement"), among ARDENT SOFTWARE, INC., a Delaware corporation ("ARDENT"), AQUARIUS ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of ARDENT ("SUB") and PRISM SOLUTIONS, INC., a Delaware corporation ("PRISM").

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of ARDENT and PRISM have determined that it is advisable and in the best interests of their respective stockholders for ARDENT and PRISM to enter into a strategic business combination upon the terms and subject to the conditions set forth herein; and

     WHEREAS, in furtherance of such combination, the Boards of Directors of ARDENT, SUB and PRISM have each approved the merger (the "Merger") of SUB with and into PRISM, pursuant to which PRISM will become a wholly-owned subsidiary of ARDENT, the Merger to be in accordance with the applicable provisions of the Delaware General Corporation Law (the "Delaware Law") and upon the terms and subject to the conditions set forth herein; and

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of ARDENT's and SUB's willingness to enter into this Agreement, certain stockholders of PRISM have entered into Stockholder Support Agreements with ARDENT dated as of the date of this Agreement, (collectively, the "PRISM Stockholder Support Agreement"), pursuant to which such stockholders have agreed, among other things, to vote all voting securities of PRISM beneficially owned by them in favor of adoption of the Merger;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, ARDENT, SUB and PRISM hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. Merger; Effective Time. At the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement and the Delaware Law, SUB shall be merged with and into PRISM, the separate existence of SUB shall cease, and PRISM, as the surviving corporation and a wholly owned subsidiary of ARDENT after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation." As promptly as practicable after the satisfaction or waiver, as the case may be, of the conditions set forth in
Article VI, PRISM, SUB and ARDENT shall cause the Merger to be consummated by filing a certificate of merger as contemplated by Section 251 of the Delaware Law (the "Certificate of Merger"), together with any required related instruments, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the applicable provisions of, the Delaware Law (the time of such filings being referred to herein as the "Effective Time").

     SECTION 1.02. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.01, and subject to the satisfaction or waiver of all the conditions set forth in Article VI, the consummation of the Merger shall take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Choate, Hall & Stewart, Exchange Place, 53 State Street, Boston, Massachusetts, unless another time or place is agreed to in writing by PRISM, ARDENT and SUB.

     SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of SUB shall vest in the Surviving Corporation, and all debts, liabilities and duties of SUB shall become the debts, liabilities and duties of the Surviving Corporation. As a result of the Merger, the outstanding shares of capital stock of SUB and PRISM shall be converted or canceled in the manner provided in Section 1.06 of this Agreement; the separate corporate existence of SUB shall cease; and PRISM shall be the surviving corporation in the Merger.

     SECTION 1.04.  Certificate of Incorporation; By-laws.

          (a) Certificate of Incorporation. The Certificate of Incorporation of PRISM, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the Delaware Law and said Certificate of Incorporation.

          (b) By-laws. The By-laws of PRISM, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended in accordance with the Delaware Law, the Certificate of Incorporation of the Surviving Corporation and said By-laws.

     SECTION 1.05. Directors and Officers. The directors and officers of SUB shall be the respective directors and officers of the Surviving Corporation immediately following the Effective Time.

     SECTION 1.06. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of ARDENT, SUB or PRISM or the holders of any securities issued by any of them:

          (a) Capital Stock of SUB. Each issued and outstanding share of the capital stock of SUB shall be converted into and become one fully paid and nonassessable share of common stock, $.001 par value per share, of the Surviving Corporation, which shares shall be the only shares of capital stock of SUB outstanding immediately following such conversion.

          (b) Conversion of PRISM Common Stock. Each share (a "Share") of PRISM's common stock, $.001 par value (the "PRISM Common Stock"), issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.06(c)) shall be converted, subject to Sections 1.06(d), 1.06(e) and 1.07(f), into the right to receive
     0.13124 shares (the "Exchange Ratio") of validly issued, fully paid and nonassessable shares of ARDENT common stock, $.01 par value per share ("ARDENT Common Stock") and a pro rata right under the ARDENT rights plan (the "ARDENT Rights Plan") pursuant to the Rights Agreement dated as of June 12, 1996, as amended, between ARDENT and State Street Bank and Trust Company.

          (c) Cancellation of PRISM Common Stock. Each Share held in the treasury of PRISM and each Share owned by any direct or indirect subsidiary of PRISM immediately prior to the Effective Time (the "Canceled Shares") shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be canceled and retired without payment of any consideration therefor.

          (d) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any subdivision, combination, stock dividend (including any dividend or distribution of securities convertible into ARDENT Common Stock or PRISM Common Stock), reorganization, recapitalization or similar capital change with respect to ARDENT Common Stock or PRISM Common Stock occurring after the date hereof and prior to the Effective Time.

          (e) Fractional Shares. No fraction of a share of ARDENT Common Stock shall be issued, but in lieu thereof each holder of PRISM Common Stock who would otherwise be entitled to a fraction of a share of ARDENT Common Stock (after aggregating all fractional shares of ARDENT Common Stock to be received by such holder and providing for any amounts or shares to be withheld pursuant to Section 1.07(f), it being the intention of the parties that no holder of PRISM Common Stock will receive cash in an amount equal to or greater than the value of one full share of ARDENT Common Stock) shall receive from ARDENT an amount of cash (rounded to the nearest cent), without interest, equal to the product of (i) such fraction, multiplied by
     (ii) the closing price of ARDENT Common Stock on the Nasdaq National Market on the date of the Effective Time.

     SECTION 1.07.  Exchange of Certificates.

          (a) Exchange Agent. As of the Effective Time, ARDENT shall supply, or shall cause to be supplied, to or for the account of a bank or trust company to be designated by ARDENT (the "Exchange Agent"), in trust for the benefit of the holders of PRISM Common Stock (other than Canceled Shares), for exchange in accordance with this Section 1.07, certificates evidencing the ARDENT Common Stock issuable pursuant to Section 1.06 in exchange for outstanding Shares and all cash required to be paid pursuant to Sections 1.06(e) and 1.07(c).

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, ARDENT shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time evidenced outstanding Shares, other than Canceled Shares, (i) a letter of transmittal, which letter shall specify, among other conditions, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of ARDENT Common Stock (the "ARDENT Certificates") and, in lieu of any fractional shares thereof, cash. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be reasonably required by ARDENT or the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) ARDENT Certificates evidencing that whole number of shares of ARDENT Common Stock which such holder has the right to receive in respect of the Shares formerly evidenced by such Certificate in accordance with the Exchange Ratio and the other applicable provisions hereof, together with an equal number of rights under the ARDENT Rights Plan, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.07(c), and (C) cash in lieu of fractional ARDENT Common Stock to which such holder is entitled pursuant to Section 1.06(e) (such ARDENT Common Stock, rights, dividends, distributions and cash in lieu of fractional shares together with any amounts or shares to be withheld pursuant to Section 1.07(f) being collectively referred to as the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of PRISM as of the Effective Time, ARDENT Common Stock and cash may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required by law to evidence and effect such transfer pursuant to this Section 1.07(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate which, prior to the Effective Time, represented shares of PRISM Common Stock shall be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the ownership of the number of full shares of ARDENT Common Stock into which such shares of PRISM Common Stock may be exchanged in accordance herewith and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.06(e).

          (c) Distributions With Respect to Unexchanged PRISM Common Stock. No dividends or other distributions with respect to ARDENT Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the ARDENT Common Stock such holder is entitled to receive until such holder shall surrender such Certificate. Subject to applicable law, following the surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of ARDENT Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of ARDENT Common Stock.

          (d) Transfers of Ownership. If any certificate evidencing shares of ARDENT Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to ARDENT, or any agent designated by ARDENT, any transfer or other

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

     taxes required by reason of the issuance of a certificate for shares of ARDENT Common Stock in any name other than that of the registered holder of the Certificate surrendered.

          (e) No Liability. ARDENT and PRISM shall have no liability to any holder of PRISM Common Stock for any Merger Consideration (or dividends or distributions with respect thereto) which are delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (f) Withholding Rights. ARDENT or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of PRISM Common Stock such amounts as ARDENT or the Exchange Agent may be required to deduct and withhold with respect to any provision of Federal, state, local or foreign tax laws. To the extent that amounts are so withheld by ARDENT or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by ARDENT or the Exchange Agent.

     SECTION 1.08. Stock Transfer Books. At the Effective Time, the stock transfer books of PRISM shall be closed, and there shall be no further registration of transfers of PRISM Common Stock on the records of PRISM.

     SECTION 1.09. [Intentionally Omitted]

     SECTION 1.10. No Further Ownership Rights in PRISM Common Stock. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     SECTION 1.11. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed (a "Lost Certificate"), the Exchange Agent shall, upon the making of an affidavit of that fact by the registered owner thereof, deliver to such owner such Merger Consideration as may be required pursuant to Section 1.06; provided, however, that ARDENT may, in its sole discretion and as a condition precedent to the delivery thereof, require the registered owner of such Lost Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against ARDENT or the Exchange Agent with respect to the Lost Certificate.

     SECTION 1.12. Tax and Accounting Consequences. It is intended by ARDENT and PRISM that the Merger shall (i) constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) qualify for accounting treatment as a pooling of interests. ARDENT and PRISM hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF PRISM

     PRISM represents and warrants to ARDENT and SUB, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by PRISM to ARDENT ("PRISM Schedules") which identifies the Section numbers hereof to which the disclosures pertain and which is dated as of the date hereof, as follows:

     SECTION 2.01. Organization. Each of PRISM and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and in good standing as a foreign corporation in

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

each jurisdiction in which such qualification is required by virtue of the nature of the activities conducted by it, except to the extent that the failure to be so qualified and in good standing could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PRISM (as hereinafter defined). PRISM Schedules contain a true and complete list of all of PRISM subsidiaries and the jurisdiction of incorporation of each subsidiary. PRISM owns, directly or indirectly through one or more subsidiaries, 100% of the capital stock of each of its subsidiaries and there are no securities exchangeable into or exercisable for any capital stock of any such subsidiary issued, reserved for issuance or outstanding. Except as set forth in PRISM Schedules, PRISM does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any interest in, any corporation, partnership, joint venture or other business association or entity. PRISM has delivered or made available to ARDENT a true and correct copy of the Certificate of Incorporation and Bylaws of PRISM and similar governing instruments of each of its subsidiaries, each as amended to the date hereof. In this Agreement, the term "Material Adverse Effect" used in reference to PRISM or any of its subsidiaries means any event, change or effect, individually or in the aggregate that is, or is reasonably likely to be, materially adverse to the financial condition, assets, liabilities, results of operations or business of PRISM and its subsidiaries, taken as a whole, other than decreases in the market price of PRISM Common Stock, changes resulting solely from changes in general economic or computer software industry conditions, or changes that are a direct result of the announcement or pending status of the Merger (including, without limitation, any reduction or termination of orders received by PRISM employees, distributors or resellers or the cessation of employment by PRISM employees resulting therefrom).

     SECTION 2.02. PRISM Capital Structure. The authorized capital stock of PRISM consists of 50,000,000 shares of Common Stock, $.001 par value, of which there were 18,701,138 shares issued and outstanding as of the date hereof, and 15,000,000 shares of Preferred Stock, $.001 par value ("PRISM Preferred Stock"). No shares of PRISM Preferred Stock are issued and outstanding as of the date hereof, and there will be no such shares outstanding as of the Effective Time. All outstanding shares of PRISM Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of PRISM or any agreement or document to which PRISM is a party or by which it is bound. As of the date hereof, PRISM had reserved 8,821,790 shares of PRISM Common Stock, net of exercises, for issuance to employees pursuant to PRISM Stock Option Plans, under which options are outstanding for 5,369,315 shares of PRISM Common Stock, minus any shares issued on the date hereof upon exercise of options outstanding on the date hereof. All shares of PRISM Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. PRISM Schedules include a list, for each outstanding option as of the date hereof, of the following: (i) the name of the holder of such option, (ii) the number of shares subject to such option, and (iii) the exercise price per share of such option. Except as disclosed in PRISM Schedules, no options for PRISM Common Stock have been repriced since December 31, 1996. For the 24-month offering period ending January 31, 1999, if all current participants continue to contribute at current levels (assuming the purchase price of such shares to be 85% of the fair market value of PRISM Common Stock on the first day of such offering period), there would be an aggregate of approximately 81,851 shares issuable pursuant to PRISM 1996 Employee Stock Purchase Plan (the "PRISM Stock Purchase Plan"), and no more than 163,702 shares are issuable for such offering period. Since December 31, 1996, except as set forth in PRISM Schedules, there have been no changes in the capital structure of PRISM other than issuances of PRISM Common Stock (i) upon the exercise of options granted under PRISM Stock Option Plans and (ii) pursuant to the Stock Purchase Plan.

     SECTION 2.03. Obligations With Respect to Capital Stock. Except as set forth in Section 2.2 hereof, as of the date of this Agreement, there are no equity securities of any class of PRISM, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except for securities PRISM owns, directly or indirectly through one or more subsidiaries, there are no equity securities of any class of any subsidiary of PRISM, or any securities exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in

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

Section 2.2 hereof and PRISM Schedules and except for obligations of PRISM under PRISM Stock Purchase Plan as of the date of this Agreement, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which PRISM or any of its subsidiaries is a party or by which it is bound obligating PRISM or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of PRISM or any of its subsidiaries or obligating PRISM or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the knowledge of PRISM, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of PRISM, except for the Amended and Restated Investor Rights Agreement dated as December 19, 1994, as amended, among PRISM and the persons listed on Exhibit A thereto. No existing rights with respect to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of shares of PRISM Common Stock, including, but not limited to, demand rights or piggy-back registration rights, shall apply with respect to any shares of ARDENT Common Stock issuable in connection with the Merger.

     SECTION 2.04.  Authority; No Conflicts.

          (a) PRISM has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining requisite stockholder approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of PRISM, subject only to the approval of the Merger by the vote of the holders of at least a majority of PRISM Common Stock voting together as one class. This Agreement has been duly executed and delivered by PRISM and constitutes the valid and binding obligation of PRISM, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

          (b) Except as set forth in PRISM Schedules, the execution and delivery of this Agreement by PRISM does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation, as amended, or Bylaws, as amended, of PRISM or similar governing instruments of any of its subsidiaries or (ii) any mortgage, indenture, lease, contract or other agreement to which PRISM or any of its subsidiaries is a party or by which PRISM or any of its subsidiaries or the assets of PRISM or any of its subsidiaries is bound, except for any such conflict, violation, default, right or loss which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PRISM, or (iii) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PRISM, any of its subsidiaries or their respective properties or assets, except for any such conflict, violation, default, right or loss which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PRISM.

          (c) Except as set forth in PRISM Schedules, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity"), is required by or with respect to PRISM or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which PRISM or any of its subsidiaries is qualified to do business, (iii) in compliance with applicable requirements, if any, of The Nasdaq Stock Market and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PRISM.

     SECTION 2.05.  SEC Filings; PRISM Financial Statements.

          (a) PRISM has timely filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (the "SEC") since March 14, 1996. All such required forms, reports and documents are referred to herein as the "PRISM SEC Reports." As of their respective dates, PRISM SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such PRISM SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of PRISM subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in PRISM SEC Reports, including any PRISM SEC Reports filed after the date of this Agreement, true and correct copies of which have been (or will be, as the case may be) delivered to ARDENT, (i) complies (or will comply, as the case may be) as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) has been (or will be, as the case may be) prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and (iii) fairly presents (or will present, as the case may be) in all material respects the consolidated financial position of PRISM and its subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited financial statements do not (or will not, as the case may be) include footnote disclosure of the type associated with audited financial statements and were or are (or will be, as the case may be) subject to normal and recurring year-end adjustments described therein. The unaudited consolidated balance sheet of PRISM and its subsidiaries as of September 30, 1998 is hereinafter referred to as the "PRISM Balance Sheet."

          (c) As of the date hereof, there are no material amendments or modifications to agreements, documents or other instruments which previously had been filed by PRISM with the SEC pursuant to the Securities Act or the Exchange Act or any other agreements, documents or other instruments which have not yet been filed with the SEC but which are or will be required to be so filed by PRISM.

     SECTION 2.06. Absence of Certain Changes or Events. Except as discussed in PRISM SEC Reports filed prior to the date of this Agreement or PRISM Schedules, since the date of PRISM Balance Sheet, except with respect to the actions contemplated by this Agreement, each of PRISM and its subsidiaries has conducted its business only in the ordinary course and in a manner consistent with past practice, and since such date and prior to or as of the date hereof, there has not been (i) any Material Adverse Effect on PRISM or any development that could reasonably be expected to have a Material Adverse Effect on PRISM;
(ii) any damage, destruction or loss (whether or not covered by insurance) on PRISM or any of its subsidiaries that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PRISM;
(iii) any material change by PRISM or any of its subsidiaries in its accounting methods, principles or practices; (iv) any material revaluation by PRISM or any of its subsidiaries of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or deferred tax assets or writing off notes or accounts receivable other than in the ordinary course of business; (v) any labor dispute or charge of unfair labor practice which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PRISM or, to the knowledge of PRISM, any activity or proceeding by a labor union or representative thereof to organize any employees of PRISM or any of its subsidiaries or any campaign being conducted to solicit authorization from employees to be represented by any labor union; (vi) any waiver by PRISM or any of its subsidiaries of any rights of material value; or
(vii) any other action or event that would have required the consent of ARDENT pursuant to Article 4 had such action or event occurred after the date of this Agreement.

     SECTION 2.07. Liabilities. Except (a) for liabilities incurred in the ordinary course of business consistent with past practice, (b) for transaction expenses incurred in connection with this Agreement, (c) for liabilities set forth on PRISM Balance Sheet, or (d) as set forth in PRISM Schedules, since the date of PRISM Balance Sheet, neither PRISM nor any of its subsidiaries has incurred any material liabilities that either (i) would be required to be reflected or reserved against in a consolidated balance sheet of PRISM and its subsidiaries prepared in accordance with generally accepted accounting principles as applied in preparing PRISM Balance Sheet or (ii) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PRISM.

     SECTION 2.08.  Taxes.

          (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign, taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and including any liability for taxes of a predecessor entity. For the purposes of this Agreement, a "Significant Tax Agreement" is any agreement to which PRISM or any subsidiary of PRISM is a party under which PRISM or such subsidiary could reasonably be expected to be liable to another party under such agreement in an amount in excess of $10,000 in respect of Taxes payable by such other party to any taxing authority.

          (b)  Tax Returns and Audits.  Except as set forth in PRISM Schedules:

             (i) PRISM and each of its subsidiaries has timely filed all federal, state, local and foreign returns, information statements and reports relating to Taxes required by applicable Tax law to be filed by PRISM and each of its subsidiaries, except for any such failures to file that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PRISM. All Taxes required to have been paid by PRISM or any of its subsidiaries to a taxing authority have been paid as of the date hereof, and as of the Effective Time will have been paid, except for any such failure to pay that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PRISM. PRISM has made (A) accruals for Taxes on PRISM Balance Sheet and (B) with respect to periods after the date of PRISM Balance Sheet and prior to the Effective Time, made accruals for Taxes on a periodic basis consistent with past practice on PRISM and each of its subsidiaries' books and records or financial statements, in each case which are adequate to cover any Tax liability of PRISM and each of its subsidiaries determined in accordance with generally accepted accounting principles through the date of PRISM Balance Sheet or the date of the accrual, as the case may be, except where failures to make such accruals could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PRISM.

             (ii) PRISM and each of its subsidiaries have withheld, and paid over to the appropriate taxing authority when required, with respect to its employees, all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, except for amounts, which individually or in the aggregate, are immaterial.

             (iii) There is no Tax deficiency outstanding, proposed or assessed against PRISM or any of its subsidiaries, except any such deficiency that, if paid, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PRISM. Neither PRISM nor any of its subsidiaries has executed or requested any waiver of any statute of limitations on, or extending the period for, the assessment or collection of any federal or material state Tax.

             (iv) No federal or state Tax audit or other examination of PRISM or any of its subsidiaries is presently in progress, nor has PRISM or any of its subsidiaries been notified in writing of any request for any federal or material state Tax audit or other examination, except in all cases for Tax audits and other examinations which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PRISM.

             (v) Neither PRISM nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by PRISM.

             (vi) Neither PRISM nor any of its subsidiaries is a party to (A) any agreement with a party other than PRISM or any of its subsidiaries providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included PRISM or any subsidiary or (B) any Significant Tax Agreement.

             (vii) Except for the group of which PRISM and its subsidiaries are now presently members, neither PRISM nor any of its subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Sections 1504 of the Code.

             (viii) Except as set forth in PRISM Schedules, neither PRISM nor any of its subsidiaries has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

             (ix) PRISM is not, and has not at any time been, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

             (x) Neither PRISM nor any of its subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Code, except as disclosed in PRISM Schedules.

     SECTION 2.09. Restrictions on Business Activities. Except as set forth in PRISM Schedules, there is no agreement, judgment, injunction, order or decree binding upon PRISM or its subsidiaries or their properties (including, without limitation, their intellectual properties) which has or could reasonably be expected to have the effect of prohibiting or materially impairing the conduct of the business by PRISM or any of its subsidiaries, including any exclusive distribution or licensing agreements which cannot be terminated on less than 30 days notice without any cost or expense to PRISM or its subsidiaries.

     SECTION 2.10. Absence of Liens and Encumbrances. Each of PRISM and its subsidiaries has good, valid, and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets (whether real, personal or mixed, and whether tangible or intangible), necessary for the conduct of its business, free and clear of any liens and encumbrances, except (i) as reflected in PRISM Balance Sheet, (ii) liens for Taxes not yet due and payable, and (iii) such liens and encumbrances that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PRISM.

     SECTION 2.11.  Intellectual Property.

          (a) Except as set forth in PRISM Schedules, PRISM or its subsidiaries owns, or is licensed, or otherwise possesses legally enforceable rights, to use, sell or license, as applicable, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, schematics, technology, trade secrets, know-how, computer software (in both source code and object code form), and tangible or intangible proprietary information or material (excluding in each case Commercial Software (as defined below)) that are material to the business of PRISM or its subsidiaries as currently conducted (the "PRISM Intellectual Property Rights"). Except as disclosed in PRISM Schedules, each of PRISM and its subsidiaries has licenses for all Commercial Software used in its business and neither PRISM nor any subsidiary has any obligation to pay fees, royalties and other amounts in excess of $10,000, in the aggregate, at any time pursuant to any such license, except on customary generally available commercial terms. "Commercial Software" means packaged commercially available software programs generally available to the public which have been licensed to PRISM or any of its subsidiaries pursuant to end-user licenses and which are used in PRISM or any of its subsidiaries' respective businesses.

          (b) PRISM Schedules set forth a complete list of all executory licenses, sublicenses and other agreements as to which PRISM or any of its subsidiaries is a party (as licensor, licensee or otherwise) and pursuant to which PRISM or any of its subsidiaries or any other person is authorized to use, sell, distribute or license any PRISM Intellectual Property Rights (excluding (i) object code end-user licenses granted to end-users pursuant to PRISM's end-user license, or any other document that is substantially similar to such forms, in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("End-User Licenses") and (ii) licenses, sublicenses or other agreements with resellers and distributors that grant non-exclusive rights to use or modify and resell or sublicense object code which (A) did not in any individual case represent $50,000 or more of revenues to PRISM in 1997, or $25,000 or more of revenues to PRISM in the first six months of 1998, on a consolidated basis, (B) PRISM has no reason to believe will be material to PRISM or any of its subsidiaries' business and (C) can be terminated by PRISM on 90 days or less prior notice without cost or expense to PRISM or its subsidiaries or any diminution in PRISM Intellectual Property Rights or in the ability of PRISM or any of its subsidiaries to conduct its business). Neither PRISM nor any of its subsidiaries is in violation of any such license, sublicense or agreement, except for such violations that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PRISM.

          (c) Except for Embedded Products (as defined below) for which PRISM has valid non-exclusive licenses which are disclosed in PRISM Schedules and which are adequate for the conduct of PRISM and its subsidiaries' business as currently conducted, and, except as otherwise disclosed in PRISM Schedules, PRISM or one of its subsidiaries is the sole and exclusive owner of PRISM Intellectual Property Rights (free and clear of any liens or encumbrances) and has sole and exclusive rights to the use and distribution therefor or the material covered thereby in connection with the services or products in respect of which such PRISM Intellectual Property Rights are currently being used, sold, licensed or distributed. PRISM Schedules list all material written executory licenses, sublicenses and other agreements as to which PRISM or any of its subsidiaries is a party and pursuant to which PRISM or any such subsidiary is authorized to use any third party patents, patent rights, trademarks, service marks, trade secrets or copyrights, including software ("Third Party Intellectual Property Rights") which is incorporated in any existing products or services of PRISM or any of its Subsidiaries ("Embedded Products"). Neither PRISM nor any of its subsidiaries is contractually obligated to pay compensation to any third party with respect to any PRISM Intellectual Property Rights, except pursuant to the agreements disclosed on PRISM Schedules.

          (d) Except as disclosed in PRISM Schedules, to PRISM knowledge, neither PRISM nor any of its subsidiaries has infringed on any intellectual property rights of any third persons.

          (e) Except as disclosed in PRISM Schedules, no claims with respect to PRISM Intellectual Property Rights are pending or, to the knowledge of PRISM, threatened by PRISM or any third party, (i) alleging that the manufacture, sale, licensing or use of any PRISM Intellectual Property Rights as now manufactured, sold, licensed or used by PRISM or any of its subsidiaries or any third party infringes on any intellectual property rights of any third party or PRISM, (ii) against the use by PRISM or any of its subsidiaries or any third party of any technology, know-how or computer software used in PRISM business as currently conducted or (iii) challenging the ownership by PRISM or any of its subsidiaries or the validity or effectiveness of any such PRISM Intellectual Property Rights; provided, however, that no disclosure pursuant to this paragraph (e) shall be required with respect to any PRISM Intellectual Property Rights which are licensed to PRISM or any of its subsidiaries on a non-exclusive basis, unless PRISM has knowledge of the pending or threatened

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     claim and such claim, if true, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PRISM.

          (f) Except as disclosed in PRISM Schedules, neither PRISM nor any of its subsidiaries has entered into any agreement under which PRISM or its subsidiaries is restricted from selling, licensing or otherwise distributing any products to any class or type of customers, in any geographic area or during any period of time.

          (g) PRISM or one of its subsidiaries has taken reasonable security measures to safeguard and maintain their respective property rights in all PRISM Intellectual Property Rights owned by PRISM or any of its subsidiaries. Except for clerical and similar lower level internal support personnel (e.g., mail room staff, messengers, etc.), all officers, employees and consultants of PRISM or any of its subsidiaries who have access to proprietary information have executed and delivered to PRISM or one of its subsidiaries an agreement regarding the protection of proprietary information and the assignment to, or ownership by PRISM or one of its subsidiaries of, all PRISM Intellectual Property Rights arising from the services performed for PRISM or any of its subsidiaries by such persons. To the knowledge of PRISM, no current or prior officers, employees or consultants of PRISM or any of its subsidiaries claim, and neither PRISM nor any of its subsidiaries is aware of any grounds that would form a reasonable basis to assert a claim to, any ownership interest in any PRISM Intellectual Property Right as a result of having been involved in the development of such PRISM Intellectual Property Right while employed by or consulting to PRISM or one of its subsidiaries, or otherwise. Except as disclosed in PRISM Schedules and except for Embedded Products, all of the computer software products within PRISM Intellectual Property Rights have been developed by employees of PRISM or its subsidiaries within the scope of their employment or by consultants who have assigned all rights to such products to PRISM or its subsidiaries.

          (h) To the knowledge of PRISM, as of the date hereof, there are no defects in PRISM or any of its subsidiaries' software products, and there are no errors in any documentation, specifications, manuals, user guides, promotional materials, internal notes and memos, technical documentation, drawings, flow charts, diagrams, source language statements, demo disks, benchmark test results, and other written materials related to, associated with or used or produced in the development of PRISM or any of its subsidiaries' software products, which defects or errors would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PRISM. Except as disclosed in PRISM Schedules, the occurrence in, or use by, any computer software included in PRISM Intellectual Property Rights of dates on or after January 1, 2000 ("Millennial Dates") will not adversely affect the performance of such software with respect to date dependent data, computations, output or other functions (including without limitation, calculating, computing and sequencing), and such software will create, sort and generate output data related to or including Millennial Dates that are properly entered without any material errors or omissions.

          (i) No government funding or university or college facilities were used in the development of the computer software programs or applications owned by PRISM or any of its subsidiaries.

          (j) To the knowledge of PRISM, neither PRISM nor any of its subsidiaries has made any material oral or written representations or warranties with respect to its products or services, except as set forth in PRISM End-User Licenses.

     SECTION 2.12. Agreements, Contracts and Commitments. Except as set forth in PRISM Schedules or in the Exhibits to PRISM SEC Reports filed prior to the date of this Agreement, as of the date of this Agreement, neither PRISM nor any of its subsidiaries is a party to nor is it or its assets bound by any PRISM Material Contract. For purposes of this Agreement, "PRISM Material Contract" means:

          (a) any union or collective bargaining agreement;

          (b) any employment or consulting agreement, contract or binding commitment (including any royalty agreement with an employee) providing for compensation or payments in excess of $50,000 in any year not terminable by PRISM or its subsidiary on 30 days notice without liability, except to the

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

     extent general principles of wrongful termination or other employment law may limit PRISM or its subsidiary's ability to terminate employees at will;

          (c) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or the right to benefits will be created, by the occurrence of any of the transactions contemplated by this Agreement;

          (d) any partnership agreement or joint venture agreement or other similar arrangement to share in profits from an activity;

          (e) any agreement of indemnification or guaranty not entered into in the ordinary course of business with any party in excess of $100,000 individually or in the aggregate, and any agreement of indemnification or guarantee between PRISM or any of its subsidiaries and any of their respective officers or directors, irrespective of the amount of such agreement or guarantee;

          (f) any agreement, contract or binding commitment containing any covenant directly or indirectly limiting the freedom of PRISM or any of its subsidiaries to engage in any line of business, compete with any person or sell any product or, following the consummation of the Merger, would so limit ARDENT, PRISM or any of PRISM's subsidiaries;

          (g) any agreement, contract or binding commitment relating to capital expenditures and involving future obligations in excess of $250,000;

          (h) any agreement, contract or binding commitment relating to the disposition or acquisition of assets not in the ordinary course of business since December 31, 1995, or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

          (i) any mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit (other than extensions of credit in the ordinary course of business from vendors);

          (j) any joint marketing or development agreement (including any agreement with an independent contractor);

          (k) any distribution, sales representative, reseller or value-added reseller agreement, including in such PRISM Schedules an indication of those distributors, sales representatives, resellers or value-added resellers who have not met the quotas established in accordance with those agreements or whose agreements are otherwise currently terminable;

          (l) other than in connection with the transactions contemplated by this Agreement, any other agreement, contract or binding commitment which involves payment by PRISM or any of its subsidiaries of $100,000 or more in any 12-month period or $250,000 in the aggregate and which cannot be terminated on 30 days notice without cost or expense to PRISM or its subsidiaries;

          (m) any escrow agreements involving PRISM Intellectual Property Rights (including source codes);

          (n) any agreements to register its securities;

          (o) any agreement required to be disclosed in Section 2.11;

          (p) any voting trust or stockholders' agreement; or

          (q) any other material agreement, contract or binding commitment.

The numerical thresholds set forth in this Section 2.12 shall not be deemed in any respects to define materiality for other purposes of this Agreement. PRISM has provided to ARDENT true and complete copies of all PRISM Material Contracts as amended to date.

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

     SECTION 2.13. No Default. Neither PRISM nor any of its subsidiaries has breached, or received in writing any claim or threat that it has breached, in any material respect, any PRISM Material Contract. Each PRISM Material Contract that has not expired or been terminated in accordance with its terms is in full force and effect, except for such PRISM Material Contracts for which the failure to be in full force and effect could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PRISM.

     SECTION 2.14. Governmental Authorization. Each of PRISM and its subsidiaries holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of its business as currently conducted (the "PRISM Permits"). Neither PRISM nor any of its subsidiaries is in violation of the terms of PRISM Permits, except for violations which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on PRISM. The business of PRISM and its subsidiaries is not being, and the business of PRISM and its subsidiaries (and any prior subsidiaries (but only with respect to the period prior to the disposition of such subsidiary)) currently or previously conducted has not been, conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on PRISM. No material investigation or review by any Governmental Entity with respect to PRISM or any of its subsidiaries is pending or, to the knowledge of PRISM, threatened.

     SECTION 2.15. Litigation. Except as disclosed in PRISM Schedules or in PRISM SEC Reports filed prior to the date of this Agreement, there are no suits, actions, arbitrations, demands, claims or proceedings pending, or, to the knowledge of PRISM, threatened against PRISM or any of its subsidiaries or any of their respective directors, officers or employees in their capacities as such (collectively, "PRISM Legal Proceedings") nor is there any material judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against PRISM or any of its subsidiaries. PRISM has made available to ARDENT or its counsel correct and complete copies of all correspondence prepared by its counsel for PRISM auditors in connection with the last two completed audits of PRISM financial statements and any such correspondence since the date of the last such audit.

     SECTION 2.16. Insurance. PRISM and each of its subsidiaries maintains in full force and effect insurance on its assets and its business and operations against loss or damage, risks, hazards and liabilities of any kind (including coverage with respect to PRISM Legal Proceedings), in the amounts indicated in PRISM Schedules. Each of PRISM insurance policies, and the type and amount of coverage provided thereunder, is described in PRISM Schedules. The companies providing PRISM with insurance against liability with respect to PRISM Legal Proceedings have accepted coverage of such PRISM Legal Proceedings, and PRISM has no reason to believe that the total liability of PRISM with respect to any of PRISM Legal Proceedings (including fees and expenses associated with the defense or settlement thereof) will exceed the limits of the applicable policies of insurance or that PRISM or any of its subsidiaries will have any indemnification obligations to any of its directors, officers or employees which are not fully covered by the applicable policies of insurance, in connection with any of PRISM Legal Proceedings.

     SECTION 2.17. Labor Matters. Each of PRISM and its subsidiaries has complied with all applicable laws, and there is no allegation, charge or complaint or proceeding pending or, to PRISM knowledge, threatened against PRISM, its subsidiaries or any of their officers, directors or employees, relating to the employment of labor, including with respect to employment, equal employment opportunity, discrimination, harassment, immigration, wages, hours, benefits, collective bargaining, the payment of social security and other taxes, workers compensation or long term disability, except, in each case, for any such non-compliance, allegations, charges, complaints or proceedings which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PRISM. There has never been, there is not presently pending or existing, and to PRISM knowledge there is not threatened, any labor arbitration or proceeding in respect of the grievance of any employee, or other labor dispute against or affecting PRISM or any of its subsidiaries, except, in each case, for any of the foregoing which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PRISM, or, to the knowledge of PRISM, any strike, slowdown, picketing, work stoppage, organizational activity or

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

application or complaint filed by an employee or union with the National Labor Relations Board or any comparable governmental authority. No application for certification of a collective bargaining agent is pending or, to PRISM knowledge, threatened. There is no lockout of any employees by PRISM or any of its subsidiaries, and no such action is contemplated by PRISM or any of its subsidiaries. As of the date hereof, neither PRISM nor any of its subsidiaries has given to or received from any current officer, manager, "significant employee" (within the meaning of Item 401(c) of Regulation S-K promulgated by the SEC) or director of PRISM or any of its subsidiaries written notice of termination of employment or has the knowledge that any such officer, manager, significant employee or director intends to terminate such employment.

     SECTION 2.18.  Employee Benefits.

          (a) PRISM Schedules contain a list of each PRISM Plan (as hereinafter defined) currently maintained, sponsored or contributed to by PRISM or any of its subsidiaries. With respect to each PRISM Plan, PRISM has delivered or made available to ARDENT prior to the date hereof, to the extent applicable, a true and correct copy of (i) such PRISM Plan and all amendments thereto, (ii) each trust agreement, insurance contract or administration agreement relating to such PRISM Plan, (iii) the most recent summary plan description for each PRISM Plan for which a summary plan description is required, (iv) the most recent annual report (Form 5500) filed with the IRS, (v) the most recent actuarial report or valuation relating to a PRISM Plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), if any, (vi) the most recent determination letter, if any, issued by the IRS with respect to any PRISM Plan intended to be qualified under section 401(a) of the Code, (vii) any request for a determination currently pending before the IRS and (viii) all correspondence with the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation relating to any outstanding controversy. Except as set forth on PRISM Schedules and except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PRISM, (i) each PRISM Plan complies with ERISA, the Code and all other applicable statutes and governmental rules and regulations, (ii) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred within the past three years with respect to any PRISM Plan which is likely to result in liability to PRISM and (iii) no action has been taken, or is currently being considered, to terminate any PRISM Plan subject to Title IV of ERISA. At no time has PRISM or any of its ERISA Affiliates (as hereinafter defined) been required to contribute to, or otherwise had any liability with respect to, a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

          (b) There has been no failure to make any contribution or pay any amount due to any PRISM Plan as required by Section 412 of the Code,
     Section 302 of ERISA, or the terms of any such Plan, and no PRISM Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

          (c) There are no actions, suits or claims pending or, to the knowledge of PRISM, threatened (other than routine claims for benefits) with respect to any PRISM Plan which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PRISM. Neither PRISM nor any of its ERISA Affiliates has incurred or could reasonably be expected to incur any material liability under or pursuant to Title IV of ERISA, including, without limitation, any material liability in the event of the involuntary termination of any PRISM Plan subject to Title IV of ERISA. No prohibited transactions described in Section 406 of ERISA or Section 4975 of the Code have occurred which could reasonably be expected to result in material liability to PRISM or its subsidiaries. All PRISM Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified or a request for determination is currently pending before the IRS, and PRISM has no reason to believe that the IRS will not determine any such PRISM Plan to be so qualified. Except for non-compliance that could not reasonably be expected to have a Material Adverse Effect on PRISM, each such PRISM Plan has been operated in compliance with the Code. Neither PRISM nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide life insurance or medical benefits after termination of

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

     employment to any employee or dependent other than as required by Part 6 of Title I of ERISA or as disclosed in PRISM Schedules.

          (d) As used herein, (i) "PRISM Plan" means a "pension plan" (as defined in Section 3(2) of ERISA), a "welfare plan" (as defined in Section 3(1) of ERISA), or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan or arrangement, in each case established, maintained or contributed to by PRISM or any of its ERISA Affiliates or as to which PRISM or any of its ERISA Affiliates or otherwise may have any liability and (ii) with respect to any person, "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such person pursuant to Section 414(b), (c), (m) or
     (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

          (e) PRISM Schedules contain a list of each PRISM Ex-U.S. Pension Plan and PRISM has made available to ARDENT prior to the date hereof a copy of any written plan document with respect thereto. Except for non-compliance that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PRISM, each such plan has been maintained in compliance with all applicable laws, orders and regulations, and the fair market value of the assets of each such plan which is intended to be a funded plan or arrangement equals or exceeds the value of the accrued benefits. "PRISM Ex-U.S. Pension Plan" shall mean any arrangement providing retirement pension benefits that is established or maintained by PRISM or any of its subsidiaries exclusively for the benefit of employees who are or were employed outside the United States.

          (f) PRISM Schedules contain a list, as of the date of this Agreement, of all (i) severance and employment agreements with officers and employees of PRISM and each ERISA Affiliate, (ii) severance plans, programs and policies of PRISM with or relating to its employees and (iii) plans, programs, agreements and other arrangements of PRISM with or relating to its employees which contain change of control or similar provisions. PRISM has provided to ARDENT a true and complete copy of each of the foregoing.

     SECTION 2.19. Relationships with Related Persons. Except as disclosed in PRISM SEC Reports filed prior to the date hereof and except as set forth on PRISM Schedules, there are no, and since December 31, 1996 have not been any, undischarged material contracts or agreements or other material transactions between PRISM or any of its subsidiaries, on the one hand, and any director or executive officer of PRISM or any of their respective Related Persons (as defined below), on the other hand, and no director or executive officer of PRISM or any of their respective Related Persons has any interest in any of the assets of PRISM or any of its subsidiaries. For purposes hereof, the term "Related Persons" shall mean (a) each other member of such individual's Family and (b) any person or entity that is directly or indirectly controlled by any one or more members of such individual's Family. For purposes of this definition, the "Family" of an individual includes (i) such individual, (ii) the individual's spouse, siblings or parent[s], (iii) any lineal descendants of such individual or (iv) any trusts for the benefit of any of the foregoing.

     SECTION 2.20. State "Anti-Takeover" Statutes. The Board of Directors of PRISM has taken all necessary action so that neither Section 203 of Delaware law nor any other "fair price" or "control share acquisition" statute or other similar statute or regulation will apply to the Merger or this Agreement or the transactions contemplated hereby.

     SECTION 2.21. Change of Control Payments. Except as set forth on PRISM Schedules, except for the acceleration of vesting of outstanding stock options as required in accordance with the terms of PRISM Stock Option Plans, except for employment agreements with directors and officers entered into before the date of this Agreement and filed with the SEC, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of PRISM or any of its subsidiaries from PRISM or

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any of its subsidiaries, under any PRISM Plan or otherwise, (ii) materially increase any benefits otherwise payable under any PRISM Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits or (iv) create a right to receive payments upon a subsequent termination of employment.

     SECTION 2.22. Registration Statements; Proxy Statements/Prospectus. The information supplied by PRISM for inclusion in the Registration Statement on Form S-4 (or such other or successor form as shall be appropriate) (including any amendments or supplements thereto, the "Registration Statement"), pursuant to which the shares of ARDENT Common Stock to be issued in the Merger will be registered with the SEC, shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by or concerning PRISM for inclusion in the proxy statement/prospectus to be sent to the stockholders of PRISM in connection with the meeting of PRISM stockholders to consider the Merger (the "PRISM Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to PRISM stockholders, at the time of PRISM Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply (with respect to PRISM) as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to PRISM or any of its affiliates, officers or directors should be discovered by PRISM which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, PRISM shall promptly inform ARDENT. Notwithstanding the foregoing, PRISM makes no representation or warranty with respect to any information supplied by or concerning ARDENT or SUB which is contained in any of the foregoing documents.

     SECTION 2.23. Board Approval. The Board of Directors of PRISM, has, on or prior to the date hereof, unanimously approved this Agreement and the Merger.

     SECTION 2.24. Fairness Opinion. The Board of Directors of PRISM has received a written opinion from First Albany Corporation ("First Albany"), dated no later than the date hereof, that the Exchange Ratio contemplated by this Agreement is fair to PRISM stockholders from a financial point of view and has delivered to ARDENT a copy of such opinion.

     SECTION 2.25. Brokers' and Finders' Fees. Neither PRISM nor any of its subsidiaries has incurred, nor will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, except for a fee due to First Albany at the Effective Time pursuant to an agreement, a copy of which has been provided to ARDENT.

     SECTION 2.26. Environmental Matters. Except as set forth on Schedule 2.26, PRISM and each of its subsidiaries (i) have obtained all material applicable permits, licenses and other authorization which are required under Federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by PRISM or its subsidiaries (or their respective agents); (ii) are in substantial compliance with all material terms and conditions of such required permits, licenses and authorization, and also are in substantial compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) as of the date hereof, are not aware of nor have received notice of any event, condition, circumstance, activity, practice, incident, action or plan which would interfere with or prevent continued compliance with or which would give rise

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to any material common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from PRISM's or any of its subsidiaries' (or any of their respective agent's) manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste, and (iv) have taken all actions necessary under applicable requirements of Federal, state or local laws, rules or regulations to register any products or materials required to be registered by PRISM or its subsidiaries (or any of their respective agents) thereunder.

     SECTION 2.27. Year 2000 Compliance. The computer software operated by PRISM which is material to the conduct of the business of the company is Year 2000 Compliant (as defined below). The software sold by PRISM is, to its knowledge, Year 2000 Compliant. As used herein, "Year 2000 Compliant" means that neither the performance nor functionality of the operating systems for the computers used by PRISM for all software applications that run on such computers or the software sold by PRISM is affected by dates prior to, during, spanning or after January 1, 2000 and shall include (a) accurately processing (including calculating, comparing and sequencing) date and time data from, into and between the years 1999 and 2000 and leap year calculations, (b) functioning without error interruption or decreased performance relating to such date and time date,
(c) accurately processing such date and time data when used in combination with other technology, if the other technology properly exchanges date and time data,
(d) accurate date and time data century recognition, (e) calculations that accurately use the same century and multi-century formulae and date and time values, (f) date and time interface values which reflect the correct century and
(g) processing, storing, receiving and outputting all date and time date in a format that accurately indicates the century of the date and time data.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF ARDENT AND SUB

     ARDENT and SUB represent and warrant to PRISM, subject to the exceptions specifically disclosed in the disclosure letter supplied by ARDENT to PRISM ("ARDENT Schedules") which identifies the Section numbers hereof to which the disclosures pertain and which is dated as of the date hereof, as follows:

     SECTION 3.01. Organization. Each of ARDENT and its material subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which such qualification is required by virtue of the nature of activities conducted by it, except to the extent that the failure to be so qualified and in good standing could not reasonably be expected to have, individual or in the aggregate, a Material Adverse Effect on ARDENT. ARDENT has delivered or made available a true and correct copy of the Certificate of Incorporation and By-laws of each of ARDENT and SUB, each as amended to the date hereof, to counsel for PRISM. In this Agreement, the term "Material Adverse Effect" used in reference to ARDENT and its subsidiaries means any event, change or effect materially adverse to the financial condition, assets, liabilities, results of operations or business of ARDENT and its subsidiaries, taken as a whole, other than decreases in the market price of the ARDENT Common Stock, changes resulting solely from changes in general economic or computer software industry conditions, or changes that are a direct result of the announcement or pending status of the Merger.

     SECTION 3.02. Absence of Certain Changes or Events. Except as described in ARDENT SEC Reports (as hereinafter defined) filed prior to the date of this Agreement or ARDENT Schedules, and except with respect to the actions contemplated by this Agreement or in connection with acquisitions of businesses or technologies by ARDENT or its subsidiaries, since the date of the ARDENT Balance Sheet (as hereinafter defined), ARDENT has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Effect on ARDENT or any development that could reasonably be expected to have a Material Adverse

Effect on ARDENT; (ii) any damage, destruction or loss (whether or not covered by insurance) on ARDENT or any of its material subsidiaries that has had or could reasonably be expected to have a Material Adverse Effect on ARDENT; (iii) any material change by ARDENT or any of its material subsidiaries in its accounting methods, principles or practices; (iv) any material revaluation by ARDENT or any of its material subsidiaries of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or deferred tax assets or writing off notes or accounts receivable other than in the ordinary course of business; (v) any labor dispute or charge of unfair labor practice which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ARDENT, any activity or proceeding by a labor union or representative thereof to organize any employee of ARDENT or any of its material subsidiaries or any campaign conducted to solicit authorization from employees to be represented by any labor union; or (vi) any waiver by ARDENT of any rights of material value.

     SECTION 3.03.  Capital Structure.

          (a) As of the date hereof, the authorized capital stock of ARDENT consists of 40,000,000 shares of ARDENT Common Stock, of which 15,443,302 shares are issued and outstanding as of date hereof (not including any shares issued on or after such date upon exercise of options outstanding on the date hereof) and 10,000,000 shares Preferred Stock, $.01 par value, of which none is currently issued and outstanding. The authorized capital stock of SUB consists of 1,000 shares of Common Stock, $.01 par value, all of which are issued and outstanding and held by ARDENT. All of the foregoing shares of capital stock of ARDENT and SUB have duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof.

          (b) As of the date hereof, ARDENT has also reserved (i) 4,500,000 and 3,750,000 shares of Common Stock for issuance to ARDENT's officers, directors, employees or independent contractors or affiliates thereof under ARDENT's 1986 and 1995 Stock Option Plan, respectively, (ii) 350,000 shares of ARDENT Common Stock for issuance to non-employee directors of ARDENT under ARDENT's Directors' Stock Option Plan and (iii) 700,000 shares of ARDENT Common Stock for issuance to employees of ARDENT under ARDENT's Employee Stock Purchase Plan (the "ARDENT Stock Purchase Plan"). As of November 18, 1998, of the aggregate of 8,600,000 shares of ARDENT Common Stock reserved for issuance upon exercise of options therefor, 4,872,147 shares remained subject to outstanding options and 1,199,919 shares were reserved for future grant. In addition, pursuant to the ARDENT Stock Purchase Plan, 61,531 shares of ARDENT Common Stock will be issuable to the participants therein for the offering period ending February 19, 1999, provided that all participants continue to contribute at current levels (assuming the purchase price of such shares to be 85% of the fair market value of the ARDENT Common Stock on the first day of such offering period). Except as set forth in the ARDENT Schedules or the ARDENT SEC Reports and for shares of ARDENT Capital Stock issuable in connection with business combinations or acquisitions of technology pursuant to agreements which are entered into after the date hereof, there are no other equity securities, options, warrants, calls, rights, commitments or agreements of any character to which ARDENT is a party or by which it is bound obligating ARDENT to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of ARDENT or obligating ARDENT to grant, extend or enter into any such equity security, option, warrant, call, right, commitment or agreement.

          (c) The shares of ARDENT Common Stock to be issued pursuant to the Merger and upon exercise of Substitute Options will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

     SECTION 3.04.  Authority; No Conflict.

          (a) ARDENT and SUB have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of

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

     this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of ARDENT and SUB. This Agreement has been duly executed and delivered by ARDENT and SUB and constitutes the valid and binding obligations of ARDENT and SUB, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

          (b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under
     (i) any provision of the Certificate of Incorporation or By-laws of ARDENT or SUB or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ARDENT, any of its subsidiaries or their respective properties or assets, other than any such conflicts, violations, defaults, terminations, cancellations or accelerations which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ARDENT or materially impair ARDENT's or SUB's ability to consummate the transactions contemplated hereby.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to ARDENT and SUB and their respective subsidiaries in connection with the execution and delivery of this Agreement by ARDENT and SUB or the consummation by ARDENT and SUB of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification report under the HSR Act, (ii) the filing of the Form S-4 Registration Statement with the SEC,
     (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, (iv) the filing of a Form 8-K with the SEC, (v) the listing of the shares on the Nasdaq National Market, and (vi) such other consents, authorizations, filings, approvals and registrations which if not obtained or made could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ARDENT or materially impair ARDENT's or SUB's ability to consummate the transactions contemplated hereby.

     SECTION 3.05.  SEC Filings; ARDENT Financial Statements.

          (a) ARDENT has timely filed all forms, reports and documents required to be filed with the SEC since January 1, 1996. All such required forms, reports and documents are referred to herein as the "ARDENT SEC Reports." As of their respective dates, the ARDENT SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such ARDENT SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of ARDENT's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the ARDENT SEC Reports, including any ARDENT SEC Reports filed after the date hereof until the Closing, (i) complies (or will comply, as the case may be) as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) has been (or will be, as the case may be) prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) fairly presents (or will present, as the case may be) in all material respects the consolidated financial position of ARDENT and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements do not (or will not, as the case may be) include footnote disclosure of the type associated with audited financial statements and were or are (or will

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

     be, as the case may be) subject to normal and recurring year-end adjustments described therein. The unaudited consolidated balance sheet of ARDENT and its subsidiaries as of June 30, 1998 is hereinafter referred to as the "ARDENT Balance Sheet."

          (c) Except as disclosed in the ARDENT Schedules, as of the date hereof, there are no material amendments or modifications to agreements, documents or other instruments which previously had been filed by ARDENT with the SEC pursuant to the Securities Act or the Exchange Act or any other agreements, documents or other instruments which have not yet been filed with the SEC but which are or will be required to be filed by ARDENT.

     SECTION 3.06. Liabilities. Except (a) for liabilities incurred in the ordinary course of business consistent with past practice, (b) for transaction expenses incurred in connection with this Agreement, (c) for liabilities set forth on the ARDENT Balance Sheet, (d) for liabilities which have or may be incurred in connection with acquisitions of businesses or technologies by ARDENT or its subsidiaries, (e) as set forth in the ARDENT Schedules or (f) other liabilities that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ARDENT, since the date of the ARDENT Balance Sheet, none of ARDENT, SUB or any of ARDENT's subsidiaries has incurred any liabilities that would be required to be reflected or reserved against in a consolidated balance sheet of ARDENT and its subsidiaries prepared in accordance with generally accepted accounting principles as applied in preparing the consolidated balance sheet of ARDENT and its subsidiaries as of the date of the ARDENT Balance Sheet.

     SECTION 3.07. Intellectual Property. ARDENT and its subsidiaries either own, are licensed, or otherwise possess legally enforceable rights to all patents, trademarks, trade names, service marks, copyrights and applications therefor, schematics, technology, trade secrets, know-how, computer software (in both source code and object code form), and other tangible or intangible proprietary information, materials and rights (collectively, "ARDENT Intellectual Property Rights") as are necessary in connection with the business of ARDENT and its subsidiaries, taken as a whole, except where the failure to have such rights to ARDENT Intellectual Property Rights could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ARDENT. To ARDENT's knowledge, neither ARDENT nor any of its subsidiaries has infringed any Third Party Intellectual Property Rights, other than any infringements that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ARDENT.

     SECTION 3.08. Litigation. Except as disclosed in ARDENT Schedules or in ARDENT SEC Reports filed prior to the date of this Agreement, there is no suit, action, arbitration, demand, claim or proceeding pending or, to the knowledge of ARDENT, threatened against ARDENT or any of its subsidiaries, except for suits, actions, arbitrations, demands, claims and proceedings which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ARDENT; nor is there any material judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against ARDENT or any of its subsidiaries, except for judgments, decrees, injunctions, rules and orders which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ARDENT. No investigation or review by any Governmental Entity with respect to ARDENT or any of its subsidiaries is pending or threatened, except investigations or reviews that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ARDENT.

     SECTION 3.09.  Employee Benefits.

          (a) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ARDENT, (i) each ARDENT Plan complies with ERISA, the Code and all other applicable statutes and governmental rules and regulations, and (ii) there has been no failure to make any contribution or pay any amount due to any ARDENT Plan as required by Section 412 of the Code or Section 302 of ERISA, and no ARDENT Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

          (b) To the knowledge of ARDENT, there are no actions, suits or claims pending or threatened (other than routine claims for benefits) with respect to any ARDENT Plan which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ARDENT. Neither ARDENT nor any of its ERISA Affiliates has incurred or would reasonably be expected to incur any material liability under or pursuant to Title IV of ERISA. No prohibited transactions described in Section 406 of ERISA or
     Section 4975 of the Code have occurred which could reasonably be expected to result in material liability to ARDENT or its subsidiaries.

          (c) As used herein, "ARDENT Plan" means a "pension plan" (as defined in Section 3(2) of ERISA), a "welfare plan" (as defined in Section 3(1) of ERISA), or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding, in each case established, maintained or contributed to by ARDENT or any of its ERISA Affiliates or as to which ARDENT or any of its ERISA Affiliates or otherwise may have any material liability.

     SECTION 3.10. Registration Statement; Proxy Statement/Prospectus. Other than with respect to the information supplied by PRISM, the Registration Statement shall not, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading. The information supplied by ARDENT for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders, at the time of PRISM Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply (with respect to information relating to ARDENT or SUB) as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to ARDENT, SUB or any of their respective affiliates, officers or directors should be discovered by ARDENT or SUB which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, ARDENT or SUB will promptly inform PRISM. Notwithstanding the foregoing, ARDENT and SUB make no representation or warranty with respect to any information supplied by PRISM which is contained in any of the foregoing documents.

     SECTION 3.11. Board Approval. The Board of Directors of ARDENT has, as of the date hereof, approved this Agreement and the Merger.

     SECTION 3.12. Brokers' and Finders' Fees. ARDENT has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger or any transaction contemplated hereby, except for a fee due to Volpe Brown Whelan & Company, LLC at the Effective Time.

     SECTION 3.13. Operations of SUB. SUB is a direct, wholly-owned subsidiary of ARDENT, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 4.01.  Conduct of Business by PRISM and ARDENT Pending the
Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless the other party shall otherwise agree in writing, each of PRISM and ARDENT shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and each of PRISM and ARDENT and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and each of PRISM and

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

ARDENT shall use reasonable efforts to preserve the business organization of it and its subsidiaries, to keep available the services of the present officers, key employees and consultants of it and its subsidiaries and to preserve the present relationships of it and its subsidiaries with customers, suppliers and other persons with which it or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither PRISM nor ARDENT, nor any of their respective subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time do, or propose to do, any of the following without the prior written consent of the other party:

          (a) amend or otherwise change its Certificate of Incorporation, By-laws or ARDENT Rights Plan;

          (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class (other than the sale or issuance of common stock upon the exercise of outstanding options) or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) of PRISM or ARDENT, as the case may be, or any of their respective subsidiaries; provided that consent for grants of employee stock options to newly hired employees pursuant to existing stock option plans consistent with past practice shall not be unreasonably withheld;

          (c) sell, pledge, dispose of or encumber any of its assets or any assets of its subsidiaries, except for (i) sales of products (or licenses thereto) and services in the ordinary course of business consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $25,000 in the aggregate;

          (d) except as is contemplated by Section 5.05 and Section 5.06, alter the price or accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under the Employee Plans (including stock option plans) or authorize cash payments in exchange for any options granted under any of such plans;

          (e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of PRISM may declare and pay a dividend to PRISM and a wholly owned subsidiary of ARDENT may pay a dividend to a wholly owned subsidiary of ARDENT, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, or propose to do any of the foregoing;

          (f) sell, transfer, license, sublicense or otherwise dispose of any PRISM Intellectual Property Rights or ARDENT Intellectual Property Rights, as the case may be, or amend or modify any existing agreements with respect to any PRISM Intellectual Property Rights or ARDENT Intellectual Property Rights, as the case may be, or Third Party Intellectual Property Rights, other than nonexclusive licenses in the ordinary course of business consistent with past practice or amendments or modifications that would not, individually or in the aggregate, have a material adverse effect on PRISM or ARDENT, as the case may be; provided, however, that PRISM may, without ARDENT's consent, enter an agreement with Reuters on terms substantially similar to those furnished to ARDENT;

          (g) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of bank debt of such party's subsidiaries entered into in the ordinary course of business and except for a line of credit by PRISM currently under negotiation in an amount not to exceed $10,000,000) or endorse or otherwise

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

     as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in each case in the ordinary course of business consistent with past practice; (iii) enter into or amend any PRISM Material Contract, other than in the ordinary course of business consistent with past practice; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $25,000 for such party and its subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.01;

          (h) except for increases in salary or wages of employees of such party or its subsidiaries who are not officers of such party consistent with past practice, increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer (except for officers who are terminated on an involuntary basis) or other employee of such party or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, stock purchase, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law, and except for ministerial updating of plans and trusts which does not affect the benefits thereunder;

          (i) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, the capitalization of software development costs, payments of accounts payable and collection of accounts receivable);

          (j) make any material tax election inconsistent with past practices or settle or compromise any material Federal, state, local or foreign tax liability or agree to an extension of a statute of limitations except to the extent the amount of any such settlement has been reserved for on the balance sheet contained in the most recently filed ARDENT SEC Report or PRISM SEC Report, as the case may be;

          (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other then the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of such party or incurred in the ordinary course of business and consistent with past practice; or

          (l) take any action which would make any of the representations or warranties of such party contained in this Agreement materially untrue or incorrect or prevent such party from performing in all material respects or cause such party not to perform in all material respects its covenants hereunder.

     SECTION 4.02.  No Solicitation by PRISM or ARDENT.

          (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, neither PRISM nor ARDENT shall, directly or indirectly, through any officer, director, employee, representative or agent of PRISM or ARDENT, as the case may be, or any of its subsidiaries, solicit, encourage, or, subject to the applicable fiduciary duties of the respective directors of PRISM and ARDENT, as determined by such directors in good faith after consultation with and based upon the advice of legal counsel, negotiate, approve or recommend any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving PRISM or ARDENT, as the case may be, or any of their respective subsidiaries (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal").

          (b) Either party shall immediately notify the other party after receipt of any Acquisition Proposal or any request for nonpublic information relating to such party or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of such party or any subsidiary by any person that informs the Board of Directors or officers of such party or such subsidiary that it intends to make, or has made, an Acquisition Proposal. Such notice to the other party shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

          (c) Both parties shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than with the other party hereto) conducted heretofore with respect to any of the foregoing. Neither party shall release any third party from any confidentiality or standstill agreement to which such party is a party.

          (d) Both parties shall use reasonable efforts to ensure that the officers and directors of PRISM and ARDENT and their respective subsidiaries and any investment banker or other advisor or representative retained by such party are aware of, and comply with, the restrictions described in this Section 4.02.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.01.  Proxy Statement/Prospectus; Registration Statement.

     As promptly as practicable after the execution of this Agreement, ARDENT and PRISM shall prepare and file with the SEC (with appropriate requests for confidential treatment) a preliminary form of the Proxy Statement and other proxy materials related thereto. Following clearance of the Proxy Statement by the SEC, ARDENT shall prepare and file with the SEC the Registration Statement, containing the prospectus which is a part of the Proxy Statement, in connection with the registration under the Securities Act of the shares of ARDENT Common Stock to be issued in the Merger. PRISM and ARDENT shall cause the Registration Statement and the Proxy Statement to comply in all material respects with the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of PRISM and ARDENT shall use reasonable efforts to have or cause the Registration Statement to become effective (including clearing the Proxy Statement with the SEC) as promptly as practicable, and shall take all actions required under any applicable federal or state securities laws in connection with the issuance of shares of ARDENT Common Stock pursuant to the Merger. Without limiting the generality of the foregoing, each of PRISM and ARDENT agrees to use all reasonable efforts, after consulting with the other party, to respond promptly to any comments made by the SEC with respect to the Proxy Statement (including each preliminary version thereof) and the Registration Statement (including each amendment and supplement thereto). Each of PRISM and ARDENT shall, and shall cause it respective representatives to, fully cooperate with the other party and its respective representatives in the preparation of the Proxy Statement and the Registration Statement, and shall, upon request, furnish the other party with all information concerning it and its affiliates, directors, officers and stockholders as the other may reasonably request in connection with the preparation of the Proxy Statement and the Registration Statement. The Proxy Statement shall include the determination and recommendation of the Board of Directors of PRISM that its respective stockholders vote in favor of the approval and adoption of this Agreement and the Merger; provided, however, that the Board of Directors of PRISM may withdraw, modify or change such recommendation if such Board of Directors determines in good faith, based upon the advice of outside counsel, that making such recommendation, or the failure to so withdraw, modify or change its recommendation, or the failure to recommend any other offer or proposal, could reasonably be deemed to cause the members of such Board of Directors to breach their fiduciary duties under applicable law. As promptly as practicable after the Registration Statement shall have become effective, PRISM shall cause the Proxy Statement to be mailed to its respective stockholders. Thereafter, PRISM and ARDENT shall each notify the other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, and PRISM and ARDENT shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, the Proxy Statement or the Registration Statement, and shall

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

promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings.

     SECTION 5.02. Stockholders Meeting. PRISM shall call and hold the PRISM Stockholders Meeting as promptly as practicable for the purpose of voting upon the approval of the Merger, and PRISM shall use reasonable efforts to hold the PRISM Stockholder Meeting as soon as practicable after the date on which the Registration Statement becomes effective. PRISM shall use reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Merger, and subject to the applicable fiduciary duties of the directors of PRISM, as determined by such directors in good faith after consultation with and based upon the advice of legal counsel shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the Delaware Law to obtain such approvals.

     SECTION 5.03. Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in any confidentiality agreement to which PRISM or ARDENT may be subject (from which PRISM and ARDENT shall each use reasonable efforts to be released), PRISM and ARDENT shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, PRISM and ARDENT shall each (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and PRISM and ARDENT shall each make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either ARDENT or PRISM may reasonably request. Each party shall keep such information confidential in accordance with the terms of the Confidentiality Agreement, dated November 17, 1998 (the "Confidentiality Agreement"), between ARDENT and PRISM.

     SECTION 5.04. Consents; Approvals. PRISM and ARDENT shall each use reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and PRISM and ARDENT shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by PRISM and ARDENT and the consummation by them of the transactions contemplated hereby. PRISM and ARDENT shall furnish all information required to be included in the Proxy Statement and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

     SECTION 5.05.  Stock Options.

          (a) At the Effective Time, the obligation to issue shares under each outstanding option to purchase PRISM Common Stock (each a "Stock Option") granted under PRISM's 1992 Stock Option Plan, 1996 Equity Incentive Plan and 1996 Directors Stock Option Plan, each as amended (collectively, the "PRISM Stock Option Plans"), shall be deemed assumed by ARDENT and each such option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Stock Option prior to the Effective Time, the whole number (disregarding any fractional shares) of ARDENT Common Stock as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for PRISM Common Stock otherwise purchasable pursuant to such Stock Option, divided by (y) the number of shares of ARDENT Common Stock deemed purchasable pursuant to such Stock Option, provided, however, that the exercisability or the other vesting of the assumed options and the underlying stock shall continue to be determined by reference to stock option agreements executed pursuant to PRISM's Stock Option Plans, and provided, further, that references in any Stock Option to PRISM, the board of directors of PRISM or any committee thereof, and any PRISM Stock Option Plan shall, commencing at the Effective Time, unless inconsistent with the context, be to ARDENT, the board of directors of ARDENT or a committee thereof, and ARDENT's 1986 Stock Option Plan (for officers) or 1995 Non-Statutory Option Plan (for non-officers), respectively.

          (b) As soon as practicable after the Effective Time, ARDENT shall deliver to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto and such Stock Option shall continue in effect on the same terms and conditions (including further anti-dilution provisions and subject to the adjustments required by this Section 5.05 after giving effect to the Merger). ARDENT shall comply with the terms of all such Stock Options and ensure, to the extent required by, and subject to the provisions of, any such PRISM Stock Plan that Stock Options which qualified for special tax treatment prior to the Effective Time continue to so qualify after the Effective Time. ARDENT shall take all corporate action necessary to reserve for issuance a sufficient number of ARDENT Common Stock for delivery pursuant to the terms set forth in this
     Section 5.05.

          (c) ARDENT shall use reasonable efforts after the Effective Time to maintain the effectiveness of a registration statement under the Securities Act with respect to the issuance by ARDENT of shares of ARDENT Common Stock which may be issued pursuant to the PRISM Options as provided for above in this Section 5.05.

     SECTION 5.06. PRISM Employee Stock Purchase Plan. PRISM shall take such actions as are necessary to cause the last business day of the "Payment Period" as such term is used in the PRISM Stock Purchase Plan applicable to the current offering period to be on or before the last trading day on which shares of PRISM Common Stock are traded on the Nasdaq Stock Market immediately prior to the Effective Time (the "Final PRISM Purchase Date"); provided, however, that any such change in the Final PRISM Purchase Date shall be conditioned upon the consummation of the Merger. On the Final PRISM Purchase Date, PRISM shall apply the funds credited as of such date under the PRISM Stock Purchase Plan within each participant's payroll withholdings account to the purchase of whole shares of PRISM Common Stock in accordance with the terms of the PRISM Stock Purchase Plan. The cost to each participant in the PRISM Stock Purchase Plan for shares of PRISM Common Stock shall be the lower of 85% of the average market price of PRISM Common Stock on the Nasdaq Stock Market on (i) the first business day of the then current offering period, or (ii) the last trading day on or prior to the Final PRISM Purchase Date.

     SECTION 5.07. Notification of Certain Matters. PRISM shall give prompt notice to ARDENT, and ARDENT shall give prompt notice to PRISM, of (i) the occurrence or non- occurrence of any event which would cause any representation or warranty made by the respective parties in this Agreement to be materially untrue or inaccurate, and (ii) any failure of PRISM or ARDENT, as the case may be, to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, and provided further, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.02(b) or 6.03(b)unless the failure to give such notice results in material prejudice to the other party.

     SECTION 5.08. Further Action; Tax Treatment. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by ARDENT to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of ARDENT or PRISM. Both ARDENT and PRISM shall each use reasonable efforts to cause the Merger to qualify, and will not (either before or after consummation of the Merger) take any actions which could prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

     SECTION 5.09. Public Announcements. ARDENT and PRISM shall consult with each other before issuing any press release or other public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law if it has used reasonable efforts to consult first with the other party.

     SECTION 5.10. Listing of ARDENT Common Stock on Nasdaq. ARDENT shall use reasonable efforts to cause the shares of ARDENT Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market prior to the Effective Time.

     SECTION 5.11. Accountant's Comfort Letters. PRISM and ARDENT shall each use reasonable efforts to cause PriceWaterhouseCoopers LLP and Deloitte & Touche LLP to deliver to ARDENT or PRISM, as the case may be, a letter covering such matters as may be requested by ARDENT or PRISM, with respect to such matters as are customarily addressed in certified public accountant's "comfort" letters with respect to the type of transactions contemplated by this Agreement.

     SECTION 5.12. Pooling Accounting Treatment. PRISM and ARDENT shall use reasonable efforts to avoid taking any action which would adversely affect the ability of both parties to treat the Merger as a pooling of interests and shall take such action as may be reasonably required to negate the impact of any past actions which would adversely impact the ability of ARDENT or PRISM, as the case may be, to treat the Merger as a pooling of interests provided that PRISM shall not be required to take any action with respect to negating such prior actions if the effect would be adverse to its employees.

     SECTION 5.13. Indemnification; Directors' and Officers' Insurance. All rights to indemnification now existing in favor of the present or former directors or officers of PRISM or any of its subsidiaries as provided in PRISM's Certificate of Incorporation and Bylaws, or in the certificate or articles of incorporation, by-laws or similar documents of any such subsidiaries, in effect as of the date hereof shall, with respect to matters occurring prior to the Effective Time, survive the Merger and continue in full force and effect after the Effective Time. All rights to indemnification in respect of any such claim or claims shall continue until disposition of such claim or claims. ARDENT and PRISM further agree that all rights to indemnification now existing in favor of the present or former directors or officers of PRISM or any of its subsidiaries in any indemnification agreement between such person and PRISM or any such subsidiary, as the case may be, shall survive the Merger and continue in full force and effect in accordance with the terms of such agreement. Until the third anniversary of the Effective Time, ARDENT shall maintain in effect with respect to matters occurring prior to the Effective Time, to the extent available, the policy of directors' and officers' liability insurance currently maintained by PRISM on behalf of its officers and directors and those of its subsidiaries; provided, however, that, with the consent in writing of a majority of the persons who are directors of PRISM immediately prior to the Effective Time, which consent shall not unreasonably be withheld, ARDENT may substitute therefor a policy containing coverage, terms and conditions which are no less advantageous to the present or former directors and officers of PRISM.

     Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 5.13 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each present and former director and officer of PRISM.

     SECTION 5.14.  Employee Benefits.

          (a) With respect to each ARDENT Plan, each ARDENT employee employed by PRISM immediately prior to the Effective Time shall receive credit for all service performed for PRISM; such service credit shall apply for all purposes, including but not limited to, any vacation, sick time, insurance or other benefits and any eligibility or vesting requirements under any ARDENT Plan.

          (b) As of the Effective Time, each ARDENT employee employed by PRISM immediately prior to the Effective Time shall be enrolled in the Group Health Benefit Plan for Employees of ARDENT, or any successor plan thereto ("Group Health Plan") and shall be entitled to participate in the Group Health Plan without limitation or exclusion for any preexisting conditions applicable to any such employee or his enrolled dependents, except to the extent that any such preexisting condition limitation or exclusion applied to such individual under the group health plan provided by PRISM prior to the Effective Time. For purposes of participation in the Group Health Plan, each ARDENT employee employed by PRISM immediately prior to the Effective Time shall also receive credit for all payments made toward deductible, co-payment and out-of-pocket limits under the group health plan of PRISM in which such employee was a participant immediately prior to the Effective Time for the plan year which includes the Effective Time as if such payments had been made for similar purposes for such period under the Group Health Plan by an employee employed by ARDENT immediately prior to the Effective Time.

     SECTION 5.15. HSR Act Filings. To the extent required in connection with the transactions contemplated by this Agreement, each of ARDENT and PRISM shall promptly make or cause to be made any and all required filings under the HSR Act and will request early termination of the waiting period required under the HSR Act. The parties agree to cooperate and promptly respond to any inquiries or investigations initiated by the Federal Trade Commission or the Department of Justice in connection with any such filings.

     SECTION 5.16. Stockholder Litigation. Each of ARDENT and PRISM shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation arising in connection with the transactions contemplated hereby against ARDENT or PRISM, as applicable, and its directors.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     SECTION 6.01. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement shall have been initiated or threatened by the SEC;

          (b) Stockholder Approval. The Agreement and the Merger shall have been approved by the requisite vote of the stockholders of PRISM;

          (c) No Injunctions or Restraints; Illegality. No temporary restraining order or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (each an "Injunction") (i) preventing the consummation of the Merger or
     (ii) seeking to prohibit or limit the Surviving Corporation due to the consummation of the Merger from exercising all material rights and privileges pertaining to its ownership of all or a material portion of the business or assets of PRISM, ARDENT or any of their respective subsidiaries, shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal;

          (d) Tax Opinions. ARDENT and PRISM shall have received written opinions of Choate, Hall & Stewart and Fenwick & West LLP, respectively, in form and substance reasonably satisfactory to them to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and

          (e) HSR Act. The waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated.

     SECTION 6.02.  Additional Conditions to Obligation of ARDENT and SUB.   The
obligations of ARDENT and SUB to effect the Merger are also subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of PRISM contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for (i) changes contemplated or permitted by this Agreement, (ii) those representations and warranties which address matters only as of a specified date (which shall remain true and correct as of such date), and (iii) where the failure to be true and correct would not have a Material Adverse Effect upon PRISM, and ARDENT and SUB shall have received a certificate to such effect at the closing signed by the President and Chief Financial Officer of PRISM;

          (b) Agreements and Covenants. PRISM shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by PRISM on or prior to the Effective Time, and ARDENT and SUB shall have received a certificate to such effect signed by the President and Chief Financial Officer of PRISM;

     SECTION 6.03. Additional Conditions to Obligation of PRISM. The obligation of PRISM to effect the Merger is also subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of ARDENT and SUB contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for (i) changes contemplated or permitted by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and
     (iii) where the failure to be true and correct would not have a Material Adverse Effect upon ARDENT, and PRISM shall have received a certificate to such effect signed by the President and Chief Financial Officer of ARDENT;

          (b) Agreements and Covenants. ARDENT and SUB shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by ARDENT on or prior to the Effective Time, and PRISM shall have received a certificate to such effect signed by the President and Chief Financial Officer of ARDENT;

          (c) No Trigger of ARDENT Rights Plan. No event shall have occurred that has or would result in the triggering of any right or entitlement of stockholders of ARDENT under the ARDENT Rights Plan, or will occur as a result of the consummation of the Merger.

          (d) Listing of ARDENT Common Stock on Nasdaq. ARDENT shall have caused the shares of ARDENT Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market prior to the Effective Time.

                                  ARTICLE VII

                                  TERMINATION

     SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of either PRISM or ARDENT:

          (a) by mutual written consent duly authorized by the Boards of Directors of ARDENT and PRISM; or

          (b) by either ARDENT or PRISM if the Merger shall not have been consummated by April 30, 1999 (the "Outside Date"), provided that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose willful failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

          (c) by either ARDENT or PRISM if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 5.08; or

          (d) by either ARDENT or PRISM, if, at the PRISM Stockholders Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of PRISM shall not have been obtained; or

          (e) by ARDENT or PRISM, upon a breach of any representation, warranty, covenant or agreement on the part of PRISM or ARDENT, respectively, set forth in this Agreement such that the conditions set forth in Section 6.02(a) or 6.02(b), or Section 6.03(a) or 6.03(b), would not be satisfied (a "Terminating Breach"), provided, however, that if such Terminating Breach is curable prior to the Outside Date, by ARDENT or PRISM, as the case may be, through the exercise of its reasonable efforts and for so long as ARDENT or PRISM, as the case may be, continues to exercise such reasonable efforts, neither PRISM nor the ARDENT, respectively, may terminate this Agreement under this Section 7.01(e); or

          (f) by ARDENT, if (i) the Board of Directors of PRISM shall fail to recommend the Merger or shall withdraw, modify or change its recommendation of the Merger in a manner adverse to ARDENT or shall have resolved to do any of the foregoing; (ii) after the receipt by PRISM of an Acquisition Proposal, ARDENT requests in writing that the Board of Directors of PRISM reconfirm its recommendation of this Agreement and the Merger to the stockholders of PRISM and the Board of Directors of PRISM fails to do so within 10 business days after its receipt of ARDENT's request; (iii) the Board of Directors of PRISM shall have recommended to the stockholders of PRISM an Alternative Transaction (as defined in Section 7.03(e)); (iv) a tender offer or exchange offer for 20% or more of the outstanding shares of PRISM Common Stock is commenced (other than by ARDENT or an affiliate of ARDENT) and the Board of Directors of PRISM recommends that the stockholders of PRISM tender their shares in such tender or exchange offer; or (v) for any reason PRISM fails to call and hold the PRISM Stockholders' Meeting by the Outside Date (provided that ARDENT's right to terminate this Agreement under such clause (v) shall not be available if at such time PRISM would be entitled to terminate this Agreement under Section 7.01(e) without giving effect to the cure period).

     SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in
Section 7.03 and Section 8.01 hereof, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

          SECTION 7.03.  Fees and Expenses.  (a) Except as set forth in this
     Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses if the Merger is not consummated and by ARDENT or the Surviving Corporation if the Merger is consummated, to the extent such expenses are solely and directly related to such Merger in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187; provided, however, that, if the Merger is not consummated, ARDENT and PRISM shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing of the Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

          (b) PRISM shall pay ARDENT a termination fee of $5 million upon the earliest to occur of the following events:

             (i) the termination of this Agreement by either ARDENT or PRISM pursuant to Section 7.1(d) if (A) the requisite votes of the stockholders of PRISM to approve the Merger shall not have been obtained, (B) a proposal for an Alternative Transaction (as defined below) involving PRISM shall have been publicly announced prior to the PRISM Stockholders' Meeting, and (C) either a definitive agreement for an Alternative Transaction involving PRISM is entered into, or an Alternative Transaction involving PRISM is consummated, within eighteen months of such termination;

             (ii) the termination of this Agreement by ARDENT pursuant to
        Section 7.1(f); or

             (iii) the termination of this Agreement by either ARDENT or PRISM pursuant to Section 7.1(d) if (A) the requisite vote of the stockholders of PRISM to approve the Merger shall not have been obtained, (B) one or more of the stockholders of PRISM party to the PRISM Stockholder Support Agreement failed to approve the Merger or otherwise breached such agreement, and (C) if such stockholder had voted for the Merger or not otherwise breached, the Merger would have been approved by the PRISM stockholders.

             PRISM's payment of a termination fee pursuant to this subsection shall be the sole and exclusive remedy of ARDENT against PRISM and any of its subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation shall not apply in the event of a willful breach of this Agreement by PRISM.

          (c) [Intentionally Omitted]

          (d) The fees payable pursuant to Section 7.03(b) shall be paid concurrently with the first to occur of the events described in Section 7.03(b)(i), (ii) or (iii).

          (e) As used in this Agreement, "Alternative Transaction" means either
     (i) a transaction pursuant to which any third party acquires more than 20% of the outstanding shares of PRISM Common Stock, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving PRISM pursuant to which any third party (or the stockholders of a third party) acquires more than 20% of the outstanding shares of PRISM Common Stock or the entity surviving such merger or business combination,
     (iii) any other transaction pursuant to which any third party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of PRISM, and the entity surviving any merger or business combination including any of them) of PRISM having a fair market value (as determined by the Board of Directors of PRISM in good faith) equal to more than 20% of the fair market value of all the assets of PRISM and their respective subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.01. Effectiveness of Representations, Warranties and Agreements; Knowledge, Etc. Except as otherwise provided in this Section 8.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Article I and Section 5.05 and 5.13 shall survive the Effective Time indefinitely and those set forth in Section 7.02 and Section 7.03 shall survive termination indefinitely. The Confidentiality Agreement shall survive termination of this Agreement as therein provided.

     SECTION 8.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address shall be effective upon receipt) or sent by electronic transmission, with confirmation received, to the telecopy number specified below:

          (a)  If to ARDENT or SUB:

               ARDENT SOFTWARE, INC.
               50 Washington Street
               Westboro, MA 01581-1021
               Fax No. (508) 389-8767
               Attention: Peter Gyenes, President

        With a copy to:

                Choate, Hall & Stewart
                Exchange Place
                53 State Street
                Boston, MA 02110
                Fax No. (617) 248-4000
                Attention: Richard N. Hoehn, Esq.

          (b)  If to PRISM:

               PRISM SOLUTIONS, INC.
               1000 Hamlin Court
               Sunnyvale, CA 94306
               Fax No.
               Attention:  Warren M. Weiss
                           President and Chief Executive Officer

          With a copy to:

                Fenwick & West LLP
                Two Palo Alto Square
                Palo Alto, CA 94306
                Fax No. (650) 494-1417
                Attention:  Jacqueline A. Daunt, Esq.

     SECTION 8.03. Certain Definitions. For purposes of this Agreement, the term:

          (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which PRISM (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of five percent of more;

          (b) "business day" means any day other than a day on which banks in Boston are required or authorized to be closed;

          (c) "control" (including the terms "controlled by" and "under common control") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

          (d) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

          (e) "subsidiary" or "subsidiaries" of PRISM, ARDENT, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which PRISM, the Surviving Corporation, ARDENT or such other person, as the case may be, (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 8.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after approval of the Merger by the stockholders of PRISM and ARDENT, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by PRISM and ARDENT.

     SECTION 8.05. Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.06. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 8.07. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, through the date hereof with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

     SECTION 8.08. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that ARDENT may assign all or any of their rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

     SECTION 8.09. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement (other than Section 5.13), express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 8.10. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 8.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the choice of law provisions thereof.

     SECTION 8.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 8.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                                * * * * * * * *

     IN WITNESS WHEREOF, ARDENT, SUB and PRISM have caused this Agreement to be executed under seal as of the date first written above by their respective officers thereunto duly authorized.

                                            ARDENT SOFTWARE, INC.

                                            By:  /s/ PETER GYENES
                                            ------------------------------------
                                            Name: Peter Gyenes
                                            Title: Chairman of the Board and
                                                   and Chief Executive Officer

                                            PRISM SOLUTIONS, INC.

                                            By:  /s/ WARREN M. WEISS
                                            ------------------------------------
                                            Name: Warren M. Weiss
                                            Title: President and Chief Executive
                                            Officer

                                            AQUARIUS ACQUISITION CORP.

                                            By:  /s/ PETER GYENES
                                            ------------------------------------
                                            Name: Peter Gyenes
                                            Title: Chairman of the Board and
                                                   and Chief Executive Officer

                                                                        ANNEX II

                                  FAC/EQUITIES
                     A DIVISION OF FIRST ALBANY CORPORATION
                                53 STATE STREET
                                   29TH FLOOR
                                BOSTON, MA 02109

                                             November 19, 1998

The Board of Directors
Prism Solutions, Inc.
1000 Hamlin Court
Sunnyvale, CA 94089

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Prism Solutions, Inc. (the "Company") of the merger (the "Merger") with and into Ardent Software, Inc. ("Ardent"), which will be the surviving entity, pursuant to an Agreement dated November 19, 1998 between the Company and Ardent (the "Agreement"). We understand that pursuant to the Merger and as more fully described in the Agreement, each issued and outstanding share of Prism Common Stock, par value $.001 per share, shall be converted into the right to receive 0.13124 shares of Ardent Common Stock, par value $.01 per share.

     First Albany Corporation ("First Albany"), as a customary part of its investment banking business, is engaged on a regular basis in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate, estate and other purposes. We regularly publish research reports regarding various industry sectors.

     In connection with and in preparation for rendering this opinion, we have reviewed, analyzed and relied upon certain information bearing upon the financial and operating condition of the Company and Ardent, including: the Agreement; publicly available financial statements and related information of the Company and Ardent, as of and for the fiscal years ended December 31, 1997 and 1996 and the quarters ended September 30, 1998, June 30, 1998 and March 31, 1998; publicly available information concerning the historical prices at which the common stock of the Company and Ardent have been transferred on the Nasdaq National Market System; and other financial information concerning the business and operations of the Company and Ardent made available to us from published sources and from the Company, including certain internal financial and operating budgets, analyses and forecasts of the Company prepared by its management. We have also discussed with members of the senior management of the Company and Ardent the past and current business operations, financial condition and future prospects of the Company and Ardent, as well as other matters believed to be relevant to our analysis. Further, we considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria which we deemed relevant to our analysis including, to the extent publicly available, the financial terms of transactions we believe are comparable. We have also compared the Company and Ardent from a financial point of view with certain other companies in the business intelligence industry which we have deemed to be relevant. Our opinion is based on market, economic and other conditions as they existed and could be evaluated by us prior to the date hereof.

     In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us by the Company or Ardent, or otherwise publicly available, and the other information as described in the preceding paragraph, and have assumed that there have been no material changes in the Company's or Ardent's business operations, financial condition or prospects since the respective dates of such information. We have relied on advice of counsel to the Company as to all legal matters with respect to the Company, the Merger and the Agreement, including the legal status of litigation involving the Company. We have not independently verified this information, nor have we had such information verified. For the purposes of rendering this opinion, we have not conducted a physical inspection of any of the assets, properties or facilities of the Company or Ardent, nor have we made or obtained any independent evaluation or appraisals of any such assets, properties or facilities.

     We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to its obligations thereunder. We have also assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations.

     We have not been asked to consider, and this opinion does not address, the relative merits of the Merger as compared to any alternative business strategy that may exist for the Company. It should be noted that our opinion does not purport to represent any view as to what the trading value of Ardent Common Stock actually will be when the rights to receive shares of Ardent Common Stock are issued to the common stockholders of the Company following consummation of the transaction. The actual trading value of such Ardent Common Stock could be higher or lower depending upon changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Furthermore, any valuation of securities is only an approximation subject to uncertainties and contingencies, all of which are difficult to predict and are beyond our control. Our opinion has been prepared solely for the benefit of the Board of Directors of the Company for use in its consideration of the Merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the Merger. This opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent; which consent is hereby given for the inclusion of this opinion in the Proxy Statement/Prospectus to be filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

     In connection with the Merger, we are acting as financial advisor to the Company and, in connection with that service, will receive a financial advisory fee for rendering this opinion. We have acted as a market maker for the Company's common stock and for Ardent's common stock and have otherwise engaged in transactions in the Company's common stock and in Ardent's common stock for our own account and for the accounts of our clients. Accordingly, at any time, we may have a long or short position in such securities.

     Based upon and subject to the foregoing, it is our opinion that the consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

                                            Very truly yours,

                                            FIRST ALBANY CORPORATION

                                                                  EXHIBIT 99.1


                              PRISM SOLUTIONS, INC.
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
            PRISM SOLUTIONS, INC. FOR SPECIAL MEETING, APRIL 26, 1999

     The undersigned hereby appoints James W. Ashbrook and Warren M. Weiss, and each of them, as proxies, each with the power of substitution, and hereby authorizes them to vote all shares of Common Stock which the undersigned is entitled to vote at a Special Meeting of Prism Solutions, Inc. (the "Company"), to be held at the principal office of the Company located at 1000 Hamlin Court, Sunnyvale, California, on April 26, 1999, at 10:00 a.m., local time, and at any adjournments or postponements thereof (1) as hereinafter specified upon the proposal listed on the reverse side and as more particularly described in the Company's Proxy Statement and (2) in their sole discretion upon such other matters as may properly come before the meeting.

     The undersigned hereby acknowledges receipt of the (1) Notice of Special Meeting of Stockholders of the Company and (2) accompanying Proxy Statement.

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE
      URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO
               THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE:

_   Please mark vote as in this example.

To approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of November 19, 1998, by and among Ardent Software, Inc., Aquarius Acquisition Corp. ("Merger Sub") and Prism Solutions, Inc. and to approve the merger of Merger Sub with and into Prism Solutions, Inc.

   [  ] FOR                   [ ] AGAINST                     [ ] ABSTAIN

THIS PROXY WILL BE VOTED AS DIRECTED.  IN THE ABSENCE OF DIRECTION,
THIS PROXY WILL BE VOTED FOR THE PROPOSAL. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

Mark here for address change and note at left [ ]
Mark here if you plan to attend the meeting [ ]

PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR. IF MORE THAN ONE NAME APPEARS, ALL MUST SIGN.


SIGNATURE ________________DATE ________  SIGNATURE ________________DATE ________